Exhibit 99.1

2013 ANNUAL REPORT Kate Camerlengo Marketing Manager Unsecured Lending Melbourne, Australia patrick Zhu Market Manager North Asia, Transaction Banking Shanghai, China

WHO WE ARE AND HOW WE OPERATE

ANZ’s history of expansion and growth stretches over 175 years. We have a strong franchise in Retail, Commercial and Institutional banking in our home markets of Australia and New Zealand and we have been operating in Asia Pacific for more than 30 years.

Today, ANZ operates in 33 countries globally. We are the third largest bank in Australia, the largest banking group in New Zealand and the Pacific, and among the top 20 banks in the world.

Our strategy is based on the belief that the future of our home markets of Australia and New Zealand are increasingly linked to the fast growing region of Asia through trade, capital and wealth flows. We also believe that people want a bank that understands their specific needs, and increasingly can meet these needs in more than one market through a variety of means.

By building a ‘super-regional’ bank, ANZ can better serve our customers and achieve superior financial returns over the longer term.

ANZ’s aspiration is to have 25 to 30% of ANZ Group profit after tax (including network revenues) sourced from Asia Pacific, Europe and America, by 2017. ANZ has made good progress towards this goal.

Achievements and progress during 2013

In 2013, management continued to focus on balancing the need for investment to meet the needs of our customers and drive longer-term growth, and the need to generate attractive returns for our shareholders in the near-term.

We are building stronger positions in our home markets of Australia and New Zealand, led by solid market share gains in Australian Retail and Commercial, emerging productivity benefits from our program of simplification in New Zealand, and improved penetration of Wealth products into our existing customer base.

Our Institutional business in Asia is growing quickly, focused on the fast-growing cross-border trade and capital flows, with particular emphasis on regional treasury centres like Hong Kong and Singapore, and products like Cash Management, Trade, Foreign Exchange and Debt Capital Markets. Returns in our Asian retail business are improving, with a focus on productivity and building our brand across the region.

Our operations strategy is delivering economies of scale, speed to market and a stronger control environment, resulting in lower unit costs, better quality and lower risk. More generally, our business risk profile improved, with a continuing shift to investment-grade clients and shorter tenor Trade Finance, and greater earnings diversification across products and geographies.

Finally, we focused on strengthening management depth and the alignment between business, operations, support and technology.

We are committed to delivering above-peer earnings growth with strong capital and expense disciplines, targeting further productivity improvements over the next three years while increasing return on equity from current levels.

This will be achieved by strengthening our position in Australia and New Zealand, growing in Asia and sharing common technology, processes, products and services that are designed with our customers in mind.

ANZ ANNUAL REPORT 2013 CONTENTS Section 1 Financial Highlights 5 Chairman’s Report 6 Chief Executive Officer’s Report 7 Directors’ Report 8 - Operating and Financial Review 12 - Remuneration Report 28 Corporate Governance 51 Section 2 Financial Statements 72 Notes to the Financial Statements 78 Directors’ Declaration and Responsibility Statement 187 Independent Auditor’s Report 188 Section 3 Five Year Summary 190 Principal Risks and Uncertainties 191 Supplementary Information 200 Shareholder Information 210 Glossary of Financial Terms 217 Alphabetical Index 220 CONTENTS 3

SECTION 1 Financial Highlights 5 Chairman’s Report 6 Chief Executive Officer’s Report 7 Directors’ Report 8 - Operating and Financial Review 12 - Remuneration Report 28 Corporate Governance 51

	2013	2012

Profitability

Profit attributable to shareholders of the Company ($m)	6,272	5,661
Cash profit[1] ($m)	6,498	5,830

Return on:
Average ordinary shareholders’ equity[2]	14.9%	14.6%
Average ordinary shareholders’ equity (cash basis)[1,2]	15.3%	15.1%
Average assets	0.93%	0.90%
Net interest margin	2.22%	2.31%
Net interest margin (excluding Global Markets)	2.63%	2.71%
Cash profit per average FTE ($)[1]	137,230	117,635

Efficiency ratios

Operating expenses to operating income	44.6%	48.1%
Operating expenses to average assets	1.22%	1.36%
Operating expenses to operating income (cash basis)[1]	44.8%	47.7%
Operating expenses to average assets (cash basis)[1]	1.22%	1.36%

Credit impairment provisioning

Collective provision charge/(release) ($m)	30	(379)
Individual provision charge ($m)	1,158	1,577
Total provision charge ($m)	1,188	1,198
Individual provision charge as a % of average net loans and advances	0.26%	0.38%
Total provision charge as a % of average net loans and advances	0.27%	0.29%

Ordinary share dividends

Interim – 100% franked (cents)	73	66
Final – 100% franked (cents)	91	79
Total dividend (cents)	164	145
Ordinary share dividend payout ratio[3]	71.8%	69.4%
Cash ordinary share dividend payout ratio[1,3]	69.3%	67.3%

Preference share dividend ($m)

Dividend paid[4]	6	11

1	Statutory profit has been adjusted to exclude non-core items to arrive at cash profit, and has been provided to assist readers to understand the results for the ongoing business activities of the Group. The adjustments made in arriving at cash profit are included in statutory profit which is subject to audit within the context of the Group statutory audit opinion. Cash profit is not audited by the external auditor, however, the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each period presented. Refer to page 15 and pages 208 to 209 for analysis of the adjustments between statutory profit and cash profit.
2	Average ordinary shareholders’ equity excludes non-controlling interests and preference shares.
3	The 2013 dividend payout ratio is calculated using the March 2013 interim and the proposed September 2013 final dividend. The 2012 dividend payout ratio is calculated using the March 2012 interim and September 2012 final dividend.
4	Represents dividends paid on Euro Trust Securities issued on 13 December 2004.

FINANCIAL HIGHLIGHTS      5

The final dividend of 91 cents brings the total dividend for the year to 164 cents per share fully franked, an increase of 13%. This will see us pay out $4.5 billion to shareholders, largely retail shareholders and superannuation funds.

ANZ is also delivering for shareholders over the medium term. Our total shareholder return for the past five years was 121%. This compares to 110% for the S&P/ASX 200 Banks Accumulation Index and 13% for the S&P/ASX200 Index as a whole.

We continue to operate from a strong financial position. ANZ is one of the best capitalised banks in the world with an increasingly high-quality balance sheet. A measure of this financial strength is that ANZ remains one of a small number of banks with a AA credit rating from all three ratings agencies.

Delivering our Strategy

There continue to be significant growth opportunities for ANZ in our home markets of Australia and New Zealand.

At the same time, Asia is now the key driver of global economic growth and the key driver of Australia and New Zealand’s growth. Our strategy involves a focus on profitable expansion in Asia through an integrated network connecting customers with faster growing trade, capital and wealth flows into and across the region. ANZ is the only Australian bank positioned to fully benefit from Asia’s growth.

The growth of our business in Australia, New Zealand and Asia Pacific is being supported by an enterprise approach to building the business on common platforms and processes to reduce unit costs, complexity and risk, and to improve our customers experience.

ANZ’s performance and the progress we made in delivering our strategy in 2013 are detailed in this Annual Report.

Notably, ANZ was again assessed the global banking sector leader in the Dow Jones Sustainability Index. This is the sixth year in the past seven that we have received this assessment. Building sustainability into the way we do business supports delivery of our strategy.

Board Changes

During the year, we completed a board transition with two directors, David Meiklejohn and Greg Clark, due to retire at the 2013 Annual General Meeting. Paula Dwyer joined the board in 2012 as part of a succession plan for David Meiklejohn and this year Graeme Liebelt joined to succeed Greg Clark. Graeme was previously Chief Executive Officer at Orica, a leading global mining services company. On behalf of shareholders I would like to express our thanks to David and Greg for their enormous contribution to the Board over the past nine years.

Outlook

As we enter the 2014 financial year, the major economies in the United States, Europe and Japan are gradually strengthening. In emerging Asia growth rates are expected to remain above those in the major developed economies. China is well positioned with growth expected to be around 7.5% in 2014.

However, there continues to be volatility in global markets. In recent months this has been seen in response to an expectation that the US will begin to tighten monetary policy and the political impasse over the US fiscal position.

Australia and New Zealand remain in a strong position with improving consumer and business confidence and strong trade and investment links with Asia. The Australian and New Zealand economies are expected to expand by around 2.5% in 2014.

ANZ’s super regional strategy means we are well-placed to benefit from the resilience of our home markets and the growth in Asia. Together with the expense and capital management disciplines we have in place, it means we are positioned to continue to deliver growth and performance to our shareholders in 2014.

Finally, I would like to acknowledge the hard work and dedication of our management and staff who achieved so much in 2013. I would also like to express my thanks to my fellow Directors for their commitment and support during the year.

John Morschel

Chairman

Some highlights include the market share growth we achieved in key customer segments, particularly in Australia and Asia. Good progress was made with our focus on productivity which saw a further improvement in the cost-to-income ratio. We also invested $1.3 billion in Australia, New Zealand and Asia Pacific to produce growth and returns for the longer-term.

Divisional Performance1

Looking at our Divisional performance, we continued to grow the already large franchises we have in our home markets of Australia and New Zealand.

In the Australia Division profit was up 11% with the strongest overall growth of the major Australian banks across home lending, deposits and credit cards.

We also gained market share in commercial banking. Customer acquisition and loyalty is being driven through new digital applications such as ANZ goMoneyTM, Australia’s most popular banking app with one million active users.

In the New Zealand Division (NZD) profit was up 29% reflecting progress in simplifying the business, improving productivity and building share in core markets. The result also saw a significant improvement in provisions.

In the Global Wealth Division we are focused on cross-sell, simplification and digital innovation. Cash profit was up 36% with a highlight being an 11% increase in Wealth solutions held by ANZ customers.

We also continued our profitable expansion in Asia through an integrated network that connects customers with faster growing regional capital, trade and wealth flows. Our International and Institutional Banking Division (IIB) grew profit 15%, and Institutional Asia grew profit 28% driven by strong performances in Trade, Markets and Cash Management.

ANZ’s balance sheet strengthened in 2013 supported by management actions to create more diversity by product, by customer and by geography; and to provide greater quality and predictability through more exposure to investment grade and multi-national customers.

Significant progress was made with our operations and technology strategy. The outcome was lower unit costs, better management of risk through standardisation, and stronger enterprise standards and controls. Notably, in 2013 we absorbed business volume increases of up to 12% while reducing operations expenses by 10%.

Corporate Sustainability

In 2013 we also made progress with our approach to Corporate Sustainability. By building sustainability into our business we can ensure that we achieve the greatest benefits for our customers, shareholders, people and communities. We have three areas of particular focus:

}

Sustainable development. Integrating social and environmental considerations into our business decisions, products and services to help our customers achieve their sustainability ambitions and deliver long term value for all our stakeholders.

}

Diversity and inclusion. Building the most diverse and inclusive workforce of any major bank in our region to help us innovate, identify new markets, connect with customers and make better, more informed decisions.

}	Financial inclusion and capability. Building the financial capability of people across our region to promote financial inclusion and progression of individuals and communities.

Building on our Momentum

Our super regional strategy is a long term strategy and our momentum in 2013 means we are confident ANZ can continue to perform well in the coming years.

We have set clear priorities within the bank to improve the customer experience, to diversify revenues, to drive productivity and to increase shareholder returns. As a result, we have set new targets to reduce the cost-to-income ratio from 44.8% to below 43% by the end of 2016 and to achieve a return on equity of above 16% over the same period.

These targets reflect the confidence we have that our super regional strategy can deliver on its promise to achieve market-leading outcomes for our shareholders, our customers and for the community.

Michael Smith

Chief Executive Officer

1	All figures on a cash basis unless noted otherwise.

CHAIRMAN’S REPORT AND CHIEF EXECUTIVE OFFICER’S REPORT      7

Principal Activities

The Group provides a broad range of banking and financial products and services to retail, small business, corporate and institutional clients.

Geographically, operations span Australia, New Zealand, a number of countries in the Asia Pacific region, the United Kingdom and the United States. At 30 September 2013, the Group had 1,273 branches and other points of representation excluding Automatic Teller Machines (ATMs).

The Group operates on a divisional structure with Australia, International and Institutional Banking, New Zealand and Global Wealth being the major operating divisions.

Results

Consolidated profit after income tax attributable to shareholders of the Company was $6,272 million, an increase of 11% over the prior year.

Operating income growth of $735 million (4%) was primarily driven by higher net interest income following a 10% increase in average interest earning assets, partially offset by a 9 basis point decline in net interest margin. Operating expenses decreased $283 million (3%), impacted by a software impairment charge of $274 million in the prior year.

Provision for credit impairment decreased by $10 million (1%), with improvements across the New Zealand and International and Institutional Banking divisions.

Balance sheet growth was strong with total assets increasing by $60.9 billion (9%) and total liabilities increasing by $56.5 billion (9%). Movements within the major components include:

}

Net loans and advances increased by $41.5 billion (10%) primarily driven by sustained above system housing lending growth of $12.9 billion (7%) in the Australia division and growth of $11.8 billion (12%) in IIB, mainly in Transaction Banking.

}

Growth in customer deposits of $40.9 billion (12%) comprised growth in Australia of $11.6 billion (8%), growth in IIB of $20.5 billion (14%) driven by strong momentum in Asia Pacific, Europe and America (APEA) and strong customer deposit growth in New Zealand of $6.9 billion (17%) mainly in Retail and Small Business Banking.

Further details are contained in the Operating and Financial Review section of this Directors’ Report on pages 12 to 27 in this Annual Report.

State of Affairs

In the Directors’ opinion there have been no significant changes in the state of affairs of the Group during the financial year.

Further review of matters affecting the Group’s state of affairs is also contained in the Operating and Financial Review section of this Directors’ Report on pages 12 to 27 in this Annual Report.

Dividends

The Directors propose that a fully franked final dividend of 91 cents per fully paid ordinary share will be paid on 16 December 2013. The proposed payment amounts to approximately $2,497 million.1

During the financial year, the following fully franked dividends were paid on fully paid ordinary shares:

Type	Cents per share	Dividend amount $m1	Date of payment
Final 2012	79	2,150	19 December 2012
Interim 2013	73	2,003	1 July 2013

The 2013 interim dividend of 73 cents together with the proposed 2013 final dividend of 91 cents brings total dividends on ANZ ordinary shares in relation to the year ended 30 September 2013 to 164 cents per ordinary share fully franked. New Zealand imputation credits of NZ 9 cents per ordinary share were attached in respect of the 2013 interim dividend and it is proposed that New Zealand imputation credits of NZ 10 cents per ordinary share will be attached in respect of the proposed 2013 final dividend. No NZ imputation credits were attached in respect of the 2012 final dividend.

Further details on dividends provided for or paid during the year ended 30 September 2013 on ANZ’s ordinary and preference shares are set out in notes 7, 28, 29 and 30 to the financial statements.

Operating and Financial Review

A review of the Group during the financial year and the results of those operations, including an assessment of the financial position and business strategies of the Group, is contained in the Chairman’s Report, the Chief Executive Officer’s Report and the Operating and Financial Review section of this Directors’ Report in this Annual Report.

Events since the end of the Financial Year

There were no significant events from 30 September 2013 to the date of this report.

1	Amounts are before bonus option plan adjustments.

Future Developments

Details of likely developments in the operations of the Group and its prospects in future financial years are contained in the Chairman’s Report, the Chief Executive Officer’s Report and the Operating and Financial Review section of this Directors’ Report in this Annual Report.

Environmental Regulation

The Company recognises the expectations of its stakeholders – customers, shareholders, staff and the community – to operate in a way that mitigates its environmental impact.

The Company sets and reports against public targets regarding its environmental performance.

The Company does not believe that its operations are subject to any particular and significant environmental regulation under a law of the Commonwealth or of a State or Territory. However in Australia, the Company is subject to two pieces of legislation which impose environmental reporting requirements: the Energy Efficiency Opportunities Act 2006 (Cth) (EEO Act) and the National Greenhouse and Energy Reporting Act 2007 (Cth) (NGER Act). In addition, the Company holds a licence under the Water Act 1989 (Vic) (Water Act) for the extraction of water from the Yarra River.

Under the EEO Act, the Company meets the ‘energy use threshold’2 and, as such, has a mandatory obligation to identify energy efficiency opportunities and report progress on their implementation to the Australian Federal Government. As required under the legislation, the Company identifies a cycle of works that are designed to reduce energy usage over a 5 year timeframe. The first five-year assessment cycle was completed with submission of a report in December 2011. The Company has now commenced its second five-year cycle with its Assessment Plan approved by the Department of Resources, Energy and Tourism in June 2013. The Company complies with its obligations under the EEO Act.

The NGER Act provides a national framework for reporting energy and associated greenhouse gas emissions. Under the Act registration and reporting is mandatory for corporations whose energy production, energy use, or greenhouse gas emissions trigger the specified corporate or facility threshold.3 The Company is over the corporate threshold as defined within this legislation and, as a result, submitted its first report in October 2009 and each year thereafter.

The Company also holds a licence under the Water Act, allowing it to extract water from the Yarra River for thermal regulation of its Melbourne Head-Office building. The licence specifies daily and annual limits for the extraction of water from the Yarra River with which the Company fully complies. The extraction of this river water reduces reliance on the high-quality potable water supply and is one of several environmental initiatives that the Company has introduced at its Melbourne Head-Office building.

The Company may become subject to environmental regulation as a result of its lending activities in the ordinary course of business. The Company has developed policies to identify and manage such environmental matters.

Having made due enquiry, and to the best of the Company’s knowledge, no entity of the Group has incurred any material environmental liability during the year.

Further details on the Company’s environmental performance, including progress against its targets and details of its emissions profile, are available on anz.com > About us > Corporate Responsibility.

Directors’ Qualifications, Experience and Special Responsibilities

At the date of this report, the Board comprises nine Non-Executive Directors who have a diversity of business and community experience and one Executive Director, the Chief Executive Officer, who has extensive banking experience. The names of Directors and details of their skills, qualifications, experience and when they were appointed to the Board are contained on pages 52 to 55 of this Annual Report.

Details of the number of Board and Board Committee meetings held during the year, Directors’ attendance at those meetings and details of Directors’ special responsibilities, are shown on pages 61 to 64 of this Annual Report. No Directors retired during the 2013 financial year.

Details of directorships of other listed companies held by each current Director in the three years prior to the end of the 2013 financial year are listed on pages 52 to 55.

Company Secretaries’ Qualifications and Experience

Currently there are two people appointed as Company Secretaries of the Company. Details of their roles are contained on page 59. Their qualifications and experience are as follows:

}	Bob Santamaria, BCom, LLB (Hons) Group General Counsel.

Mr Santamaria joined ANZ in 2007. He had previously been a Partner at the law firm Allens Arthur Robinson since 1987. He was Executive Partner Corporate, responsible for client liaison with some of Allens Arthur Robinson’s largest corporate clients.

Mr Santamaria brings to ANZ a strong background in leadership of a major law firm, together with significant experience in securities, mergers and acquisitions. He holds a Bachelor of Commerce and Bachelor of Laws (Honours) from the University of Melbourne. He is also an Affiliate of the Governance Institute of Australia.

2	‘energy use threshold’ is defined as annual energy use of over 0.5 PJ. In Australia, ANZ’s annual energy use is 0.67 PJ.
3	The NGER Act specifies corporate reporting thresholds of 50kt or more of greenhouse gases (CO2-e) and consumption or production of 200 TJ or more of energy. ANZ exceeded these thresholds from 2008-09.

DIRECTORS’ REPORT      9

}	John Priestley, BEc, LLB, FCIS Company Secretary.

Mr Priestley, a qualified lawyer, joined ANZ in 2004. Prior to joining ANZ, he had a long career with Mayne Group and held positions which included responsibility for the legal, company secretarial, compliance and insurance functions. He is a Fellow of the Governance Institute of Australia and also a member of the Governance Institute of Australia’s National Legislation Review Committee.

Non-audit Services

The Group’s Stakeholder Engagement Model for Relationship with the External Auditor (which incorporates requirements of the Corporations Act 2001 and international best practice) states that the external auditor may not provide services that are perceived to be in conflict with the role of the external auditor. These include consulting advice and sub-contracting of operational activities normally undertaken by management, and engagements where the external auditor may ultimately be required to express an opinion on its own work.

Specifically the Stakeholder Engagement Model:

}	limits the non-audit services that may be provided;

}

requires that audit, audit-related and permitted non-audit services must be pre-approved by the Audit Committee, or pre-approved by the Chairman of the Audit Committee (or up to a specified amount by a limited number of authorised senior members of management) and notified to the Audit Committee; and

}	requires that the external auditor does not commence an engagement for the Group until the Group has confirmed that the engagement has been pre-approved.

Further details about the Stakeholder Engagement Model can be found in the Corporate Governance Statement on pages 64 to 65.

The Audit Committee has reviewed the non-audit services provided by the external auditor (KPMG) for 2013, and has confirmed that the provision of non-audit services for 2013 is consistent with the Stakeholder Engagement Model and compatible with the general standard of independence for external auditors imposed by the Corporations Act 2001. This has been formally advised by the Audit Committee to the Board of Directors.

The external auditor has confirmed to the Audit Committee that it has:

}	implemented procedures to ensure it complies with independence rules both in Australia and the United States (US); and

}

complied with domestic policies and regulations, together with the regulatory requirements of the US Securities and Exchange Commission, and ANZ’s policy regarding the provision of non-audit services by the external auditor.

The non-audit services supplied to the Group by the Group’s external auditor, KPMG, or by another person or firm on KPMG’s behalf, and the amount paid or payable by the Group by type of non-audit service during the year ended 30 September 2013 are as follows:

	Amount paid/payable $’000’s
Non-audit services	2013	2012
Review of internal regulatory framework policies submitted to the UK, US and Indian regulators	324	–

Review operational risk management scenario analysis process	77	–

Review of accounts for divestment purposes	53	35

Industry benchmarking for Wealth Australia	26	75

Accounting advice for Wealth Australia	22	–

Review analysis tool developed by Wealth Australia	20	–

Assistance with review of IT controls of ANZ’s vendors in Vietnam	13	–

Regulatory services related to the UK regulator	13	–

Review terminal stocktake as part of the sale of EFTPOS New Zealand Limited	8	–

Assistance with regulatory registration processes in Taiwan	7	11

Review of Wealth internal capital adequacy assessment process	–	83

Review application of new Australian consumer cards legislation	–	50

Regulatory benchmarking review (Taiwan)	–	49

Accounting advice for Group Centre	–	28
Total	563	331

Further details on the compensation paid to KPMG is provided in note 5 to the financial statements including details of audit-related services provided during the year of $3.879 million (2012: $4.313 million).

For the reasons set out above, the Directors are satisfied that the provision of non-audit services by the external auditor during the year ended 30 September 2013 is compatible with the general standard of independence for external auditors imposed by the Corporations Act 2001.

Chief Executive Officer/Chief Financial Officer Declaration

The Chief Executive Officer and the Chief Financial Officer have given the declarations to the Board concerning the Group’s financial statements and other matters as required under section 295A(2) of the Corporations Act 2001 and Recommendation 7.3 of the ASX Corporate Governance Principles and Recommendations.

Directors’ and Officers’ Indemnity

The Company’s Constitution (Rule 11.1) permits the Company to indemnify any officer or employee of the Company against liabilities (so far as may be permitted under applicable law) incurred as such an officer or employee. It is the Company’s policy that its employees should be protected from any liability they incur as a result of acting in the course of their employment, subject to appropriate conditions.

Under the policy, the Company will indemnify employees against any liability they incur to any third party in carrying out their role. The indemnity applies to employees and former employees who incur a liability when acting as an employee, trustee or officer of the Company, another corporation or other body at the request of the Company or a related body corporate.

The indemnity is subject to applicable law and in addition will not apply to liability arising from:

}	serious misconduct, gross negligence or lack of good faith;

}	illegal, dishonest or fraudulent conduct; or

}	material non-compliance with the Company’s policies, processes or discretions.

The Company has entered into Indemnity Deeds with each of its Directors, with certain secretaries and former Directors of the Company, and with certain employees and other individuals who act as directors or officers of related bodies corporate or of another company. To the extent permitted by law, the Company indemnifies the individual for all liabilities, including costs, damages and expenses incurred in their capacity as an officer of the company to which they have been appointed.

The Company has indemnified the trustees and former trustees of certain of the Company’s superannuation funds and directors, former directors, officers and former officers of trustees of various Company sponsored superannuation schemes in Australia. Under the relevant Deeds of Indemnity, the Company must indemnify each indemnified person if the assets of the relevant fund are insufficient to cover any loss, damage, liability or cost incurred by the indemnified person in connection with the fund, being loss, damage, liability or costs for which the indemnified person would have been entitled to be indemnified out of the assets of the fund in accordance with the trust deed and the Superannuation Industry (Supervision) Act 1993. This indemnity survives the termination of the fund. Some of the indemnified persons are or were Directors or executive officers of the Company.

The Company has also indemnified certain employees of the Company, being trustees and administrators of a trust, from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature arising out of or in connection with the creation, operation or dissolution of the trust or any act or omission performed or omitted by them in good faith and in a manner that they reasonably believed to be within the scope of the authority conferred by the trust.

Except for the above, neither the Company nor any related body corporate of the Company has indemnified or made an agreement to indemnify any person who is or has been an officer or auditor of the Company against liabilities incurred as an officer or auditor of the Company.

During the financial year, the Company has paid premiums for insurance for the benefit of the directors and employees of the Company and related bodies corporate of the Company. In accordance with common commercial practice, the insurance prohibits disclosure of the nature of the liability insured against and the amount of the premium.

Rounding of Amounts

The Company is a company of the kind referred to in Australian Securities and Investments Commission class order 98/100 (as amended) pursuant to section 341(1) of the Corporations Act 2001.

As a result, amounts in this Directors’ Report and the accompanying financial statements have been rounded to the nearest million dollars except where otherwise indicated.

Key Management Personnel and Employee Share and Option Plans

Details of equity holdings of Non-Executive Directors, the Chief Executive Officer and Disclosed Executives during the 2013 financial year and as at the date of this report are detailed in note 46 of the financial statements.

Details of options/rights issued over shares granted to the Chief Executive Officer and Disclosed Executives during the 2013 financial year and as at the date of this report are detailed in the Remuneration Report.

Details of options/rights issued over shares granted to employees during the 2013 financial year and on issue as at the date of this report are detailed in note 45 of the 2013 financial statements.

Details of shares issued as a result of the exercise during the 2013 financial year of options/rights granted to employees are detailed in note 45 of the 2013 financial statements.

Other details about the share options/rights issued, including any rights to participate in any share issues of the Company, are set out in note 45 of the 2013 financial statements. No person entitled to exercise any option/right has or had, by virtue of an option/right, a right to participate in any share issue of any other body corporate.

The names of all persons who currently hold options/rights are entered in the register kept by the Company pursuant to section 170 of the Corporations Act 2001. This register may be inspected free of charge.

Lead Auditor’s Independence Declaration

The lead auditor’s independence declaration given under section 307C of the Corporations Act 2001 is set out below and forms part of this Directors’ Report for the year ended 30 September 2013.

THE AUDITOR’S INDEPENDENCE DECLARATION

Lead Auditor’s Independence Declaration under Section 307C of the Corporations Act 2001

To: the Directors of Australia and New Zealand Banking Group Limited

I declare that, to the best of my knowledge and belief, in relation to the audit for the financial year ended 30 September 2013, there have been:

(i)	no contraventions of the auditor independence requirements as set out in the Corporations Act 2001 in relation to the audit; and

(ii)	no contraventions of any applicable code of professional conduct in relation to the audit.

KPMG	Andrew Yates Partner Melbourne 8 November 2013

DIRECTORS’ REPORT 11

This Operating and Financial Review has been prepared in accordance with section 299A of the Corporations Act 2001 and Australian Securities and Investments Commission (ASIC) Regulatory Guide 247: Effective disclosure in an operating and financial review. It sets out information that allows shareholders to assess the Group’s operations, financial position, business strategies and prospects for future financial years. This information complements and provides context to the financial report.

Operations of the Group

OVERVIEW

ANZ provides a broad range of banking and financial products and services to retail, high net worth, small business, corporate and institutional customers. It conducts its operations primarily in Australia, New Zealand and the Asia Pacific region. ANZ also operates in a number of other countries including the United Kingdom and the United States.

BUSINESS MODEL

ANZ’s business model primarily consists of raising funds through customer deposits and the wholesale debt markets and lending these funds to customers. In addition, the Group earns revenue from the Global Wealth business through the provision of insurance, superannuation and funds management services, and our Global Markets business from trading and risk management activities.

Our primary lending activities are personal lending covering residential mortgages, credit cards and overdrafts, and lending to corporate and institutional customers.

Our income is derived from a number of sources, primarily:

}	Net interest income – represents the difference between the interest income the Group earns on its lending activities, less interest paid on deposits and our wholesale funding;

}	Net fee and commission income – represents fee income earned on lending and non-lending related financial products and services; and

}	Net funds management and insurance income – represents income earned from the provision of investment, insurance and superannuation solutions.

PRINCIPAL ACTIVITIES OF SEGMENTS

The Group operates and manages its results on a divisional structure with Australia, International & Institutional Banking (IIB), New Zealand and Global Wealth being the major operating divisions. Global Technology, Services and Operations (GTSO) provides global enablement capability to those operating divisions.

Australia

The Australia division comprises Retail and Corporate & Commercial Banking business units. Retail includes Mortgages, Deposits, Cards and Payments along with the Retail Distribution Network. Corporate & Commercial Banking includes Corporate Banking, Esanda, Regional Business Banking, Business Banking and Small Business Banking.

International and Institutional Banking

The IIB division comprises Global Institutional, Retail Asia Pacific and Asia Partnerships business units, along with Relationship & Infrastructure.

New Zealand

The New Zealand division comprises Retail and Commercial business units, and Operations and Support which includes the central support functions (including Treasury funding).

Global Wealth

The Global Wealth division comprises Funds Management, Insurance and Private Wealth which provides investment, superannuation, insurance products and services as well as Private Banking for customers across Australia, New Zealand and Asia.

Global Technology, Services & Operations

GTSO includes Global Services and Operations, Group Technology and Group Centre. Group Centre comprises Group Human Resources, Group Risk, Group Strategy, Group Corporate Affairs, Group Corporate Communications, Group Treasury, Global Internal Audit, Group Finance, Group Marketing, Innovation and Digital, Shareholder Functions and discontinued businesses.

A detailed description of each of the segments is included in the appendix to the Annual Report.

THE GROUP’S STRATEGIC PRIORITIES AND OUTLOOK

ANZ is executing a focused strategy to build the best connected, most respected bank across the Asia Pacific region, and in doing so provide shareholders with above-peer earnings growth.

The bank is pursuing significant organic growth opportunities in the Asia Pacific region, and with our strong businesses in Australia and New Zealand, our distinctive footprint and super regional connectivity we are uniquely positioned to meet the needs of customers, who are increasingly linked to regional capital and trade flows.

ANZ’s aspiration is to have 25 to 30% of ANZ Group profit after tax (including network revenues) sourced from APEA, by 2017. ANZ has made good progress towards this aspiration.

STRATEGIC PROGRESS IN 2013

While economic conditions across the Asia Pacific region remain more robust by comparison to much of the rest of the world, conditions for banking were once again challenging – particularly for institutional banking where subdued credit conditions and margin compression have impacted income growth.

Within that environment, management continued to focus on balancing the need for investment to meet the needs of our customers and drive longer-term growth, and the need to generate attractive returns for our shareholders in the near-term. This has been achieved by focusing on both productivity initiatives and capital management to improve returns and support strong earnings per share (EPS) growth.

}

We are building stronger positions in our Australia and New Zealand markets, led by solid market share gains in Australia Retail and Commercial, emerging productivity benefits from our program of simplification in New Zealand, and much improved penetration of Wealth products into our existing customer base in these markets.

}

We have continued to build in Asia, focused on intermediating the fast growing trade and capital flows in the region with particular emphasis on regional treasury centres like Hong Kong and Singapore and products like Trade, Foreign Exchange and Debt Capital Markets for Institutional customers. The Commercial segment in Asia is quickly emerging as a source of valuable Markets and Trade cross-sell.

}	Our retail business in Asia is maturing, with improving return on equity (ROE) and cost to income ratio. It is focused on building USD, AUD and RMB liquidity and building our brand across the region.

}

We reached a level of maturity with Operations and Technology which are now managed on an equal footing as our other Business Divisions. Our operations and technology strategy is delivering economies of scale, speed to market and a stronger control environment to the business, particularly from our regional hubs and our use of common platforms and processes, resulting in lower unit costs, better quality and lower risk.

}

We globalised the operating model for Finance and Human Resources in line with the existing way we manage Risk, and we believe these changes will deliver greater consistency, higher control standards and lower cost.

DIRECTORS’ REPORT      13

}

The Group generated around $4.5 billion of additional capital over the year, and remains well capitalised with a Common Equity Tier 1 ratio of 10.8% at 30 September 2013 on a Basel 3 internationally harmonised basis or 8.5% under APRA’s Basel 3 standards. Customer funding was slightly higher at 62% of total funding.

}

Gross impaired assets reduced, and the Group’s coverage ratios remain strong with collective provision (CP) to credit risk weighted asset (CRWA) at 1.00% and individual provision (IP) to gross impaired assets at 34.4%.

}	Finally, we focused on strengthening management depth and the alignment between business, operations, support and technology.

MEDIUM TO LONG TERM STRATEGIC GOALS AND OUTLOOK

As we enter 2014 the global economy is continuing to recover slowly. The major economies in the United States, Europe and Japan are gradually strengthening and while growth in emerging Asia has come off recent highs, growth rates are expected to remain above those in the major developed economies. China has come through a managed slow-down well positioned with growth expected to be around 7.5% in 2014.

Australia and New Zealand remain in a strong position with economic growth increasingly linked to Asia with the two economies expected to expand by around 2.5% in 2014.

ANZ is committed to delivering top quartile total shareholder returns and above-peer earnings growth, targeting a Group cost to income ratio of less than 43% and ROE of at least 16% by the end of September 2016. The target dividend payout ratio remains at around 65-70% of cash profit, with a bias towards the upper end of this range, which we believe to be a sustainable level in a Basel 3 environment.

To do this we will continue to:

}

Strengthen our position in our Australia and New Zealand markets by growing our Retail and Commercial operations, driving productivity benefits, leveraging the super regional strategy and using technology to drive better functionality:

–

In Australia, we are transforming the way we serve our customers by investing in physical, mobile and digital channels to support our retail customers, by increasing sales capacity to support our business banking customers, and by investing in customer analytics; and

–	In New Zealand, we will work under one brand on one platform with more efficient market coverage.

}

Focus our Asia expansion primarily on Institutional Banking, supporting our Australian and New Zealand customers, targeting profitable markets and segments in which we have expertise and which are connected through trade and capital flows, while continuing to build our niche Commercial and Retail businesses.

}	Achieve greater efficiency and control through the use of scalable common infrastructure and platforms.

}	Maintain strong liquidity and actively manage capital to enhance ROE.

}	Build on our Super Regional capabilities by utilising our management bench-strength and continuing to deepen our international pool of talent.

}	Apply strict criteria when reviewing existing investment and new inorganic opportunities.

The ability of the Group to achieve its goals set out above is dependent on the success of the Group’s ability to manage its material risks which are outlined on pages 26 to 27.

Further information on business strategies which may affect the operations of the Group in subsequent years are contained in the Chairman’s Report and the CEO Report.

Results of the operations of the Group

ANZ REPORTED A PROFIT AFTER TAX OF $6,272 MILLION FOR THE YEAR ENDED 30 SEPTEMBER 2013.

Income Statement	2013 $m	2012 $m	Movt
Net interest income	12,758	12,110	5%

Other operating income	5,688	5,601	2%
Operating income	18,446	17,711	4%

Operating expenses	(8,236)	(8,519)	-3%
Profit before credit impairment and income tax	10,210	9,192	11%

Provision for credit impairment	(1,188)	(1,198)	-1%
Profit before income tax	9,022	7,994	13%

Income tax expense and non-controlling interests	(2,750)	(2,333)	18%
Profit attributable to shareholders of the Company	6,272	5,661	11%

Non-IFRS information

The Group provides an additional measure of performance which is prepared on a basis other than in accordance with the accounting standards – cash profit. The guidance provided in ASIC Regulatory Guide 230 has been followed when presenting this information.

Cash Profit

From 1 October 2012, the Group changed to reporting profit on a cash basis from reporting profit on an underlying profit basis. Comparative information has been restated on a consistent basis.

Statutory profit has been adjusted to exclude non-core items to arrive at cash profit, and has been provided to assist readers to understand the results for the ongoing business activities of the Group. The adjustments made in arriving at cash profit are included in statutory profit which is subject to audit within the context of the Group statutory audit opinion. Cash profit is not subject to audit by the external auditor, however, the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each period presented.

	2013 $m	2012 $m	Movt
Statutory profit attributable to shareholders of the Company	6,272	5,661	11%
Adjustments between statutory profit and cash profit	226	169	34%
Cash profit	6,498	5,830	11%

Adjustments between statutory profit and cash profit ($m)	2013	2012	Movt
Treasury shares adjustment	84	96	-13%
Revaluation of policy liabilities	46	(41)	large
Economic hedging – fair value (gains)/losses	(13)	229	large
Revenue and net investment hedges (gains)/losses	159	(53)	large
Structured credit intermediation trades	(50)	(62)	-19%
Total adjustments between statutory profit and cash profit	226	169	34%

Refer pages 208 to 209 for analysis of the adjustments between statutory profit and cash profit.

DIRECTORS’ REPORT     15

Analysis of the business performance by major income and expense lines and by Division, is on cash basis.

Income Statement	2013 $m	2012 $m	Movt
Net interest income	12,772	12,110	5%

Other operating income	5,606	5,738	-2%
Operating income	18,378	17,848	3%

Operating expenses	(8,236)	(8,519)	-3%
Profit before credit impairment and income tax	10,142	9,329	9%

Provision for credit impairment	(1,197)	(1,258)	-5%
Profit before income tax	8,945	8,071	11%

Income tax expense and non-controlling interests	(2,447)	(2,241)	9%
Cash profit	6,498	5,830	11%

Financial performance metrics	2013	2012	Movt
Return on average ordinary shareholders equity[1]	15.3%	15.1%	20 bps[2]
Return on average assets	0.96%	0.93%	3 bps
1 Average ordinary shareholders’ equity excludes non-controlling interests and preference shares. 2 Basis points (bps).
Non-financial key performance metrics[3]		2013	2012
Employee engagement		72%	70%

Customer satisfaction
- Australia (retail customer satisfaction)[4]		80%	76%

- New Zealand (retail customer satisfaction)[5]		84%	89%
- IIB (Institutional Relationship strength index ranking)[6]
- Australia		2	2

- New Zealand		1	1
Women in management[7]		38.7%	37.8%

Net Interest Income	2013	2012	Movt
Net interest income ($m)	12,772	12,110	5%

Net Interest Margin (%)	2.22%	2.31%	-9 bps

Net Interest Margin (%) (excluding Global Markets)	2.63%	2.71%	-8 bps

Average interest earnings assets ($m)	575,339	523,461	10%

Average deposits and other borrowings (excluding Global Markets)	342,247	317,977	8%

3	The Group uses a number of non-financial measures to assess performance. These metrics form part of the balanced scorecard used to measure performance in relation to the Group’s main incentive programs. Discussion of the non-financial performance metrics is included within the Remuneration report on pages 38 to 39 of this Directors’ report.
4	Source: Roy Morgan Research. Base: ANZ Main Financial Institution Customers, aged 14+, based on six months to September for each year.
5	Camorra Research Retail Market Monitor (2013). The Nielson Company Consumer Finance Monitor (2012) excludes National Bank brand. Base: ANZ main bank customers aged 15+, rolling 6 months moving average to September. Based on responses of excellent, very good and good.
6	Source: Peter Lee Associates 2013 Large Corporate and Institutional Relationship Banking Survey, Australia and New Zealand.
7	Calculation for 2013 includes employees on parental leave.

Net interest income increased $662 million (5%), with strong growth in average interest earning assets, up 10%, partially offset by a decline in the net interest margin.

The Group net interest margin (excluding Global Markets) of 2.63% was 8bps lower than 2012 driven by the impacts of lower interest rates on capital and rate-insensitive deposits, the impacts of the high growth in lower margin Trade business within IIB, increased competition for deposits across all businesses and the impacts of lower margins arising from improved credit quality.

These declines were partially offset by improvements in margins in Australia and the benefits of an improved funding mix arising from an increased proportion of customer deposits and lower reliance on more expensive wholesale funding.

Average interest earning assets (excl. Global Markets) increased $33.3 billion (8%) over the year with increases driven by:

}	Australia increased $15.4 billion with mortgages up $10.4 billion and Corporate & Commercial Banking up $4.8 billion primarily in Fixed lending and Tailored Commercial Facilities;

}	IIB (excl. Global Markets) increased $10.6 billion due to $1.7 billion increase in Global Loans and a $6.8 billion increase in Trade Finance lending; and

}	New Zealand increased $6.9 billion driven by an uplift in Retail lending, particularly in mortgages.

Other Operating Income

	2013 $m	2012 $m	Movt
Fee income[1]	2,316	2,293	1%

Foreign exchange earnings[1]	209	288	-27%

Net income from wealth management	1,216	1,099	11%

Share of associates’ profit[1]	478	396	21%

Global Markets other operating income[3]	1,306	1,213	8%

Other[1,2]	81	449	-82%
Total other operating income	5,606	5,738	-2%

1	Excluding Global Markets.
2	Other income includes a $291 million gain on sale of Visa shares during 2012.
3	During the year the Group recognised a funding valuation adjustment of $61 million for the net cost of funding associated with collateralised and uncollateralised derivative positions.

Other operating income decreased $132 million (2%) during the period. The decline primarily relates to a reduction in ‘other’ due to non-recurring gains recorded in 2012 from the sale of Visa inc. shares of $291 million, partially offset by increased Wealth Management and Global Markets other operating income during the year.

Fee income increased by $23 million due to trade finance loan volume growth and pricing initiatives partially offset by reductions in advisory fees due to a reduction in corporate advisory activity and lower levels of non-yield related fee income.

Foreign exchange earnings (FX) income decreased by $79 million as a result of realised FX revenue hedge losses in Group Centre which offset translation gains elsewhere in the Group.

Net income from wealth management increased $117 million due to increases in Global Wealth of $65 million arising from increased insurance and funds management income and $11 million in New Zealand arising from an increase in branch distribution of insurance products and improved Kiwisaver performance. Retail Asia Pacific increased $8 million as a result of improved insurance and investment performance in Singapore and Indonesia and Group Centre increased $34 million due to a reduction in the elimination of OnePath investments in ANZ products (with a corresponding reduction reflected in net interest income).

Share of associates’ profit increased by $82 million as a result of increases across a number of our associates. Shanghai Rural Commercial Bank (SRCB) increased $33 million mainly attributable to growth in interest income driven by loan repricing and reduced low margin lending as well as lower credit provisions. Bank of Tianjin (BoT) increased $21 million due to an increase in underlying earnings driven by strong asset growth, and AMMB Holdings Berhad (AMMB) increased $15 million mainly attributable to an increase in underlying earnings driven by growth in interest income and lower credit provisions.

Global Markets income increased $93 million and is affected by mix impacts between the categories within other operating income and net interest income. The key movements related to:

}	Fixed income increased $43 million with Credit and Balance Sheet trading benefiting from contracting spreads during the year which more than offset the impact of a funding valuation adjustment;

}

FX income increased $107 million with growth in the FX business, particularly in the key global FX markets of Singapore and London. FX income in Asia was up 25% over the year and up 40% in Europe over the same period; and

}	Capital Markets increased $22 million mainly driven by increased deal activity in Loan Syndications.

DIRECTORS’ REPORT     17

Operating Expenses

	2013 $m	2012 $m	Movt
Personnel expenses	4,757	4,765	0%

Premises expenses	733	716	2%

Computer expenses	1,243	1,383	-10%

Restructure expenses	85	274	-69%

Other expenses	1,418	1,381	3%
Total operating expenses	8,236	8,519	-3%

Key performance metrics
Operating expenses to operating income	44.8%	47.7%	-290 bps
Full time equivalent staff (FTE)	47,512	48,239	-2%

Operating expenses reduced by 3%, with all business divisions recording reductions.

Personnel expenses decreased $8 million with annual salary increases and the adverse impact of foreign exchange movements being offset by reductions in staff numbers, increased utilisation of our hub resources and lower temporary staff costs.

Premises expenses increased $17 million mainly due to rent increases and the transition to new buildings in Sydney and New Zealand.

Computer expenses reduced $140 million due to the $274 million impairment of software assets in 2012, partially offset by an increase in depreciation and amortisation and technology investment.

Restructuring expenses decreased $189 million mainly due to the wind down of NZ Simplification and lower spend on restructuring initiatives.

Other expenses increased $37 million due to higher costs relating to Banking on Australia and investment in technology, along with higher advertising spends.

Credit impairment provisioning

	2013 $m	2012 $m	Movt
Individual provision charge / (credit)	1,167	1,637	-29%
Collective provision charge / (credit)	30	(379)	Large
Charge to income statement	1,197	1,258	-5%

The total individual provision charge decreased $470 million (29%), primarily driven by a reduced number of individual provision charges in IIB and New Zealand where credit quality improved. This was partially offset by an increase in individual provision in Australia division, driven primarily by commercial lending.

The collective provision charge increased $409 million from a $379 million release in September 2012 to a $30 million charge in September 2013. The increase was driven primarily by a $98 million increase in Australia division reflecting releases from the economic cycle balance in 2012 and lending growth in 2013, and a $326 million movement in IIB due to crystallisation of individual provisions on a few large legacy exposures in 2012 and the associated collective provision release.

The $30 million collective provision charge reflects a $49 million charge in Australia division primarily related to volume growth in the commercial portfolio, a $37 million charge in IIB primarily due to growth, and a release in New Zealand of $58 million reflecting economic cycle releases.

FINANCIAL POSITION OF THE GROUP

Summary Balance Sheet

	2013 $b	2012 $b	Movt
Assets

Liquid assets/due from other financial institutions	61.9	53.7	15%

Trading and available-for-sale assets	69.4	61.2	13%

Derivative financial instruments	45.9	48.9	-6%

Net loans and advances	469.3	427.8	10%

Investments backing policy liabilities	32.1	29.9	7%

Other	24.4	20.6	18%
Total Assets	703.0	642.1	9%

Liabilities

Due to other financial institutions	36.3	30.5	19%

Deposits and other borrowings	439.7	397.1	11%

Derivative financial instruments	47.5	52.6	-10%

Bonds and notes	70.4	63.1	12%

Policy liabilities/external unit holder liabilities	35.9	33.5	7%

Other	27.6	24.1	15%
Total Liabilities	657.4	600.9	9%
Total equity	45.6	41.2	11%

The Group’s balance sheet continued to strengthen during 2013 with stronger capital ratios, a higher level of liquidity, an increased proportion of funding from customer deposits and a reduction in the proportion of impaired assets to gross loans and advances.

Asset growth of $61 billion (9%) was principally driven by:

}	Liquid assets/due from other financial institutions increased $8 billion primarily attributable to the impact of the AUD depreciation on liquidity portfolios held in offshore branches; and

}

Net loans and advances increased $42 billion primarily driven by an $18 billion increase in the Australia division from above system growth in Mortgages and growth in Corporate & Commercial Banking; an $11 billion increase in New Zealand due to above system growth in mortgages and favourable exchange rate movements; and a $12 billion increase in IIB with strong growth across all business lines in the APEA geography.

Liabilities growth of $57 billion (9%) was principally driven by:

}

Deposits and other borrowings which increased $43 billion due to growth in customer deposits of $41 billion primarily in Australia (increased by $12 billion) and IIB (increased by $21 billion) with solid growth from new retail savings products and greater penetration in the APEA region respectively.

DIRECTORS’ REPORT     19

Credit Provisioning

	2013	2012	Movt
Gross impaired assets ($m)	4,264	5,196	-18%

Credit risk weighted assets ($b)[1]	287.7	254.9	13%

Total provision for credit impairment ($m)	4,354	4,538	-4%

Individual provision as % of gross impaired assets	34.4%	34.1%	30 bps

Collective provision as % of credit risk weighted assets[1]	1.00%	1.08%	-8 bps

1	September 2013 risk weighted assets under Basel 3 methodology. September 2012 risk weighted assets under Basel 2 methodology. The change from Basel 2 to Basel 3 on 1 January 2013 increased risk weighted assets by $15.2 billion at that date.

Gross impaired assets decreased by 18% driven by several single names returning to performing in IIB and New Zealand, combined with lending book credit quality improvements reducing the flow of new impaired assets. The Group has an individual provision coverage ratio on impaired assets of 34.4% at 30 September 2013, up from 34.1% as at 30 September 2012.

The collective provision ratio of 1.00% provides conservative coverage given the ongoing improvement in credit quality, particularly in the Institutional lending book where credit exposure to investment grade clients now comprises 78% of the book compared with 60% in 2008.

Liquidity and Funding

	2013	2012	Movt
Total liquidity portfolio ($b)	121.6	114.6	6%

Total customer liabilities funding (%)	62%	61%	100 bps

The Group maintains a portfolio of liquid assets to manage potential stresses in funding sources. The minimum level of liquidity portfolio assets to hold is based on a range of ANZ specific and general market liquidity stress scenarios such that potential cash flow obligations can be met over the short to medium term.

The Group holds a diversified portfolio of cash and high credit quality securities that may be sold or pledged to provide same-day liquidity. All assets held in the prime portfolio are securities eligible for repurchase under agreements with the applicable central bank (i.e. ‘repo eligible’). The liquidity portfolio is well diversified by counterparty, currency and tenor. Under the liquidity policy framework, securities purchased for ANZ’s liquidity portfolio must be of a similar or better credit quality to ANZ’s external long-term or short-term credit ratings and continue to be repo eligible.

During the year customer funding increased by $44 billion and now represents 62% of total funding. Wholesale funding increased $13 billion, with an additional $24 billion of term wholesale debt issued across a well diversified range of domestic and international investors during 2013.

Capital Management

	2013	2012	Movt
Common Equity Tier 1

- APRA Basel 3	8.5%	8.0%	50 bps

- Internationally Harmonised[1] Basel 3	10.8%	10.0%	80 bps
Risk weighted assets ($b) (APRA Basel 3)[2]	339.3	315.4	8%

1	ANZ’s interpretation of the regulations documented in the Basel Committee publications; “Basel III: A global regulatory framework for more resilient banks and banking systems” (June 2011) and “International Convergence of Capital Measurement and Capital Standards” (June 2006)
2	September 2013 risk weighted assets under Basel 3 methodology. September 2012 risk weighted assets under Basel 2 methodology. The change from Basel 2 to Basel 3 on 1 January 2013 increased risk weighted assets by $15.2 billion at that date.

APRA, under the authority of the Banking Act 1959, sets minimum regulatory capital requirements for banks including what is acceptable as capital and provide methods of measuring the risks incurred by the Bank.

The Group’s Common Equity Tier 1 ratio increased 50 basis points to 8.5% based upon the APRA Basel 3 standards, exceeding APRA’s minimum requirements, with cash earnings and capital initiatives (including divestments) outweighing dividends, incremental risk weighted assets and deductions.

RESULTS OF MAJOR SEGMENTS OF THE GROUP

Australia

Across ANZ’s Retail and Commercial businesses in Australia, we serve approximately six million customers.

During 2013, we have continued to strengthen our Australian domestic franchise with market share gains in our target segments while maintaining strong margins, cost discipline and asset quality. We continue to leverage ANZ’s Super Regional advantage to bring the whole of ANZ to our customers.

Banking on Australia Transformation Program

Our Banking on Australia program is transforming the business to position ANZ for growth in a changing environment. We are building our lead in digital and mobile channels to enhance the customer experience, expand our reach and deepen customer loyalty by making it easier for our customers to bank with us, while delivering a lower cost to serve. Our customer connectivity continues to grow with one million active ANZ goMoneyTM users, more than 7,000 active ANZ FastPayTM merchants and 1,200 frontline bankers enabled with mobility tools (iPads).

We are transforming our distribution network to focus on more complex sales, reduce branch footprint costs, build out contact centre capability and improve frontline banker productivity. This has resulted in revenue per full time equivalent (FTE) increasing 7% and the expense to income ratio reducing from 40.8% in 2012 to 37.5% in 2013.

Banking on Australia is delivering. ANZ had the strongest overall growth of the major banks across Home Loans, Deposits, Cards1, and also Share of Wallet2 in 2013. ANZ has now grown Housing Lending at above system levels for 14 consecutive quarters1 and 53% of Home Loans are now sold through our proprietary channels, up from 49% in September 2012. Corporate & Commercial Banking has leveraged Banking on Australia by focusing on delivering an easy, connected and insightful customer experience and utilising ANZ’s super regional footprint. As a result C&CB has grown net customer numbers3 by 30,000 (8%), delivered strong volume growth and increased cross-sell by 8% over the year.

Income statement	2013 $m	2012 $m	Movt
Net interest income	6,678	6,163	8%

Other operating income	1,189	1,193	0%
Operating income	7,867	7,356	7%

Operating expenses	(2,951)	(3,002)	-2%
Profit before credit impairment and income tax	4,916	4,354	13%

Provision for credit impairment	(820)	(642)	28%
Profit before income tax	4,096	3,712	10%

Income tax expense and non-controlling interests	(1,223)	(1,114)	10%
Cash profit	2,873	2,598	11%

Key performance metrics
Number of employees	14,586	14,606	0%

Net interest margin (%)	2.53%	2.48%	5 bps

Operating expenses to operating income (%)	37.5%	40.8%	-330 bps

Net loans and advances ($b)	271.6	253.9	7%

Customer deposits ($b)	152.4	140.8	8%

1	Source: APRA Monthly Banking Statistics for the year end to June 2013.
2	Source: Roy Morgan research: Aust Population aged 14+, rolling 12 months, Trade Banking Consumer Market (Deposits, Cards and Loans), Peers: CBA (excl. Bankwest), NAB, Westpac (excl. Bank of Melbourne and St George).
3	Excluding Esanda.

Cash profit increased 11%, with a 7% increase in income and a 2% reduction in expenses, partially offset by a 28% increase in credit provisions. Key factors affecting the result were:

}

Net interest income increased 8% from growth in average net loans and advances of 6%, driven by sustained above system growth in home loans, including branch originated home loan sales growth of 16%, and strong lending growth in Corporate & Commercial Banking. Additionally, net interest margin improved 5bps as a result of disciplined margin management, partly offset by deposit pricing pressures.

}

Operating expenses reduced 2% (flat after adjusting for significant software impairments in the prior year). Investment spending was funded by a reduction in average FTE and benefits from a focus on productivity and expense management.

}

Provision for credit impairment increased 28%. Individual provisions increased driven by lower asset valuations across the rural and vehicle finance sectors in Corporate & Commercial Banking, partially offset by an improvement in cards delinquency. Collective provisions increased in both Retail and Corporate & Commercial Banking reflecting asset growth as well as releases in the prior period.

DIRECTORS’ REPORT     21

International and Institutional Banking

IIB’s result reflected continued progress of the Super Regional Strategy through diversified income streams, improved quality of lending and enhanced connectivity for our customers. We are doing more business with more customers in more products in more countries and this has helped offset margin pressure compared to prior years.

This result highlights the continued progress of our expansion into Asia with the APEA component of IIB (which consists of our Asian Partnerships, Asian Retail and Institutional banking operations in APEA geographies) now contributing 48% of income and delivering income growth of 10% in the current year. This result reflects the ongoing investment in systems and people in the region, building scale and capability which has helped generate strong volume growth experienced in Asia compared to the more constrained business environments in Australia and New Zealand.

The division reported a 21% fall in gross impaired assets over the year which reflects our continued actions to reduce risk the Global Institutional loan portfolio, with 78% of the Institutional lending book now being investment grade (compared to 60% in 2008) and transforming the lending book to shorter dated Trade exposures.

Income statement	2013 $m	2012 $m	Movt
Net interest income	3,666	3,667	0%

Other operating income	2,898	2,760	5%
Operating income	6,564	6,427	2%

Operating expenses	(2,970)	(3,069)	-3%
Profit before credit impairment and income tax	3,594	3,358	7%

Provision for credit impairment	(317)	(451)	-30%
Profit before income tax	3,277	2,907	13%

Income tax expense and non-controlling interests	(847)	(796)	6%
Cash profit	2,430	2,111	15%

Key performance metrics
Number of employees	13,182	13,838	-5%

Net interest margin (%)	1.61%	1.85%	-24 bps

Operating expenses to operating income (%)	45.2%	47.8%	-260 bps

Net loans and advances ($b)	110.1	98.3	12%

Customer deposits ($b)	163.2	142.7	14%

Cash profit increased 15% with strong other operating income growth in Global Markets and Transaction Banking, a 3% reduction in operating expenses and a 30% reduction in credit provision charges, partially offset by a decrease in net interest margin. The key factors affecting the result were:

}

Net interest income was largely unchanged year on year, with solid growth net loans and advances in APEA (32%), offset by a decrease in net interest margin from a shift in focus to lower risk, shorter duration trade products coupled with increased competition and a lower interest rate environment.

}

Other external operating income increased 5%. This increase was driven by the focus on growing Trade and the Markets businesses, along with a 15% improvement in the contributions from Asia Partnerships.

}

Operating expenses were 3% lower (2% higher after adjusting for the software impairments in the prior year), with cost savings from productivity gains and greater utilisation of the hub resources partially offset by continued re-investment in the business.

}

Provision charges for credit impairment were 30% lower than the prior year. This was due in most part to higher individual provision charges that were booked in 2012 on a few legacy Global Institutional loans in Australia but also improved quality across the lending book in 2013.

New Zealand

The New Zealand division has successfully completed its brand integration and moved to a single core banking system. This has driven continued benefits as we leverage our scale and work to build a better bank for our customers.

By investing in our digital channels, optimising our branch network and simplifying our business, we are enhancing the experience for customers while making it easier for them to deal with us. This has driven an increase in revenue of 12% per FTE and 16% per branch in 2013. We grew market share in target segments and our brand consideration improved more than any other bank in New Zealand.

Retail update

Under a single brand, the Retail business progressed its optimisation of the branch network which has resulted in increased coverage and cost savings. Lending volumes have held up well in a subdued credit environment and net interest margin has stabilised notwithstanding unfavourable product mix impacts.

Commercial update

Commercial has focused on growing Small Business Banking and improving the quality of the CommAgri lending portfolio. Small Business Banking delivered above-system lending growth through investment in sales capabilities which has more than offset the impact of margin compression.

Income statement	2013 $m	2012 $m	Movt
Net interest income	1,860	1,780	4%

Other external operating income	348	315	10%
Operating income	2,208	2,095	5%

Operating expenses	(952)	(1,061)	-10%
Profit before credit impairment and income tax	1,256	1,034	21%

Provision for credit impairment	(37)	(148)	-75%
Profit before income tax	1,219	886	38%

Income tax expense and non-controlling interests	(338)	(244)	39%
Cash profit	881	642	37%

Key performance metrics
Number of employees	7,400	8,217	-10%

Net interest margin (%)	2.49%	2.63%	-14 bps

Operating expenses to operating income (%)	43.1%	50.6%	-750 bps

Net loans and advances ($b)	81.4	70.3	16%

Customer deposits ($b)	46.5	39.6	17%

Cash profit increased 37% (29% after removing the impact of the depreciation of the AUD during the year) predominantly from strong deposit and lending growth, lower costs and a substantial reduction in provisioning charges, partly offset by net interest margin contraction. Key factors affecting the result were:

}

Average lending growth of 4% in a subdued credit environment was driven by above-system growth in mortgages and small business bank lending, with a lower reliance on CommAgri lending. Net interest margin contracted 14 basis points due to strong lending competition, unfavourable mix impacts from customers preferring lower margin fixed rate products, and higher year on year wholesale funding costs, partially offset by improved deposit margins, particularly in term deposits.

}	Other operating income increased 10%, driven by the gain on sale of EFTPOS New Zealand Limited and an increase in wealth management and insurance revenues.

}	Operating expenses reduced 10% (2% after adjusting for the program of Simplification in New Zealand) reflecting productivity benefits from simplifying our business and leveraging our scale.

}

Credit impairment charges reduced 75% driven by lower individual provisioning levels as credit quality and processes both continued to improve, particularly in the Commercial book. The collective provision release was $13 million higher due to a larger release of economic cycle and model risk provisions in 2013.

DIRECTORS’ REPORT     23

Global Wealth

Global Wealth serves over two million customers and manages over $58 billion in investment and retirement savings in Australia and New Zealand and is focused on delivering innovative and compelling financial solutions to our customers across the region, that enable them to actively engage in growing and protecting their wealth.

Customers can access ANZ’s Wealth solutions through teams of highly qualified financial planners and advisers, innovative online and mobile platforms, ANZ Private Bankers and ANZ’s branch network.

Global Wealth is investing in strategic growth initiatives to change the game in wealth. The focus of these initiatives is on digital platforms that better connect customers to their wealth, innovative solutions for the self-directed customers and programs to leverage capabilities across the region to deliver service and scale efficiencies.

Funds Management update

The Funds Management business continues to strengthen the core retail superannuation and investment offerings. ANZ’s Smart Choice Super product experienced strong growth with higher levels of insurance take-up which is an embedded feature of the product. Strategic initiatives continue to focus on simplifying operational processes, as well as reshaping the business to overcome the impacts of the changing regulatory environment.

The New Zealand business continues to hold a dominant market position in KiwiSaver with strong growth in net flows and the business’ key focus is to improve customer experience by offering innovative solutions and enhancing self service capabilities.

Insurance update

The business is focused on strengthening our position in the insurance market with strong growth in inforce premium across Direct and Retail channels. In an environment that is challenging, continued investment in claims management processes and targeted retention activities have contributed to an improvement in claims experience and a stabilising of lapse rates over the past 12 months.

Private Wealth update

Business momentum remains strong, with continued focus on building a platform for growth through strengthening resources and improved product offerings and global investment solutions for our customers.

Income statement	2013 $m	2012 $m	Movt
Net Funds management and insurance income	1,211	1,146	6%

Other operating income including net interest income	299	294	2%

Operating expenses including credit provision	(948)	(971)	-2%
Profit before income tax	562	469	20%

Income tax expense and non-controlling interests	(93)	(123)	-24%
Cash profit	469	346	36%

Consisting of:

- Funds Management[1]	128	68	88%

- Insurance	221	203	9%

- Private Wealth	50	37	35%

- Corporate and Other²	70	38	84%
Total Global Wealth	469	346	36%

Key performance metrics
Number of employees	4,267	4,024	6%

Operating expenses to operating income (%)	62.5%	67.2%	-470 bps

Funds under management ($m)	58,578	51,667	13%

In-force premiums ($m)	1,986	1,822	9%

Retail insurance lapse rates (%)

- Australia	13.7%	13.9%	-20 bps

- New Zealand	15.9%	16.6%	-70 bps

1	Funds management includes Pensions & Investments business and E*Trade.
2	Corporate and other includes income from invested capital, profits from advice and distribution business and unallocated corporate tax credits.

Cash Profit increased by 36%, with a 6% increase in net funds management and insurance income, a 2% reduction in expenses as well as the impact of a favourable one-off tax consolidation adjustment. Key factors affecting the result were:

}

Funds Management operating income increased by 4%. This was mainly driven by 13% growth in funds under management (FUM) as a result of strong gains from the investment market, partially offset by net interest margin contraction and losses from the annuity portfolio.

}

Insurance operating income grew 6% driven by improved life insurance related claims and stable lapse experience, along with strong growth in inforce premium in retail products. General insurance operating margins also improved, delivering a strong result with 11% higher inforce premium, as well as improved event and working claims.

}	Private Wealth operating income was up by 6% mainly driven by solid growth in volumes. Net loans and advances grew by 15% and customer deposits increased by 22%.

}	Operating expenses reduced by 2%, with productivity and simplification activities offsetting increased investment in strategic growth initiatives.

GTSO

GTSO is ANZ’s business support division responsible for the delivery of technology, shared services and operations across the Group and was formed in 2012 to provide an integrated approach to ANZ’s business transformation agenda and to enable and accelerate the delivery of the Group’s super regional strategy. This includes a focus on rapid productivity improvements and delivering value to our customers. Group Centre also houses a number of shared functions.

Income statement	2013 $m	2012 $m	Movt
Operating income	229	530	-57%

Operating expenses	(419)	(420)	0%
Profit/(Loss) before credit impairment and income tax	(190)	110	Large

Provision for credit impairment	(19)	(13)	46%
Profit/(Loss) before income tax	(209)	97	Large

Income tax expense and non-controlling interests	54	36	50%
Cash profit/(loss)	(155)	133	large

Key performance metrics
Number of employees	8,077	7,554	7%

GTSO, including Group Centre, result was impacted by:

}	Operating income decreased $301 million mainly due to a $291 million gain on sale of VISA shares in the September 2012.

}	Operating expenses were flat with $24 million software impairment expense in 2012 offset by higher depreciation and amortisation and restructuring expenses in 2013.

}	Provision for credit impairment increased $6 million due to higher provisions relating to discontinued businesses.

DIRECTORS’ REPORT     25

Risks

The success of the Group’s strategy is underpinned by sound management of its risks. As the Group progresses on its strategic path of becoming the best connected and most respected bank across the region, the risks faced by the Group will evolve in line with the strategic direction. The success of the Group’s strategy is dependent on its ability to manage the broad range of interrelated risks it is exposed to across our expanding geographic footprint.

Risk Appetite

ANZ’s risk appetite is set by the Board and integrated within ANZ’s strategic objectives. The risk appetite framework underpins fundamental principles of strong capitalisation, robust balance sheet and sound earnings, which protects ANZ’s franchise and supports the development of an enterprise-wide risk culture. The framework provides an enforceable risk statement on the amount of risk ANZ is willing to accept and it supports strategic and core business activities and customer relationships ensuring that:

}	only permitted activities are engaged in;

}	the scale of permitted activities, and subsequent risk profile, does not lead to potential losses or earnings volatility that exceeds ANZ approved risk appetite;

}	risk is expressed quantitatively via limits and tolerances;

}	management focus is brought to bear on key and emerging risk issues and mitigating actions; and

}	risk is linked to the business by informing, guiding and empowering the business in executing strategy.

ANZ’s risk management is viewed as a core competency and to ensure that risks are identified, assessed and managed in an accurate and timely manner, ANZ has:

}

An independent risk management function, with both central and enterprise-wide functions (which typically cover such activities as risk measurement, reporting and portfolio management), together with embedded risk managers within the businesses.

}

Developed frameworks to provide structured and disciplined processes for managing key risks. These frameworks include articulation of the appetite for these risks, portfolio direction, policies, structures, limits and discretions.

Material Risks

All the Group’s activities involve, to varying degrees, the analysis, evaluation, acceptance and management of risks or combinations of risks. The material risks facing the Group and its approach to management of those risk are described below:

Credit Risk – is defined as the risk of financial loss resulting from the failure of ANZ’s customers and counterparties to honour or perform fully the terms of a loan or contract. ANZ has a comprehensive framework to manage credit risk and support sound growth for appropriate returns. The framework is top down, being defined by credit principles and policies. The effectiveness of the credit risk management framework is assessed through various compliance and monitoring processes. These, together with portfolio selection, define and guide the credit process, organisation and staff.

Market Risk – is defined as the risk to earnings arising from changes in market risk factors, which ANZ may have an exposure to in the Banking Book and/or Trading Book. The key market risk factors can be summarised as follows:

-	Interest rate risk: exposure to changes in the level and volatility of interest rates, slope of the yield curve and changes in credit spreads.

-	Currency rate risk: exposure to changes in foreign exchange spot and forward prices and the volatility of foreign exchange rates.

-	Commodity price risk: exposure to changes in commodity prices and the volatility of commodity prices.

-	Equity price risk: exposure to changes in equity prices and the volatility of equity prices.

The Market Risk function is a specialist risk management unit independent of the business that is responsible for measuring and monitoring market risk. Market Risk have implemented policies and procedures to ensure that ANZ’s market risk exposures are managed within the appetite and limit framework set by the Board.

Liquidity Risk – is defined as the risk that the Group is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt, or that the Group has insufficient capacity to fund increases in assets. The timing mismatch of cash flows and the related liquidity risk is inherent in all banking operations and is closely monitored by the Group. The Group maintains a portfolio of liquid assets to manage potential stresses in funding sources. The minimum level of liquid assets held is based on a range of ANZ specific and general market liquidity stress scenarios such that potential cash flow obligations can be met over the short to medium term.

Operational Risk – is defined as the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. This definition includes legal risk, and the risk of reputational loss but excludes strategic risk. The Group Operational Risk function is responsible for exercising governance over operational risk by ensuring business management usage of the operational risk measurement and management framework. They are also responsible for ensuring that key operational risks and their management are reported to executive risk committees. Key operational risk themes include business disruption, rogue trader and mis-selling. Business units are responsible for the day to day management of operational risks through the implementation of the Operational Risk Measurement and Management framework. This includes the identification, analysis, assessment, monitoring, treatment and escalation of operational risks.

Compliance Risk – is defined as the probability and impact of an event that results in a failure to act in accordance with laws, regulations, industry standards and codes, internal policies and procedures and principles of good governance as applicable to ANZ’s businesses. Group Compliance is accountable for designing a compliance program that allows ANZ to meet its regulatory obligations. It also provides assurance to the Board that material risks are identified, assessed and managed by the business.

Reputational Risk – is defined as the risk of loss caused by adverse perceptions of ANZ held by the public, shareholders, investors, regulators, or rating agencies that directly or indirectly impact earnings, capital adequacy or value. We have established decision-making frameworks and policies to ensure our business decisions are guided by sound social and environmental standards and take into account reputation risk.

Insurance Risk – is defined as the risk of loss due to unexpected changes in current and future insurance claim rates. In life insurance business, insurance risk arises primarily through mortality (death) and morbidity (illness and injury) and longevity risks. For general insurance business, insurance risk arises mainly through weather-related incidents and similar calamities, as well as adverse variability in home, contents, motor, travel and other insurance claim amounts. Insurance risk is managed primarily by: product design to price all applicable risks into contracts; reinsurance to reduce liability for large individual risks; underwriting to price/reserve for the level of risk associated with an individual contract; claims management to admit and pay only genuine claims; insurance experience reviews to update assumptions and portfolio management to maintain a diversity of individual risks.

Reinsurance Risk – Reinsurance is an agreement in which one insurer (‘the reinsurer’) indemnifies another insurer for all or part of the risk of a policy originally issued and assumed by that other insurer. Reinsurance is a risk transfer tool between the insurer and reinsurer. The main risk that arises with reinsurance is counterparty credit risk. This is the risk that a reinsurer fails to meet their contractual obligations, i.e. to pay reinsurance claims when due. This risk is measured by assigning a counterparty credit rating or probability of default. Reinsurance counterparty credit risk is mitigated by restricting counterparty exposures on the basis of financial strength and concentration.

Further information on risk management including approach, framework and key areas of focus can be found in the Corporate Governance section of the Directors’ Report as set out on page 63. A listing of the principal risks and uncertainties facing the Group are set out in the Supplementary information on pages 191 to 199.

DIRECTORS’ REPORT      27

Contents

1	Basis of Preparation		29

2	Key Management Personnel (KMP)		29

3	Role of the Board in Remuneration		30

4	HR Committee Activities		30

5	Remuneration Strategy and Objectives		31

6	The Composition of Remuneration at ANZ		32

	6.1	Fixed Remuneration	33

	6.2	Variable Remuneration	33
		6.2.1 Short Term Incentives (STI)	34
		6.2.2 Long Term Incentives (LTI)	35

	6.3	Other Remuneration Elements	36

7	Linking Remuneration to Balanced Scorecard Performance		37

	7.1	ANZ Performance	37

	7.2	STI – Performance and Outcomes	38

	7.3	LTI – Performance and Vesting	39

8	2013 Remuneration		39

	8.1	Non-Executive Directors (NEDs)	39

	8.2	Chief Executive Officer (CEO)	41

	8.3	Disclosed Executives	43

	8.4	Remuneration Tables –
		CEO and Disclosed Executives	46
		Non Statutory Remuneration Disclosure Table	46
		Statutory Remuneration Disclosure Table	48

9	Equity		50

	9.1	Equity Valuations	50

Introduction from the Chair of the Human Resources Committee

Dear Shareholder,

I am pleased to present our Remuneration Report for the year ending 30 September 2013.

Our remuneration framework is designed to create value for all stakeholders, to differentiate rewards based on performance and in line with our risk management framework, and to provide competitive rewards to attract, motivate and retain the right people.

We are pleased to report that the ANZ Board has assessed the overall 2013 performance as being on or slightly above target for each category within the balanced scorecard of measures, which reflects both annual priorities and also progress toward broader long term strategic goals.

During 2013 the Human Resources Committee continued to have a strong focus on the relationship between business performance, risk management and remuneration. The Committee conducted a comprehensive review of the reward structure and agreed the following with the Board:

}	The reduction of the maximum STI opportunity from 250% to 200% of target;

}

The introduction of a second LTI comparator group (ASX/S&P 50) with half of future LTI allocations to be based on Total Shareholder Return (TSR) relative to this group and half on TSR relative to the existing financial services comparator group, better reflecting the range of investors in ANZ;

}	Fees paid to Non-Executive Directors would remain unchanged for 2013; and

}	No increases to fixed remuneration for the CEO or Disclosed Executives in 2013.

Further detail is provided within the Remuneration Report which we hope you will find informative.

Alison Watkins

Chair – Human Resources Committee

1. Basis of Preparation

The Remuneration Report is designed to provide shareholders with an understanding of ANZ’s remuneration policies and the link between our remuneration approach and ANZ’s performance, in particular regarding Key Management Personnel (KMP) as defined under the Corporations Act 2001. Individual outcomes are provided for ANZ’s Non-Executive Directors (NEDs), the Chief Executive Officer (CEO) and Disclosed Executives (current and former).

The Disclosed Executives are defined as those direct reports to the CEO with responsibility for the strategic direction and management of a major revenue generating Division or who control material revenue and expenses that fall within the definition of KMP.

The Remuneration Report for the Company and the consolidated entity for 2012 and 2013 has been prepared in accordance with section 300A of the Corporations Act 2001. Information in Table 6: Non Statutory Remuneration Disclosure has been prepared in accordance with the presentation basis set out in Section 8.4. The information provided in this Remuneration Report has been audited as required by section 308(3C) of the Corporations Act 2001, unless indicated otherwise, and forms part of the Directors’ Report.

2. Key Management Personnel (KMP)

The KMP disclosed in this year’s report are detailed in Table 1. The movements which occurred during 2013 are summarised as follows:

NEDs

Effective 1 July 2013, Mr Graeme Liebelt was appointed as a NED.

DISCLOSED EXECUTIVES

ANZ announced the appointment of Mr Andrew Géczy as CEO International and Institutional Banking effective 16 September 2013, succeeding Mr Alex Thursby who concluded in this role on 30 April 2013.

TABLE 1: KEY MANAGEMENT PERSONNEL

Name	Position	Term as KMP in 2013

Non-Executive Directors (NEDs)

J Morschel	Chairman – Appointed Chairman March 2010 (Director October 2004)	Full Year

G Clark	Director – Appointed February 2004	Full Year

P Dwyer	Director – Appointed 1 April 2012	Full Year

P Hay	Director – Appointed November 2008	Full Year

H Lee	Director – Appointed February 2009	Full Year

G Liebelt	Director – Appointed 1 July 2013	Part Year

I Macfarlane	Director – Appointed February 2007	Full Year

D Meiklejohn	Director – Appointed October 2004	Full Year

A Watkins	Director – Appointed November 2008	Full Year

Chief Executive Officer (CEO)

M Smith	Chief Executive Officer	Full Year

Disclosed Executives – Current

P Chronican	Chief Executive Officer, Australia	Full Year

S Elliott	Chief Financial Officer	Full Year

D Hisco	Chief Executive Officer, New Zealand	Full Year

G Hodges	Deputy Chief Executive Officer	Full Year

A Géczy	Chief Executive Officer, International & Institutional Banking – appointed 16 September 2013	Part Year

J Phillips	Chief Executive Officer, Global Wealth and Group Managing Director, Marketing, Innovation and Digital	Full Year

N Williams	Chief Risk Officer	Full Year

Disclosed Executives – Former

P Marriott	Former Chief Financial Officer – concluded in role 31 May 2012, ceased employment 31 August 2012	- -

C Page	Former Chief Risk Officer – retired 16 December 2011	- -

A Thursby	Former Chief Executive Officer, International & Institutional Banking – concluded in role 30 April 2013, ceased employment 30 June 2013	Part Year

DIRECTORS’ REPORT      29

3. Role of the Board in Remuneration

The Human Resources (HR) Committee is a Committee of the Board. The HR Committee is responsible for:

}	reviewing and making recommendations to the Board in relation to remuneration governance, director and senior executive remuneration and senior executive succession;

}

specifically making recommendations to the Board on remuneration and succession matters related to the CEO, and individual remuneration arrangements for other key executives covered by the Group’s Remuneration Policy;

}	the design of significant incentive plans (such as the ANZ Employee Reward Scheme (ANZERS) and the Institutional Total Incentives Performance Plan); and

}	remuneration structures for senior executives and others specifically covered by the Remuneration Policy.

More details about the role of the HR Committee can be found on the ANZ website.1

The link between remuneration and risk is considered a key requirement by the Board, with Committee membership structured to ensure overlap of representation across the HR Committee and Risk Committee, with three Non-Executive Directors currently on both committees.

Throughout the year the HR Committee and management received information from external providers (Ernst & Young, Herbert Smith Freehills, Mercer (Australia) Pty Ltd, Hay Group and PricewaterhouseCoopers). This information related to remuneration market data and analysis, market practice on the structure and design of incentive programs (both short and long term), legislative requirements and interpretation of governance and regulatory requirements both in Australia and globally.

The HR Committee did not receive any recommendations from remuneration consultants during the year in relation to the remuneration arrangements of KMP. ANZ employs in-house remuneration professionals who provide recommendations to the HR Committee/Board, taking into consideration market information from external providers. The Board’s decisions were made independently using the information provided and having careful regard to ANZ’s strategic objectives and Remuneration Policy and principles.

4. HR Committee Activities

During 2013, the HR Committee met on five occasions, with remuneration matters a standing agenda item on each occasion. The HR Committee has a strong focus on the relationship between business performance, risk management and remuneration, with the following activities occurring during the year:

}	annual review of the effectiveness of the Remuneration Policy;

}	review of terms and conditions of key senior executive appointments and terminations;

}	engagement with APRA on remuneration compliance and application of the APRA Remuneration Standard;

}	involvement of the Risk function in remuneration regulatory and compliance related activities;

}	monitoring of domestic and international regulatory and compliance matters relating to remuneration governance;

}	review of STI and LTI arrangements; and

}	review of ANZ’s progress in building a culture aligned to its super regional aspirations.

1	Go to anz.com > about us > our company > corporate governance > HR Committee Charter.

5. Remuneration Strategy and Objectives

ANZ’s remuneration strategies and initiatives shape the Group’s Remuneration Policy, which is approved by the Board. The following principles underpin ANZ’s Remuneration Policy, which is applied globally across ANZ:

}	creating and enhancing value for all ANZ stakeholders;

}

emphasising the ‘at risk’ components of total rewards to increase alignment with shareholders and encourage behaviour that supports both the long term financial soundness and the risk management framework of ANZ, and to deliver superior long term total shareholder returns;

}	differentiating rewards in line with ANZ’s culture of rewarding for outperformance and demonstration of values led behaviours; and

}	providing a competitive reward proposition to attract, motivate and retain the highest quality individuals in order to deliver ANZ’s business and growth strategies.

The core elements of ANZ’s remuneration strategy for the CEO and Disclosed Executives are set out below:

FIGURE 1: REMUNERATION OBJECTIVES

DIRECTORS’ REPORT     31

6. The Composition of Remuneration at ANZ

The Board aims to find a balance between:

}	fixed and at-risk remuneration;

}	short term and long term incentives; and

}	amounts paid in cash and deferred equity.

Figure 2 provides an overview of the target remuneration mix for the CEO and Disclosed Executives.

FIGURE 2: ANNUAL TOTAL REWARD MIX PERCENTAGE (% BASED ON ‘AT TARGET’ LEVELS OF PERFORMANCE)

The CEO’s target remuneration mix is equally weighted between fixed remuneration, STI and LTI, with approximately half of total target remuneration payable in cash in the current year and half allocated as equity and deferred over one, two or three years. The deferred remuneration remains at risk until vesting date.

The target remuneration mix for Disclosed Executives is weighted between fixed remuneration (37%), STI (44%) and LTI (19%), with approximately 60% of total target remuneration payable in cash in the current year and 40% allocated as equity and deferred over one, two or three years. The deferred remuneration remains at risk until vesting date. The Board has adopted this mix as an effective reward mechanism to drive strong performance and value for the shareholder in both the short and longer term. In line with that, the STI balanced scorecard contains a combination of short and long term objectives. See Section 7.2, STI – Performance and Outcomes.

ANZ’s STI and LTI deferral arrangements are designed to ensure that the CEO and Disclosed Executives are acting in the best long term interests of ANZ and its shareholders. Deferring part of their STI and all of their LTI over one to three years every year results in a substantial amount of their variable remuneration being directly linked to long term shareholder value. For example as at 30 September 2013 the CEO held 109,397 unvested STI deferred shares and 908,398 unvested LTI performance rights, the combined value1 of which was around 10 times his fixed remuneration. Similarly as at 30 September 2013 Disclosed Executives held unvested equity, the value1 of which was around five times their average fixed remuneration. All unvested deferred remuneration is subject to ANZ’s clawback provisions.

1	Value is based on the number of unvested deferred shares and unvested performance rights held at 30 September 2013 multiplied by the ANZ share price as at 30 September 2013.

The following diagram demonstrates the time horizon associated with STI and LTI awards.

FIGURE 3: STI AND LTI TIME HORIZON

The reward structure for the CEO and Disclosed Executives is detailed below. The only exception is the Chief Risk Officer (CRO) whose remuneration arrangements have been structured differently to preserve the independence of this role and to minimise any conflicts of interest in carrying out the risk control function across the organisation. The CRO’s role has a greater weighting on fixed remuneration with more limited STI leverage for individual performance and none (either positive or negative) for Group performance. LTI is delivered as unhurdled deferred share rights, with a three year time based hurdle, and is therefore not subject to meeting a relative TSR performance hurdle.

6.1 FIXED REMUNERATION

The fixed remuneration amount is expressed as a total dollar amount which can be taken as cash salary, superannuation contributions and other nominated benefits.

ANZ positions fixed remuneration for the CEO and Disclosed Executives against the relevant financial services market (referencing both domestic and international financial services companies) and takes into consideration role responsibilities, performance, qualifications, experience and location. The financial services market is considered the most relevant comparator as this is the main pool for sourcing talent and where key talent may be lost.

6.2 VARIABLE REMUNERATION

Variable remuneration forms a significant part of the CEO’s and Disclosed Executives’ potential remuneration, providing at risk components that are designed to drive performance in the short, medium and long term. The term ‘variable remuneration’ within ANZ covers both the STI and LTI arrangements.

DIRECTORS’ REPORT     33

6.2.1 Short Term Incentives (STI)

The STI provides an annual opportunity for an incentive award. It is assessed against Group, Divisional and individual objectives based on a balanced scorecard of measures and positive demonstration of values led behaviours. Many of the measures relate to contribution towards medium to longer term performance outcomes aligned to ANZ’s strategic objectives as well as annual goals. For the CEO and Disclosed Executives, the weighting of measures in the balanced scorecard will vary to reflect the responsibilities of each role. For example the CEOs of the Australia, New Zealand, Wealth and International and Institutional Banking divisions and also the Chief Financial Officer (CFO) have a heavier weighting on financial measures.

STI ARRANGEMENTS

Purpose	The STI arrangements support ANZ’s strategic objectives by providing rewards that are significantly differentiated on the basis of achievement against annual performance targets coupled with demonstration of values led behaviours.
ANZ’s Employee Reward Scheme (ANZERS) structure and pool is reviewed by the HR Committee and approved by the Board. The size of the overall pool is based on an assessment of the balanced scorecard of measures of the Group. This pool is then distributed based on relative performance against a balanced scorecard of quantitative and qualitative measures.

Performance targets	In order to focus on achieving individual, Divisional and Group performance objectives a mix of quantitative and qualitative short, medium and long term measures are assessed. Examples of these are given below and further detail is provided in Section 7.2, STI – Performance and Outcomes:
} High Performing – cash profit, economic profit, return on equity and cash earnings per share;
} Most Respected – senior leaders as role models, employee engagement and workforce diversity;
} Well Managed – maintain strong credit rating, core funding ratio, cost to income ratio and number of outstanding internal audit items;
} Best Connected – strong growth in Asia Pacific, Europe and America, with increasing cross border referrals and revenues into and out of domestic markets of Australia and New Zealand; and
} Customer Driven – customer satisfaction (based on external survey outcomes).

Targets are set considering prior year performance, industry standards and ANZ’s strategic objectives. Many of the measures also focus on targets which are set for the current year in the context of progress towards longer term goals. The specific targets and features relating to all these measures have not been provided in detail due to their commercial sensitivity.

The validation of performance and achievements against these objectives at the end of the year, for:
} the CEO involves a review and endorsement by the CRO and CFO, followed by review and endorsement by the HR Committee, with final outcomes approved by the Board; and

}  Disclosed Executives involves a review by the CEO, input on each individual’s risk management from the CRO and input on the financial performance of all key Divisions from the CFO. Preliminary and final review is completed by the HR Committee and final outcomes are approved by the Board.

The Board reviews performance outcomes against target for each metric, combined with a judgmental assessment of the prioritisation and impact of each outcome relative to overall business performance for both the short and longer term.

This method of assessment to measure performance has been adopted to ensure validation from a risk management and financial performance perspective, along with independent input and recommendation from the HR Committee to the Board for approval.

Rewarding performance	The 2013 target STI award level for the CEO represents one third of total target remuneration and for Disclosed Executives approximately 44% of their total target remuneration. The maximum STI opportunity for the CEO and Disclosed Executives is up to 200% of the target whereas weaker performers receive a significantly reduced or no incentive payment at all.

Mandatory deferral	Mandatory deferral of a portion of the STI places an increased emphasis on having a variable structure that is flexible, continues to be performance linked, has significant retention elements and aligns the interests of the CEO and Disclosed Executives to shareholders to drive continued performance over the longer term.
The mandatory deferral threshold for STI payments is currently $100,000 (subject to a minimum deferral amount of $25,000) with:
} the first $100,000 of STI paid in cash;
} 50% of STI above $100,000 paid in cash;
} 25% of STI above $100,000 deferred in ANZ equity for one year; and
} 25% of STI above $100,000 deferred in ANZ equity for two years.

The deferred component of bonuses paid in relation to the 2013 year is delivered as ANZ deferred shares or deferred share rights. Where deferred share rights are granted, for grants made after 1 November 2012, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion. At the end of the deferral period, each deferred share right entitles the holder to one ordinary share. Deferred shares are ordinary shares.

The deferred amounts remain at risk and are subject to clawback until the vesting date.

6.2.2 Long Term Incentives (LTI)

The LTI provides an annual opportunity for an equity award deferred for three years that aligns a significant portion of overall remuneration to shareholder value over the longer term.

LTI awards remain at risk and subject to clawback until vesting and must meet or exceed a relative TSR performance hurdle.

The HR Committee will determine the appropriate quantum of awards to be allocated by reference to the performance achieved in the financial year to which the awards relate. A grant is then made after the end of the year to which it relates.

Awards granted in November/December 2012 are subject to a TSR performance condition relative to one comparator group only and are described below.

LTI ARRANGEMENTS (granted during the year to 30 September 2013)

Type of equity awarded	LTI is delivered to the CEO and Disclosed Executives as 100% performance rights. A performance right is a right to acquire a share at nil cost, subject to meeting time and performance hurdles. Upon exercise, each performance right entitles the CEO and Disclosed Executives to one ordinary share.
The future value of the grant may range from zero to an undefined amount depending on performance against the hurdle and the share price at the time of exercise.
For grants made after 1 November 2012, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion.

Time restrictions	Performance rights awarded to the CEO and Disclosed Executives will be tested against the performance hurdle at the end of three years. A three year performance period provides a reasonable period to align reward with shareholder return and also acts as a vehicle to retain the CEO and Disclosed Executives. If the performance rights do not achieve the required performance hurdle they are forfeited at that time.

Performance hurdle	The performance rights are designed to reward the CEO and Disclosed Executives if the Group’s TSR is at or above the median TSR of a group of peer companies over a three year period. TSR represents the change in the value of a share plus the value of reinvested dividends paid. TSR was chosen as the most appropriate comparative measure as it focuses on the delivery of shareholder value and is a well understood and tested mechanism to measure performance.
The performance rights granted to the Disclosed Executives and CEO in November/December 2012 have a single comparator group outlined below.

Vesting schedule	The proportion of performance rights that become exercisable will depend upon the TSR achieved by ANZ relative to the companies in the comparator group at the end of the three year period.

An averaging calculation is used for TSR over a 90 day period for start and end values in order to reduce the impact of share price volatility. To ensure an independent TSR measurement, ANZ engages the services of an external organisation (Mercer (Australia) Pty Ltd) to calculate ANZ’s performance against the TSR hurdle. The level of performance required for each level of vesting, and the percentage of vesting associated with each level of performance, are set out below.

	The performance rights lapse if the performance condition is not met. There is no re-testing.

	If the TSR of ANZ:	The percentage of performance rights which will vest is:

	Does not reach the 50th percentile of the TSR of the Comparator Group	0%

	Reaches or exceeds the 50th percentile of the TSR of the Comparator Group but does not reach the 75th percentile	50%, plus 2% for every one percentile increase above the 50th percentile

	Reaches or exceeds the 75th percentile of the TSR Comparator Group	100%

Comparator group	The ANZ comparator group currently consists of the following nine companies:
	} AMP Limited	} National Australia Bank Limited
	} ASX Limited	} QBE Insurance Group Limited
	} Commonwealth Bank of Australia Limited	} Suncorp-Metway Limited
	} Insurance Australia Group Limited	} Westpac Banking Corporation
} Macquarie Group Limited
These companies represent domestic financial services companies and were considered by the Board as the most appropriate comparator for ANZ at the time of the grant.

Size of LTI grants

Refer to Section 8.2, Chief Executive Officer (CEO), for details on the CEO’s LTI arrangements.

The size of individual LTI grants for Disclosed Executives is determined by reference to market practice, ANZ’s target remuneration structure for the role, their performance and the assessed potential of the Disclosed Executive. Disclosed Executives are advised of the dollar value of their LTI grant, which is then converted into a number of performance rights based on an independent valuation. Refer to Section 9.1, Equity Valuations for further details on the valuation approach and inputs.

DIRECTORS’ REPORT      35

LTI ARRANGEMENTS (to be granted after 1 October 2013)

LTI awards which will be granted in November/December 2013 will be divided into two equal tranches and vest based on the Company’s relative TSR against two different comparator groups over the performance period. One tranche will be measured against the existing select financial services comparator group. The second tranche will be measured against a comparator group comprising companies making up the S&P/ASX 50 Index as at 22 November 2013.

Each tranche will be measured independently from the other so an allocation may vest against one comparator group but not the other.

LTI ARRANGEMENTS FOR THE CRO

Deferred share rights	The CRO is the only Disclosed Executive to receive LTI deferred share rights, rather than performance rights.

Deferred share rights are subject to a time-based vesting hurdle of three years, during which time they are held in trust. The value used to determine the number of LTI deferred share rights to be allocated is based on an independent valuation, as detailed in Section 9.1, Equity Valuations.

For grants made after 1 November 2012, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion.

6.3 OTHER REMUNERATION ELEMENTS

Clawback

The Board has on-going and absolute discretion to adjust performance-based components of remuneration (including previously deferred equity or cash) downwards, or to zero, at any time, including after the grant of such remuneration, where the Board considers such an adjustment is necessary to protect the financial soundness of ANZ or to meet unexpected or unknown regulatory requirements, or if the Board subsequently considers that having regard to information which has come to light after the grant of deferred equity/cash, the deferred equity/cash was not justified.

Prior to any scheduled release of deferred equity/cash, the Board considers whether any downward adjustment should be made.

Hedging and Margin Lending Prohibition

As specified in the Trading in ANZ Securities Policy and in accordance with the Corporations Act 2001, equity allocated under ANZ incentive schemes must remain at risk until fully vested (in the case of deferred shares) or exercisable (in the case of options, deferred share rights or performance rights). As such, it is a condition of grant that no schemes are entered into, by an individual or their associated persons, that specifically protects the unvested value of shares, options, deferred share rights or performance rights allocated. Doing so would constitute a breach of the grant conditions and would result in the forfeiture of the relevant shares, options, deferred share rights or performance rights.

ANZ also prohibits the CEO and Disclosed Executives from providing ANZ securities in connection with a margin loan or similar financing arrangements which may be subject to a margin call or loan to value ratio breach.

To monitor adherence to this policy, ANZ’s CEO and Disclosed Executives are required to sign an annual declaration stating that they and their associated persons have not entered into (and are not currently involved in) any schemes to protect the value of their interests in any ANZ securities. Based on the 2013 declarations, ANZ can advise that the CEO and Disclosed Executives are fully compliant with this policy.

Shareholding Guidelines

The CEO and Disclosed Executives are expected to accumulate ANZ shares over a five year period, to the value of 200% of their fixed remuneration and to maintain this shareholding while an executive of ANZ. Shareholdings for this purpose include all vested and allocated (but unvested) equity which is not subject to performance hurdles. The CEO and all Disclosed Executives have met or, if less than five years tenure, are on track to meet their minimum shareholding guidelines requirement.

Cessation of Employment Provisions

The provisions that apply for STI and LTI awards in the case of cessation of employment are detailed in Sections 8.2, Chief Executive Officer (CEO) and 8.3, Disclosed Executives.

Conditions of Grant

The conditions under which STI (deferred shares and deferred share rights) and LTI (performance rights and deferred share rights) are granted are approved by the Board in accordance with the rules of the ANZ Employee Share Acquisition Plan and/or the ANZ Share Option Plan.

7. Linking Remuneration to Balanced Scorecard Performance

7.1 ANZ PERFORMANCE

TABLE 2: ANZ’S FINANCIAL PERFORMANCE 2009 – 2013

	2009	2010	2011	2012	2013
Statutory profit ($m)	2,943	4,501	5,355	5,661	6,272
Cash/Underlying profit[1] (unaudited)	3,772	5,025	5,652	5,830	6,498
Cash/Underlying return on equity (ROE) (%)	13.3%	15.5%	16.2%	15.1%	15.3%
Cash/Underlying earnings per share (EPS)	168.3	198.7	218.4	218.5	238.5
Share price at 30 September ($)[2]	24.39	23.68	19.52	24.75	30.78
Total dividend (cents per share)	102	126	140	145	164
Total shareholder return (12 month %)	40.3	1.9	(12.6)	35.4	31.5
Average STI as a % of target[3]	106%	137%	110%	117%	133%

1	From 1 October 2012, the Group has used Cash profit as a measure of the result of the ongoing business activities of the Group enabling shareholders to assess Group and divisional performance against prior periods and against peer institutions. For 2013 and 2012 statutory profit has been adjusted for non-core items to arrive at Cash profit. For 2009 - 2011 statutory profit has been adjusted for non-core items to arrive at Underlying profit, which like Cash profit is a measure of the ongoing business performance of the Group but used somewhat different criteria for the adjusting items. Neither Cash profit nor Underlying profit are audited; however, the external auditor has informed the Audit Committee that the Cash/Underlying profit adjustments have been determined on a consistent basis across the respective periods presented.
2	The opening share price at 1 October 2008 was $19.00.
3	The average STI payments for each year are based on those executives (including the CEO) disclosed in each relevant reporting period.

Figure 4 compares ANZ’s TSR performance against the median TSR and upper quartile TSR of the LTI select financial services comparator group and the S&P/ASX 200 Banks Accumulation Index (Fin Index) over the 2009 to 2013 measurement period. ANZ’s TSR performance has well exceeded the upper quartile TSR of the LTI comparator group over the five year period to 30 September 2013.

FIGURE 4: ANZ 5-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN PERFORMANCE

DIRECTORS’ REPORT      37

7.2 STI – PERFORMANCE AND OUTCOMES

ANZ uses a balanced scorecard to measure performance in relation to the Group’s main incentive programs. The scorecard provides a framework whereby a combination of measures can be applied to ensure a broader long term strategic focus on driving shareholder value as well as a focus on annual priorities.

The HR Committee considers a balanced scorecard that is aligned to the Group’s long term strategic intent under the themes of High Performing, Most Respected, Well Managed, Best Connected and Customer Driven, with each of the five categories having broadly equal weighting.

The Board has assessed ANZ’s overall 2013 performance as on or slightly above target for each category within the balanced scorecard of measures. The Board has given full consideration to the performance of the Group and the Disclosed Executives in determining their rewards. Overall spend approved by the Board for the main short term incentive pool was below target levels with a range of underlying outcomes for individuals, in line with ANZ’s objectives of differentiating reward based on performance.

The following provides examples of some of the key measures within each category of the balanced scorecard of measures used in 2013 for assessing performance for the purpose of determining short term incentive pools.

Category	Measure	Outcome

High Performing		Slightly Above Target:

ANZ aims to outperform peers both in terms of financial strength and earnings performance.

	Cash profit	A record cash profit after tax of $6,498 million up 11% on 2012.

	Economic profit	Economic profit[1] of $2,701 million, up 14%.

Both cash profit and statutory profit were up 11% on 2012.

	Return on equity	Cash ROE of 15.3%, up 20 bps on the prior year as a result of a higher cash profit and effective capital management.

	Cash earnings per share (EPS)	Cash EPS of 238.5 cents has improved 9% from 2012.

Most Respected		On Target:

	Senior leaders as role models	The overall assessment of Senior Leaders as role models improved from 67% to 71% this year bringing it higher than the Financial Services norm.

	Employee engagement	An engaged workforce is regarded as an important driver of sustainable long term performance. Despite continuing challenging business conditions and significant bank-wide changes over the year, employee engagement has improved to 72% in 2013.

	Workforce diversity	Workforce diversity is core to delivering on our super regional strategy. Management roles filled by women remain steady year on year. ANZ is continually focused on increasing the diversity of its workforce.

Well Managed		On Target:

	Maintain strong credit rating	The maintenance of a strong credit rating is fundamental to the ongoing stability of the Group and there have been no changes to the Group’s credit ratings during the year.

	Core funding ratio (CFR)	CFR of 93%, improved from 89% in the prior year.

	Cost to income ratio	Significant productivity improvement in 2013 with the cost to income ratio reducing 130 bps (excluding VISA sales proceeds, NZ Simplification costs and software impairment charges in 2012) on the back of tight cost management.

Number of outstanding internal audit items

ANZ Global Internal Audit conducts an ongoing and rigorous review process to identify weaknesses in procedures and compliance with policies. In 2013 there was an historically low number of outstanding items.

Category	Measure	Outcome

Best Connected		On Target:
Growth in Asia Pacific, Europe and America

ANZ aspires to be the most respected bank in the Asia Pacific region using super regional connectivity to better meet the needs of customers which are increasingly linked to regional capital, trade and wealth flows. One important measure of the success of the super regional strategy is the growth in total Network revenues (revenue arising from having a meaningful business in Asia Pacific, Europe and America regardless of whether the revenue is subsequently booked within the region or in Australia or New Zealand). APEA Network revenues remained stable at 21% of Group revenue in 2013. This continues to differentiate ANZ from its Australian peer group.

Customer Driven		On Target:
Customer satisfaction (based on external survey outcomes)

ANZ tracks customer satisfaction across its businesses as part of a group of indicators of longer term performance trends. ANZ aims to achieve top quartile customer satisfaction scores in each business based on external surveys.

In 2013 customer satisfaction in Australia, across Retail and Corporate and Commercial segments has improved significantly on prior year.
However, customer satisfaction in New Zealand has declined slightly as a result of NZ Simplification but market share has been retained.

1	Economic profit is an unaudited risk adjusted profit measure determined by adjusting cash profit for economic credit costs, the benefit of imputation credits and the cost of capital.

7.3 LTI – PERFORMANCE AND VESTING

Performance rights previously granted to the CEO and Disclosed Executives which reached their third anniversary were tested in November/ December 2012. ANZ’s relative TSR exceeded the 75th percentile of the comparator group over the three year period and therefore the rights vested in full.

The performance rights granted in November/December 2010 will be tested at their third anniversary in November/December 2013 to determine the vesting outcome.

8. 2013 Remuneration

8.1 NON-EXECUTIVE DIRECTORS (NEDS)

Principles underpinning the remuneration policy for NEDs.

Principle	Comment
Aggregate Board and Committee fees are within the maximum annual aggregate limit approved by shareholders

The current aggregate fee pool for NEDs of $4 million was approved by shareholders at the 2012 Annual General Meeting. The annual total of NEDs’ fees, including superannuation contributions, is within this agreed limit. Retirement benefits accrued as at September 2005 are not included within this limit.

Fees are set by reference to key considerations	Board and Committee fees are set by reference to a number of relevant considerations including:
} general industry practice and best principles of corporate governance;
} the responsibilities and risks attached to the role of NEDs;
} the time commitment expected of NEDs on Group and Company matters; and
} reference to fees paid to NEDs of comparable companies.

ANZ compares NED fees to a comparator group of Australian listed companies with a similar size market capitalisation, with particular focus on the major financial services institutions. This is considered an appropriate group, given similarity in size, nature of work and time commitment required by NEDs.

The remuneration structure preserves independence whilst aligning interests of NEDs and shareholders	So that independence and impartiality is maintained, fees are not linked to the performance of the Company and NEDs are not eligible to participate in any of the Group’s incentive arrangements.

DIRECTORS’ REPORT     39

Components of NED Remuneration

NEDs receive a fee for being a Director of the Board, and additional fees for either chairing or being a member of a Board Committee. The Chairman of the Board does not receive additional fees for service on a Board Committee.

The Board agreed not to increase the individual NED fees for 2013. For details of remuneration paid to NEDs for the years 2012 and 2013, refer to Table 3.

Elements	Details

Board/Committee fees	Board Chairman Fee	$775,000
per annum – 2013	Board NED Base Fee	$210,000

	Committee Fees	Committee Chair	Committee Member
	Audit	$65,000	$32,500
	Governance	$35,000	$15,000
	Human Resources	$55,000	$25,000
	Risk	$57,000	$30,000
	Technology	$35,000	$15,000

Post-employment Benefits	Superannuation contributions are made in accordance with the current Superannuation Guarantee legislation (but only up to the Government’s prescribed maximum contributions limit) which satisfies the Company’s statutory superannuation contributions. Contributions are not included in the base fee.

	The ANZ Directors’ Retirement Scheme was closed effective 30 September 2005. Accrued entitlements relating to the ANZ Directors’ Retirement Scheme were fixed at 30 September 2005 and NEDs had the option to convert these entitlements into ANZ shares. Such entitlements, either in ANZ shares or cash, have been carried forward or will be transferred to the NED when they retire from the ANZ Board (including interest accrued at the 30 day bank bill rate for cash entitlements).

	The accrued entitlements for current NEDs fixed under the ANZ Directors’ Retirement Scheme as at 30 September 2005 were as follows:

} G Clark	$83,197
} D Meiklejohn	$64,781
} J Morschel	$60,459

Shareholdings of NEDs

The movement in shareholdings during the reporting period (held directly, indirectly and by related parties) is provided in the Financial Statements – note 46.

The NED shareholding guidelines require NEDs to accumulate shares, over a five year period from appointment, to the value of 100% (200% for the Chairman) of the base annual NED fee and to maintain this shareholding while a Director of ANZ. NEDs have agreed that where their holding is below this guideline they will direct a minimum of 25% of their fees each year toward achieving this shareholding.

All NEDs have met or, if appointed within the last five years, are on track to meet their minimum shareholding guidelines requirement.

NED Statutory Remuneration Disclosure

Remuneration details of NEDs for 2012 and 2013 are set out in Table 3. There was no increase in NED fees throughout the year. Overall, there is an increase in total NED remuneration year on year due to the commencement of Ms Dwyer in April 2012, the commencement of Mr Liebelt in July 2013 and the prescribed increase in Superannuation Guarantee Contributions.

TABLE 3: NED REMUNERATION FOR 2013 AND 2012

		Short-Term NED Benefits		Post-Employment
	Financial Year	Fees[1] $	Non monetary benefits $	Super contributions $	Total remuneration[2,3] $
Non-Executive Directors (NEDs)
J Morschel[4]	2013	775,000	5,336	16,796	797,132
	2012	775,000	–	15,949	790,949
G Clark	2013	300,000	–	16,796	316,796
	2012	300,000	–	15,949	315,949
P Dwyer[5]	2013	297,500	–	16,796	314,296
	2012	136,250	–	8,061	144,311
P Hay	2013	302,500	–	16,796	319,296
	2012	302,500	–	15,949	318,449
H Lee	2013	280,000	–	16,796	296,796
	2012	280,000	–	15,949	295,949
G Liebelt[5]	2013	70,000	–	4,444	74,444

I Macfarlane	2013	314,500	–	16,796	331,296
	2012	314,500	–	15,949	330,449
D Meiklejohn[4]	2013	320,000	1,485	16,796	338,281
	2012	320,000	1,322	15,949	337,271
A Watkins	2013	312,500	–	16,796	329,296
	2012	312,500	–	15,949	328,449
Total of all Non-Executive Directors	2013	2,972,000	6,821	138,812	3,117,633
	2012	2,740,750	1,322	119,704	2,861,776

1	Fees are the sum of Board fees and Committee fees, as included in the Annual Report.
2	Long-term benefits and share-based payments are not applicable for the Non-Executive Directors. There were no termination benefits for the Non-Executive Directors in either 2012 or 2013.
3	Amounts disclosed for remuneration of Directors exclude insurance premiums paid by the Group in respect of Directors’ and officers’ liability insurance contracts. The total premium, which cannot be disclosed because of confidentiality requirements, has not been allocated to the individuals covered by the insurance policy as, based on all available information, the Directors believe that no reasonable basis for such allocation exists.
4	For J Morschel, non monetary benefits relate to car parking. For D Meiklejohn, non monetary benefits relate to the provision of office space.
5	P Dwyer commenced as a Non-Executive Director on 1 April 2012 so 2012 remuneration reflects amounts received for the partial service for the 2012 year. G Liebelt commenced as a Non-Executive Director on 1 July 2013 so 2013 remuneration reflects amounts received for the partial service for the 2013 year.

8.2 CHIEF EXECUTIVE OFFICER (CEO)

Actual remuneration provided to the CEO in 2013 is detailed below, with remuneration tables provided in Section 8.4, Remuneration Tables – CEO and Disclosed Executives.

Fixed pay: The CEO’s fixed remuneration remained unchanged at $3.15 million (with his only increase since commencement being three years ago, effective 1 October 2010).

Short Term Incentive (STI): The CEO has a target STI opportunity of $3.15 million. The actual amount paid can increase or decrease from this number dependent on his performance as CEO and the performance of the organisation as a whole. Specifically, if, in the Board’s view the CEO has performed above/below his targets, the Board may exercise its discretion to increase/decrease the STI beyond his target payment.

The Board approved the CEO’s 2013 balanced scorecard objectives at the start of the year and then assessed his performance against these objectives at the end of the year. The CEO’s STI payment for 2013 was then determined having regard to his delivery against these objectives including ANZ’s productivity performance and focus on capital efficiency, his demonstration of values led behaviours, as well as progress achieved in relation to ANZ’s long term strategic goals. The STI payment for 2013 will be $4.0 million with $2.05 million paid in cash and the balance ($1.95 million) awarded as deferred shares, half deferred for one year and half for two years.

Unvested deferred shares will be forfeited if the CEO resigns. Unvested deferred shares will be retained and released at the vesting date where the CEO is terminated with notice or where cessation of employment is by mutual agreement, unless the Board determines otherwise.

DIRECTORS’ REPORT     41

Long Term Incentive (LTI): Three tranches of performance rights were granted to the CEO in December 2007, covering his first three years in the role. All three tranches have now vested. The third tranche was tested on 18 December 2012 and as a result of the testing 100% (260,642) of the performance rights vested. There is no re-testing of these grants.

At the 2012 Annual General Meeting shareholders approved an LTI grant to the CEO equivalent to 100% of his 2012 fixed pay, being $3.15 million. This equated to 328,810 performance rights being granted, at an allocation value of $9.58 per right, deferred for three years and subject to testing against a TSR hurdle relative to a comparator group of selected financial services companies.

For 2013, it is proposed to grant $3.15 million (100% of fixed pay) LTI, subject to shareholder approval at the 2013 Annual General Meeting, to be delivered as performance rights split into two equal tranches, each subject to a relative TSR performance hurdle, as outlined in Section 6.2.2. The TSR hurdles will be subject to testing after three years, i.e. November 2016.

The performance rights will be forfeited if the CEO resigns before they have vested and/or been exercised. The performance rights will be retained and will vest and become exercisable, subject to the relevant time and performance conditions being satisfied, where the CEO is terminated with notice or where cessation of employment is by mutual agreement.

CEO Equity

Details of deferred shares, options and performance rights granted to the CEO during the 2013 year and in prior years which vested, were exercised/sold or which lapsed/were forfeited during the 2013 year are set out in Table 4 below.

TABLE 4: CEO EQUITY GRANTED, VESTED, EXERCISED/SOLD AND LAPSED/FORFEITED

						Vested			Lapsed/Forfeited			Exercised/Sold
Name	Type of equity	Number granted[1]	Grant date	First date exercisable	Date of expiry	Number	%	Value[2] $	Number	%	Value[2] $	Number	%	Value[2] $	Vested and exercisable as at 30 Sep 2013	Unexer -cisable as at 30 Sep 2013
CEO
M Smith	STI deferred shares	47,448	12-Nov-10	12-Nov-12	–	47,448	100	1,165,683	–	–	–	(47,448)	100	1,174,888	–	–
	STI deferred shares	36,730	14-Nov-11	14-Nov-12	–	36,730	100	888,859	–	–	–	(36,730)	100	909,494	–	–
	STI deferred shares[3]	36,334	12-Nov-12	12-Nov-13	–	–	–	–	–	–	–	–	–	–	–	36,334
	STI deferred shares[3]	36,334	12-Nov-12	12-Nov-14	–	–	–	–	–	–	–	–	–	–	–	36,334
	LTI performance rights[4]	260,642	19-Dec-07	19-Dec-12	18-Dec-13	260,642	100	6,419,352	–	–	–	(260,642)	100	6,453,913	–	–
	LTI performance rights[5]	328,810	19-Dec-12	19-Dec-15	19-Dec-17	–	–	–	–	–	–	–	–	–	–	328,810

1	The maximum value at the time of the grant is determined by multiplying the number granted by the fair value of the equity instruments. (Refer to Table 8: Equity Valution Inputs – Options/Rights for the fair value of rights at grant and Table 9: Equity Valuation Inputs – Deferred shares for the fair value of shares at grant.) The minimum value of the grants, if the applicable conditions are not met at vesting date, is nil. Options/rights granted include those granted as remuneration to the CEO. No options/rights have been granted since the end of 2013 up to the signing of the Director’s Report on 8 November 2013.
2	The value of shares and/or performance rights is based on the one day VWAP of the Company’s shares traded on the ASX on the date of vesting, lapsing/forfeiture or exercising/sale, multiplied by the number of shares and/or performance rights.
3	The CEO had a proportion of his STI amount deferred as equity. The Board determined the deferred amount for the CEO. Refer to Table 9 for details of the valuation methodology, inputs and fair value.
4	LTI performance rights granted 19 December 2007 were exercised on 20 December 2012. One day VWAP on date of exercise was $24.7616. The exercise price was $0.00.
5	The 2012 LTI grant for the CEO was delivered as performance rights. Refer to the section on CEO LTI for further details of the LTI grant and Table 8 for details of the valuation, inputs and fair value.

The movement during the reporting period in shareholdings, options and performance rights of the CEO (held directly, indirectly and by related parties) is provided in the Financial Statements – note 46.

CEO’s Contract Terms

The following sets out details of the contract terms relating to the CEO. The contract terms are in line with industry practice (based on external advice on Australian and international peer company benchmarks) and ASX Corporate Governance Principles.

Length of contract	Mr Smith commenced as CEO and Executive Director of ANZ on 1 October 2007 and is on a permanent contract, which is an ongoing employment contract until notice is given by either party.

Notice periods	Mr Smith or ANZ may terminate the employment agreement by providing 12 months’ written notice.

Resignation	On resignation, all unvested STI deferred shares and all unexercised performance rights (or cash equivalent) will be forfeited.

Termination on notice by ANZ	ANZ may terminate Mr Smith’s employment by providing 12 months’ written notice or payment in lieu of the notice period based on fixed remuneration.

On termination on notice by ANZ all unvested STI deferred shares will be released at the original vesting date unless the Board determines otherwise; all performance rights (or cash equivalent) which have vested or vest during the notice period will be retained and become exercisable; all performance rights (or cash equivalent) which have not yet vested will be retained and will vest and become exercisable subject to the relevant time and performance hurdles being satisfied.

Death or total and permanent disablement	On death or total and permanent disablement, all unvested STI deferred shares and all performance rights (or cash equivalent) will vest.

Change of control	In the event of takeover, scheme of arrangement or other change of control event occurring, the performance condition applying to the performance rights will be tested and the performance rights will vest based on the extent the performance condition is satisfied. No pro-rata reduction in vesting will occur based on the period of time from the date of grant to the date of the change of control event occurring, and vesting will only be determined by the extent to which the performance condition is satisfied.

Any performance rights which vest based on satisfaction of the performance condition will vest at a time (being no later than the final date on which the change of control event will occur) determined by the Board.

Any performance rights which do not vest will lapse with effect from the date of the change of control event occurring, unless the Board determines otherwise.

Any unvested STI deferred shares will vest at a time (being no later than the final date on which the change of control event will occur) determined by the Board.

Termination for serious misconduct	ANZ may immediately terminate Mr Smith’s employment at any time in the case of serious misconduct, and Mr Smith will only be entitled to payment of fixed remuneration up to the date of termination.

On termination without notice by ANZ in the event of serious misconduct all STI deferred shares remaining in trust and performance rights (or cash equivalent) will be forfeited.

Statutory Entitlements	Payment of statutory entitlements of long service leave and annual leave applies in all events of separation.

8.3 DISCLOSED EXECUTIVES

Actual remuneration provided to the Disclosed Executives in 2013 is summarised below, with remuneration tables provided in Section 8.4, Remuneration Tables – CEO and Disclosed Executives.

Fixed pay: During 2013, fixed pay for Disclosed Executives remained unchanged. The annual review of ANZ’s fixed remuneration levels for Disclosed Executives identified they were generally competitively positioned within the market and there were no increases to fixed pay.

Short Term Incentive (STI): All incentives actually paid in the 2013 financial year related to performance from the 2012 financial year, and all deferred components are subject to the Board’s discretion to reduce or adjust to zero before vesting.

For the 2013 year, the Board took into consideration overall Company performance against the balanced scorecard of measures, along with individual performance against set objectives. Overall, the total amount of STI payments to Disclosed Executives for the 2013 year (which are paid in the 2014 financial year) has increased from 2012, reflecting the improvement in company performance, the focus on productivity and capital efficiency, and progress towards the achievement of longer term targets, demonstrating the link between performance and variable reward outcomes.

The range in payments to individuals was broad, ranging from on target to well above target.

Long Term Incentive (LTI): LTI performance rights granted to Disclosed Executives during the 2013 financial year were allocated in November 2012. Subject to meeting the relative TSR performance hurdle, these performance rights will vest in November 2015.

For awards to be allocated in November/December 2013, the Board elected to grant LTI awards to Disclosed Executives at or above target, reflecting the importance of focusing Disclosed Executives on the achievement of longer term strategic objectives and alignment with shareholders interests, and recognising the capabilities of these individuals and the need to retain their expertise over the longer term.

Disclosed Executives Equity

Details of deferred shares, options and performance rights granted to the Disclosed Executives during the 2013 year and granted to the Disclosed Executives in prior years which vested, were exercised/sold or which lapsed/were forfeited during the 2013 year are set out in Table 5.

The movement in shareholdings, options and performance rights of the Disclosed Executives (held directly, indirectly and by related parties) during the reporting period is provided in the Financial Statements – note 46.

DIRECTORS’ REPORT     43

TABLE 5: DISCLOSED EXECUTIVES EQUITY GRANTED,						Vested			Lapsed/Forfeited			Exercised/Sold
VESTED, EXERCISED/SOLD AND LAPSED/FORFEITED															Vested and exercisable	Unexer -cisable as at
Name	Type of equity	Number granted[1]	Grant date	First date exercisable	Date of expiry	Number	%	Value[2] $	Number	%	Value[2] $	Number	%	Value[2] $	as at 30 Sep 2013	30 Sep 2013
Current Disclosed Executives
P Chronican[3]	STI deferred shares	12,652	12-Nov-10	12-Nov-12	–	12,652	100	310,829	–	–	–	(12,652)	100	310,829	–	–
	STI deferred shares	16,588	14-Nov-11	14-Nov-12	–	16,588	100	401,426	–	–	–	(16,588)	100	401,426	–	–
	STI deferred shares[10]	15,139	12-Nov-12	12-Nov-13	–	–	–	–	–	–	–	–	–	–	–	15,139
	STI deferred shares[10]	15,139	12-Nov-12	12-Nov-14	–	–	–	–	–	–	–	–	–	–	–	15,139
	LTI performance rights	57,726	24-Dec-09	24-Dec-12	23-Dec-14	57,726	100	1,440,697	–	–	–	(57,726)	100	1,440,697	–	–
	LTI performance rights[11]	63,976	12-Nov-12	12-Nov-15	12-Nov-17	–	–	–	–	–	–	–	–	–	–	63,976
S Elliott[4]	STI deferred shares	12,125	12-Nov-10	12-Nov-12	–	12,125	100	297,882	–	–	–	(12,125)	100	291,133	–	–
	STI deferred shares	9,573	14-Nov-11	14-Nov-12	–	9,573	100	231,665	–	–	–	(9,573)	100	229,857	–	–
	STI deferred shares[10]	20,186	12-Nov-12	12-Nov-13	–	–	–	–	–	–	–	–	–	–	–	20,186
	STI deferred shares[10]	20,185	12-Nov-12	12-Nov-14	–	–	–	–	–	–	–	–	–	–	–	20,185
	STI deferred options	5,307	13-Nov-09	13-Nov-10	12-Nov-14	–	–	–	–	–	–	(5,307)	100	46,259	–	–
	STI deferred options	5,307	13-Nov-09	13-Nov-11	12-Nov-14	–	–	–	–	–	–	(5,307)	100	46,259	–	–
	STI deferred options	69,238	12-Nov-10	12-Nov-11	11-Nov-15	–	–	–	–	–	–	(69,238)	100	540,513	–	–
	STI deferred options	69,238	12-Nov-10	12-Nov-12	11-Nov-15	69,238	100	59,379	–	–	–	(69,238)	100	540,513	–	–
	LTI performance rights	41,084	13-Nov-09	13-Nov-12	12-Nov-14	41,084	100	995,424	–	–	–	(41,084)	100	995,424	–	–
	LTI performance rights[11]	118,110	12-Nov-12	12-Nov-15	12-Nov-17	–	–	–	–	–	–	–	–	–	–	118,110
A Géczy[5]	-	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–
D Hisco[6]	STI deferred share rights	8,903	12-Nov-10	12-Nov-12	11-Nov-15	8,903	100	218,725	–	–	–	(8,903)	100	218,725	–	–
	STI deferred share rights	19,072	14-Nov-11	14-Nov-12	14-Nov-14	19,072	100	461,539	–	–	–	(19,072)	100	461,539	–	–
	STI deferred share rights[10]	17,338	12-Nov-12	12-Nov-13	12-Nov-15	–	–	–	–	–	–	–	–	–	–	17,338
	STI deferred share rights[10]	18,382	12-Nov-12	12-Nov-14	12-Nov-16	–	–	–	–	–	–	–	–	–	–	18,382
	LTI performance rights	32,867	13-Nov-09	13-Nov-12	12-Nov-14	32,867	100	796,335	–	–	–	(32,867)	100	796,335	–	–
	LTI performance rights[11]	49,212	12-Nov-12	12-Nov-15	12-Nov-17	–	–	–	–	–	–	–	–	–	–	49,212
G Hodges[7]	STI deferred shares	9,911	12-Nov-10	12-Nov-12	–	9,911	100	243,489	–	–	–	–	–	–	9,911	–
	STI deferred shares	11,848	14-Nov-11	14-Nov-12	–	11,848	100	286,719	–	–	–	–	–	–	11,848	–
	STI deferred shares[10]	11,102	12-Nov-12	12-Nov-13	–	–	–	–	–	–	–	–	–	–	–	11,102
	STI deferred shares[10]	11,102	12-Nov-12	12-Nov-14	–	–	–	–	–	–	–	–	–	–	–	11,102
	STI deferred share rights	5,663	31-Oct-08	31-Oct-10	30-Oct-13	–	–	–	–	–	–	(5,663)	100	173,404	–	–
	LTI performance rights	41,084	13-Nov-09	13-Nov-12	12-Nov-14	41,084	100	995,424	–	–	–	(41,084)	100	995,424	–	–
	LTI performance rights[11]	49,212	12-Nov-12	12-Nov-15	12-Nov-17	–	–	–	–	–	–	–	–	–	–	49,212
J Phillips[8]	STI deferred shares	9,911	12-Nov-10	12-Nov-11	–	–	–	–	–	–	–	(9,911)	100	233,762	–	–
	STI deferred shares	9,911	12-Nov-10	12-Nov-12	–	9,911	100	243,489	–	–	–	(9,911)	100	233,762	–	–
	STI deferred shares	9,005	14-Nov-11	14-Nov-12	–	9,005	100	217,919	–	–	–	(9,005)	100	212,393	–	–
	STI deferred shares[10]	11,102	12-Nov-12	12-Nov-13	–	–	–	–	–	–	–	–	–	–	–	11,102
	STI deferred shares[10]	11,102	12-Nov-12	12-Nov-14	–	–	–	–	–	–	–	–	–	–	–	11,102
	LTI performance rights	36,976	13-Nov-09	13-Nov-12	12-Nov-14	36,976	100	895,892	–	–	–	(36,976)	100	895,892	–	–
	LTI performance rights[11]	49,212	12-Nov-12	12-Nov-15	12-Nov-17	–	–	–	–	–	–	–	–	–	–	49,212
N Williams	STI deferred shares	16,343	12-Nov-10	12-Nov-12	–	16,343	100	401,508	–	–	–	(16,343)	100	395,975	–	–
	STI deferred shares	13,626	14-Nov-11	14-Nov-12	–	13,626	100	329,746	–	–	–	(13,626)	100	329,746	–	–
	STI deferred shares[10]	11,607	12-Nov-12	12-Nov-13	–	–	–	–	–	–	–	–	–	–	–	11,607
	STI deferred shares[10]	11,606	12-Nov-12	12-Nov-14	–	–	–	–	–	–	–	–	–	–	–	11,606
	LTI deferred shares	21,929	13-Nov-09	13-Nov-12	–	21,929	100	531,318	–	–	–	(21,929)	100	531,318	–	–
	LTI deferred share rights[11]	29,225	12-Nov-12	12-Nov-15	12-Nov-17	–	–	–	–	–	–	–	–	–	–	29,225
Former Disclosed Executives
A Thursby[9]	Other deferred shares	34,602	03-Sep-07	03-Sep-10	–	–	–	–	–	–	–	(34,602)	100	1,098,686	–	–
	Other deferred shares	43,610	22-Sep-09	22-Sep-12	–	–	–	–	–	–	–	(43,610)	100	1,110,088	–	–
	STI deferred shares	12,369	31-Oct-08	31-Oct-09	–	–	–	–	–	–	–	(12,369)	100	392,742	–	–
	STI deferred shares	12,369	31-Oct-08	31-Oct-10	–	–	–	–	–	–	–	(12,369)	100	392,742	–	–
	STI deferred shares	26,316	13-Nov-09	13-Nov-10	–	–	–	–	–	–	–	(26,316)	100	637,610	–	–
	STI deferred shares	24,251	12-Nov-10	12-Nov-12	–	24,251	100	595,789	–	–	–	(24,251)	100	587,577	–	–
	STI deferred shares	16,588	14-Nov-11	14-Nov-12	–	16,588	100	401,426	–	–	–	(16,588)	100	401,426	–	–
	STI deferred shares	16,587	14-Nov-11	14-Nov-13	–	–	–	–	(16,587)	100	469,883	–	–	–	–	–
	STI deferred shares[10]	20,186	12-Nov-12	12-Nov-13	–	–	–	–	(20,186)	100	571,837	–	–	–	–	–
	STI deferred shares[10]	20,185	12-Nov-12	12-Nov-14	–	–	–	–	(20,185)	100	571,809	–	–	–	–	–
	STI deferred options	82,255	31-Oct-08	31-Oct-09	30-Oct-13	–	–	–	–	–	–	(82,255)	100	662,079	–	–
	STI deferred options	82,254	31-Oct-08	31-Oct-10	30-Oct-13	–	–	–	–	–	–	(82,254)	100	911,260	–	–
	LTI performance rights	45,193	13-Nov-09	13-Nov-12	12-Nov-14	45,193	100	1,094,981	–	–	–	(45,193)	100	1,094,981	–	–
	LTI performance rights	45,986	12-Nov-10	12-Nov-13	11-Nov-15	–	–	–	(45,986)	100	1,302,710	–	–	–	–	–
	LTI performance rights	77,519	14-Nov-11	14-Nov-14	14-Nov-16	–	–	–	(77,519)	100	2,195,989	–	–	–	–	–
	LTI performance rights[11]	118,110	12-Nov-12	12-Nov-15	12-Nov-17	–	–	–	(118,110)	100	3,345,867	–	–	–	–	–

1	The maximum value at the time of the grant is determined by multiplying the number granted by the fair value of the equity instruments. (Refer to Table 8: Equity Valuation Inputs – Options/ Rights for the fair value of rights at grant and Table 9: Equity Valuation Inputs – Deferred shares for the fair value of shares at grant). The minimum value of the grants, if the applicable conditions are not met at vesting date, is nil. Options/rights granted include those granted as remuneration to the five highest paid executives, inclusive of Disclosed Executives or any other Group and Company executives who participate in making decisions that affect the whole, or a substantial part, of the business of the Company or who have the capacity to significantly affect the Company’s financial standing. No options/rights have been granted since the end of 2013 up to the signing of the Director’s Report on 8 November 2013.
2	The value of shares and/or share rights and/or performance rights is based on the one day VWAP of the Company’s shares traded on the ASX on the date of vesting, lapsing or exercising, multiplied by the number of shares and/or share rights and/or performance rights. The value of options is based on the difference between the one day VWAP and the exercise price, multiplied by the number of options.
3	P Chronican – LTI performance rights granted 24 December 2009 were exercised on 24 December 2012. One day VWAP on date of exercise was $24.9575. The exercise price was $0.00.
4	S Elliott – STI deferred options granted 13 November 2009 were exercised 2 May 2013. One day VWAP on date of exercise was $31.5166. The exercise price was $22.80. STI deferred options granted 12 November 2010 were also exercised 2 May 2013. The exercise price was $23.71. LTI performance rights granted 13 November 2009 were exercised 13 November 2012. One day VWAP on date of exercise was $24.2290. The exercise price was $0.00.
5	A Géczy – A Géczy commenced in role 16 September 2013. No equity transactions were applicable for the period.
6	D Hisco – STI deferred share rights granted 12 November 2010 were exercised on 12 November 2012. One day VWAP on date of exercise was $24.5676. The exercise price was $0.00. STI deferred share rights granted 14 November 2011 were exercised on 14 November 2012. One day VWAP on date of exercise was $24.1998. The exercise price was $0.00. LTI performance rights granted 13 November 2009 were exercised 13 November 2012. One day VWAP on date of exercise was $24.2290. The exercise price was $0.00.
7	G Hodges – STI deferred share rights granted 31 October 2008 were exercised on 9 May 2013. One day VWAP on date of exercise was $30.6205. The exercise price was $0.00. LTI performance rights granted 13 November 2009 were exercised on 13 November 2012. One day VWAP on date of exercise was $24.2290. The exercise price was $0.00.
8	J Phillips – LTI performance rights granted 13 November 2009 were exercised 13 November 2012. One day VWAP on date of exercise was $24.2290. The exercise price was $0.00.
9	A Thursby – Ceased employment 30 June 2013 so equity transactions are to that date. Transactions include those that transpired prior to cessation and those that were forfeited on cessation. STI deferred options granted 31 October 2008 were exercised 2 November 2012. One day VWAP on date of exercise was $25.2291. The exercise price was $17.18. STI deferred options granted 31 October 2008 were exercised 22 February 2013. One day VWAP on date of exercise was $28.2586. The exercise price was $17.18. LTI performance rights granted 13 November 2009 were exercised 13 November 2012. One day VWAP on date of exercise was $24.2290. The exercise price was $0.00.
10	The Disclosed Executives had a proportion of their STI amount deferred as equity. In 2013 D Hisco received share rights rather than shares due to taxation regulations in New Zealand. A share right effectively provides a right in the future to acquire a share in ANZ at nil cost to the employee. Refer to the STI arrangements section for further details of the mandatory deferral arrangements for the Disclosed Executives and Table 9 for details of the valuation methodology, inputs and fair value.
11	The 2012 LTI grants for Disclosed Executives were delivered as performance rights excluding for the CRO. Refer to Section 6.2.2, LTI Arrangements for further details and Table 8 for details of the valuation, inputs and fair value.

Disclosed Executives’ Contract Terms

The following sets out details of the contract terms relating to the Disclosed Executives. The contract terms for all Disclosed Executives are similar, but do on occasion, vary to suit different needs.

Length of contract	Disclosed Executives are on a permanent contract, which is an ongoing employment contract until notice is given by either party.

Notice periods

In order to terminate the employment arrangements, Disclosed Executives are required to provide the Company with six months’ written notice. ANZ must provide Disclosed Executives with 12 months’ written notice.

Resignation	On resignation, unless the Board determines otherwise, all unvested deferred shares, all unvested or vested but unexercised performance rights and all deferred share rights are forfeited.

Termination on notice by ANZ	ANZ may terminate the Disclosed Executive’s employment by providing 12 months’ written notice or payment in lieu of the notice period based on fixed remuneration. On termination on notice by ANZ, unless the Board determines otherwise:

} all unvested deferred shares, performance rights and deferred share rights are forfeited at the time notice is given to the Disclosed Executive; and

} only performance rights and deferred share rights that are vested may be exercised.

Redundancy	If ANZ terminates employment for reasons of redundancy, a severance payment will be made that is equal to 12 months’ fixed remuneration.

All STI deferred shares and STI deferred share rights remain subject to clawback and are released at the original vesting date. Performance rights, LTI deferred shares and LTI deferred share rights are either released in full or on a pro-rata basis, at the discretion of the Board with regard to the circumstances.

Death or total and permanent disablement	On death or total and permanent disablement all unvested STI deferred shares, all deferred share rights and all performance rights will vest.

Termination for serious misconduct	ANZ may immediately terminate the Disclosed Executive’s employment at any time in the case of serious misconduct, and the employee will only be entitled to payment of fixed remuneration up to the date of termination.

On termination without notice by ANZ in the event of serious misconduct all deferred shares held in trust will be forfeited and all performance rights and deferred share rights will be forfeited.

Statutory Entitlements	Payment of statutory entitlements of long service leave and annual leave applies in all events of separation.

Other arrangements

P Chronican – As Mr Chronican joined ANZ in November 2009 he was not included in the LTI grants made to other Management Board members in early November 2009. Accordingly, a separate LTI grant was made in December 2009 providing performance rights on the same terms and conditions as those provided to Management Board for 2009, apart from the allocation value which varied to reflect the different values at the respective grant dates.

DIRECTORS’ REPORT     45

8.4 REMUNERATION TABLES – CEO AND DISCLOSED EXECUTIVES

Table 6: Non Statutory Remuneration Disclosure has been prepared to provide shareholders with a view of remuneration structure and how remuneration was paid or communicated to the CEO and Disclosed Executives for 2012 and 2013. The Board believes presenting information in this way provides the shareholder with increased clarity and transparency of the CEO and Disclosed Executives’ remuneration, clearly showing the amounts awarded for each remuneration component (fixed remuneration, STI and LTI) within the financial year. Details of prior year awards which may have vested in 2012 and 2013 are provided in the footnotes.

	Individuals included in table	Fixed remuneration	Non monetary benefits	Long service leave accrual

NON STATUTORY REMUNERATION DISCLOSURE TABLE	CEO and Current Disclosed Executives (pro-rated for period of year as a KMP)	Total of cash salary and superannuation contributions	Non monetary benefits which typically consists of company-funded benefits and fringe benefits tax payable on these benefits	Not included

STATUTORY REMUNERATION DISCLOSURE TABLE	CEO, Current and Former Disclosed Executives (pro-rated for period of year as a KMP)	Cash salary (including reductions made in relation to the utilisation of ANZ’s Lifestyle Leave Policy) and superannuation contributions	As above	Long service leave accrued during the year

1	Subject to Shareholder approval for the CEO

TABLE 6:	NON STATUTORY REMUNERATION DISCLOSURE – CEO AND CURRENT DISCLOSED EXECUTIVE REMUNERATION FOR 2013 AND 2012

		Fixed
	Financial Year	Remuneration[1] $	Non monetary benefits $	Cash $	Deferred as equity $
CEO and Current Disclosed Executives
M Smith[3]	2013	3,150,000	145,681	2,050,000	1,950,000
Chief Executive Officer	2012	3,150,000	121,900	1,900,000	1,800,000
P Chronican[4]	2013	1,300,000	15,669	1,050,000	950,000
Chief Executive Officer, Australia	2012	1,300,000	7,590	850,000	750,000
S Elliott[5]	2013	1,250,000	15,669	1,300,000	1,200,000
Chief Financial Officer	2012	1,187,000	40,853	1,100,000	1,000,000
A Géczy[6]	2013	50,000	–	–	–
Chief Executive Officer, International & Institutional Banking
D Hisco[7]	2013	1,000,000	411,398	1,050,000	950,000
Chief Executive Officer, New Zealand	2012	1,000,000	309,757	900,000	800,000
G Hodges[8]	2013	1,000,000	27,404	675,000	575,000
Deputy Chief Executive Officer	2012	1,000,000	13,789	650,000	550,000
J Phillips[9]	2013	1,000,000	5,500	700,000	600,000
Chief Executive Officer, Global Wealth and Global Managing Director, Marketing, Innovation and Digital	2012	580,000	5,500	377,000	319,000
N Williams[10]	2013	1,000,000	248,328	850,000	750,000
Chief Risk Officer	2012	790,000	32,675	533,250	454,250

1	Fixed remuneration was unchanged for Disclosed Executives year on year. The difference for S Elliott year on year reflects his promotion in 2012 where remuneration was increased to reflect expanded responsibilities. The differences for J Phillips and N Williams year on year reflects partial service as a Disclosed Executive in 2012.
2	The possible range of STI is between 0 and 2 times target STI. The actual STI received is dependent on ANZ and individual performance (refer to Section 6.2.1, Short Term Incentives (STI) for more details). Anyone who received less than 100% of target forfeited the rest of their STI entitlement. The minimum value is nil and the maximum value is what was actually paid.
3	M Smith – The 2013 LTI relates to the LTI grant that is proposed for 2013, subject to approval by shareholders at the 2013 Annual General Meeting. The 2012 LTI relates to the LTI grant approved by shareholders at the 2012 Annual General Meeting. Non monetary benefits include car parking, life insurance and taxation services. In 2013 equity to the value of $2,054,542 vested in respect of previously disclosed deferred STI granted in 2010 and 2011. In addition, equity to the value of $6,419,352 vested in respect of previously disclosed deferred LTI granted in 2007, as approved by shareholders.
4	P Chronican – Non monetary benefits include car parking and taxation services. In 2013 equity to the value of $712,255 vested in respect of previously disclosed deferred STI granted in 2010 and 2011. In addition, equity to the value of $1,440,697 vested in respect of deferred LTI granted in 2009.
5	S Elliott – 2012 fixed remuneration represents what was paid during the year (an increase to $1,250,000 occurred at date of promotion, 1 March 2012 - this figure has been referenced to calculate 2012 STI as a % of target). Non monetary benefits include car parking and taxation services. In 2013 equity to the value of $588,926 vested in respect of previously disclosed deferred STI granted in 2010 and 2011. In addition, equity to the value of $995,424 vested in respect of deferred LTI granted in 2009.

The information provided in Table 6 is non statutory information and differs from the information provided in Table 7: Statutory Remuneration Disclosure, which has been prepared in accordance with Australian Accounting Standards. A description of the difference between the two tables is provided below:

Retirement benefits	STI	LTI	Other equity allocations
Not included	STI awarded in Nov 2013 for the 2013 financial year – expressed as a cash value plus a deferred equity grant value	Communicated value of LTI granted in Nov/Dec[1] 2013	Nil, as nothing awarded in 2012 or 2013

The equity fair value multiplied by the number of instruments granted equals the STI/LTI deferred equity dollar value
Retirement benefit accrued during the year. This relates to a retirement allowance available to individuals employed prior to Nov 1992	Includes cash STI (Nov 2013 element only) and amortised STI for deferred equity from prior year awards Amortised STI values relate to STI awards made in Nov 2010, 2011 and 2012	Amortised LTI values relate to LTI awards made in Nov 2009 and Nov/Dec 2010, 2011 and 2012	Amortised values for equity awards made in prior years, excluding STI and LTI awards

Equity is amortised over the vesting period of the award. Refer to footnote 7 of the Statutory Remuneration Disclosure Table for details of how amortised values are calculated

STI			LTI	Total Remuneration
Total $	As % of target %	As % of maximum opportunity[2] %	Total (deferred as equity) $	Received $	Deferred as equity $	Total $

4,000,000	127%	63%	3,150,000	5,345,681	5,100,000	10,445,681
3,700,000	117%		3,150,000	5,171,900	4,950,000	10,121,900
2,000,000	128%	64%	700,000	2,365,669	1,650,000	4,015,669
1,600,000	103%		650,000	2,157,590	1,400,000	3,557,590
2,500,000	167%	83%	1,000,000	2,565,669	2,200,000	4,765,669
2,100,000	140%		1,200,000	2,327,853	2,200,000	4,527,853
–	–	–	625,000	50,000	625,000	675,000
2,000,000	167%	83%	699,200	2,461,398	1,649,200	4,110,598
1,700,000	142%		500,000	2,209,757	1,300,000	3,509,757
1,250,000	104%	52%	500,000	1,702,404	1,075,000	2,777,404
1,200,000	100%		500,000	1,663,789	1,050,000	2,713,789
1,300,000	108%	54%	500,000	1,705,500	1,100,000	2,805,500
696,000	100%		290,000	962,500	609,000	1,571,500
1,600,000	133%	89%	750,000	2,098,328	1,500,000	3,598,328
987,500	104%		474,000	1,355,925	928,250	2,284,175

6	A Géczy – A Géczy commenced in role 16 September 2013 so fixed remuneration reflects amounts received for the partial service for the 2013 year.
7	D Hisco – Non monetary benefits includes expenses related to his relocation to New Zealand, car parking and taxation services. In 2013 equity to the value of $680,264 vested in respect of deferred STI granted in 2010 and 2011. In addition, equity to the value of $796,335 vested in respect of deferred LTI granted in 2009.
8	G Hodges – Non monetary benefits include car parking and taxation services. In 2013 equity to the value of $530,208 vested in respect of previously disclosed deferred STI granted in 2010 and 2011. In addition, equity to the value of $995,424 vested in respect of previously disclosed deferred LTI granted in 2009.
9	J Phillips – J Phillips commenced in role on 1 March 2012 so 2012 remuneration (fixed, STI and LTI) reflects amounts received for partial service for that year. Non monetary benefits include taxation services. In 2013 equity to the value of $461,408 vested in respect of previously disclosed deferred STI granted in 2010 and 2011. In addition, equity to the value of $895,892 vested in respect of previously disclosed LTI granted in 2009.
10	N Williams – N Williams commenced in role on 17 December 2011 so 2012 remuneration (fixed, STI and LTI) reflects amounts received for the partial service for that year. Non monetary benefits include relocation expenses, car parking and taxation services. In 2013 equity to the value of $731,254 vested in respect of previously disclosed deferred STI granted in 2010 and 2011. In addition, equity to the value of $531,318 vested in respect of previously disclosed LTI granted in 2009.

DIRECTORS’ REPORT     47

TABLE 7:	STATUTORY REMUNERATION DISCLOSURE – CEO AND DISCLOSED EXECUTIVE REMUNERATION FOR 2013 AND 2012

		Short-Term Employee Benefits					Post-Employment

	Financial Year	Cash salary[1] $	Non monetary benefits $	[2]	Total cash incentive $	[3,4]	Super contributions $	[5]	Retirement benefit accrued during year[6] $
CEO and Current Disclosed Executives
M Smith[11]	2013	3,150,000	145,681		2,050,000		–		–
Chief Executive Officer	2012	3,150,000	121,900		1,900,000		–		–
P Chronican	2013	1,191,978	15,669		1,050,000		108,022		–
Chief Executive Officer, Australia	2012	1,192,661	7,590		850,000		107,339		–
S Elliott	2013	1,146,133	15,669		1,300,000		103,867		–
Chief Financial Officer	2012	1,088,991	40,853		1,100,000		98,009		–
A Géczy[12]	2013	48,942	–		–		1,058		–
Chief Executive Officer, International & Institutional Banking
D Hisco	2013	1,000,000	411,398		1,050,000		–		5,436
Chief Executive Officer, New Zealand	2012	1,000,000	309,757		900,000		–		4,237
G Hodges	2013	916,906	27,404		675,000		83,094		5,071
Deputy Chief Executive Officer	2012	917,431	13,789		650,000		82,569		4,237
J Phillips[12]	2013	916,906	5,500		700,000		83,094		–
Chief Executive Officer, Global Wealth and Group Managing Director, Marketing, Innovation and Digital	2012	532,110	5,500		377,000		47,890		–
N Williams[12]	2013	899,347	248,328		850,000		83,094		5,286
Chief Risk Officer	2012	724,771	32,675		533,250		65,229		20,477

Former Disclosed Executives
P Marriott[12]
Former Chief Financial Officer	2012	886,239	20,229		412,500		79,761		–
C Page[12]
Former Chief Risk Officer	2012	211,927	14,257		–		19,073		–
A Thursby[12]	2013	937,500	10,130		–		–		–
Former Chief Executive Officer, International & Institutional Banking	2012	1,187,000	7,590		1,100,000		–		–
Total of all Executive KMPs[13]	2013	10,207,712	879,779		7,675,000		462,229		15,793
	2012	10,891,130	574,140		7,822,750		499,870		28,951

1	Cash salary includes reductions made in relation to the utilisation of ANZ’s Lifestyle Leave Policy, where applicable.
2	Non monetary benefits generally consist of company-funded benefits such as car parking and taxation services. This item also includes costs met by the company in relation to relocation, gifts received on leaving ANZ for former Disclosed Executives, and for the CEO, life insurance. The fringe benefits tax payable on any benefits is also included in this item.
3	The total cash incentive relates to the cash component only, with the deferred equity component to be amortised from the grant date. The relevant amortisation of the 2012 STI deferred components are included in share-based payments. The 2013 STI deferred components will be amortised from the grant date. The cash incentive component was approved by the Board on 24 October 2013. 100% of the cash incentive awarded for the 2012 and 2013 years vested to the Disclosed Executive in the applicable financial year.
4	The possible range of STI is between 0 and 2 times target STI (0 and 2.5 times target STI in 2012). The actual STI received is dependent on ANZ and individual performance (refer to Section 6.2.1, Short Term Incentives (STI) for more details). The 2013 STI awarded (cash and equity component) as a percentage of target STI was: M Smith 127% (2012: 117%); P Chronican 128% (2012: 103%); S Elliott 167% (2012: 140%); D Hisco 167% (2012: 142%); G Hodges 104% (2012: 100%); J Phillips 108% (2012: 100%); N Williams 133% (2012: 104%); P Marriott n/a (2012: 86% – pro-rated to date ceased in role, 31 May 2012); A Thursby nil (2012: 140%). Anyone who received less than 100% of target forfeited the rest of their STI entitlement. The minimum value is nil and the maximum value is what was actually paid.
5	For all Australian based Disclosed Executives other than M Smith and A Thursby, the superannuation contribution reflects the Superannuation Guarantee Contribution – individuals may elect to take this contribution as superannuation or a combination of superannuation and cash. As M Smith is and A Thursby was a holder of a long stay visa, their fixed remuneration does not include the Superannuation Guarantee Contribution, however they are able to elect voluntary superannuation contributions.
6	Accrual relates to Retirement Allowance. As a result of being employed with ANZ prior to November 1992, D Hisco, G Hodges and N Williams are eligible to receive a Retirement Allowance on retirement, retrenchment, death, or resignation for illness, incapacity or domestic reasons. The Retirement Allowance is calculated as follows: three months of preserved notional salary (which is 65% of Fixed Remuneration) plus an additional 3% of notional salary for each year of fulltime service above 10 years, less the total accrual value of long service leave (including taken and untaken).
7	In accordance with the requirements of AASB 2 Share-based payments, the amortisation value includes a proportion of the fair value (taking into account market-related vesting conditions) of all equity that had not yet fully vested as at the commencement of the financial year. It is assumed that deferred shares will vest after three years. Assumptions for options/rights are detailed in Table 8: Equity Valuation Inputs – Options/Rights. The fair value is determined at grant date and is allocated on a straight-line basis over the relevant vesting period. The amount included as remuneration is not related to nor indicative of the benefit (if any) that may ultimately be realised should the options/rights become exercisable. For deferred shares, the fair value is the volume weighted average price of the Company’s shares traded on the ASX on the day the shares were granted.
8	Amortisation of other equity allocations for M Smith relates to the special equity allocation which was approved by shareholders at the 2008 Annual General Meeting. Amortisation for A Thursby relates to equity granted on commencement.

Long-Term Employee Benefits	Share-Based Payments[7]
	Total amortisation value of
	STI		LTI		Other equity allocations[8]
Long service leave accrued during the year $	Shares $	Options and Rights $	Shares $	Rights $	Shares $	Options $	Termination benefits $	Grand total remuneration[9,10] $

47,289	1,719,210	–	–	2,991,143	–	–	–	10,103,323
48,079	1,750,829	–	–	2,590,496	–	113,189	–	9,674,493
19,614	723,368	–	–	672,705	–	–	–	3,781,356
19,842	637,349	–	–	623,306	–	–	–	3,438,087
22,038	796,167	16,708	–	771,029	–	–	–	4,171,611
22,985	438,387	178,342	–	540,049	–	–	–	3,507,616
780	–	–	–	–	–	–	–	50,780

14,064	–	768,790	–	461,622	–	–	–	3,711,310
15,263	7,788	602,172	10,958	412,856	–	–	–	3,263,031
14,429	527,240	–	–	498,760	–	–	–	2,747,904
15,263	477,366	–	–	493,164	–	–	–	2,653,819
15,078	490,516	–	–	480,192	–	–	–	2,691,286
10,710	225,957	–	–	258,774	–	–	–	1,457,941

14,214	575,216	–	347,119	176,435	–	–	–	3,199,039
120,504	494,744	–	373,958	9,198	–	–	–	2,374,806

–	778,868	–	–	646,594	–	–	1,154,384	3,978,575

–	849,289	–	27,986	39,377	–	–	16,842	1,178,751
–	(78,480)	–	–	(529,830)	–	–	127,038	466,358
26,625	838,469	–	–	586,415	329,842	–	–	4,075,941

147,506	4,753,237	785,498	347,119	5,522,056	–	–	127,038	30,922,967
279,271	6,499,046	780,514	412,902	6,200,229	329,842	113,189	1,171,226	35,603,060

9	Remuneration amounts disclosed exclude insurance premiums paid by the consolidated entity in respect of directors’ and officers’ liability insurance contracts which cover current and former KMP of the controlled entities. The total premium, which cannot be disclosed because of confidentiality requirements, has not been allocated to the individuals covered by the insurance policy as, based on all available information, the directors believe that no reasonable basis for such allocation exists.
10	The disclosed amortised value of rights/options for each KMP as a percentage of Grand Total Remuneration is: M Smith 30%; P Chronican 18%; S Elliott 19%; A Géczy 0%; D Hisco 33%; G Hodges 18%; J Phillips 18%; N Williams 6%; A Thursby -114%.
11	While the CEO is an Executive Director, he has been included in this table with the Disclosed Executives.
12	A Géczy was appointed to the CEO, International & Institutional Banking role on 16 September 2013 so remuneration reflects amounts received for the partial service of the 2013 year. J Phillips was appointed to the CEO, Global Wealth and Group Managing Director, Marketing, Innovation and Digital role on 1 March 2012 so remuneration reflects amounts received for the partial service for the 2012 year. N Williams was appointed to the Chief Risk Officer role on 17 December 2011 so remuneration reflects amounts received for the partial service for the 2012 year. P Marriott ceased employment 31 August 2012 and remuneration is to this date, the STI has been pro-rated to date ceased in role, 31 May 2012. C Page retired 16 December 2011 and remuneration is to this date. A Thursby ceased employment 30 June 2013 and remuneration is to this date.
13	For those Disclosed Executives who were disclosed in both 2012 and 2013, the following are noted:
-	P Chronican – uplift in year-on-year remuneration, driven by a combination of factors including increases in non monetary benefits, cash STI and amortised value of equity.
-	S Elliott – uplift in year-on-year remuneration, driven by a combination of factors including fixed remuneration on promotion in 2012, increases in cash STI, superannuation and amortised value of equity.
-	D Hisco – uplift in year-on-year remuneration, driven by a combination of factors including non monetary benefits, cash STI and amortised value of equity.
-	G Hodges – uplift in year-on-year remuneration, driven by a combination of factors including non monetary benefits, cash STI and amortised value of equity.
-	J Phillips – 2012 remuneration only reflected a partial year as she commenced in role 1 March 2012. Uplift in year-on-year remuneration due to full year in role in 2013.
-	N Williams – 2012 remuneration only reflected a partial year as he commenced in role 17 December 2011. Uplift in year-on-year remuneration due to full year in role in 2013.
-	A Thursby – 2013 remuneration only reflected a partial year as he concluded in role 30 April 2013 and ceased employment effective 30 June 2013. Decrease in year-on-year remuneration reflects reversals in the amortised value of equity due to equity forfeiture on resignation. Termination benefits relate to statutory leave entitlements paid on termination.

A Géczy is disclosed only for part of the 2013 year from commencement in a KMP role.

DIRECTORS’ REPORT     49

9. Equity

All shares underpinning equity awards may be purchased on market, or be newly issued shares or a combination of both. For the 2012 equity granted to the CEO and Disclosed Executives, all STI deferred shares were purchased on market and for LTI performance rights, the approach to satisfy awards will be determined closer to the time of vesting.

9.1 EQUITY VALUATIONS

ANZ engages two external experts (Mercer (Australia) Pty Ltd and PricewaterhouseCoopers) to independently value any required options, deferred share rights and performance rights, taking into account factors including the performance conditions, share price volatility, life of the instrument, dividend yield and share price at grant date. These valuations are audited by KPMG and ANZ Global Internal Audit. The higher of the two valuations is approved by the HR Committee as the allocation and/or expensing/disclosure value (using the higher valuation results in fewer instruments being granted). The following tables provide details of the valuations of the various equity instruments issued during the year and in prior years for shares and rights where vesting, lapse/forfeiture or exercise/sale has occurred during the year:

TABLE 8: EQUITY VALUATION INPUTS – OPTIONS/RIGHTS

Recipients	Type of equity	Grant date	Exercise price $	Equity fair value $	Share closing price at grant $	ANZ expected volatility %	Equity term (years)	Vesting period (years)	Expected life (years)	Expected dividend yield %	Risk free interest rate %
Executives	STI deferred options	31-Oct-08	17.18	2.80	17.36	30.0	5	1	3	6.00	4.48
Executives	STI deferred options	31-Oct-08	17.18	2.94	17.36	30.0	5	2	3.5	6.00	4.64
Executives	STI deferred options	13-Nov-09	22.80	4.83	22.48	39.0	5	1	3	5.50	5.04
Executives	STI deferred options	13-Nov-09	22.80	5.09	22.48	39.0	5	2	3.5	5.50	5.13
Executives	STI deferred options	12-Nov-10	23.71	3.96	23.22	30.0	5	1	3	5.00	5.04
Executives	STI deferred options	12-Nov-10	23.71	4.20	23.22	30.0	5	2	3.5	5.00	5.11
Executives	STI deferred share rights	31-Oct-08	0.00	15.45	17.36	30.0	5	2	2	6.00	4.48
Executives	STI deferred share rights	12-Nov-10	0.00	21.06	23.22	30.0	5	2	2	5.00	4.97
Executives	STI deferred share rights	14-Nov-11	0.00	19.40	20.66	25.0	3	1	1	6.50	3.70
Executives	STI deferred share rights	12-Nov-12	0.00	23.07	24.45	22.5	3	1	1	6.00	2.82
Executives	STI deferred share rights	12-Nov-12	0.00	21.76	24.45	22.5	4	2	2	6.00	2.66
Executives	LTI deferred share rights	12-Nov-12	0.00	20.53	24.45	22.5	5	3	3	6.00	2.58
CEO	LTI performance rights	19-Dec-07	0.00	11.51	26.85	17.0	6	5	5	4.50	6.66
Executives	LTI performance rights	13-Nov-09	0.00	12.17	22.48	35.0	5	3	3	5.00	5.01
Executives	LTI performance rights	24-Dec-09	0.00	11.26	22.39	40.0	5	3	3	4.60	4.71
Executives	LTI performance rights	12-Nov-10	0.00	11.96	23.22	30.0	5	3	3	5.00	5.04
Executives	LTI performance rights	14-Nov-11	0.00	9.03	20.66	25.0	5	3	3	6.50	3.53
Executives	LTI performance rights	12-Nov-12	0.00	10.16	24.45	22.5	5	3	3	6.00	2.58
CEO	LTI performance rights	19-Dec-12	0.00	9.58	24.64	22.5	5	3	3	6.00	2.77

TABLE 9: EQUITY VALUATION INPUTS – DEFERRED SHARES

Recipients	Type of equity	Grant date	Equity fair value[1] $	Share closing price at grant $	Vesting period (years)
Executives	Other deferred shares	03-Sep-07	29.05	29.22	3
Executives	Other deferred shares	22-Sep-09	23.22	23.33	3
Executives	STI deferred shares	31-Oct-08	17.18	17.36	1
Executives	STI deferred shares	31-Oct-08	17.18	17.36	2
CEO and Executives	STI deferred shares	13-Nov-09	22.54	22.48	1
CEO and Executives	STI deferred shares	12-Nov-10	23.32	23.22	1
CEO and Executives	STI deferred shares	12-Nov-10	23.32	23.22	2
CEO and Executives	STI deferred shares	14-Nov-11	20.89	20.66	1
CEO and Executives	STI deferred shares	14-Nov-11	20.89	20.66	2
CEO and Executives	STI deferred shares	12-Nov-12	24.57	24.45	1
CEO and Executives	STI deferred shares	12-Nov-12	24.57	24.45	2
Executives	LTI deferred shares	13-Nov-09	22.54	22.48	3

1	The volume weighted average share price of all ANZ shares sold on the ASX on the date of grant is used to calculate the fair value of shares. No dividends are incorporated into the measurement of the fair value of shares.

Signed in accordance with a resolution of the Directors.

John Morschel	Michael R P Smith
Chairman	Director
8 November 2013

2013 Key Areas of Focus and Achievements

}  Continued monitoring of the ongoing volatility and uncertainties in global markets and their impact on the risk culture and management of ANZ.

}  Review of the increasing global regulatory requirements in relation to capital and funding, and the implications for ANZ, including both the potential risks and opportunities.

}   Oversight of Management’s execution of ANZ’s super-regional strategy.

}   Overview of productivity focus in recognition of industry-wide pressures on revenue growth, particularly in Australia and New Zealand.

}  Strong focus on ANZ’s technology program, including upgrading infrastructure to deliver improved systems security, stability and standardisation and to respond to growing demand, scale and complexity.

}  Successful implementation of the New Zealand simplification program which involved the transition to one technology system and the combination of the ANZ and National Bank brands into one ANZ brand – ANZ Bank New Zealand.

}  Appointment of Mr Liebelt as a Non-Executive Director (in addition to the appointment of Ms Dwyer in April 2012) as part of a managed succession plan having regard to expected Non-Executive Director retirements.

}   ANZ was assessed the global banking sector leader in the Dow Jones Sustainability Index (DJSI). This is the sixth year in the past seven that ANZ has received this assessment.

Approach to Governance

In relation to corporate governance, the Board seeks to:

}	embrace principles and practices it considers to be best practice internationally;

}	be an ‘early adopter’, where appropriate, by complying before a published law or recommendation takes effect; and

}	take an active role in discussions of corporate governance best practice and associated regulation in Australia and overseas.

Compliance with Corporate Governance Codes

Australia

As a company listed on the ASX, ANZ is required to disclose how it has applied the Recommendations contained within the ASX Corporate Governance Council’s Corporate Governance Principles and Recommendations (ASX Governance Principles) during the financial year, explaining any departures from them. ANZ confirms it has followed the Recommendations of the ASX Corporate Governance Council during the reporting period.

Full details of the location of the references in this Statement (and elsewhere in this Annual Report) which specifically set out how ANZ applies each Recommendation of the ASX Governance Principles are contained on anz.com > About us > Our company > Corporate governance. The information in this Statement is current as at 11 October 2013 except where otherwise indicated.

New Zealand

As an overseas listed issuer on the NZX, ANZ is deemed to comply with the NZX Listing Rules provided that it remains listed on the ASX, complies with the ASX Listing Rules and provides the NZX with all the information and notices that it provides to the ASX.

The ASX Governance Principles may differ materially from the NZX’s corporate governance rules and the principles of the NZX’s Corporate Governance Best Practice Code. More information about the corporate governance rules and principles of the ASX can be found at asx.com.au and, in respect of the NZX, at nzx.com.

ANZ has complied with all applicable governance principles in New Zealand throughout the financial year.

Other jurisdictions

ANZ also monitors best practice developments in corporate governance across other relevant jurisdictions.

ANZ deregistered from the US Securities Exchange Commission with effect from October 2007. Despite no longer being required to comply with United States corporate governance rules, ANZ’s corporate governance practices continue to have regard to US corporate governance regulations in relation to the independence of Directors, the independence of the external auditor and the financial expertise of the Audit Committee, as described in this Statement.

CORPORATE GOVERNANCE 51

Website

Further details of ANZ’s governance framework are set out at anz.com > About us > Our company > Corporate governance.

This section of ANZ’s website also contains copies of all the Board/Board Committee charters and summaries of many of the documents and policies mentioned in this Statement, as well as summaries of other ANZ policies of interest to shareholders and stakeholders. The website is regularly updated to ensure it reflects ANZ’s most recent corporate governance information.

Directors

The information below relates to the Directors in office and sets out their Board Committee memberships and other details at the time of preparation of this Statement.

MR J P MORSCHEL Chairman, Independent Non-Executive Director

DipQS, FAICD

Non-Executive Director since October 2004. Ex officio member of all Board Committees.

Skills, experience and expertise

Mr Morschel has a strong background in banking, financial services and property and brings the experience of being a Chairman and Director of major Australian and international companies.

Current Directorships

Director: CapitaLand Limited (from 2010), Tenix Group Pty Limited (from 2008) and Gifford Communications Pty Limited (from 2000).

Former Directorships include

Former Chairman: Rinker Group Limited (Chairman and Director 2003–2007), Leighton Holdings Limited (Chairman and Director 2001–2004) and CSR Limited (Director 1996–2003, Chairman 2001–2003).

Former Director: Singapore Telecommunications Limited (2001–2010), Rio Tinto Plc (1998–2005), Rio Tinto Limited (1998–2005), Westpac Banking Corporation (1993–2001), Lend Lease Corporation Limited (1983–1995) and Tenix Pty Ltd (1998–2008).

Age: 70. Residence: Sydney, Australia.

MR M R P SMITH, OBE, Chief Executive Officer, Executive Director

BSc (Hons) City Lond., Hon LLD Monash

Chief Executive Officer since 1 October 2007.

Skills, experience and expertise

Mr Smith is an international banker with over 30 years experience in banking operations in Asia, Australia and internationally. Until June 2007, he was President and Chief Executive Officer, The Hongkong and Shanghai Banking Corporation Limited, Chairman, Hang Seng Bank Limited, Global Head of Commercial Banking for the HSBC Group and Chairman, HSBC Bank Malaysia Berhad. Previously, Mr Smith was Chief Executive Officer of HSBC Argentina Holdings SA.

Mr Smith joined the HSBC Group in 1978 and during his international career he has held a wide variety of roles in Commercial, Institutional and Investment Banking, Planning and Strategy, Operations and General Management.

Current Directorships

Chairman: Australian Bankers’ Association Incorporated (from 2011, Member from 2007).

Executive Chairman: Chongqing Mayor’s International Economic Advisory Council (from 2013, Member from 2006).

Director: ANZ Bank New Zealand Limited (from 2007), the Financial Markets Foundation for Children (from 2008), Financial Literacy Australia Limited (from 2012), the International Monetary Conference (from 2012) and the Institute of International Finance (from 2010).

Member: Business Council of Australia (from 2007), Asia Business Council (from 2008), Australian Government Financial Literacy Advisory Board (from 2008) and Shanghai International Financial Advisory Council (from 2009).

Fellow: The Hong Kong Management Association (from 2005).

Former Directorships include

Former Chairman: HSBC Bank Malaysia Berhad (2004–2007) and Hang Seng Bank Limited (2005–2007).

Former Chief Executive Officer and Director: The Hongkong and Shanghai Banking Corporation Limited (2004–2007).

Former Director: HSBC Australia Limited (2004–2007), HSBC Finance Corporation (2006–2007) and HSBC Bank (China) Company Limited (2007).

Former Member: Visa APCEMEA Senior Client Council (2009–2011).

Age: 57. Residence: Melbourne, Australia.

52

DR G J CLARK Independent Non-Executive Director, Chair of the Technology Committee

BSc (Hons), PhD, FAPS, FTSE

Non-Executive Director since February 2004. Member of the Risk Committee and Human Resources Committee.

Skills, experience and expertise

Dr Clark brings to the Board international business experience and a distinguished career in micro-electronics, computing and communications. He was previously Principal of Clark Capital Partners, a US based firm that has advised internationally on technology and the technology market place, and he has held senior executive positions in IBM, News Corporation and Loral Space and Communications.

Current Directorships

Chairman: KaComm Communications Pty Ltd (from 2006) and CUDOS Advisory Board (from 2011).

Member: The Royal Institution of Australia (from 2010) and Council of the University of Sydney Physics Foundation (from 2013).

Former Directorships include

Former Principal: Clark Capital Partners (2003–2010).

Age: 70. Residence: Based in New York, United States and also resides in Sydney, Australia.

MS P J DWYER Independent Non-Executive Director

BCom, FCA, SF Fin, FAICD

Non-Executive Director since April 2012. Member of the Audit Committee, Risk Committee and Human Resources Committee.

Skills, experience and expertise

Ms Dwyer is an established non-executive director with extensive experience in financial services and a strong accounting background, and has previously held executive roles in the investment management, corporate finance and accounting industries.

Current Directorships

Chairman: Tabcorp Holdings Limited (from 2011, Director from 2005).

Deputy Chairman: Leighton Holdings Limited (from 2013, Director from 2012).

Director: Lion Pty Ltd (from 2012).

Member: Australian Government Takeovers Panel (from 2008), Kirin International Advisory Board (from 2012) and ASIC External Advisory Panel (from 2013).

Former Directorships include

Former Deputy Chairman: Baker IDI Heart and Diabetes Research Institute (2005–2013).

Former Director: Suncorp Group Limited (2007-2012), Foster’s Group Limited (2011), Astro Japan Property Group Limited (2005-2011), Healthscope Limited (2010) and CCI Investment Management Limited (1999-2011).

Age: 53. Residence: Melbourne, Australia.

MR P A F HAY Independent Non-Executive Director, Chair of the Governance Committee

LLB Melb., FAICD

Non-Executive Director since November 2008. Member of the Audit Committee and Human Resources Committee.

Skills, experience and expertise

Mr Hay has a strong background in company law and investment banking advisory work, with a particular expertise in relation to mergers and acquisitions. He has also had significant involvement in advising governments and government-owned enterprises.

Current Directorships

Director: Alumina Limited (from 2002), Landcare Australia Limited (from 2008), GUD Holdings Limited (from 2009), Myer Holdings

Limited (from 2010), Australian Institute of Company Directors (from 2012) and Newcrest Mining Limited (from 2013).

Member: Australian Government Takeovers Panel (from 2009).

Former Directorships include

Former Chairman: Lazard Pty Ltd Advisory Board (2009–2013).

Former Chief Executive Officer: Freehills (2000–2005).

Former Director: NBN Co Limited (2009–2012), Myer Pty Limited (2010-2011) and Lazard Pty Ltd (2007–2009).

Age: 63. Residence: Melbourne, Australia.

CORPORATE GOVERNANCE 53

MR LEE HSIEN YANG Independent Non-Executive Director

MSc, BA

Non-Executive Director since February 2009. Member of the Technology Committee, Risk Committee and Human Resources Committee.

Skills, experience and expertise

Mr Lee has considerable knowledge of and operating experience in Asia. He has a background in engineering and brings to the Board his international business and management experience across a wide range of sectors including telecommunications, food and beverages, properties, publishing and printing, financial services, education, civil aviation and land transport.

Current Directorships

Chairman: Civil Aviation Authority of Singapore (from 2009), The Islamic Bank of Asia Limited (from 2012, Director from 2007) and General Atlantic Singapore Fund Pte Ltd (from 2013).

Director: Singapore Exchange Limited (from 2004), Caldecott Inc. (from 2013) and Kwa Geok Choo Pte Ltd (from 1979).

Member: Governing Board of Lee Kuan Yew School of Public Policy (from 2005) and Rolls Royce International Advisory Council (from 2007).

Special Adviser: General Atlantic (from 2013).

Consultant: Capital International Inc Advisory Board (from 2007).

President: INSEAD South East Asia Council (from 2013).

Former Directorships include

Former Chairman: Republic Polytechnic (2002–2009) and Fraser & Neave, Limited (2007-2013).

Former Member: Merrill Lynch PacRim Advisory Council (2007–2010).

Former Chief Executive Officer: Singapore Telecommunications Limited (1995–2007).

Age: 56. Residence: Singapore.

MR G R LIEBELT Independent Non-Executive Director

BEc (Hons), FAICD, FTSE, FAIM

Non-Executive Director since July 2013. Member of the Risk Committee, Human Resources Committee and Technology Committee.

Skills, experience and expertise

Mr Liebelt has extensive international experience and a strong record of achievement as a senior executive including in strategy development and implementation. He brings to the Board his experience of a 23 year executive career with Orica Limited (including a period as Chief Executive Officer), a global mining services company with operations in more than 50 countries.

Current Directorships

Deputy Chairman: The Global Foundation (from 2013, Director from 2006) and Melbourne Business School (from 2012, Director from 2008).

Director: Amcor Limited (from 2012), The Australian Foundation Investment Company Limited (from 2012) and Carey Baptist Grammar School (from 2012).

Former Directorships include

Former Chief Executive Officer and Managing Director: Orica Limited (2005-2012).

Former Director: Business Council of Australia (2010-2012).

Age: 59. Residence: Melbourne, Australia

MR I J MACFARLANE, AC, Independent Non-Executive Director, Chair of the Risk Committee

BEc (Hons), MEc, Hon DSc Syd., Hon DSc UNSW, Hon DCom Melb., Hon DLitt Macq., Hon LLD Monash

Non-Executive Director since February 2007. Member of the Governance Committee and Audit Committee.

Skills, experience and expertise

During his 28 year career at the Reserve Bank of Australia including a 10 year term as Governor, Mr Macfarlane made a significant contribution to economic policy in Australia and internationally. He has a deep understanding of financial markets as well as a long involvement with Asia.

Current Directorships

Director: Woolworths Limited (from 2007) and the Lowy Institute for International Policy (from 2004).

Member: Council of International Advisors to the China Banking Regulatory Commission (from 2009), International Advisory Board of Goldman Sachs (from 2007) and International Advisory Board of CHAMP Private Equity (from 2007).

Former Directorships include

Former Chairman: Payments System Board (1998–2006) and Australian Council of Financial Regulators (1998–2006).

Former Governor: Reserve Bank of Australia (Member 1992–2006, Chairman 1996–2006).

Former Director: Leighton Holdings Limited (2007–2013).

Age: 67. Residence: Sydney, Australia.

54

MR D E MEIKLEJOHN, AM, Independent Non-Executive Director, Chair of the Audit Committee

BCom, DipEd, FCPA, FAICD, FAIM

Non-Executive Director since October 2004. Member of the Technology Committee and Risk Committee.

Skills, experience and expertise

Mr Meiklejohn has a strong background in finance and accounting. He also brings to the Board his experience across a number of directorships of major Australian companies spanning a range of industries.

Current Directorships

Chairman: Manningham Centre Association Board of Governance (from 2011).

Director: Coca Cola Amatil Limited (from 2005) and Mirrabooka Investments Limited (from 2006).

Former Directorships include

Former Chairman: PaperlinX Limited (1999–2011).

Former Director and Chief Financial Officer: Amcor Limited (1985–2000).

Former President: Melbourne Cricket Club (2007–2011).

Age: 71. Residence: Melbourne, Australia.

MS A M WATKINS Independent Non-Executive Director, Chair of the Human Resources Committee

BCom, FCA, SF Fin, FAICD

Non-Executive Director since November 2008. Member of the Audit Committee and Governance Committee.

Skills, experience and expertise

Ms Watkins is an experienced CEO and established director with a grounding in strategy, finance and accounting. Her industry experience includes retailing, agriculture, food processing and financial services. Ms Watkins held senior executive roles with ANZ from 1999 to 2002.

Current Directorships

Chief Executive Officer and Managing Director: GrainCorp Limited (from 2010).

Chairman: Allied Mills Australia Pty Limited (from 2010).

Director: The Centre for Independent Studies (from 2011).

Member: Australian Government Takeovers Panel (from 2010).

Former Directorships include

Former Chief Executive Officer: Bennelong Group (2008–2010).

Former Director: Woolworths Limited (2007–2010) and AICD National Board and Victorian Council (2009–2011).

Former Member: The Nature Conservancy Australian Advisory Board (2007-2011).

Age: 50. Residence: Melbourne, Australia.

Corporate Governance Framework

CORPORATE GOVERNANCE     55

Board Responsibility and Delegation

of Authority

The Board is chaired by an independent Non-Executive Director. The roles of the Chairman and Chief Executive Officer are separate, and the Chief Executive Officer is the only Executive Director on the Board.

Role of the Chairman

The Chairman plays an important leadership role and is involved in:

}	chairing meetings of the Board and providing effective leadership to it;

}	monitoring the performance of the Board and the mix of skills and effectiveness of individual contributions;

}	being an ex officio member of all principal Board Committees;

}	maintaining ongoing dialogue with the Chief Executive Officer and providing appropriate mentoring and guidance; and

}	being a respected ambassador for ANZ, including chairing meetings of shareholders and dealing with key customer, political and regulatory bodies.

Board Charter

The Board Charter sets out the Board’s purpose, powers and specific responsibilities.

The Board is responsible for:

}	charting the direction, strategies and financial objectives for ANZ and monitoring the implementation of those strategies and financial objectives;

}	monitoring compliance with regulatory requirements, ethical standards and external commitments, and the implementation of related policies; and

}	appointing and reviewing the performance of the Chief Executive Officer.

In addition to the above and any matters expressly required by law to be approved by the Board, powers specifically reserved for the Board include approvals of the following (except to the extent delegated by the Board from time to time):

}	the budget and strategic plan, at least annually;

}	ANZ’s Remuneration Policy, including various remuneration matters as detailed in the Charter;

}	significant changes to organisational structure;

}	the acquisition, establishment, disposal or cessation of any significant business;

}	the issue of any shares, options, equity instruments or other equity securities;

}

where practicable, the substance of any announcements to the Australian Securities Exchange in relation to matters that have been the subject of a decision by the Board or any public statements which reflect significant issues of ANZ policy or strategy; and

}	any changes to the discretions delegated from the Board.

Under ANZ’s Constitution, the Board may delegate any of its powers to Committees of the Board. The roles of the principal Board Committees are set out on pages 60 to 64. The Charters of the Board and each of its principal Committees are set out on anz.com in the Corporate Governance section.

Board Meetings

The Board normally meets at least eight times each year, including a meeting to review in detail the Group’s strategy.

Typically at Board meetings the agenda will include:

}	minutes of the previous meeting, and outstanding issues raised by Directors at previous meetings;

}	the Chief Executive Officer’s report;

}	the Chief Financial Officer’s report;

}	reports on major projects and current business issues;

}	specific business proposals;

}	reports from Chairs of Committees which have met shortly prior to the Board meeting on matters considered at those meetings; and

}	the minutes of previous Committee meetings for review.

There are two private sessions held at the end of each Board meeting which are each chaired by the Chairman of the Board.

The first involves all Directors including the CEO, and the second involves only the Non-Executive Directors.

The Chief Financial Officer, Group General Counsel and Company Secretary are also present at all Board meetings. Members of Senior Management attend Board meetings when an issue under their area of responsibility is being considered or as otherwise requested by the Board.

CEO and Delegation to Management

The Board has delegated to the Chief Executive Officer, and through the Chief Executive Officer to other Senior Management, the authority and responsibility for managing the everyday affairs of ANZ. The Board monitors Management and their performance on behalf of shareholders.

The Group Discretions Policy details the comprehensive discretions framework that applies to all employees and contractors within ANZ and its controlled entities, including when acting at ANZ’s request in operational roles or as directors of other entities.

The Group Discretions Policy is maintained by the Chief Financial Officer and reviewed annually by the Audit Committee with the outcome of this review reported to the Board.

At a Senior Management level, ANZ has a Management Board which comprises the Chief Executive Officer and ANZ’s most senior executives.

At the time of preparation of this Statement, the following Senior Management, in addition to the Chief Executive Officer, were members of the Management Board: Graham Hodges – Deputy Chief Executive Officer; Shayne Elliott – Chief Financial Officer; Phil Chronican – Chief Executive Officer, Australia; Andrew Géczy – Chief Executive Officer, International and Institutional Banking; David Hisco – Chief Executive Officer, New Zealand; Joyce Phillips – Chief Executive Officer, Global Wealth and Group Managing Director, Marketing, Innovation and Digital; Gilles Planté – Chief Executive Officer, Asia Pacific; Nigel Williams – Chief Risk Officer; Alistair Currie – Group Chief Operating Officer; Anne Weatherston – Chief Information Officer; and Susie Babani – Group Managing Director, Human Resources.

Typically, a sub-group of Management Board meets every week with all Management Board members meeting each month to discuss business performance, review shared initiatives and build collaboration and synergy across the Group.

Board Composition, Selection and Appointment

The Board strives to achieve an appropriate mix of skills, tenure, experience and diversity among its Directors. Details regarding each Director in office at the date of this Annual Report can be found on pages 52 to 55.

The Governance Committee (see page 62) has been delegated responsibility to review and make recommendations to the Board regarding Board composition, and to assist in relation to the Director nomination process.

The Governance Committee conducts an annual review of the size and composition of the Board, to assess whether there is a need for any new Non-Executive Director appointments. This review takes the following factors into account:

}	relevant guidelines/legislative requirements in relation to Board composition;

}	Board membership requirements as articulated in the Board Charter; and

}

other considerations including ANZ’s strategic goals and the importance of having appropriate diversity within the Board including in relation to matters such as skills, tenure, experience, age and gender.

The overarching guiding principle is that the Board’s composition should reflect an appropriate mix having regard to the following matters:

}

specialist skill representation relating to both functions (such as accounting/finance, law and technology) and industry background (such as banking/financial services, retail and professional services);

}	tenure;

}

Board experience (amongst the members of the Board, there should be a significant level of familiarity with formal Board and Governance processes and a considerable period of time previously spent working at senior level within one or more organisations of significant size);

}	age spread;

}	diversity in general (including gender diversity); and

}	geographic experience.

Other matters for explicit consideration by the Committee are personal qualities, communication capabilities, ability and commitment to devote appropriate time to the task, the complementary nature of the distinctive contribution each Director might make, professional reputation and community standing.

Nominations may be provided from time to time by a Board member to the Chair of the Governance Committee. The Chair of the Governance Committee maintains a list of nominees to assist the Board in the succession planning process.

Where there is a need for any new appointments, a formal assessment of nominees will be conducted by the members of the Governance Committee and should be documented by the Committee Chair. In assessing nominees, the Governance Committee has regard to the principles set out above.

Professional intermediaries may be used from time to time where deemed necessary and appropriate to assist in the process of identifying and considering potential candidates for Board membership.

If found suitable, potential candidates are recommended to the Board. The Chairman of the Board is responsible for approaching potential candidates.

The Committee also reviews and recommends the process for the election of the Chairman of the Board and reviews succession planning for the Chairman of the Board, making recommendations to the Board as appropriate.

Appointment Documentation

Each new Non-Executive Director receives an appointment letter accompanied by a:

}	Directors’ handbook – the handbook includes information on a broad range of matters relating to the role of a Director, including details of all applicable policies; and

}

Directors’ Deed – each Director signs a Deed in a form approved by shareholders at the 2005 Annual General Meeting which covers a number of issues including indemnity, directors’ and officers’ liability insurance, the right to obtain independent advice and requirements concerning confidential information.

Undertaking Induction Training

Every new Director takes part in a formal induction program which involves the provision of information regarding ANZ’s values and culture, the Group’s governance framework, the Non-Executive Directors Code of Conduct and Ethics, Director related policies, Board and Committee policies, processes and key issues, financial management and business operations. Briefings are also provided by Senior Management about matters concerning their areas of responsibility.

Meeting Share Qualification

Non-Executive Directors are required to accumulate within five years of appointment, and thereafter maintain, a holding in ANZ shares that is equivalent to at least 100% of a Non-Executive Director’s base fee (and 200% of this fee in the case of the Chairman).

Non-Executive Director Remuneration

Details of the structure of the Non-Executive Directors’ remuneration (which is clearly distinguished from the structure of the remuneration of the Chief Executive Officer and other senior executives) are set out in the Remuneration Report on pages 39 to 41.

The ANZ Directors’ Retirement Scheme was closed effective 30 September 2005. Accrued entitlements were fixed on that date for Non-Executive Directors in office at the time who had the option to convert those entitlements into ANZ shares. Such entitlements, either in ANZ shares or cash, will be carried forward and transferred to the Non-Executive Director when they retire (including interest accrued at the 30 day bank bill rate for cash entitlements). Only three current Non-Executive Directors have entitlements under the Scheme, namely Messrs Morschel and Meiklejohn and Dr Clark. Further details are set out in the Remuneration Report.

Election at Next Annual General Meeting

Subject to the provisions of ANZ’s Constitution and the Corporations Act 2001, the Board may appoint a person as a Non-Executive Director of ANZ at any time but that person must retire and, if they wish to continue in that role, must seek election by shareholders at the next Annual General Meeting.

CORPORATE GOVERNANCE     57

Fit and Proper

ANZ has an effective and robust framework in place to ensure that individuals appointed to relevant senior positions within the APRA regulated entities of the Group have the appropriate fitness and propriety to properly discharge their prudential responsibilities on appointment and during the course of their appointment.

The framework, set out in ANZ’s Fit and Proper Policy for APRA Regulated Entities, addresses the requirements of APRA’s Fit and Proper Prudential Standards. It involves assessments being carried out for each Director, relevant senior executives and the lead partner of ANZ’s external auditor prior to a new appointment to an APRA regulated entity being made. These assessments are carried out against a benchmark of documented competencies which have been prepared for each role, and also involve attestations being completed by each individual, as well as the obtaining of evidence of material qualifications and the carrying out of checks such as criminal record, bankruptcy and regulatory disqualification checks. These assessments are reviewed thereafter on an annual basis.

The Governance Committee and the Board have responsibility for assessing the fitness and propriety of the Company’s Non-Executive Directors. The Human Resources Committee has primary responsibility for assessing the fitness and propriety of the Chief Executive Officer and key senior executives, and the Audit Committee carries out assessments of the fitness and propriety of the external auditor.

Fit and Proper assessments were successfully carried out in respect of each Non-Executive Director, the Chief Executive Officer, key senior executives and the external auditor during the 2013 financial year.

Director Independence

Under ANZ’s Board Charter, the Board must include a majority of Non-Executive Directors who satisfy ANZ’s criteria for independence.

The Board Charter sets out criteria that are considered in order to determine whether a Non-Executive Director is to be regarded as independent.

All Non-Executive Directors are required to notify the Chairman before accepting any new outside appointment. The Chairman will review the proposed new appointment and will consider the issue on an individual basis and, where applicable, also the issue of more than one Director serving on the same outside board or other body. When carrying out the review, the Chairman will consider whether the proposed new appointment is likely to impair the Director’s ability to devote the necessary time and focus to their role as an ANZ Director and, where it will involve more than one ANZ Director serving on an outside board or other entity, whether that would create an unacceptable risk to the effective operation of the ANZ Board. Non-Executive Directors are not to accept a new outside appointment until confirmed with the Chairman who will consult the other Directors as the Chairman deems appropriate.

In the 2013 financial year, the Governance Committee conducted its annual review of the criteria for independence against the ASX Governance Principles and APRA Prudential Standards, as well as US director independence requirements.

ANZ’s criteria are more comprehensive than those set in many jurisdictions including in particular the additional criteria stipulated specifically for Audit Committee members in the Audit Committee Charter. Further details of the criteria and review process are set out in the Corporate Governance section of ANZ’s website.

In summary, a relationship with ANZ is regarded as material if a reasonable person in the position of a Non-Executive Director of ANZ would expect there to be a real and sensible possibility that it would influence a Director’s mind in:

}	making decisions on matters likely to come regularly before the Board or its Committees;

}	objectively assessing information and advice given by Management;

}	setting policy for general application across ANZ; and

}	generally carrying out the performance of his or her role as a Director.

During 2013, the Board reviewed each Non-Executive Director’s independence and concluded that the independence criteria were met by each Non-Executive Director.

Directors’ biographies on pages 52 to 55 and on anz.com highlight their major associations outside ANZ.

Conflicts of Interest

Over and above the issue of independence, each Director has a continuing responsibility to determine whether he or she has a potential or actual conflict of interest in relation to any material matter which relates to the affairs of ANZ. Such a situation may arise from external associations, interests or personal relationships.

Under the Directors Disclosure of Interest Protocol and Procedures for Handling Conflicts of Interest, a Director may not exercise any influence over the Board if an actual or potential conflict of interest exists.

In such circumstances, unless a majority of other Directors who do not have an interest in the matter resolve to the contrary, the Director may not be present for Board deliberations on the subject, and may not vote on any related Board resolutions. In addition, the Director may not receive relevant Board papers. These matters, should they occur, are recorded in the Board minutes.

Independent Advice

In order to assist Directors in fulfilling their responsibilities, each Director has the right (with the prior approval of the Chairman) to seek independent professional advice regarding his/her responsibilities, at the expense of ANZ. In addition, the Board and each principal Committee, at the expense of ANZ, may obtain whatever professional advice it requires to assist in its work.

Tenure and Retirement

ANZ’s Constitution, consistent with the ASX Listing Rules, provides that a Non-Executive Director must seek re-election by shareholders every three years if they wish to continue in their role as a Non-Executive Director.

In addition, ANZ’s Board Renewal and Performance Evaluation Protocol confirms that Non-Executive Directors will retire once they have served a maximum of three 3-year terms after first being elected by shareholders, unless invited by the Board to extend their tenure due to special circumstances.

58

Continuing Education

ANZ Directors take part in a range of training and continuing education programs. In addition to a formal induction program (see page 57), Directors also receive regular bulletins designed to keep them abreast of matters relating to their duties and responsibilities as Directors.

Each Committee also conducts its own continuing education sessions from time to time as appropriate. Internal and/or external experts are engaged to conduct all education sessions. Directors also receive regular business briefings at Board meetings. These briefings are intended to provide Directors with information on each area of ANZ’s business, in particular regarding performance, key issues, risks and strategies for growth. In addition, Directors have the opportunity to participate in site visits from time to time.

Access in relation to Directors

Management is able to consult Directors as required. Employees have access to the Directors directly or through the Company Secretary. Shareholders who wish to communicate with the Directors may direct correspondence to a particular Director, or to the Non-Executive Directors as a whole.

Directors have unrestricted access to Management and, in addition to the regular presentations made by Management to Board and Board Committee meetings, Directors may seek briefings or other additional information from Management on specific matters where appropriate. The Company Secretary also provides advice and support to the Directors as required.

Role of Company Secretary

The Board is responsible for the appointment of ANZ’s Company Secretaries. The Board has appointed two Company Secretaries. The Group General Counsel provides legal advice to the Board as and when required. He works closely with the Chair of the Governance Committee and the Company Secretary to develop and maintain ANZ’s corporate governance principles, and is responsible to the Board for the Company Secretary’s Office function.

The Company Secretary is responsible for the day-to-day operations of the Company Secretary’s Office including lodgements with relevant Securities Exchanges and other regulators, the administration of Board and Board Committee meetings (including preparation of meeting minutes), the management of dividend payments and associated share plans, and oversight of the relationship with ANZ’s Share Registrar.

Profiles of ANZ’s Company Secretaries can be found in the Directors’ Report on pages 9 to 10.

Performance Evaluations

Non-Executive Directors

The framework used to evaluate the performance of Non-Executive Directors is based on the expectation that they are performing their duties:

}	in the interests of shareholders;

}	in a manner that recognises the great importance that ANZ places on the values of honesty, integrity, quality and trust;

}	in accordance with the duties and obligations imposed upon them by ANZ’s Constitution, ANZ’s Non-Executive Directors Code of Conduct and Ethics, and the law; and

}	having due regard to ANZ’s corporate sustainability objectives, and the importance of ANZ’s relationships with all its stakeholders and the communities and environments in which ANZ operates.

The performance criteria also take into account the Non-Executive Director’s contribution to:

}	charting the direction, strategy and financial objectives of ANZ;

}	monitoring compliance with regulatory requirements and ethical standards;

}	monitoring and assessing Management’s performance in achieving strategies and budgets approved by the Board;

}	setting criteria for and evaluating the Chief Executive Officer’s performance; and

}	the regular and continuing review of executive succession planning and executive development activities.

The performance evaluation process is set out in ANZ’s Board Renewal and Performance Evaluation Protocol.

Performance evaluations of the Non-Executive Directors are conducted in two ways:

}

Annual review – on an annual basis, or more frequently if appropriate, the Chairman has a one-on-one meeting with each Non-Executive Director specifically addressing the performance criteria including compliance with the Non-Executive Directors Code of Conduct and Ethics. To assist the effectiveness of these meetings, the Chairman is provided with objective information about each Director (e.g. number of meetings attended, Committee memberships, other current directorships/roles etc) and a guide for discussion to ensure consistency. When considering the Director’s meeting attendance record during the previous year and also their other roles outside ANZ, the Chairman reviews generally whether the Director has sufficient time to properly carry out their duties as an ANZ Director and more specifically whether they are making a sufficient time commitment to their role at and outside meetings. A report on the outcome of these performance evaluations is provided to the Governance Committee and to the Board; and

}

Re-election statement – when nominating for re-election, Non-Executive Directors are given the opportunity to submit a written or oral statement to the Board setting out their reasons for seeking re-election. In the Non-Executive Director’s absence, the Board evaluates this statement (having regard to the performance criteria) and also considers their capacity to commit the necessary time to their role as a Director before deciding whether to endorse the relevant Director’s re-election.

CORPORATE GOVERNANCE     59

Chairman of the Board

An annual review of the performance of the Chairman of the Board is facilitated by the Chair of the Governance Committee who seeks input from each Director individually on the performance of the Chairman of the Board against the competencies for the Chairman’s role approved by the Board.

The Chair of the Governance Committee collates the input in order to provide an overview report to the Governance Committee and to the Board, as well as feedback to the Chairman of the Board.

The Board

On a periodic basis, the performance of the Board is assessed using an independent external facilitator. The facilitator seeks input from each Director and certain members of senior management when carrying out the assessment.

The assessment is conducted in accordance with broad terms of reference agreed by the Governance Committee. The results of such assessment are discussed with the Chair of the Governance Committee and together with any recommendations, are presented to the Governance Committee and the Board. The last externally facilitated review took place in 2011, and it is expected that externally facilitated reviews of the Board will occur approximately every three years. The review process in the intervening years (including with respect to the year ended 30 September 2013) is conducted internally based on input sought from each Director and also members of the Management Board, and considers progress against any recommendations implemented arising from the most recent externally facilitated review, together with any new issues that may have arisen.

During the year, the Governance Committee considers assessments by a number of independent bodies regarding the Board and its performance. The Chair of the Governance Committee reports any material issues or findings from these evaluations to the Board.

Board Committees

Each of the principal Board Committees conducts an annual Committee performance self-assessment to review performance using Guidelines approved by the Governance Committee. The Guidelines set out that at a minimum, the self-assessments should review and consider the following:

}	the Committee’s performance having regard to its role and responsibilities as set out in its Charter;

}	whether the Committee’s Charter is fit for purpose, or whether any changes are required; and

}	the identification of future topics for training/education of the Committee.

The outcomes of the performance self-assessments are reported to the Governance Committee (or to the Board, if there are any material issues relating to the Governance Committee) for discussion and noting.

Senior Management

Details of how the performance evaluation process is undertaken by the Board in respect of the Chief Executive Officer and other key Senior Management, including how financial, customer, operational and qualitative measures are assessed, are set out in the Remuneration Report on pages 30 to 39.

Review Processes Undertaken

Board, Director, Board Committee and relevant Senior Management evaluations in accordance with the above processes have been undertaken in respect of the 2013 financial year.

Board Committees

As set out on page 56 of this Statement, the Board has the ability under its Constitution to delegate its powers and responsibilities to Committees of the Board. This allows the Board to spend additional and more focused time on specific issues. The Board has five principal Board Committees: Audit Committee, Governance Committee, Human Resources Committee, Risk Committee and Technology Committee.

Membership and Attendance

Each of the principal Board Committees is comprised solely of independent Non-Executive Directors (a minimum of three is required), has its own Charter and has the power to initiate any special investigations it deems necessary. Board Committee composition is reviewed annually.

The Chairman is an ex-officio member of each principal Board Committee but does not chair any of the Committees. The Chief Executive Officer is invited to attend Board Committee meetings as appropriate. His presence is not automatic, however, and he does not attend where his remuneration is considered or discussed, nor does he attend the Non-Executive Director private sessions of Committees unless invited. Non-Executive Directors may attend any meeting of any Committee.

Each Board Committee may, within the scope of its responsibilities, have unrestricted access to Management, employees and information it considers relevant to the carrying out of its responsibilities under its Charter.

Each Board Committee may require the attendance of any ANZ officer or employee, or request the attendance of any external party, at meetings as appropriate.

Meetings

Prior to the commencement of each year, each principal Board Committee prepares a calendar of business which details the items to be included on the agenda for each scheduled Committee meeting in the coming year. In addition, any training/education topics that have been identified as part of the Committee’s annual performance self-assessment process are also included in the calendar. In advance of each Board Committee meeting, at least one planning session is held by the Committee Chair with relevant internal and external stakeholders to ensure that all emerging issues are also captured in the agenda for the forthcoming meeting as appropriate.

Minutes from Committee meetings are included in the papers for the following Board meeting. In addition, Committee Chairs update the Board regularly about matters relevant to the Committee’s role, responsibilities, activities and matters considered, discussed and resolved at Committee meetings. When there is a cross-Committee item, the Committees will communicate with each other through their Chairs.

Audit Committee

The Audit Committee is responsible for reviewing:

}	ANZ’s financial reporting principles and policies, controls and procedures;

}	the effectiveness of ANZ’s internal control and risk management framework;

}	the work of Global Internal Audit which reports directly to the Chair of the Audit Committee (refer to Global Internal Audit on page 64 for more information);

}	reports from major subsidiary audit committees;

}	prudential supervision procedures required by regulatory bodies to the extent relating to financial reporting;

}	the integrity of ANZ’s financial statements and the independent audit thereof, and compliance with related legal and regulatory requirements; and

}	any due diligence procedures.

The Audit Committee is also responsible for:

}	the appointment, annual evaluation and oversight of the external auditor, including reviewing their independence, fitness and propriety and qualifications;

}	compensation of the external auditor;

}	where deemed appropriate, replacement of the external auditor; and

}	reviewing the performance and remuneration of the Group General Manager, Global Internal Audit and making recommendations to the Board as appropriate.

Under the Committee Charter, all members of the Audit Committee must be appropriately financially literate. Mr Meiklejohn (Chair), Ms Dwyer and Ms Watkins were determined to be ‘financial experts’ during the 2013 financial year under the definition set out in the Audit Committee Charter. While the Board determined that Mr Meiklejohn, Ms Dwyer and Ms Watkins each have the necessary attributes to be a ‘financial expert’ in accordance with the relevant requirements, it is important to note that this does not give rise to Mr Meiklejohn, Ms Dwyer or Ms Watkins having responsibilities additional to those of other members of the Audit Committee.

The Audit Committee meets with the external auditor and internal auditor without Management being present. The Chair of the Audit Committee meets separately and regularly with Global Internal Audit, the external auditor and Management.

The Deputy Chief Financial Officer is the executive responsible for assisting the Chair of the Committee in connection with the administration and efficient operation of the Committee.

Substantive areas of focus in the 2013 financial year included:

}

Global Internal Audit and External Audit – the Committee approved the annual plans for Global Internal Audit and External Audit and kept progress against those plans under regular review. Adjustments to the Global Internal Audit Plan were made during the year to accommodate changing circumstances, risk profiles and business unit requests;

}	Accounting and regulatory developments – reports on developments were provided to the Committee outlining relevant changes and implications for ANZ;

}	Financial Reporting Governance Program – the Committee monitored the financial reporting process and the controls in place to ensure the integrity of the financial statements;

}	Whistleblowing – the Committee received and reviewed information on disclosures made under ANZ’s Global Whistleblower Protection Policy; and

}	Charter Review – the Committee reviewed and recommended to the Governance Committee for approval proposed changes to the Audit Committee Charter.

CORPORATE GOVERNANCE     61

Governance Committee

The Governance Committee is responsible for:

}	identifying and recommending prospective Board members and ensuring appropriate succession planning for the position of Chairman (see page 57);

}	ensuring there is a robust and effective process for evaluating the performance of the Board, Board Committees and Non-Executive Directors (see pages 59 to 60);

}

monitoring the effectiveness of the Gender Balance and Diversity Policy to the extent it relates to Board diversity and reviewing and approving measurable objectives for achieving gender diversity on the Board (see page 57);

}	ensuring an appropriate Board and Board Committee structure is in place;

}	reviewing and approving the Charters for each Board Committee except its own, which is reviewed and approved by the Board;

}	reviewing the development of and approving corporate governance policies and principles applicable to ANZ; and

}	approving corporate sustainability objectives for ANZ, and reviewing progress in achieving them.

The Group General Counsel is the executive responsible for assisting the Chair of the Committee in connection with the administration and efficient operation of the Committee.

Substantive areas of focus in the 2013 financial year included:

}

Board succession planning – the Committee monitored the process in place to identify potential candidates to replace the Non-Executive Directors who are scheduled to retire in late 2013 (together with the succession planning process for the Chairman of the Board). Mr Liebelt was appointed as a Non-Executive Director with effect from 1 July 2013;

}	Diversity – the Committee reviewed progress against the measurable objective for Board gender diversity set for 2012/2013 and approved a new objective;

}

Board governance framework – the Committee conducted its annual review of the Board’s governance framework and principles including in relation to Board composition and size, Director tenure, outside commitments, Board and Committee education, nomination procedures and Director independence criteria;

}

Performance evaluation processes – the Committee reviewed existing processes relating to the annual performance reviews of the Board, Chairman of the Board, Non-Executive Directors and Board Committees;

}

Board and Committee performance evaluations – the Committee reviewed the major themes arising from the annual Board performance review process and received a report on the outcome of the Board Committee review process; and

}

Review and approval of Group policies – the Committee reviewed and, where appropriate, approved amendments to existing Group policies including the Continuous Disclosure Policy, Board Renewal and Performance Evaluation Protocol, Fit and Proper Policy, and Director Independence Criteria.

Human Resources Committee

The Human Resources Committee assists and makes recommendations to the Board in relation to remuneration matters and senior executive succession, including for the Chief Executive Officer. The Committee also assists the Board by reviewing and approving certain policies, as well as monitoring performance with respect to health and safety issues and diversity (excluding Board diversity which is monitored by the Governance Committee).

The Committee is responsible for reviewing and making recommendations to the Board on:

}	remuneration matters relating to the Chief Executive Officer (details in the Remuneration Report on pages 28 to 50);

}	remuneration matters, including incentive arrangements, for other Board Appointees (other than the Group General Manager, Global Internal Audit);

}	the design of remuneration structures and significant incentive plans; and

}	the Group’s Remuneration Policy.

In addition, the Committee considers and approves the appointment of Board Appointees (other than the Group General Manager, Global Internal Audit), approves clawback processes and outcomes, reviews senior executive succession plans, and monitors the effectiveness of ANZ’s health and safety, culture, engagement and diversity programs.

The Group Managing Director, Human Resources is the executive responsible for assisting the Chair of the Committee in connection with the administration and efficient operation of the Committee.

ANZ Board Committee Memberships – as at 30 September 2013

Audit	Governance	Human Resources	Risk	Technology
Mr D E Meiklejohn FE, C	Mr P A F Hay C	Ms A M Watkins C	Mr I J Macfarlane C	Dr G J Clark C

Ms P J Dwyer FE	Mr I J Macfarlane	Dr G J Clark	Dr G J Clark	Mr Lee Hsien Yang

Mr P A F Hay	Ms A M Watkins	Ms P J Dwyer	Ms P J Dwyer	Mr G R Liebelt

Mr I J Macfarlane	Mr J P Morschel (ex officio)	Mr P A F Hay	Mr Lee Hsien Yang	Mr D E Meiklejohn

Ms A M Watkins FE		Mr Lee Hsien Yang	Mr G R Liebelt	Mr J P Morschel (ex officio)

Mr J P Morschel (ex officio)		Mr G R Liebelt	Mr D E Meiklejohn

		Mr J P Morschel (ex officio)	Mr J P Morschel (ex officio)

C – Chair    FE – Financial Expert

Substantive areas of focus in the 2013 financial year included:

}

Management roles and performance – the Committee reviewed the performance of the Chief Executive Officer, the Chief Executive Officer’s direct reports and other key roles, and the succession plans in place for Management Board and business critical roles;

}	Regulatory changes – the Committee closely monitored regulatory developments and the implications for ANZ both in Australia and globally;

}	Fitness and propriety – the Committee completed fit and proper assessments for all existing and new Board Appointees;

}

Remuneration – the Committee conducted an annual review of remuneration for Non-Executive Directors and also reviewed the compensation structure for the Chief Executive Officer and Senior Management. The Committee also agreed with the Board the contractual arrangements for a number of senior appointments and departures at Board Appointee level;

}	Remuneration Policy – the Committee reviewed ANZ’s Remuneration Policy to ensure it remains appropriate for its intended purpose;

}

Health, Safety and Diversity – the Committee received reports on health and safety performance and related initiatives, and reviewed ANZ’s diversity strategy and performance towards stated targets; and

}	Employee Engagement and Culture – the Committee reviewed the annual employee engagement results and action plan and also the cultural alignment with ANZ Strategy and Values.

For more details on the activities of the Human Resources Committee, please refer to the Remuneration Report on pages 28 to 50.

Risk Committee

The Board is principally responsible for approving the Group’s risk appetite and risk tolerance, related strategies and major policies, for the oversight of policy compliance, and for the effectiveness of the risk and compliance management framework that is in place.

The purpose of the Risk Committee is to assist the Board in the effective discharge of its responsibilities for business, market, credit, equity and other investment, financial, operational, liquidity and reputational risk management and for the oversight of the management of ANZ’s compliance obligations.

The Committee is also authorised to approve credit transactions and other related matters beyond the approval discretion of the Chief Risk Officer.

The Chief Risk Officer is the executive responsible for assisting the Chair of the Committee in connection with the administration and efficient operation of the Committee.

Substantive areas of focus in the 2013 financial year included:

}	Regulatory change – the Committee monitored proposed new regulations, both local and global, including in particular in relation to capital and liquidity requirements for banks;

}	Credit portfolios – the Committee received regular updates on the quality of ANZ’s credit portfolios and the status of the more significant exposures;

}	Market, Funding and Liquidity Risk – the Committee received regular updates on the Group’s exposures and responses to changes in market conditions;

}	Operational Risk and Compliance – the Committee received regular updates on the Group’s approach and policy implementation in response to market developments; and

}	Business updates – the Committee received updates from businesses across the Group.

A risk management and internal control system to manage ANZ’s material business risks is in place, and Management reported to the Board during the year as to the effectiveness of the management of ANZ’s material business risks. In addition, the Board received assurance from the Chief Executive Officer and the Chief Financial Officer that the declaration provided in accordance with section 295A of the Corporations Act is founded on a sound system of risk management and internal control and that the system is operating effectively in all material respects in relation to financial reporting risks.

For further information on how ANZ manages its risks arising from financial instruments, please see the disclosures in relation to AASB 7 ‘Financial Instruments: Disclosures’ in the notes to the financial statements.

Directors’ Meetings

The number of Board meetings and meetings of Committees during the year the Director was eligible to attend, and the number of meetings attended by each Director were:

	Board		Audit Committee		Governance Committee		Human Resources Committee		Risk Committee		Technology Committee		Executive Committee[1]		Shares Committee[1]		Committee of the Board[1]
	A	B	A	B	A	B	A	B	A	B	A	B	A	B	A	B	A	B
G J Clark	11	10					5	5	8	8	4	4					1	1

P J Dwyer	11	11	6	6			5	5	8	8							2	2

P A F Hay	11	11	6	6	4	4	5	5									1	1

Lee Hsien Yang	11	11					5	5	8	8	4	4					2	2

G R Liebelt	3	3					2	2	2	2	1	1

I J Macfarlane	11	11	6	6	4	3			8	8							1	1

D E Meiklejohn	11	11	6	6					8	8	4	4			1	1	6	6

J P Morschel	11	11	6	6	4	4	5	5	8	8	4	4			3	3	6	6

M R P Smith	11	11													1	1	6	6

A M Watkins	11	11	6	6	4	4	5	5							1	1	1	1

Column A – Indicates the number of meetings the Director was eligible to attend.

Column B – Indicates the number of meetings attended. The Chairman is an ex-officio member of the Audit, Governance, Human Resources, Risk and Technology Committees.

With respect to Committee meetings, the table above records attendance of Committee members. Any Director is entitled to attend these meetings and from time to time Directors attend meetings of Committees of which they are not a member.

1	The meetings of the Executive Committee, Shares Committee and Committee of the Board as referred to in the table above include those conducted by written resolution.

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For further information on risk management governance and ANZ’s approach in relation to risk oversight and the management of material business risks, please see the Corporate Governance section of anz.com.

Technology Committee

The Technology Committee assists the Board in the effective discharge of its responsibilities in relation to technology and related operations. The Committee is responsible for:

}	monitoring that appropriate key technology related controls are in place;

}	approving the technology strategy of ANZ;

}	making recommendations to the Board regarding and monitoring material technology investments;

}	reviewing and monitoring the progress of the strategic and operating plans for the management and control of technology activities and services; and

}	the approval and monitoring of ANZ’s information and technology security strategy.

The Chief Information Officer is the executive responsible for assisting the Chair of the Committee in connection with the administration and efficient operation of the Committee.

Substantive areas of focus in the 2013 financial year included:

}

Operational performance and major projects – the Committee reviewed reports on operational performance (including service and systems stability and performance) and monitored the progress of major projects;

}

Strategy – the Committee received updates on the progress of ANZ’s Technology strategy. During the year the Committee visited the US and met with some of the world’s leading technology-based organisations to discuss the role of technology in driving competitive advantage;

}	Investment – the Committee reviewed Management’s progress in delivering the business investment agenda; and

}

Information Security – the Committee monitored the continuing process of improving information security capability to address constantly evolving security threats and increasing regulatory requirements.

Additional Committees

In addition to the five principal Board Committees, the Board has constituted an Executive Committee and a Shares Committee, each consisting solely of Directors, to assist in carrying out specific tasks.

The Executive Committee has the full power of the Board and is convened as necessary between regularly scheduled Board meetings to deal with urgent matters. The Shares Committee has the power to manage on behalf of the Board the issue of shares and options (including under ANZ’s Employee Share Acquisition Plan and Share Option Plan). The Board also forms and delegates authority to ad-hoc Committees of the Board as and when needed to carry out specific tasks.

Audit and Financial Governance

Global Internal Audit

Global Internal Audit is a function independent of Management and its role is to provide the Board and Management with an efficient and independent appraisal of the internal controls established by ANZ’s first (business) and second (Group and Divisional risk and finance functions) lines of defence. Operating under a Board approved Charter, the reporting line for the outcomes of work conducted by Global Internal Audit is directly and solely to the Chair of the Audit Committee, with a direct communication line to the Chief Executive Officer and the external auditor.

The Global Internal Audit Plan is developed utilising a risk based approach and is refreshed on a quarterly basis. The Audit Committee approves the plan, the associated budget and any changes thereto.

All audit activities are conducted in accordance with ANZ policies and values, as well as local and international auditing standards promulgated by the professional auditing bodies, and the results thereof are reported to the Audit Committee, Risk Committee and Management. These results influence the performance assessment of business heads.

Furthermore, Global Internal Audit monitors the remediation of audit issues and highlights the current status of any outstanding audits.

External Audit

The external auditor’s role is to provide an independent opinion that ANZ’s financial reports are true and fair and comply with applicable regulations. The external auditor performs an independent audit in accordance with Australian Auditing Standards. The Audit Committee oversees ANZ’s Stakeholder Engagement Model for Relationship with the External Auditor. Under the Stakeholder Engagement Model, the Audit Committee is responsible for the appointment (subject to ratification by shareholders) and also the compensation, retention and oversight of the external auditor.

The Stakeholder Engagement Model also stipulates that the Audit Committee:

}	pre-approves all audit, audit related and non-audit services on an engagement by engagement basis or pursuant to specific pre-approval policies adopted by the Committee;

}	regularly reviews the independence of the external auditor; and

}	evaluates the effectiveness of the external auditor.

The Stakeholder Engagement Model also requires that all services provided by the external auditor, including the non-audit services that may be provided by the external auditor, must be in accordance with the following principles:

}	the external auditor should not have a mutual or conflicting interest with ANZ;

}	the external auditor should not audit its own work;

}	the external auditor should not function as part of Management or as an employee; and

}	the external auditor should not act as an advocate of ANZ.

The Stakeholder Engagement Model, which sets out in detail the types of services the external auditor may and may not provide, can be found on the Corporate Governance section of anz.com.

Details of the non-audit services provided by the external auditor, KPMG, during the 2013 financial year, including their dollar value, together with the statement from the Board as to their satisfaction with KPMG’s compliance with the related independence requirements of the Corporations Act 2001, are set out in the Directors’ Report on page 10. In addition, the auditor has provided an independence declaration under Section 307C of the Corporations Act 2001.

ANZ requires a two year period before any former partner or employee of the external auditor is appointed as a Director or senior executive of ANZ. The lead partner of the external auditor is required to rotate off the audit after five years and cannot return for a further five years. Certain other senior audit staff are required to rotate off after a maximum of seven years. Any appointments of ex-partners or ex-employees of the external auditor as ANZ finance staff, at senior manager level or higher, must be pre-approved by the Chair of the Audit Committee.

Financial Controls

The Audit Committee oversees ANZ’s financial reporting policies and controls, the integrity of ANZ’s financial statements, the relationship with the external auditor, the work of Global Internal Audit, and the audit committees of various significant subsidiary companies.

ANZ maintains a financial governance framework which evaluates the design and tests the operational effectiveness of key financial reporting controls. In addition, half-yearly certifications are completed by Senior Management, including senior finance executives. These certifications comprise representations and questions about financial results, disclosures, processes and controls and are aligned with ANZ’s external obligations.

Any material issues arising from the evaluation and testing are reported to the Audit Committee. This process assists the Chief Executive Officer and Chief Financial Officer in making the certifications to the Board under the Corporations Act and ASX Governance Principles as referred to in the Directors’ Report on page 10.

Ethical and Responsible Decision-making

Codes of Conduct and Ethics

ANZ has two main Codes of Conduct and Ethics, the Employee Code and the Non-Executive Directors Code. These Codes provide employees and Directors with a practical set of guiding principles to help them make decisions in their day to day work. Having two Codes recognises the different responsibilities that Directors have under law but enshrines the same values and principles.

The Codes embody honesty, integrity, quality and trust, and employees and Directors are required to demonstrate these behaviours and comply with the Codes whenever they are identified as representatives of ANZ.

The principles underlying ANZ’s Codes of Conduct and Ethics are:

}	we act in ANZ’s best interests and value ANZ’s reputation;

}	we act with honesty and integrity;

}	we treat others with respect, value difference and maintain a safe working environment;

}	we identify conflicts of interest and manage them responsibly;

}	we respect and maintain privacy and confidentiality;

}	we do not make or receive improper payments, benefits or gains;

}	we comply with the Codes, the law and ANZ’s policies and procedures; and

}	we immediately report any breaches of the Codes, the law or ANZ policies and procedures.

The Codes are supported by the following detailed policies that together form ANZ’s Conduct and Ethics Policy Framework:

}	ANZ Anti-Money Laundering and Counter-Terrorism Financing Policy;

}	ANZ Use of Systems, Equipment and Information Policy;

}	ANZ Fraud Policy;

}	ANZ Expenses Policy;

}	ANZ Equal Opportunity, Bullying and Harassment Policy;

}	ANZ Health and Safety Policy;

}	Conflict of Interest Policy;

}	Trading in ANZ Securities Policy;

}	Trading in Non-ANZ Securities Policy;

}	ANZ Anti-Bribery and Anti-Corruption Policy; and

}	ANZ Whistleblower Protection Policy.

Leaders are encouraged to run sessions for new direct reports and ensure they, in turn, brief their teams where required on ANZ’s values and ethical decision making within the team. The sessions are designed to build line manager capability, equipping ANZ leaders and their teams with tools and knowledge to make carefully considered, values-based and ethical business decisions and to create team behaviour standards that are in line with the ANZ Values.

Within two months of starting work with ANZ, and thereafter on an annual basis, all employees are required to complete a training course that takes each employee through the eight Code principles and a summary of their obligations under each of the policies in the Conduct and Ethics Policy Framework. Employees are required to declare that they have read, understand and have complied with the principles of the Employee Code, including key relevant extracts of the policies set out above.

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To support the Employee Code of Conduct and Ethics, ANZ’s Performance Improvement and Unacceptable Behaviour Policy sets out the process to be followed to determine whether the Code has been breached and the consequences that should be applied to employees who are found to have breached the Code. Under the ANZ Global Performance Management Framework, any breach of the Code that leads to a consequence (such as a warning) will result in an unacceptable risk/compliance/behaviour flag being given at the time of the performance assessment. A flag must be taken into account when determining an employee’s performance and remuneration outcome and will almost always negatively impact those outcomes for the financial year in question.

Directors’ compliance with the Non-Executive Directors Code continues to form part of their annual performance review.

Securities Trading

The Trading in ANZ Securities Policy prohibits trading in ANZ securities by all employees, Directors and contractors who are aware of information that could be reasonably expected to have a material or significant effect on the price or value of an ANZ security and which is not generally available.

The Policy specifically prohibits certain ‘restricted persons’ (which includes ANZ Directors, senior executives and their associates) from trading in ANZ securities during ‘blackout periods’ as defined in the Policy. The Policy also provides that certain types of trading are excluded from the operation of the trading restrictions under the Policy, and for exceptional circumstances where trading may be permitted during a prohibited period with prior written clearance.

ANZ Directors are required to obtain written approval from the Chairman in advance before they or their associates trade in ANZ securities. The Chairman of the Board is required to seek written approval from the Chair of the Audit Committee. Senior executives and other restricted persons are also required to obtain written approval before they, or their associates, trade in ANZ securities.

The Policy also prohibits employees from hedging interests that have been granted under any ANZ employee equity plan that are either unvested or subject to a holding lock.

ANZ Directors and Management Board members are also prohibited from using ANZ securities in connection with a margin loan or similar financing arrangement which may be subject to a margin call or loan-to-value ratio breach.

Whistleblower Protection

The ANZ Global Whistleblower Protection Policy provides a mechanism by which ANZ employees and contractors can raise concerns regarding actual or suspected contraventions of ANZ’s ethical and legal standards without fear of victimisation or disadvantage.

Complaints may be made under the Policy to Managers, designated Whistleblower Protection Officers, or via an independently managed Whistleblower hotline.

Commitment to Shareholders

Shareholders are the owners of ANZ and the approaches described below are enshrined in ANZ’s Shareholder Charter, a copy of which can be found on the Corporate Governance section of anz.com.

Communication

In order to make informed decisions about ANZ, and to communicate views to ANZ, it is important for shareholders to have an understanding of ANZ’s business operations and performance.

ANZ encourages shareholders to take an active interest in ANZ, and seeks to provide shareholders with quality information in a timely fashion through ANZ’s reporting of results, the Annual Report, the Shareholder Review, announcements and briefings to the market, half yearly newsletters and via its dedicated shareholder site on anz.com. ANZ strives for transparency in all its business practices, and recognises the impact of quality disclosure on the trust and confidence of shareholders, the wider investor market and the community. To this end, ANZ, outside of its scheduled results announcements, issued additional Trading Updates to the market during the 2013 financial year.

Should shareholders require any information, contact details for ANZ and its Share Registrar are set out in ANZ’s Annual Report, the 2013 Shareholder Review, the half yearly shareholder newsletter and the Shareholder centre section of anz.com.

Meetings

To allow as many shareholders as possible to have an opportunity to attend shareholder meetings, ANZ rotates meetings around capital cities and makes them available to be viewed online using webcast technology.

Further details on meetings and presentations held throughout this financial year are available on anz.com > About us > Shareholder centre > Menu > Investor guide > Investor presentations. Prior to the Annual General Meeting, shareholders are given the opportunity to submit any questions they have for the Chairman or Chief Executive Officer to enable key common themes to be considered.

The external auditor is present at ANZ Annual General Meetings and available to answer shareholder questions on any matter that concerns them in their capacity as auditor.

Directors are also required to attend the Annual General Meeting each year, barring unusual circumstances, and be available afterwards to meet with and answer questions from shareholders.

Shareholders have the right to vote on various resolutions related to company matters. Shareholders are encouraged to attend and participate in meetings but, if shareholders are unable to attend a meeting, they can submit their proxies via post or electronically. Where votes are taken on a poll, which is usual ANZ practice, shareholders are able to cast their votes on a confidential basis. ANZ appoints an independent party to verify the results, normally KPMG, which are reported as soon as possible to the ASX and posted on anz.com.

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Continuous Disclosure

ANZ’s practice is to release price-sensitive information to the ASX in a timely manner as required under the ASX Listing Rules and then to all relevant overseas Securities Exchanges on which ANZ’s securities are listed, and to the market and community generally through ANZ’s media releases, website and other appropriate channels.

Through ANZ’s Continuous Disclosure Policy, ANZ demonstrates its commitment to achieving best practice in terms of disclosure by acting in accordance with the spirit, intention and purposes of the applicable regulatory requirements and by looking beyond form to substance. The Policy reflects relevant obligations under applicable securities exchange listing rules and legislation.

For disclosure purposes, price-sensitive information is information that a reasonable person would expect to have a material effect on the price or value of ANZ’s securities. Designated Disclosure Officers have responsibility for reviewing proposed disclosures and making decisions in relation to what information can be or should be disclosed to the market. Each ANZ employee is required to inform a Disclosure Officer regarding any potentially price-sensitive information concerning ANZ as soon as they become aware of it.

A committee of senior executives (the Continuous Disclosure Review Sub-Committee) also meets on a regular basis to review the effectiveness of ANZ’s systems and procedures for achieving compliance with applicable regulatory requirements in relation to the disclosure of price-sensitive information. This Sub-Committee reports to the Governance Committee of the Board on an annual basis.

Corporate Sustainability

ANZ aims to be a role model for responsible business growth and behaviour as it pursues its goal of becoming a super regional bank. ANZ’s purpose is to achieve sustainable growth and prosperity for its customers, shareholders and people and the communities in which ANZ operates. ANZ’s well established Corporate Sustainability Framework, launched in 2009, supports its purpose.

During 2013, ANZ reviewed its Corporate Sustainability Framework, taking into account issues of importance to ANZ and its stakeholders and the areas in which it can achieve greatest impact. Following review, ANZ’s realigned framework distinguishes between ‘Enhanced Value’ – areas of the sustainability agenda distinctive to ANZ that could offer competitive advantage – and fundamental responsibilities that determine ANZ’s ‘Licence to Operate’.

Enhanced Value contributes to ANZ’s commercial value and is delivered through:

}

Sustainable development – integrating social and environment considerations into business decisions, products and services to help customers achieve their sustainability ambitions and deliver long term value for stakeholders.

Working with institutional and commercial clients in this way benefits ANZ customers, strengthens business relationships and opportunities and reduces ANZ’s reputational and commercial risk.

}	Diversity and inclusion – building the most diverse and inclusive workforce of any major bank in the region.

ANZ employees come from more than 230 different cultural backgrounds. Diversity assists ANZ to innovate, identify new markets, connect with customers effectively and make better, more informed decisions.

}	Financial inclusion and capability – building the financial capability of people across the region to promote financial inclusion and progression of individuals and communities.

Delivery of financial education programs to the employees of ANZ institutional and commercial clients strengthens business relationships and opportunities. Delivery to low income and excluded groups in many of the countries in which ANZ operates supports business expansion plans as financial inclusion and building financial capability is a policy aim of many governments. Financially capable retail customers hold more financial products.

ANZ’s Licence to Operate activities include commitments to ensuring that ANZ’s customers, people and suppliers, and the communities and environment in which it operates, are treated in a manner befitting a responsible corporate citizen.

The Corporate Sustainability and Diversity Committee is chaired by the Chief Executive Officer. It provides strategic leadership on ANZ’s corporate sustainability agenda and monitors progress and results. The Committee reports to the Management Board and Board Governance Committee. Each year, ANZ sets public targets and a business-wide program of work to respond to key issues and opportunities. This year ANZ achieved or made strong progress on 80% of its public targets. Detail is reported in ANZ’s 2013 Shareholder Review and 2013 Corporate Sustainability Review.

In 2013 ANZ was again assessed the global banking sector leader in the Dow Jones Sustainability Index (DJSI). This is the sixth year in the past seven that ANZ has received this assessment. The Dow Jones Sustainability Index assessment tracks the approach and performance of companies across a broad range of criteria such as corporate governance, risk management, codes of conduct and compliance, environmental management and reporting, products and services, brand management, HR practices and policies, stakeholder engagement and community investment. ANZ performed strongly across all criteria, with particularly notable ratings for risk and brand management, policies and initiatives to create a diverse and highly engaged workforce and investment in building financial capability and inclusion in Australia, New Zealand and Asia-Pacific.

ANZ keeps interested stakeholders abreast of sustainability developments through a monthly e-bulletin, and annual and interim Corporate Sustainability reporting. ANZ follows the guidelines of the Global Reporting Initiative for its full online corporate sustainability reporting. Detailed information on ANZ’s approach and results is available on anz.com > About us > Corporate Responsibility.

CORPORATE GOVERNANCE 67

Diversity at ANZ

Gender Balance and Diversity at ANZ

Having the best connected and most respected workforce is a key ‘people’ foundation for achieving ANZ’s goals. ANZ is focused on attracting, valuing and capitalising on the inherent strength of a vibrant, diverse and inclusive team to innovate, connect with customers and make better, more informed decisions for its business.

Gender Balance at Board, Senior Executive and Management Levels

ANZ’s Board currently comprises ten Directors including two women – 20% of the Board. This figure will increase to 25% following the retirement of two Non-Executive Directors at the time of the 2013 AGM at which point the Board will comprise eight Directors.

Ms Watkins and Ms Dwyer joined the Board as Non-Executive Directors in November 2008 and April 2012 respectively. Ms Watkins is Chair of the Human Resources Committee and a member of the Audit Committee and Governance Committee. Ms Dwyer is a member of the Audit Committee, Risk Committee and Human Resources Committee.

The Board has a tenure policy which limits the period of service of a Non-Executive Director to three 3-year terms after first being elected by shareholders unless invited by the Board to extend their tenure due to special circumstances. In accordance with this policy, Mr Meiklejohn and Dr Clark will retire at the time of the 2013 AGM and Mr Morschel will retire following completion of the succession process relating to the Chairman of the Board. The objective previously set by the Board in relation to Board gender diversity was that the new Directors appointed to replace the retiring

Directors would include at least one woman. This objective has been achieved as evidenced by the appointment of Ms Dwyer in April 2012. The Board has now set a new objective which is to increase the number of women on the Board over time as vacancies arise following completion of the current succession process.

ANZ has three women on its Management Board: the CEO Global Wealth & Group Managing Director Marketing, Innovation & Digital; the Chief Information Officer; and the Group Managing Director Human Resources. At Senior Executive and Executive levels, 22.2% of leadership positions are held by women.

Overall representation of women in management remains relatively steady at 38.7% (including those on Parental Leave), and 44.3% in ANZ’s Australia Division. A low employment growth environment, together with challenges accessing balanced candidate pools in some geographic and some business areas has slowed ANZ’s progress in achieving its targets, however improvements in particular occurred at senior management from 28.1% to 30.6%.

Targets and Progress for Improving Outcomes in Gender Equality

Annual public targets have been set for women in management since 2004. Progress and results for 2013 are set out below including a more detailed breakdown on progress in ANZ’s Senior Executive and Executive ranks, in line with work undertaken by the Male Champions of Change initiative to improve the consistency and detail of reporting on women in management in Australia. These senior roles typically involve leading countries, large businesses, operations or projects, and/or strategy, policy and governance in specific areas for the Group.

Group	2012 Baseline	2013 Target
	(excludes employees on Parental Leave)		2013 Actual % of women*	2013 Actual number of women*	2014 Target*
Senior Executives and Executives[1]	23.9%	24.9%	22.2%	190
• CEO-1: Direct reports to the CEO			23.1%	3
• CEO-2: Direct reports to CEO-1			30.9%	25
• CEO-3: All other Group 1 Senior Executives			20.8%	20
• CEO-4: All other Group 2 Executives			21.4%	142
Senior Manager[2]	28.1%	29.1%	30.6%	604
Manager[3]	39.7%	40.6%	40.6%	6,457
Total women in management[4]	37.8%	38.8%	38.7%	7,251	39.7%
Non-Management[5]	64.4%		64.6%	18,968
ANZ Overall	54.2%		54.6%	26,219

Notes

*	Includes employees on Parental Leave. Parental Leave data is available for Australia, New Zealand and Bangalore employees only.
1	Senior Executives and Executives comprise persons holding roles within ANZ designated as Group 1 and 2 respectively.
2	Senior Manager comprises persons holding roles within ANZ designated as Group 3.
3	Manager comprises persons holding roles within ANZ designated as Group 4.
4	Total women in management represents all roles within ANZ designated as Group 1 to 4.
5	Non-Management comprises persons holding roles within ANZ designated as Group 5 and 6.

Leadership, Governance and Accountability

The ANZ Chairman is actively involved in the Australian Institute of Company Directors Chairmen’s Mentoring Program to advance more women into Board positions. CEO Michael Smith is a member of the Male Champions of Change program convened by the Australian Sex Discrimination Commissioner, Elizabeth Broderick, in April 2010. The program encourages and supports male CEOs and Directors to use their individual and collective influence to ensure the issues of gender equality and women’s representation in leadership are elevated on the national Australian business agenda.

The Human Resources Committee plays an important role in relation to ANZ’s people strategy, remuneration strategy and approach to gender balance and diversity. This includes annual reviews of progress on gender balance and diversity priorities (other than gender diversity matters in connection with the Board, which are the responsibility of the Governance Committee), succession planning and overall representation of women in management. The Human Resources Committee also reviews annual performance and remuneration outcomes to ensure there is no unconscious or systemic bias in related processes and outcomes.

Management Board sets annual CEO and Group shared targets for improving the representation of women in management, and creating a vibrant, diverse and inclusive culture. Progress is reviewed monthly and results inform performance bonus outcomes.

The Corporate Sustainability and Diversity Committee which is chaired by the CEO and meets five times per year is responsible for advising the ANZ Board and Management Board on corporate sustainability and diversity, setting diversity strategies, policies and targets and monitoring progress. In 2013, the Committee determined that ‘Building the most diverse and inclusive workforce in our region’ should be one of three sustainability priorities to be pursued by ANZ over the coming years.

Building a Vibrant, Diverse and Inclusive Workforce

ANZ has prioritised building a vibrant, diverse and inclusive work environment for all employees regardless of gender, age, ethnicity, cultural background, disability, religion, sexual orientation, marital status and caring responsibilities.

In 2013, ANZ conducted a comprehensive review of its workforce diversity. The survey revealed that ANZ employees come from more than 230 different cultural backgrounds, 43% identify with an Asian cultural background and, regardless of gender or other diversity grouping, there are no material differences in levels of engagement. Globally, 88% of employees agreed or strongly agreed that their manager treats them with respect, while 89% agreed or strongly agreed ANZ is creating a workforce that is open and accepting of individual difference.

Progress on 2013 publicly stated gender balance and diversity goals	Status
Improve employee engagement to at least 73%, with a long term target of 83%.	Partially achieved[1]
Improve perceptions of ‘values-based leadership’ amongst ANZ employees to at least 70%, with a long term target of 80%.	Achieved
Achieve a 1% increase in the representation of women in management in 2013, with a medium term goal of 40% and a long term target of 45% representation.	Did not achieve
Achieve gender balance and greater cultural diversity in ANZ’s key recruitment, talent development and learning programs.	Achieved
Play a leadership role in advancing women in society and improving cultural diversity in business through high profile business, government and community partnerships.	Achieved
Provide 230 positions to people from traditionally excluded groups and disadvantaged backgrounds through ANZ’s traineeships, graduate program and permanent employment.	Achieved
Develop and commence implementation of a global approach to improving age diversity across ANZ’s business.	In progress
Publicly report outcomes of ANZ’s current Reconciliation Action Plan and Disability Action Plan.	Partially achieved[2]

1	ANZ achieved an improvement in employee engagement to 72%, on track for ANZ’s long term target.

2	ANZ reported on its Accessibility and Inclusion Plan (formerly Disability Action Plan) in May 2013. ANZ will refresh its Indigenous Action Plan (formerly Reconciliation Action Plan) in December 2013, reporting on outcomes achieved through the current plan.

Prevention of Sex-Based Harassment and Discrimination

ANZ reviews its Equal Employment Opportunity (EEO) policies and training annually to ensure they are up-to-date and proactively educating employees and their managers on harassment, bullying and victimisation for sex-based issues. All ANZ employees are required to complete EEO training on an annual basis, and reported incidents related to sexual harassment, bullying and victimisation for sex-based issues are carefully tracked and managed.

Recruitment, Progression and Development Practices

ANZ aims to achieve gender balance and diversity in its key recruitment, talent development and learning programs to ensure it is building a strong pipeline of men and women leaders for the future. For example, ANZ’s 2014 graduate intake is 50% women and 24% of the total intake speaks an Asian language; one graduate has a self-disclosed disability and four graduates are from an Indigenous background. ANZ’s latest intake of the Generalist Banker accelerated development program has 45% women and 73% of all participants speak an Asian language. Of the participants in the Building Enterprise Talent program, 50% are women and 60% of all participants have had more than three years international experience. 45% of participants in the Leadership Pathway training programs are women.

CORPORATE GOVERNANCE 69

Pay Equity

ANZ tracks progress in achieving pay equity across the organisation. The gender pay differential between males and females (based on like-for-like job size) continues to be minimal, with further reductions achieved in 2013. Annual reviews of ANZ’s performance and remuneration outcomes occur to ensure balance and parity, with absolute performance outcomes and relative performance assessments (which inform remuneration outcomes) being equitably applied between males and females.

Parental Leave and Flexible Work Arrangements

ANZ offers flexible work arrangements, breaks from work and other support in special circumstances to help balance life priorities with work and to manage careers. Considerable work was completed in 2013 to enhance ANZ’s flexible working policies and support resources, and build awareness and profile of key leaders (male and female) who are role models of flexible working. The 2013 employee survey showed that 82% of employees believe ANZ supports their efforts to balance their work and personal commitments.

Recognition and Support For Equality and Inclusion in ANZ’s Communities

In 2013 ANZ was again assessed by the Dow Jones Sustainability Index as the leading bank globally, including specific recognition for its gender balance and diversity progress. ANZ also continues to be recognised as an Employer of Choice for Women by WGEA – the Australian Government’s Workplace Gender Equality Agency. In New Zealand ANZ was recognised by the United Nations Women National Committee for excellence in Equal Opportunity and Non-discrimination.

ANZ partners and/or participates in the Male Champions of Change initiative; Chief Executive Women; and Melbourne Business School’s Gender Equality Project. ANZ is a founding member of the annual Sustaining Women in Business conference and the Diversity Council of Australia; a member of Pride in Diversity and the Australian Network on Disability; and it supports the Australian Government’s ‘Racism, it stops with me’ program.

Future Goals

Building the most diverse and inclusive workforce of any major bank in our region.

2014 Gender Balance, Diversity and Inclusion Goals:
Improve employee engagement to at least 74%.
Improve perceptions of ‘values-based leadership’ amongst ANZ employees to at least 73%.
Increase the representation of women in management by 1% and achieve gender balance in ANZ’s key recruitment, talent and leadership programs.

Employ 230 people through ANZ’s traineeships, graduate program and permanent employment from disadvantaged and under-represented groups to enhance diversity and support economic and social inclusion in ANZ’s communities.

Achieve 80% favourable perceptions of ‘Involvement and Empowerment’ in ANZ’s employee survey as a measure of ANZ’s progress in building a diverse and inclusive workforce.

Community Investment

ANZ has made a long term public commitment to invest in the communities in which it operates and contributed around $15.1 million in cash, time and in-kind services during the year ended 30 September 2013. Adding ‘foregone revenue’ such as the cost of providing low or fee free accounts to government benefit recipients, ANZ’s total contribution amounted to over $65.1 million.

Building financial inclusion and capability is a key element of ANZ’s Corporate Sustainability framework, targeting especially those in disadvantaged communities who are most at risk of financial exclusion. For this reason approximately $4.7 million was invested in programs designed to build money management skills and savings: Saver Plus, MoneyMinded and MoneyBusiness. MoneyMinded is the most widely used financial literacy program in Australia. In 2013 MoneyMinded received a MoneySmart Award for “Outstanding Achievement” in the Community category, reflecting its effectiveness and the success of the corporate and community partnership approach to program delivery.

MoneyMinded has been adapted for use in Asia and the Pacific and is now delivered in 17 countries in which ANZ operates. RMIT University estimates that since 2003, more than 240,000 people have completed MoneyMinded.

ANZ supports many community causes and organisations through its Giving, Investing, Volunteering and Emergency (GIVE) program. This highlights the ways ANZ contributes to local communities by giving donations to charities, investing in partnerships with community organisations, volunteering skills and time to support community causes and responding to emergencies through supporting disaster relief and recovery activities. This year ANZ contributed over $900,000 to communities affected by natural disasters in the locations in which it operates.

ANZ offers all staff at least one day of paid volunteer leave per year to make a difference in their local communities. In the past year, ANZ staff volunteered more than 89,000 hours. A number of staff contribute to non-profit organisations through workplace giving, which ANZ matches dollar for dollar.

Further details can be accessed at anz.com/cr.

Political Donations

For the year to 30 September 2013, ANZ donated $150,000 to the Liberal Party of Australia and $75,000 to the Australian Labor Party.

ANZ ANNUAL REPORT 2013

SECTION 2

Financial Statements 72
Income Statement 72
Statement of Comprehensive Income 73
Balance Sheet 74
Cash Flow Statement 75
Statement of Changes in Equity 76

Notes to the Financial Statements 78
1 Significant Accounting Policies 78
2 Critical Estimates and Judgements Used in Applying Accounting Policies 89
3 Income 91
4 Expenses 92
5 Compensation of Auditors 93
6 Income Tax Expense 94
7 Dividends 95
8 Earnings per Ordinary Share 96
9 Liquid Assets 97
10 Due from Other Financial Institutions 97
11 Trading Securities 97
12 Derivative Financial Instruments 97
13 Available-for-sale Assets 104
14 Net Loans and Advances 105
15 Impaired Financial Assets 106
16 Provision for Credit Impairment 106
17 Shares in Controlled Entities and Associates 108
18 Tax Assets 109
19 Goodwill and Other Intangible Assets 110
20 Other Assets 111
21 Premises and Equipment 111
22 Due to Other Financial Institutions 112
23 Deposits and Other Borrowings 113
24 Income Tax Liabilities 113
25 Payables and Other Liabilities 114
26 Provisions 114
27 Bonds and Notes 115
28 Loan Capital 116
29 Share Capital 118
30 Reserves and Retained Earnings 120
31 Capital Management 121
32 Assets Charged as Security for Liabilities and Collateral Accepted as Security for Assets 124
33 Financial Risk Management 125
34 Fair Value of Financial Assets and Financial Liabilities 147
35 Maturity Analysis of Assets and Liabilities 155
36 Segment Analysis 156
37 Notes to the Cash Flow Statements 159
38 Controlled Entities 161
39 Associates 162
40 Transfers of Financial Assets 163
41 Fiduciary Activities 164
42 Commitments 164
43 Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets 165
44 Superannuation and Other Post Employment Benefit Schemes 168
45 Employee Share and Option Plans 173
46 Key Management Personnel Disclosures 178
47 Transactions with Other Related Parties 182
48 Life Insurance Business 182
49 Exchange Rates 186
50 Events since the End of the Financial Year 186
Directors' Declaration and Responsibility Statement 187
Independent Auditor's Report 188

SECTION 2 71

		Consolidated		The Company
	Note	2013 $m	2012 $m	2013 $m	2012 $m
Interest income	3	28,627	30,538	25,513	27,340
Interest expense	4	(15,869)	(18,428)	(16,149)	(18,372)
Net interest income		12,758	12,110	9,364	8,968
Other operating income	3	3,775	4,003	5,186	5,015
Net funds management and insurance income	3	1,431	1,203	203	207
Share of associates’ profit	3	482	395	–	–
Operating income		18,446	17,711	14,753	14,190
Operating expenses	4	(8,236)	(8,519)	(6,505)	(6,715)
Profit before credit impairment and income tax		10,210	9,192	8,248	7,475
Provision for credit impairment	16	(1,188)	(1,198)	(1,132)	(985)
Profit before income tax		9,022	7,994	7,116	6,490
Income tax expense	6	(2,740)	(2,327)	(1,770)	(1,615)
Profit for the year		6,282	5,667	5,346	4,875
Comprising:
Profit attributable to non-controlling interests		(10)	(6)	–	–
Profit attributable to shareholders of the Company		6,272	5,661	5,346	4,875
Earnings per ordinary share (cents)
Basic	8	231.3	213.4	n/a	n/a
Diluted	8	224.4	205.6	n/a	n/a
Dividend per ordinary share (cents)	7	164	145	164	145

The notes appearing on pages 78 to 186 form an integral part of these financial statements.

		Consolidated		The Company
	Note	2013 $m	2012 $m	2013 $m	2012 $m
Profit for the year		6,282	5,667	5,346	4,875

Other comprehensive income
Items that will not be reclassified subsequently to profit or loss
Actuarial gain/(loss) on defined benefit plans	44	28	(54)	(19)	(35)
Income tax on items that will not be reclassified subsequently to profit or loss
Actuarial gain/(loss) on defined benefit plans		(14)	10	(2)	6
Items that may be reclassified subsequently to profit or loss
Foreign currency translation reserve
Exchange differences taken to equity	30	1,712	(416)	234	(174)
Available-for-sale assets
Valuation gain/(loss) taken to equity	30	13	259	32	153
Transferred to income statement		3	(246)	4	(171)
Cash flow hedges
Valuation gain/(loss) taken to equity	30	(186)	43	(78)	32
Transferred to income statement		–	17	24	27
Share of associates’ other comprehensive income[1]		18	(31)	–	–
Income tax on items that may be reclassified subsequently to profit or loss
Foreign currency translation reserve		–	(1)	–	–
Available-for-sale assets revaluation reserve		(7)	(17)	(20)	4
Cash flow hedge reserve		52	(17)	16	(17)
Other comprehensive income net of tax		1,619	(453)	191	(175)
Total comprehensive income for the year		7,901	5,214	5,537	4,700
Comprising total comprehensive income attributable to:
Non-controlling interests		15	3	–	–
Shareholders of the Company		7,886	5,211	5,537	4,700

1	Share of associates’ other comprehensive income for 2013 is comprised of available-for-sale assets $18 million (2012: $(28) million), foreign currency translation reserve $(1) million (2012: $1 million) and cash flow hedge reserve $1 million (2012: $(4) million).

The notes appearing on pages 78 to 186 form an integral part of these financial statements.

FINANCIAL STATEMENTS     73

		Consolidated		The Company
	Note	2013 $m	2012 $m	2013 $m	2012 $m
Assets
Liquid assets	9	39,737	36,578	33,838	32,782
Due from other financial institutions	10	22,177	17,103	18,947	14,167
Trading securities	11	41,288	40,602	31,464	30,490
Derivative financial instruments	12	45,878	48,929	41,011	43,266
Available-for-sale assets	13	28,135	20,562	23,823	17,841
Net loans and advances	14	469,295	427,823	372,467	350,060
Regulatory deposits		2,106	1,478	990	514
Due from controlled entities		–	–	71,354	63,660
Shares in controlled entities	17	–	–	14,955	11,516
Shares in associates	17	4,123	3,520	841	897
Current tax assets	18	20	33	18	13
Deferred tax assets	18	721	785	936	768
Goodwill and other intangible assets[1]	19	7,690	7,082	2,124	1,752
Investments relating to insurance business	48	32,083	29,895	–	–
Other assets	20	7,574	5,623	5,246	3,747
Premises and equipment	21	2,164	2,114	983	1,534
Total assets		702,991	642,127	618,997	573,007
Liabilities
Due to other financial institutions	22	36,306	30,538	34,149	28,394
Deposits and other borrowings	23	439,674	397,123	359,013	333,536
Derivative financial instruments	12	47,509	52,639	41,827	46,047
Due to controlled entities		–	–	64,649	57,729
Current tax liabilities	24	972	781	882	726
Deferred tax liabilities	24	14	18	12	12
Policy liabilities	48	32,388	29,537	–	–
External unit holder liabilities (insurance funds)		3,511	3,949	–	–
Payables and other liabilities	25	12,594	10,109	9,545	7,554
Provisions	26	1,228	1,201	825	745
Bonds and notes	27	70,376	63,098	56,968	49,975
Loan Capital	28	12,804	11,914	12,062	11,246
Total liabilities		657,376	600,907	579,932	535,964
Net Assets		45,615	41,220	39,065	37,043
Shareholders’ equity
Ordinary share capital	29	23,641	23,070	23,914	23,350
Preference share capital	29	871	871	871	871
Reserves	30	(907)	(2,498)	(473)	(686)
Retained earnings	30	21,948	19,728	14,753	13,508
Share capital and reserves attributable to shareholders of the Company		45,553	41,171	39,065	37,043
Non-controlling interests		62	49	–	–
Total shareholders’ equity		45,615	41,220	39,065	37,043

1	Excludes notional goodwill in equity accounted entities.

The notes appearing on pages 78 to 186 form an integral part of these financial statements.

		Consolidated		The Company
	Note	2013 $m	2012 $m	2013 $m	2012 $m
Cash flows from operating activities
Interest received		28,752	30,421	25,706	27,255
Interest paid		(16,333)	(18,827)	(16,613)	(18,742)
Dividends received		114	80	1,340	1,437
Other operating income received		9,616	7,432	9,437	6,300
Other operating expenses paid[1]		(7,351)	(7,890)	(5,874)	(6,509)
Income taxes (paid)/refunds received		(2,494)	(2,835)	(2,043)	(2,454)
Net cash flows from funds management & insurance business
Premiums, other income and life investment deposits received		6,093	5,955	152	150
Investment income and policy deposits received/(paid)		198	78	–	–
Claims and policy liability payments		(4,983)	(4,428)	–	–
Commission expense (paid)/income received		(446)	(439)	51	58
Cash flows from operating activities before changes in operating assets and liabilities		13,166	9,547	12,156	7,495
Changes in operating assets and liabilities arising from cash flow movements
(Increase)/decrease in operating assets
Liquid assets		(72)	435	860	419
Due from other financial institutions		674	(4,256)	746	(3,886)
Trading Securities		768	(4,589)	(736)	(2,275)
Loans and advances		(28,952)	(32,748)	(24,295)	(28,592)
Net intragroup loans and advances		–	–	(3,734)	(283)
Net cash flows from investments backing policy liabilities
Purchase of insurance assets[2]		(3,505)	(6,917)	–	–
Proceeds from sale/maturity of insurance assets		4,341	7,866	–	–
Increase/(decrease) in operating liabilities:
Deposits and other borrowings[2]		27,184	32,630	23,668	30,834
Due to other financial institutions		3,033	4,184	4,283	4,836
Payables and other liabilities		969	209	929	441
Changes in operating assets and liabilities arising from cash flow movements		4,440	(3,186)	1,721	1,494
Net cash provided by/(used in) operating activities	37(A)	17,606	6,361	13,877	8,989
Cash flows from investing activities
Available-for-sale assets
Purchases		(16,320)	(30,441)	(12,944)	(28,558)
Proceeds from sale or maturity		10,224	31,200	8,042	28,839
Controlled entities and associates
Purchased (net of cash acquired)	37(C)	(2)	(1)	(484)	(327)
Proceeds from sale (net of cash disposed)	37(C)	81	18	25	36
Premises and equipment
Purchases		(356)	(319)	(354)	(264)
Proceeds from sale		–	20	–	–
Other assets		(1,234)	(702)	(507)	(473)
Net cash provided by/(used in) investing activities		(7,607)	(225)	(6,222)	(747)
Cash flows from financing activities
Bonds and notes
Issue proceeds		18,895	24,352	16,658	19,442
Redemptions		(19,773)	(15,662)	(15,766)	(12,038)
Loan capital
Issue proceeds		1,868	2,724	1,869	2,502
Redemptions		(1,465)	(2,593)	(1,465)	(2,121)
Dividends paid		(3,226)	(2,219)	(3,239)	(2,230)
Share capital issues		30	60	30	60
Share buyback		(425)	–	(425)	–
Net cash provided by/(used in) financing activities		(4,096)	6,662	(2,338)	5,615
Net increase/(decrease) in cash and cash equivalents		5,903	12,798	5,317	13,857
Cash and cash equivalents at beginning of year		41,450	30,021	36,268	23,651
Effects of exchange rate changes on cash and cash equivalents		1,670	(1,369)	1,130	(1,240)
Cash and cash equivalents at end of year	37(B)	49,023	41,450	42,715	36,268

1	During the year, the Group and The Company reclassified on market share purchases used to satisfy equity-settled share-based payments from financing to operating cash flows (2012: $55 million).
2	During the year, the Group reclassified certain transactions undertaken by the Wealth business in relation to investments in securities issued by entities within the Group in order to better reflect the nature of the cash flows for the Group (2012: $1,032 million).

The notes appearing on pages 78 to 186 form an integral part of these financial statements.

FINANCIAL STATEMENTS     75

Consolidated	Ordinary share capital $m	Preference shares $m	Reserves[1] $m	Retained earnings $m	Shareholders’ equity attributable to equity holders of the Bank $m	Non-controlling interests $m	Total shareholders’ equity $m
As at 1 October 2011	21,343	871	(2,095)	17,787	37,906	48	37,954
Profit for the year	–	–	–	5,661	5,661	6	5,667
Other comprehensive income	–	–	(406)	(44)	(450)	(3)	(453)
Total comprehensive income for the year	–	–	(406)	5,617	5,211	3	5,214
Transactions with equity holders in their capacity as equity holders:
Dividends paid	–	–	–	(3,702)	(3,702)	(2)	(3,704)
Dividend income on Treasury shares held within the Group’s life insurance statutory funds	–	–	–	24	24	–	24
Dividend reinvestment plan	1,461	–	–	–	1,461	–	1,461
Transactions with non-controlling interests	–	–	(1)	–	(1)	–	(1)
Other equity movements:
Share-based payments/(exercises)	–	–	6	–	6	–	6
OnePath Australia Treasury shares	78	–	–	–	78	–	78
Group share option scheme	60	–	–	–	60	–	60
Group employee share acquisition scheme	128	–	–	–	128	–	128
Transfer of options/rights lapsed	–	–	(2)	2	–	–	–
As at 30 September 2012	23,070	871	(2,498)	19,728	41,171	49	41,220
Profit for the year	–	–	–	6,272	6,272	10	6,282
Other comprehensive income	–	–	1,600	14	1,614	5	1,619
Total comprehensive income for the year	–	–	1,600	6,286	7,886	15	7,901
Transactions with equity holders in their capacity as equity holders:
Dividends paid	–	–	–	(4,088)	(4,088)	(1)	(4,089)
Dividend income on Treasury shares held within the Group’s life insurance statutory funds	–	–	–	20	20	–	20
Dividend reinvestment plan	843	–	–	–	843	–	843
Transactions with non-controlling interests	–	–	(10)	–	(10)	(1)	(11)
Other equity movements:
Share-based payments/(exercises)	–	–	3	–	3	–	3
OnePath Australia Treasury shares	7	–	–	–	7	–	7
Group share option scheme	30	–	–	–	30	–	30
Group employee share acquisition scheme	116	–	–	–	116	–	116
Group share buyback	(425)	–	–	–	(425)	–	(425)
Transfer of options/rights lapsed	–	–	(2)	2	–	–	–
As at 30 September 2013	23,641	871	(907)	21,948	45,553	62	45,615

1	Further information on other comprehensive income is disclosed in note 30 to the financial statements.

The notes appearing on pages 78 to 186 form an integral part of these financial statements.

The Company	Ordinary share capital $m	Preference shares $m	Reserves[1] $m	Retained earnings $m	Shareholders’ equity attributable to equity holders of the Bank $m	Non-controlling interests $m	Total shareholders’ equity $m
As at 1 October 2011	21,701	871	(544)	12,351	34,379	–	34,379
Profit for the year	–	–	–	4,875	4,875	–	4,875
Other comprehensive income	–	–	(146)	(29)	(175)	–	(175)
Total comprehensive income for the year	–	–	(146)	4,846	4,700	–	4,700
Transactions with equity holders in their capacity as equity holders:
Dividends paid	–	–	–	(3,691)	(3,691)	–	(3,691)
Dividend reinvestment plan	1,461	–	–	–	1,461	–	1,461
Other equity movements:
Share-based payments/(exercises)	–	–	6	–	6	–	6
Group share option scheme	60	–	–	–	60	–	60
Group employee share acquisition scheme	128	–	–	–	128	–	128
Transfer of options/rights lapsed	–	–	(2)	2	–	–	–
As at 30 September 2012	23,350	871	(686)	13,508	37,043	–	37,043
Profit for the year	–	–	–	5,346	5,346	–	5,346
Other comprehensive income	–	–	212	(21)	191	–	191
Total comprehensive income for the year	–	–	212	5,325	5,537	–	5,537
Transactions with equity holders in their capacity as equity holders:	–	–	–	–	–	–	–
Dividends paid	–	–	–	(4,082)	(4,082)	–	(4,082)
Dividend reinvestment plan	843	–	–	–	843	–	843
Other equity movements:
Share-based payments/(exercises)	–	–	3	–	3	–	3
Group share option scheme	30	–	–	–	30	–	30
Group employee share acquisition scheme	116	–	–	–	116	–	116
Group share buyback	(425)	–	–	–	(425)	–	(425)
Transfer of options/rights lapsed	–	–	(2)	2	–	–	–
As at 30 September 2013	23,914	871	(473)	14,753	39,065	–	39,065

1	Further information on other comprehensive income is disclosed in note 30 to the financial statements.

The notes appearing on pages 78 to 186 form an integral part of these financial statements.

FINANCIAL STATEMENTS     77

1: Significant Accounting Policies

The financial statements of Australia and New Zealand Banking Group Limited (the Company) and its controlled entities (the Group) for the year ended 30 September 2013 were authorised for issue in accordance with the resolution of the Directors on 8 November 2013.

The principal accounting policies adopted in the preparation of these financial statements are set out below. These policies have been consistently applied by the Company and all Group entities for all years presented in these financial statements.

The Company is incorporated and domiciled in Australia. The address of the Company’s registered office is ANZ Centre, Level 9, 833 Collins Street, Docklands, Victoria, Australia 3008.

The Company and Group are for-profit entities.

A) BASIS OF PREPARATION

i) Statement of compliance

The financial statements of the Company and Group are general purpose financial statements which have been prepared in accordance with the relevant provisions of the Banking Act 1959, Australian Accounting Standards (AASs) and other authoritative pronouncements of the Australian Accounting Standards Board (AASB) and the Corporations Act 2001.

International Financial Reporting Standards (IFRS) are Standards and Interpretations adopted by the International Accounting Standards Board (IASB). IFRS forms the basis of AASs. The Group’s application of AASs ensures that the financial statements of the Company and Group comply with IFRS.

ii) Use of estimates and assumptions

The preparation of these financial statements requires the use of management judgement, estimates and assumptions that affect reported amounts and the application of accounting policies. Discussion of the critical accounting treatments, which include complex or subjective decisions or assessments, are covered in note 2. Such estimates and judgements are reviewed on an ongoing basis.

iii) Basis of measurement

The financial information has been prepared in accordance with the historical cost basis except that the following assets and liabilities are stated at their fair value:

}	derivative financial instruments, including in the case of fair value hedging (refer note 1 (E)(ii)) the fair value adjustment on the underlying hedged exposure;

}	available-for-sale financial assets;

}	financial instruments held for trading; and

}	assets and liabilities designated at fair value through profit and loss.

In accordance with AASB 1038 Life Insurance Contracts (AASB 1038), life insurance liabilities are measured using the Margin on Services model.

In accordance with AASB 119 Employee Benefits (AASB 119), defined benefit obligations are measured using the Projected Unit Credit Method.

iv) Changes in Accounting Policy and early adoptions

All new Accounting Standards and Interpretations applicable to annual reporting periods commencing on or before 1 October 2012 have been applied to the Group effective from their required date of application. The initial application of these Standards and Interpretations has not had a material impact on the financial position or the financial results of the Group.

There has been no other change in accounting policy during the year.

v) Rounding

The Company is an entity of the kind referred to in Australian Securities and Investments Commission class order 98/100 dated 10 July 1998 (as amended). Consequently, amounts in the financial statements have been rounded to the nearest million dollars, except where otherwise indicated.

vi) Comparatives

Certain amounts in the comparative information have been reclassified to conform with current period financial statement presentations.

During the current year the reporting treatment of chattel mortgages changed from ‘hire purchase’ to ‘term loans – non housing’ within the net loans and advances balance to better reflect the nature of the asset financing transactions. As a result, 30 September 2012 hire purchase was reduced by $7,100 million; unearned income reduced by $994 million; and term loans – non housing increased by $6,106 million for both the Company and the Group.

vii) Principles of consolidation

Subsidiaries

The consolidated financial statements of the Group comprise the financial statements of the Company and all its subsidiaries where it is determined that there is a capacity to control.

Control means the power to govern, directly or indirectly, the financial and operating policies of an entity so as to obtain benefits from its activities. All the facts of a particular situation are considered when determining whether control exists. Control is usually present when an entity has:

}	power over more than one-half of the voting rights of the other entity; or

}	power to govern the financial and operating policies of the other entity; or

}	power to appoint or remove the majority of the members of the board of directors or equivalent governing body; or

}	power to cast the majority of votes at meetings of the board of directors or equivalent governing body of the entity.

In addition, potential voting rights that are presently exercisable or convertible are taken into account in determining whether control exists.

In relation to special purpose entities, control is deemed to exist where:

}	in substance, the majority of the residual risks and rewards from their activities accrue to the Group; or

}	in substance, the Group controls decision making powers so as to obtain the majority of the risks and rewards from their activities.

Further detail on special purpose entities is provided in note 2(iii).

The effect of all transactions between entities in the Group is eliminated.

Where subsidiaries have been sold or acquired during the year, their operating results have been included to the date of disposal or from the date of acquisition.

In the Company’s financial statements investments in subsidiaries are carried at cost less accumulated impairment losses.

1: Significant Accounting Policies (continued)

Associates

The Group applies the equity method of accounting for associates.

The Group’s share of results of associates is included in the consolidated income statement. Shares in associates are carried in the consolidated balance sheet at cost plus the Group’s share of changes in post-acquisition net assets less accumulated impairment. Interests in associates are reviewed for any indication of impairment at least at each reporting date. Where an indication of impairment exists the recoverable amount of the associate is determined based on the higher of the associate’s fair value less costs to sell and its value in use. A discounted cash flow (DCF) methodology and other methodologies such as the capitalisation of earnings methodology (CEM) are used to determine the resonableness of the recoverable amount calculation.

In the Company’s financial statements, investments in associates are carried at cost less accumulated impairment losses.

viii) Foreign currency translation

Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency).

The consolidated financial statements are presented in Australian dollars, which is the Company’s functional and presentation currency.

Foreign currency transactions

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions.

Monetary assets and liabilities resulting from foreign currency transactions are subsequently translated at the spot rate at reporting date.

Exchange differences arising on the settlement of monetary items or on translating monetary items at rates different to those at which they were initially recognised or included in a previous financial report, are recognised in the income statement in the period in which they arise.

Translation differences on non-monetary items measured at fair value through profit or loss, are reported as part of the fair value gain or loss on these items.

Translation differences on non-monetary items measured at fair value through equity, such as equities classified as available-for-sale financial assets, are included in the available-for-sale reserve in equity.

Translation to presentation currency

The results and financial position of all Group entities (none of which has the currency of a hyperinflationary economy), that have a functional currency different from the Group’s presentation currency, are translated into the Group’s presentation currency as follows:

}	assets and liabilities are translated at the rates of exchange ruling at reporting date;

}

revenue and expenses are translated at the average exchange rate for the period, unless this average is not a reasonable approximation of the rate prevailing on transaction date, in which case revenue and expenses are translated at the exchange rate ruling at transaction date; and

}	all resulting exchange differences are recognised in the foreign currency translation reserve.

When a foreign operation is disposed, exchange differences are recognised in the income statement as part of the gain or loss on sale.

Goodwill arising on the acquisition of a foreign operation is treated as an asset of the foreign operation and translated at the rate ruling at reporting date.

B) INCOME RECOGNITION

i) Interest income

Interest income is recognised as it accrues using the effective interest rate method.

The effective interest rate method calculates the amortised cost of a financial asset or financial liability and allocates the interest income or interest expense over the expected life of the financial asset or financial liability so as to achieve a constant yield on the financial asset or liability.

For assets subject to prepayment, expected life is determined on the basis of the historical behaviour of the particular asset portfolio, taking into account contractual obligations and prepayment experience. This is assessed on a regular basis.

ii) Fee and commission income

Fees and commissions received that are integral to the effective interest rate of a financial asset are recognised using the effective interest method. For example, loan origination fees, together with related direct costs, are deferred and recognised as an adjustment to the effective interest rate on a loan once drawn.

Fees and commissions that relate to the execution of a significant act (for example, advisory or arrangement services, placement fees and underwriting fees) are recognised when the significant act has been completed.

Fees charged for providing ongoing services (for example, maintaining and administering existing facilities) are recognised as income over the period the service is provided.

iii) Dividend income

Dividends are recognised as revenue when the right to receive payment is established.

iv) Leasing income

Finance income on finance leases is recognised on a basis that reflects a constant periodic return on the net investment in the finance lease.

v) Gain or loss on sale of assets

The gain or loss on the disposal of assets is determined as the difference between the carrying amount of the asset at the time of disposal and the proceeds of disposal, net of incremental disposal costs. This is recognised as an item of other income in the year in which the significant risks and rewards of ownership transfer to the buyer.

NOTES TO THE FINANCIAL STATEMENTS 79

1: Significant Accounting Policies (continued)

C) EXPENSE RECOGNITION

i) Interest expense

Interest expense on financial liabilities measured at amortised cost is recognised as it accrues using the effective interest rate method.

ii) Loan origination expenses

Certain loan origination expenses are an integral part of the effective interest rate of a financial asset measured at amortised cost. These loan origination expenses include:

}	fees and commissions payable to brokers and certain customer incentive payments in respect of originating lending business; and

}	other expenses of originating lending business, such as external legal costs and valuation fees, provided these are direct and incremental costs related to the issue of a financial asset.

Such loan origination expenses are initially recognised as part of the cost of acquiring the financial asset and amortised as part of the effective yield of the financial asset over its expected life using the effective interest rate method.

iii) Share-based compensation expense

The Group has various equity settled share-based compensation plans. These are described in note 45 and comprise the ANZ Employee Share Acquisition Plan and the ANZ Share Option Plan.

ANZ Employee Share Acquisition Plan

The fair value of ANZ ordinary shares granted under the Employee Share Acquisition Plan is measured at grant date, using the one-day volume weighted average market price of ANZ shares. The fair value is expensed immediately when shares vest or on a straight-line basis over the relevant vesting period.

ANZ Share Option Plan

The fair value of share options is measured at grant date, using an option pricing model. The fair value is expensed on a straight-line basis over the relevant vesting period. This is recognised as share-based compensation expense with a corresponding increase in the share options reserve.

The option pricing model takes into account the exercise price of the option, the risk-free interest rate, the expected volatility of ANZ’s ordinary share price and other factors. Market vesting conditions are taken into account in estimating the fair value.

A deferred share right or a performance right is a right to acquire a share at nil cost to the employee subject to satisfactorily meeting time and/or performance hurdles. For equity grants made after 1 November 2012, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion. The fair value of deferred share rights or performance rights is determined at grant date using an option pricing model, taking into account market-based performance conditions. The fair value is expensed over the relevant vesting period. This is recognised as share-based compensation expense with a corresponding increase in the share options reserve.

Other adjustments

Subsequent to the grant of an equity-based award, the amount recognised as an expense is reversed when an employee fails to satisfy the minimum service period specified in the award upon resignation, termination or notice of dismissal for serious misconduct. The expense is not reversed where the award does not vest due to the failure to meet a market-based performance condition.

iv) Lease payments

Leases entered into by the Group as lessee are predominantly operating leases. Operating lease payments are recognised as an expense on a straight-line basis over the lease term.

D) INCOME TAX

i) Income tax expense

Income tax on earnings for the year comprises current and deferred tax and is based on the applicable tax law in each jurisdiction. It is recognised in the income statement as tax expense, except when it relates to items credited directly to equity, in which case it is recorded in equity, or where it arises from the initial accounting for a business combination, in which case it is included in the determination of goodwill.

ii) Current tax

Current tax is the expected tax payable on taxable income for the year, based on tax rates (and tax laws) which are enacted at the reporting date, including any adjustment for tax payable in previous periods. Current tax for current and prior periods is recognised as a liability (or asset) to the extent that it is unpaid (or refundable).

iii) Deferred tax

Deferred tax is accounted for using the comprehensive tax balance sheet method. It is generated by temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax base.

Deferred tax assets, including those related to the tax effects of income tax losses and credits available to be carried forward, are recognised only to the extent that it is probable that future taxable profits will be available against which the deductible temporary differences or unused tax losses and credits can be utilised.

Deferred tax liabilities are recognised for all taxable temporary differences, other than those relating to taxable temporary differences arising from goodwill. They are also recognised for taxable temporary differences arising on investments in controlled entities, branches, and associates, except where the Group is able to control the reversal of the temporary differences and it is probable that temporary differences will not reverse in the foreseeable future. Deferred tax assets associated with these interests are recognised only to the extent that it is probable that the temporary difference will reverse in the foreseeable future and there will be sufficient taxable profits against which to utilise the benefits of the temporary difference.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period(s) when the asset and liability giving rise to them are realised or settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the reporting date. The measurement reflects the tax consequences that would follow from the manner in which the Group, at the reporting date, recovers or settles the carrying amount of its assets and liabilities.

iv) Offsetting

Current and deferred tax assets and liabilities are offset only to the extent that they relate to income taxes imposed by the same taxation authority, there is a legal right and intention to settle on a net basis and it is allowed under the tax law of the relevant jurisdiction.

80

1: Significant Accounting Policies (continued)

E) ASSETS

FINANCIAL ASSETS

i)	Financial assets and liabilities at fair value through profit or loss

Trading securities are financial instruments acquired principally for the purpose of selling in the short-term or which are a part of a portfolio which is managed for short-term profit-taking. Trading securities are initially recognised and subsequently measured in the balance sheet at their fair value.

Derivatives that are not effective accounting hedging instruments are carried at fair value through profit or loss.

Certain financial assets and liabilities may be designated and measured at fair value through profit or loss where any of the following applies:

}	the asset represents investments backing policy liabilities (refer note 1 (I)(viii));

}	it is a life investment contract liability (refer note 1 (I)(i));

}

doing so eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets and liabilities, or recognising the gains or losses thereon, on different bases;

}	a group of financial assets or financial liabilities or both is managed and its performance evaluated on a fair value basis; or

}

the financial instrument contains an embedded derivative, unless the embedded derivative does not significantly modify the cash flows or it is clear, with little or no analysis, that it would not be separately recorded.

Changes in the fair value (gains or losses) of these financial instruments are recognised in the income statement in the period in which they occur.

Purchases and sales of trading securities are recognised on trade date.

ii) Derivative financial instruments

Derivative financial instruments are contracts whose value is derived from one or more underlying price, index or other variable. They include swaps, forward rate agreements, futures, options and combinations of these instruments.

Derivative financial instruments are entered into for trading purposes (including customer-related reasons), or for hedging purposes where the derivative instruments are used to hedge the Group’s exposures to interest rate risk, currency risk, price risk, credit risk and other exposures relating to non-trading positions.

Derivative financial instruments are recognised initially at fair value with gains or losses from subsequent measurement at fair value being recognised in the income statement. Valuation adjustments are integral in determining the fair value of derivatives. This includes a credit valuation adjustment (CVA) to reflect the credit worthiness of the counterparty and funding valuation adjustment (FVA) to account for the funding cost inherent in the portfolio.

Where the derivative is effective as a hedging instrument and is designated as such, the timing of the recognition of any resultant gain or loss in the income statement is dependent on the hedging designation. These hedging designations and associated accounting are as follows:

Fair value hedge

Where the Group hedges the fair value of a recognised asset or liability or firm commitment, changes in the fair value of the derivative designated as a fair value hedge are recognised in the income statement. Changes in the fair value of the hedged item attributable to the hedged risk are reflected in adjustments to the carrying value of the hedged item, which are also recognised in the income statement.

Hedge accounting is discontinued when the hedge instrument expires or is sold, terminated, exercised or no longer qualifies for hedge accounting. The resulting adjustment to the carrying amount of the hedged item arising from the hedged risk is amortised to the income statement over the period to maturity of the hedged item.

If the hedged item is sold or repaid, the unamortised fair value adjustment is recognised immediately in the income statement.

Cash flow hedge

The Group designates derivatives as cash flow hedges where the instrument hedges the variability in cash flows of a recognised asset or liability, a foreign exchange component of a firm commitment or a highly probable forecast transaction. The effective portion of changes in the fair value of derivatives qualifying and designated as cash flow hedges is deferred in the hedging reserve, which forms part of shareholders’ equity. Any ineffective portion is recognised immediately in the income statement. Amounts deferred in equity are recognised in the income statement in the period during which the hedged forecast transactions take place. When the hedging instrument expires, is sold, terminated, or no longer qualifies for hedge accounting, the cumulative amount deferred in equity remains in the hedging reserve, and is subsequently transferred to the income statement when the hedged item is recognised in the income statement.

When a forecast hedged transaction is no longer expected to occur, the amount deferred in equity is recognised immediately in the income statement.

Net investment hedge

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges. The gain or loss from remeasuring the fair value of the hedging instrument relating to the effective portion of the hedge is deferred in the foreign currency translation reserve in equity and the ineffective portion is recognised immediately in the income statement.

Derivatives that do not qualify for hedge accounting

All gains and losses from changes in the fair value of derivatives that are not designated in a hedging relationship but are entered into to manage the interest rate and foreign exchange risk of the Group are recognised in the income statement. Under certain circumstances, the component of the fair value change in the derivative which relates to current period realised and accrued interest is included in net interest income. The remainder of the fair value movement is included in other income.

NOTES TO THE FINANCIAL STATEMENTS 81

1: Significant Accounting Policies (continued)

iii) Available-for-sale financial assets

Available-for-sale financial assets comprise non-derivative financial assets which the Group designates as available-for-sale but which are not deemed to be held principally for trading purposes, and include equity investments and quoted debt securities.

They are initially recognised at fair value plus transaction costs. Subsequent gains or losses arising from changes in fair value are included as a separate component of equity in the available-for-sale revaluation reserve except for interest, dividends and foreign exchange gains and losses on monetary assets, which are recognised directly in the income statement. When the asset is sold, the cumulative gain or loss relating to the asset is transferred from the available-for-sale revaluation reserve to the income statement.

Where there is objective evidence of impairment on an available-for-sale financial asset, the cumulative loss related to that asset is removed from equity and recognised in the income statement, as an impairment expense for debt instruments or as other non-interest income for equity instruments. If, in a subsequent period, the amount of an impairment loss relating to an available-for-sale debt instrument decreases and the decrease can be linked objectively to an event occurring after the impairment event, the loss is reversed through the income statement through the impairment expense line.

Purchases and sales of available-for-sale financial assets are recognised on trade date being the date on which the Group commits to purchase or sell the asset.

iv) Net loans and advances

Net loans and advances are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the Group provides money to a debtor with no intention of trading the loans and advances. The loans and advances are initially recognised at fair value plus transaction costs that are directly attributable to the issue of the loan or advance. They are subsequently measured at amortised cost using the effective interest rate method (refer note 1 (B)(i)) unless specifically designated on initial recognition at fair value through profit or loss.

All loans are graded according to the level of credit risk.

Net loans and advances includes direct finance provided to customers such as bank overdrafts, credit cards, term loans, finance lease receivables and commercial bills.

Impairment of loans and advances

Loans and advances are reviewed at least at each reporting date for impairment.

Credit impairment provisions are raised for exposures that are known to be impaired. Exposures are impaired and impairment losses are recorded if, and only if, there is objective evidence of impairment as a result of one or more loss events that occurred after the initial recognition of the loan and prior to the reporting date, and that loss event, or events, has had an impact on the estimated future cash flows of the individual loan or the collective portfolio of loans that can be reliably estimated.

Impairment is assessed for assets that are individually significant (or on a portfolio basis for small value loans) and then on a collective basis for those exposures not individually known to be impaired.

Exposures that are assessed collectively are placed in pools of similar assets with similar risk characteristics. The required provision is estimated on the basis of historical loss experience for assets with credit risk characteristics similar to those in the collective pool. The historical loss experience is adjusted based on current observable data such as changed economic conditions. The provision also takes account of the impact of inherent risk of large concentrated losses within the portfolio and an assessment of the economic cycle.

The estimated impairment losses are measured as the difference between the asset’s carrying amount and the estimated future cash flows discounted to their present value. As the discount unwinds during the period between recognition of impairment and recovery of the cash flow, it is recognised in interest income.

Impairment of capitalised acquisition-related expenses is assessed through comparing the actual behaviour of the portfolio against initial expected life assumptions.

The provision for impairment loss (individual and collective) is deducted from loans and advances in the balance sheet and the movement for the reporting period is reflected in the income statement.

When a loan is uncollectable, either partially or in full, it is written-off against the related provision for loan impairment. Unsecured facilities are normally written-off when they become 180 days past due or earlier in the event of the customer’s bankruptcy or similar legal release from the obligation.

However, a certain level of recoveries is expected after the write-off, which is reflected in the amount of the provision for credit losses. In the case of secured facilities, remaining balances are written-off after proceeds from the realisation of collateral have been received if there is a shortfall.

Where impairment losses recognised in previous periods have subsequently decreased or no longer exist, such impairment losses are reversed in the income statement.

A provision is also raised for off-balance sheet items such as loan commitments that are considered to be onerous.

v) Lease receivables

Contracts to lease assets and hire purchase agreements are classified as finance leases if they transfer substantially all the risks and rewards of ownership of the asset to the customer or an unrelated third party. All other lease contracts are classified as operating leases.

vi) Repurchase agreements

Securities sold under repurchase agreements are retained in the financial statements where substantially all the risks and rewards of ownership remain with the Group. A counterparty liability is recognised and classified as due to other financial institutions or payables and other liabilities. The difference between the sale price and the repurchase price is accrued over the life of the repurchase agreement and charged to interest expense in the income statement.

Securities purchased under agreements to resell, where the Group does not acquire the risks and rewards of ownership, are recorded as receivables in liquid assets, or due from other financial institutions. The security is not included in the balance sheet. Interest income is accrued on the underlying loan amount.

82

1: Significant Accounting Policies (continued)

Securities borrowed are not recognised in the balance sheet, unless these are sold to third parties, at which point the obligation to repurchase is recorded as a financial liability at fair value with fair value movements included in the income statement.

vii) Derecognition

The Group enters into transactions where it transfers financial assets recognised on its balance sheet yet retains either all or a portion of the risks and rewards of the transferred assets. If all, or substantially all, of the risks and rewards are retained, the transferred assets are not derecognised from the balance sheet.

In transactions where substantially all the risks and rewards of ownership of a financial asset are neither retained nor transferred, the Group derecognises the asset if control over the asset is lost. In transfers where control over the asset is retained, the Group continues to recognise the asset to the extent of its continuing involvement, determined by the extent to which it is exposed to changes in the value of the transferred asset. The rights and obligations retained or created in the transfer are recognised separately as assets and liabilities as appropriate.

NON-FINANCIAL ASSETS

viii) Goodwill

Goodwill represents the excess of the purchase consideration over the fair value of the identifiable net assets of a controlled entity at the date of gaining control. Goodwill is recognised as an asset and not amortised, but assessed for impairment at least annually or more frequently if there is an indication that the goodwill may be impaired. This involves using the DCF or CEM methodology to determine the expected future benefits of the cash-generating units (CGU) to which the goodwill relates. Where the goodwill balance exceeds the assessed value of expected future benefits, the difference is charged to the income statement. Any impairment of goodwill is not subsequently reversed.

ix) Software and computer system costs

Software and computer system costs include costs incurred in acquiring and building software and computer systems (software).

Software is amortised using the straight-line method over its expected useful life to the Group. The period of amortisation is between 3 and 5 years, except for certain major core infrastructure projects where the useful life has been determined to be 7 or 10 years. The amortisation period for software assets is reviewed at least annually. Where the expected useful life of the asset is different from previous estimates the amortisation period is changed accordingly.

At each reporting date, software assets are reviewed for impairment indicators. If any such indication exists, the recoverable amount of the assets are estimated and compared against the existing carrying value. Where the existing carrying value exceeds the recoverable amount, the difference is charged to the income statement.

Costs incurred in planning or evaluating software proposals, or in maintaining systems after implementation, are not capitalised.

x) Acquired portfolio of insurance and life investment business

Identifiable intangible assets in respect of acquired portfolios of insurance and life investment business acquired in a business combination are stated initially at fair value at acquisition date. These are amortised over the period of expected benefit of between 15 to 23 years.

xi) Deferred acquisition costs

Refer to note 1(I)(vi).

xii) Other intangible assets

Other intangible assets include management fee rights, distribution relationships and distribution agreements where they are clearly identifiable, can be reliably measured and where it is probable they will lead to future economic benefits that the Group can control.

Where, based on historical observation, there is an expectation that, for the foreseeable future, the level of investment in the funds will not decline significantly and the Group will continue to manage the fund, the management fee right is assessed to have an indefinite life and is carried at cost less any impairment losses.

Other management fee rights, distribution relationships and distribution agreements are amortised over the expected useful lives to the Group using the straight line method. The period of amortisation is as follows:

Management fee rights	7 years

Aligned advisor relationships	15 years

Distribution agreements	3 years

The amortisation period is reviewed at least at the end of each annual reporting period and changed if there has been a significant change in the pattern of expected future benefits from the asset.

xiii) Premises and equipment

Assets other than freehold land are depreciated at rates based upon their expected useful lives to the Group, using the straight-line method. The depreciation rates used for each class of asset are:

Buildings	1.5%

Building integrals	10%

Furniture & equipment	10%

Computer & office equipment	12.5%–33%

Leasehold improvements are amortised on a straight-line basis over the shorter of their useful lives or remaining terms of the lease.

The depreciation rate is reviewed at least at the end of each annual reporting period and changed if there has been a significant change in the pattern of expected future benefits from the asset.

At each reporting date, the carrying amounts of premises and equipment are reviewed for impairment. If any such indication exists, the recoverable amount of the assets are estimated and compared against the existing carrying value. Where the existing carrying value exceeds the recoverable amount, the difference is charged to the income statement. If it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash generating unit to which the asset belongs.

A previously recognised impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount.

xiv) Borrowing costs

Borrowing costs incurred for the construction of qualifying assets are capitalised into the cost of the qualifying asset during the period of time that is required to complete and prepare the asset for its intended use. The calculation of borrowing costs is based on an internal measure of the costs associated with the borrowing of funds.

NOTES TO THE FINANCIAL STATEMENTS     83

1: Significant Accounting Policies (continued)

F) LIABILITIES

FINANCIAL LIABILITIES

i) Deposits and other borrowings

Deposits and other borrowings include certificates of deposit, interest bearing deposits, debentures and other related interest bearing financial instruments. Deposits and other borrowings not designated at fair value through profit or loss on initial recognition are measured at amortised cost. The interest expense is recognised using the effective interest rate method.

ii) Financial liabilities at fair value through profit or loss

Refer to note 1(E)(i).

iii) Acceptances

The exposure arising from the acceptance of bills of exchange that are sold into the market is recognised as a liability. An asset of equal value is recognised to reflect the offsetting claim against the drawer of the bill. Bill acceptances generate fee income that is recognised in the income statement when earned.

iv) Bonds, notes and loan capital

Bonds, notes and loan capital are accounted for in the same way as deposits and other borrowings, except for those bonds and notes which are designated as at fair value through profit or loss on initial recognition.

v) Financial guarantee contracts

Financial guarantee contracts that require the issuer to make specified payments to reimburse the holder for a loss the holder incurs because a specified debtor fails to make payments when due, are initially recognised in the financial statements at fair value on the date the guarantee was given; typically this is the premium received. Subsequent to initial recognition, the Group’s liabilities under such guarantees are measured at the higher of their amortised amount and the best estimate of the expenditure required to settle any financial obligation arising at the reporting date. These estimates are determined based on experience of similar transactions and the history of past losses.

vi) Derecognition

Financial liabilities are derecognised when the obligation specified in the contract is discharged, cancelled or expires.

NON-FINANCIAL LIABILITIES

vii) Employee benefits

Leave benefits

The liability for long service leave is calculated and accrued for in respect of all applicable employees (including on-costs) using an actuarial valuation. The amounts expected to be paid in respect of employees’ entitlements to annual leave are accrued at expected salary rates including on-costs. Expected future payments for long service leave are discounted using market yields at the reporting date on national government bonds with terms to maturity that match, as closely as possible, the estimated future cash outflows.

Defined contribution superannuation schemes

The Group operates a number of defined contribution schemes and also contributes, according to local law, in the various countries in which it operates, to government and other plans that have the characteristics of defined contribution schemes.

The Group’s contributions to these schemes are recognised as an expense in the income statement when incurred.

Defined benefit superannuation schemes

The Group operates a small number of defined benefit schemes. The liability and expense related to providing benefits to employees under each defined benefit scheme are calculated by independent actuaries.

A defined benefit liability is recognised to the extent that the present value of the defined benefit obligation of each scheme, calculated using the Projected Unit Credit Method, is greater than the fair value of each scheme’s assets. Where this calculation results in an asset of the Group, a defined benefit asset is recognised, which is capped at the recoverable amount. In each subsequent reporting period, ongoing movements in the defined benefit liability or asset carrying value is treated as follows:

} the net movement relating to the current period’s service cost, interest cost, expected return on scheme assets, past service costs and other costs (such as the effects of any curtailments and settlements) is recognised as an employee expense in the income statement;

} movements relating to actuarial gains and losses are recognised directly in retained earnings; and

} contributions made by the Group are recognised directly against the net defined benefit position.

viii) Provisions

The Group recognises provisions when there is a present obligation, the future sacrifice of economic benefits is probable, and the amount of the provision can be measured reliably.

The amount recognised is the best estimate of the consideration required to settle the present obligation at reporting date, taking into account the risks and uncertainties surrounding the obligation at reporting date. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

G) EQUITY

i) Ordinary shares

Ordinary shares in the Company are recognised at the amount paid per ordinary share net of directly attributable issue costs.

ii) Treasury shares

Shares in the Company which are purchased on-market by the ANZ Employee Share Acquisition Plan or issued by the Company to the ANZ Employee Share Acquisition Plan are classified as treasury shares (to the extent that they relate to unvested employee share-based awards) and are deducted from Capital.

1: Significant Accounting Policies (continued)

In addition, the life insurance business may also purchase and hold shares in the Company to back policy liabilities in the life insurance statutory funds. These shares are also classified as treasury shares and deducted from Capital. These assets, plus any corresponding income statement fair value movement on the assets and dividend income, are eliminated when the life statutory funds are consolidated into the Group. The cost of the investment in the shares is deducted from Capital. However, the corresponding life investment contract and insurance contract liabilities, and related changes in the liabilities recognised in the income statement, remain upon consolidation.

Treasury shares are excluded from the weighted average number of ordinary shares used in the earnings per share calculations.

iii) Non-controlling interest

Non-controlling interests represent the share in the net assets of subsidiaries attributable to equity interests not owned directly or indirectly by the Company.

iv) Reserves

Foreign currency translation reserve

As indicated in note 1 (A)(viii), exchange differences arising on translation of the assets and liabilities of all Group entities are reflected in the foreign currency translation reserve. Any offsetting gains or losses on hedging these balances, together with any tax effect, are also reflected in this reserve.

Available-for-sale revaluation reserve

This reserve includes changes in the fair value of available-for-sale financial assets, net of tax. These changes are transferred to the income statement (in other operating income) when the asset is derecognised. Where the asset is impaired, the changes are transferred to impairment expense in the income statement for debt instruments and in the case of equity instruments to other income.

Cash flow hedging reserve

This reserve includes the fair value gains and losses associated with the effective portion of designated cash flow hedging instruments.

Share-based payment reserves

Share-based payment reserves include the share options reserve and other equity reserves which arise on the recognition of share-based compensation expense (see note 1 (C)(iii)).

H) PRESENTATION

i) Offsetting of income and expenses

Income and expenses are not offset unless required or permitted by an accounting standard. At the Group level, this generally arises in the following circumstances:

}

where transaction costs form an integral part of the effective interest rate of a financial instrument which is measured at amortised cost, these are offset against the interest income generated by the financial instrument; or

}	where gains and losses relating to fair value hedges are assessed as being effective; or

}	where gains and losses arise from a group of similar transactions, such as foreign exchange gains and losses.

ii) Offsetting assets and liabilities

Assets and liabilities are offset and the net amount reported in the balance sheet only where there is:

}	a current enforceable legal right to offset the asset and liability; and

}	an intention to settle on a net basis, or to realise the asset and settle the liability simultaneously.

iii) Cash and cash equivalents

For cash flow statement presentation purposes, cash and cash equivalents includes cash on hand, deposits held at call with other financial institutions and other short-term highly liquid investments with terms to maturity of three months from the date of acquisition or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

iv) Segment reporting

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the Chief Executive Officer to make decisions about resources to be allocated to the segment and assess its performance and for which discrete information is available. Changes in the internal organisational structure of the Group can cause the composition of the Group’s reportable segments to change. Where this occurs corresponding segment information for the previous financial year is changed, unless the information is not available and the cost to develop it would be excessive.

v) Goods and services tax

Income, expenses and assets are recognised net of the amount of goods and services tax (GST), except where the amount of GST incurred is not recoverable from the Australian Tax Office (ATO). In these circumstances the GST is recognised as part of the cost of acquisition of the asset or as part of the expense.

Receivables and payables are stated with the amount of GST included. The net amount of GST recoverable from or payable to the ATO is included as an other asset or liability in the balance sheet.

Cash flows are included in the cash flow statement on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from or payable to the ATO are classified as operating cash flows.

I) LIFE INSURANCE AND FUNDS MANAGEMENT BUSINESS

The Group conducts its life insurance and funds management business (the Life Business) in Australia primarily through OnePath Life Limited, which is registered under the Life Insurance Act 1995 (Life Act) and in New Zealand through OnePath Life (NZ) Limited and OnePath Insurance Services (NZ) Limited which are licensed under the Insurance (Prudential Supervision) Act 2010.

The operations of the Life Business are conducted within separate statutory funds. The assets of the Life Business in Australia are allocated between policyholder and shareholder funds in accordance with the requirements of the Life Act. Under AASs, the financial statements must include all assets, liabilities, revenues, expenses and equity, irrespective of whether they are designated as relating to shareholders or policyholders. Accordingly, the consolidated financial statements include both policyholder (statutory) and shareholders’ funds.

NOTES TO THE FINANCIAL STATEMENTS 85

1: Significant Accounting Policies (continued)

(i) Policy liabilities

Policy liabilities include liabilities arising from life insurance contracts and life investment contracts.

Life insurance contracts are insurance contracts regulated under the Life Act and similar contracts issued by entities operating outside Australia. An insurance contract is a contract under which an insurer accepts significant insurance risk from another party (the policyholder) by agreeing to compensate the policyholder if a specified uncertain future event adversely affects the policyholder.

All contracts written by registered life insurers that do not meet the definition of an insurance contract are referred to as life investment contracts. Life investment contract business relates to funds management products in which the Group issues a contract where the resulting liability to policyholders is linked to the performance and value of the assets that back those liabilities.

Whilst the underlying assets are registered in the name of the life insurer and the policyholder has no direct access to the specific assets, the contractual arrangements are such that the policyholder bears the risks and rewards of the fund’s investment performance with the exception of guaranteed products where the policyholder is guaranteed a minimum return or asset value. The Group derives fee income from the administration of the underlying assets.

Life investment contracts that include a discretionary participation feature (participating contracts) are accounted for as if they are life insurance contracts under AASB 1038 Life Insurance Contracts.

Life insurance liabilities

Life insurance liabilities are determined using the ‘Margin on Services’ (MoS) model using a projection method or using an accumulation method. Under the projection method, the liability is determined as the net present value of the expected future cash flows, plus planned margins of revenues over expenses relating to services yet to be provided, discounted using a risk-free discount rate that reflects the nature, structure and term of the liabilities. Expected future cash flows include premiums, expenses, redemptions and benefit payments, including bonuses.

An accumulation method is used where the policy liabilities determined are not materially different from those determined under the projection method.

Profits from life insurance contracts are brought to account using the MoS model in accordance with Actuarial Standard LPS 1.04 Valuation of Policy Liabilities (formerly AS 1.04) as issued by the APRA under the Life Act and Professional Standard 3 Determination of Life Insurance Policy Liabilities as issued by the New Zealand Society of Actuaries. Under MoS, profit is recognised as premiums are received and services are provided to policyholders. When premiums are received but the service has not been provided, the profit is deferred. Losses are expensed when identified.

Costs associated with the acquisition of policies are recognised over the life of the policy. Costs may only be deferred, however, to the extent that a contract is expected to be profitable.

Participating contracts, defined as those contracts that entitle the policyholder to participate in the performance and value of certain assets in addition to the guaranteed benefit, are entitled to share in the profits that arise from participating business. This profit sharing is governed by the Life Act and the life insurance company’s constitution. The profit sharing entitlement is treated as an expense in the consolidated financial statements. Any benefits which remain payable at the end of the reporting period are recognised as part of life insurance liabilities.

Life investment contract liabilities

Life investment contracts involve both the origination of a financial instrument and the provision of investment management services.

The financial instrument component of the life investment contract liabilities is designated as at fair value through profit or loss. The management services component, including associated acquisition costs, is recognised as revenue as services are performed. See note 1 (I)(vi) for the deferral and amortisation of life investment contract acquisition costs and entry fees.

For investment-linked products, the life investment contract liability is directly linked to the performance and value of the assets that back them and is determined as the fair value of those assets after tax. For fixed income policies the liability is determined as the net present value of expected cash flows subject to a minimum of current surrender value.

(ii) External unit holder liabilities (life insurance funds)

The life insurance business includes controlling interests in trusts and companies, and the total amounts of each underlying asset, liability, revenue and expense of the controlled entities are recognised in the Group’s consolidated financial statements. When a controlled unit trust is consolidated, the share of the unit holder liability attributable to the Group is eliminated but amounts due to external unit holders remain as liabilities in the Group’s consolidated balance sheet.

(iii) Claims

Claims are recognised when the liability to the policyholder under the policy contract has been established or upon notification of the insured event depending on the type of claim.

Claims incurred in respect of life investment contracts represent withdrawals and are recognised as a reduction in life investment contract liabilities.

Claims incurred that relate to the provision of services and bearing of insurance risks are treated as expenses and these are recognised on an accruals basis once the liability to the policyholder has been established under the terms of the contract.

(iv) Revenue

Life insurance premiums

Life insurance premiums earned by providing services and bearing risks are treated as revenue. Life insurance deposit premiums are recognised as an increase in policy liabilities. For annuity, risk and traditional business, all premiums are recognised as revenue. Premiums with no due date are recognised as revenue on a cash received basis. Premiums with a regular due date are recognised as revenue on an accruals basis. Unpaid premiums are only recognised as revenue during the days of grace or where secured by the surrender value of the policy and are included as ‘Other assets’ in the balance sheet.

Life investment contract premiums

There is no premium revenue in respect of life investment contracts. Amounts received from policyholders in respect of life investment contracts are recognised as an investment contract liability where the receipt is in the nature of a deposit.

86

1: Significant Accounting Policies (continued)

Fees

Fees are charged to policyholders in connection with life insurance and life investment contracts and are recognised when the service has been provided. Entry fees from life investment contracts are deferred and recognised over the average expected life of the contracts. Deferred entry fees are presented within ‘Other liabilities’ in the balance sheet.

(v) Reinsurance contracts

Reinsurance premiums, commissions and claim settlements, as well as the reinsurance element of insurance contract liabilities, are accounted for on the same basis as the underlying direct insurance contracts for which the reinsurance was purchased.

(vi) Policy acquisition costs

Life insurance contract acquisition costs

Policy acquisition costs are the fixed and variable costs of acquiring new business. The appointed actuary assesses the value and future recoverability of these costs in determining policy liabilities. The net profit impact is presented in the income statement as a change in policy liabilities. The deferral is determined as the actual costs are incurred subject to an overall limit that future profits are anticipated to cover these costs. Losses arising on acquisition are recognised in the income statement in the year in which they occur. Amounts which are deemed recoverable from future premiums or policy charges are deferred and amortised over the life of the policy.

Life investment contract acquisition costs

Incremental acquisition costs, such as commissions, that are directly attributable to securing a life investment contract are recognised as an asset where they can be identified separately and measured reliably and if it is probable that they will be recovered. These deferred acquisition costs are presented in the balance sheet as an intangible asset and are amortised over the period that they will be recovered from future policy charges.

Any impairment losses arising on deferred acquisition costs are recognised in the income statement in the period in which they occur.

(vii) Basis of expense apportionment

All life investment contracts and insurance contracts are categorised based on individual policy or products. Expenses for these products are then allocated between acquisition, maintenance, investment management and other expenses.

Expenses which are directly attributable to an individual policy or product are allocated directly to a particular expense category, fund, class of business and product line as appropriate. Where expenses are not directly attributable to an individual policy or product, they are appropriately apportioned based on detailed expense analysis having regard to the objective in incurring that expense and the outcome achieved. The apportionment has been made in accordance with Actuarial Standard LPS 1.04 Valuation of Policy Liabilities (formerly AS 1.04), issued by the Australian Prudential Regulation Authority, and on an equitable basis to the different classes of business in accordance with Division 2 of Part 6 of the Life Act.

(viii) Investments backing policy liabilities

All investments backing policy liabilities are designated as at fair value through profit or loss. For OnePath Australia, all policy holder assets, being those assets held within the statutory funds of the life company that are not segregated and managed under a distinct shareholder investment mandate are held to back life insurance and life investment contract liabilities (collectively referred to as policy liabilities). These investments are designated as at fair value through profit or loss.

J) OTHER

i) Contingent liabilities

Contingent liabilities acquired in a business combination are individually measured at fair value at the acquisition date. At subsequent reporting dates the value of such contingent liabilities is reassessed based on the estimate of the expenditure required to settle the contingent liability.

Other contingent liabilities are not recognised in the balance sheet but disclosed in note 43 unless it is considered remote that the Group will be liable to settle the possible obligation.

ii) Earnings per share

The Group presents basic and diluted earnings per share (EPS) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the period after eliminating treasury shares.

Diluted EPS is determined by adjusting the profit or loss attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding for the effect of dilutive ordinary shares.

NOTES TO THE FINANCIAL STATEMENTS 87

1: Significant Accounting Policies (continued)

iii) Accounting Standards not early adopted

The following standards (except AASB 2011-4) were available for early adoption, but have not been applied by the Company or Group in these financial statements.

AASB standard	Possible impact on the Company and the Group’s financial report in period of initial adoption	Mandatory application date for the Company and Group
AASB 10 Consolidated Financial Statements

This standard replaces the guidance on control and consolidation in AASB 127 Consolidated and Separate Financial Statements and Interpretation 112 Consolidation – Special Purpose Entities. The standard provides a single definition of ‘control’ based on whether the investor is exposed to, or has rights to, the variable returns from its involvement with an investee and has the ability to affect those returns through its power over the investee. The standard also provides guidance on how the control principle is applied in certain situations, such as where potential voting rights exist or where voting rights are not the dominant factor in determining whether control exists, for example, where relevant activities are directed through contractual means.

The most significant impact of applying this standard relates to the judgemental approach required when assessing control over the Group’s OnePath fund entities. While it is likely that additional fund entities will be consolidated, the financial impact is expected to be minimal on the net assets and earnings of the Group.

1 October 2013

AASB 12 Disclosure of Interests in Other Entities

This standard applies where an entity has an ‘interest in another entity’ (essentially, any contractual or non-contractual interest that exposes an entity to the returns from the performance of the other entity). Such interests include a subsidiary, joint arrangement, associate or an unconsolidated structured entity. A range of disclosures is required which assist users to evaluate the nature, extent and financial effects and risks associated with an entity’s interest in other entities. These disclosures replace and significantly enhance those in other standards applicable to subsidiaries, joint arrangements or associates and impose new disclosures particularly around structured entities, a much broader concept than special purpose entity.

As the amendments only relate to disclosure, there will be no impact on the Company or Group.

1 October 2013

AASB 13 Fair Value Measurement

This standard provides a single source of guidance on fair value measurement and requires certain disclosures regarding fair value. It does not change when fair value is required to be applied, but rather provides guidance on how to determine fair value when fair value measurement is required or permitted. Application of this standard may result in different fair values being determined for certain assets and liabilities of the Group. For example, the standard permits, subject to certain criteria, financial instruments to be measured at mid market rates, removing the requirement to incorporate the impact of the bid/ask spread from the valuation.

The financial impact of changes arising from this standard is not expected to be material to the Company or Group.

1 October 2013

AASB 119 Employee Benefits	Amendments to this standard will result in changes to the measurement of interest cost from defined benefit obligations, as well as additional disclosures for all employee benefits. The amendments will not have a material impact on the Group.	1 October 2013

AASB 2012-2 Amendments to Australian Accounting Standards – Disclosures – Offsetting Financial Assets and Financial Liabilities

This standard amends AASB 7 Financial Instruments: Disclosures to require disclosure of the effect or potential effect of netting arrangements, including rights of set-off associated with an entity’s recognised financial assets and recognised financial liabilities, and on an entity’s financial position, when all the offsetting criteria in AASB 132 Financial Instruments: Presentation are not met.

As the amendments only relate to disclosure, there will be no impact on the Company or Group.

1 October 2013

AASB 2011-4 Amendments to Australian Accounting Standards to Remove Individual Key Management Personnel Disclosure Requirements

This amendment deletes from AASB 124 Related Party Disclosures individual key management personnel (KMP) disclosure requirements for all disclosing entities in relation to equity holdings, loans and other related party transactions.

As the amendments only relate to disclosure, there will be no impact on the Company or Group.

1 October 2013

AASB 2012-3 Amendments to Australian Accounting Standards – Offsetting Financial Assets and Financial Liabilities	This standard adds application guidance to AASB 132 to clarify the offsetting criteria of AASB 132 (as amended by AASB 2012-2). This is not expected to have a material impact on the Company or Group.	1 October 2014

1: Significant Accounting Policies (continued)

AASB standard	Possible impact on the Company and the Group’s financial report in period of initial adoption	Mandatory application date for the Company and Group
AASB 2013-4 Amendments to Australian Accounting Standards – Novation of the Derivatives and Continuation of Hedge Accounting

This standard amends AASB 139 Financial Instruments: Recognition and Measurement to permit the continuation of hedge accounting where a derivative which has been designated as a hedging instrument is novated from one counterparty to a central counterparty as a consequence of laws or regulations.

This is not expected to have a material impact on the Company or Group.

1 October 2014

AASB 9 Financial Instruments

This standard is being released in phases when combined will form AASB 9. To date only new recognition and measurement requirements for financial assets and financial liabilities have been released.

The main recognition and measurement requirements of AASB 9 include:

}   all financial assets, except for certain equity instruments, will be classified into two categories:

–  amortised cost, where they generate solely payments of interest and principal and the business model is to collect contractual cash flows that represent principal and interest; or

–  fair value through the income statement;

}   equity instruments not held for trading purposes will be classified at fair value through the income statement except for certain instruments which may be classified at fair value through other comprehensive income (OCI) with dividends recognised in net income;

}  financial assets which meet the requirements for classification at amortised cost are permitted to be measured at fair value if this eliminates or significantly reduces an accounting mismatch; and

}  financial liabilities – gains and losses attributable to own credit arising from financial liabilities designated at fair value through profit or loss will be taken to OCI.

Future phases of the AASB 9 project will cover impairment of financial assets measured at amortised cost and hedge accounting.

Until all phases of AASB 9 are completed, it remains impractical to quantify the impact of this standard.

1 October 2015

A number of other AASB standards are also available for early adoption, but have not been applied by the Company or Group in these financial statements. These relate to standards that have limited application to the Company or Group.

2: Critical Estimates and Judgements Used in Applying Accounting Policies

The preparation of the financial statements of the Company and Group involves making estimates and judgements that affect the reported amounts within the financial statements. The estimates and judgements are continually evaluated and are based on historical factors, including expectations of future events, which are believed to be reasonable under the circumstances. All material changes to accounting policies and estimates and the application of these policies and judgements are approved by the Audit Committee of the Board.

A brief explanation of the critical estimates and judgements follows.

i) PROVISIONS FOR CREDIT IMPAIRMENT

The measurement of impairment of loans and advances requires management’s best estimate of the losses incurred in the loan portfolio at reporting date.

Individual and collective provisioning involves the use of assumptions for estimating the amount and timing of expected future cash flows. The process of estimating the amount and timing of cash flows involves considerable management judgement. These judgements are regularly revised to reduce any differences between loss estimates and actual loss experience.

The collective provision involves estimates regarding the historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience is adjusted based on current observable data and events and an assessment of the impact of model risk. The provision also takes into account management’s assessment of the impact of large concentrated losses within the portfolio and the economic cycle.

The use of such judgements and reasonable estimates is considered by management to be an essential part of the process and does not impact on the reliability of the provision.

ii) IMPAIRMENT OF NON-LENDING ASSETS

The carrying values of non-lending assets are subject to impairment assessments at each reporting date. Judgement is required in identifying the cash-generating units to which goodwill and other assets are allocated for the purpose of impairment testing.

Impairment testing involves identifying appropriate internal and external indicators of impairment and whether these exist at each reporting date. Where an indication of impairment exists, the recoverable amount of the asset is determined based on the higher of the assets fair value less costs to sell and its value in use. Judgement is applied when determining the assumptions supporting the recoverable amount calculations.

NOTES TO THE FINANCIAL STATEMENTS     89

2: Critical Estimates and Judgements Used in Applying Accounting Policies (continued)

iii) SPECIAL PURPOSE AND OFF-BALANCE SHEET ENTITIES

The Group invests in or establishes special purpose entities (SPEs) to enable it to undertake specific types of transactions such as structured finance arrangements, covered bond issuances and securitisations.

An SPE is consolidated where it is controlled by the Group in accordance with the Group’s policy outlined in note 1 (A)(vi). As it can be complex to determine whether the Group has control of a SPE, the Group makes judgements about its exposure to the risks and rewards of the SPE, as well as about its ability to make operational decisions regarding the SPE.

The main types of unconsolidated SPEs with which the Group is involved are structured finance entities. These entities are set up to assist with the structuring of client financing. ANZ may manage these vehicles, hold minor amounts of capital in these vehicles or provide financing or derivatives to these vehicles. Any resulting lending arrangements with these SPEs are at arm’s length and ANZ typically has limited ongoing involvement with the entity.

iv) FINANCIAL INSTRUMENTS AT FAIR VALUE

The Group’s financial instruments measured at fair value are stated in note 1 (A)(iii). In estimating fair value the Group uses, wherever possible, quoted market prices in an active market for the financial instrument.

In the event that there is no active market for the instrument, fair value is based on present value estimates or other market accepted valuation techniques. The valuation models incorporate the impact of bid/ask spread, counterparty credit spreads and other factors that would influence the fair value determined by a market participant. The selection of appropriate valuation techniques, methodology and inputs requires judgement. These are reviewed and updated as market practice evolves.

The majority of valuation techniques employ only observable market data. However, for certain financial instruments, the fair value cannot be determined with reference to current market transactions or valuation techniques whose variables only include data from observable markets. In respect of the valuation component where market observable data is not available, the fair value is determined using data derived and extrapolated from market data and tested against historic transactions and observed market trends. These valuations are based upon assumptions established by application of professional judgement to analyse the data available to support each assumption. Changing the assumptions changes the resulting estimate of fair value.

The majority of outstanding derivative positions are transacted over-the-counter and therefore need to be valued using valuation techniques. Included in the determination of the fair value of derivatives is a credit valuation adjustment (CVA) to reflect the credit worthiness of the counterparty. This is influenced by the mark-to-market of the derivative trades and by the movement in the market cost of credit. Further adjustments are made to account for the funding costs inherent in the derivative. Judgment is required to determine the appropriate cost of funding and the future expected cashflows used in this funding valuation adjustment (FVA).

v) PROVISIONS (OTHER THAN LOAN IMPAIRMENT)

The Group holds provisions for various obligations including employee entitlements, restructurings and litigation related claims. The provision for long-service leave is supported by an independent actuarial report and involves assumptions regarding employee turnover, future salary growth rates and discount rates. Other provisions involve judgements regarding the outcome of future events including estimates of expenditure required to satisfy such obligations.

vi) LIFE INSURANCE CONTRACT LIABILITIES

Policy liabilities for life insurance contracts are computed using statistical or mathematical methods, which are expected to give approximately the same results as if an individual liability was calculated for each contract. The computations are made by suitably qualified personnel on the basis of recognised actuarial methods, with due regard to relevant actuarial principles and standards. The methodology takes into account the risks and uncertainties of the particular class of life insurance business written. Deferred policy acquisition costs are connected with the measurement basis of life insurance liabilities and are equally sensitive to the factors that are considered in the liability measurement.

The key factors that affect the estimation of these liabilities and related assets are:

}	the cost of providing the benefits and administering these insurance contracts;

}	mortality and morbidity experience on life insurance products, including enhancements to policyholder benefits;

}	discontinuance experience, which affects the Company’s ability to recover the cost of acquiring new business over the lives of the contracts; and

}	the amounts credited to policyholders’ accounts compared to the returns on invested assets through asset-liability management and strategic and tactical asset allocation.

In addition, factors such as regulation, competition, interest rates, taxes and general economic conditions affect the level of these liabilities.

The total value of policy liabilities for life insurance contracts have been appropriately calculated in accordance with these principles.

vii) TAXATION

Judgement is required in determining provisions held in respect of uncertain tax positions. The Group estimates its tax liabilities based on its understanding of the relevant law in each of the countries in which it operates.

90

3: Income

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Interest income
Other financial institutions	290	329	222	260
Trading securities	1,315	1,368	955	1,010
Available-for-sale assets	529	621	433	531
Loans and advances and acceptances	25,994	27,737	20,850	22,896
Other	499	483	349	308
Total interest income	28,627	30,538	22,809	25,005
Controlled entities	–	–	2,704	2,335
Total interest income	28,627	30,538	25,513	27,340
Interest income is analysed by types of financial assets as follows
Financial assets not at fair value through profit or loss	27,298	29,159	24,551	26,325
Trading securities	1,315	1,368	955	1,010
Financial assets designated at fair value through profit or loss	14	11	7	5
	28,627	30,538	25,513	27,340
i) Fee and commission income
Lending fees[1]	744	697	659	621
Non-lending fees and commissions	2,085	2,060	1,482	1,504
	2,829	2,757	2,141	2,125
Controlled entities	–	–	968	753
Total fee and commission income	2,829	2,757	3,109	2,878
Fee and commission expense[2]	(370)	(345)	(279)	(265)
Net fee and commission income	2,459	2,412	2,830	2,613
ii) Other income
Net foreign exchange earnings	844	1,081	648	707
Net gains from trading securities and derivatives[3]	300	280	291	265
Credit risk on intermediation trades	63	73	63	73
Movement on financial instruments measured at fair value through profit or loss[4]	(5)	(327)	21	(284)
Dividends received from controlled entities[5]	–	–	1,314	1,411
Brokerage income	53	55	–	–
Write-down of investment in Saigon Securities Inc	(26)	(31)	(21)	(31)
Gain on sale of investment in Sacombank	–	10	–	10
Private equity and infrastructure earnings	(3)	28	(3)	28
Gain on sale of Visa shares	–	291	–	224
Dilution gain on investment in Bank of Tianjin	–	10	–	10
Profit on liquidation/(write-down) of investment in subsidiaries and branches	–	–	18	(34)
Other	90	121	25	23
Total other income	1,316	1,591	2,356	2,402
Other operating income	3,775	4,003	5,186	5,015
iii) Net funds management and insurance income
Funds management income	862	825	109	111
Investment income	4,135	2,730	–	–
Insurance premium income	1,348	1,237	43	38
Commission income (expense)	(446)	(438)	51	58
Claims	(709)	(598)	–	–
Changes in policy liabilities	(3,669)	(2,449)	–	–
Elimination of treasury share (gain)/loss	(90)	(104)	–	–
Total net funds management and insurance income	1,431	1,203	203	207
Total other operating income	5,206	5,206	5,389	5,222
Share of associates’ profit	482	395	–	–
Total income	34,315	36,139	30,902	32,562

1	Lending fees exclude fees treated as part of the effective yield calculation and included in interest income (refer note 1 B(ii)).
2	Includes interchange fees paid.
3	Does not include interest income relating to trading securities.
4	Includes fair value movements (excluding realised and accrued interest) on derivatives entered into for management of interest rate and foreign exchange risk on funding instruments, and not designated as accounting hedges (refer to note 12 for further discussion on Balance Sheet Management), ineffective portions of cash flow hedges, and fair value movements in financial assets and liabilities designated at fair value. The net gain (loss) on financial assets and liabilities designated at fair value through profit or loss was $6 million gain (2012: $141 million loss) for the Group and $5 million gain (2012: $140 million loss) for the Company.
5	Dividends received from controlled entities are subject to meeting applicable regulatory and corporate law requirements, including solvency requirements.

NOTES TO THE FINANCIAL STATEMENTS     91

4: Expenses

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Interest expense
Financial institutions	484	473	438	422
Deposits	11,071	12,962	9,229	11,299
Borrowing corporations’ debt	60	69	–	–
Commercial paper	439	633	311	510
Loan capital, bonds and notes	3,558	4,127	2,834	3,387
Other	257	164	191	138
Total interest expense	15,869	18,428	13,003	15,756
Controlled entities	–	–	3,146	2,616
Total interest expense	15,869	18,428	16,149	18,372
Interest expense is analysed by types of financial liabilities as follows:
Financial liabilities not at fair value through profit or loss	15,391	17,801	15,799	17,868
Financial liabilities designated at fair value through profit or loss	478	627	350	504
	15,869	18,428	16,149	18,372
Operating expenses
i) Personnel
Employee entitlements and taxes	264	288	196	218
Salaries and wages	3,103	3,066	2,353	2,382
Superannuation costs – defined benefit plans	7	13	2	8
– defined contribution plans	283	292	237	251
Equity-settled share-based payments	200	189	171	160
Temporary staff	148	218	109	158
Other	752	699	592	564
Total personnel expenses (excl. restructuring)	4,757	4,765	3,660	3,741
ii) Premises
Amortisation and depreciation of buildings and integrals (refer note 21)	88	90	45	54
Rent	435	412	344	300
Utilities and other outgoings	170	168	115	117
Other	40	46	33	43
Total premises expenses (excl. restructuring)	733	716	537	514
iii) Computer
Computer contractors	181	150	112	133
Data communication	115	106	70	64
Depreciation and amortisation (refer notes 19 and 21)	496	424	391	337
Rentals and repairs	142	131	112	87
Software purchased	275	253	219	188
Software impairment	8	274	8	239
Other	26	45	3	19
Total computer expenses (excl. restructuring)	1,243	1,383	915	1,067
iv) Other
Advertising and public relations	241	229	146	141
Audit fees and other fees (refer note 5)	18	18	9	10
Depreciation of furniture and equipment (refer note 21)	97	99	88	84
Freight and cartage	65	65	48	51
Loss on sale and write-off equipment	15	8	6	5
Non-lending losses, frauds and forgeries	54	52	38	42
Postage and stationery	128	137	84	91
Professional fees	268	253	223	210
Telephone	70	69	39	40
Travel and entertainment expenses	187	170	134	125
Amortisation and impairment of other intangible assets (refer note 19)	100	110	9	8
Other	175	171	503	460
Total other expenses (excl. restructuring)	1,418	1,381	1,327	1,267
v) Restructuring[1]	85	274	66	126
Total operating expenses	8,236	8,519	6,505	6,715

1	Includes $18 million (2012: $148 million) relating to costs associated with the New Zealand Simplification program in the Group (Company: nil).

5: Compensation of Auditors

	Consolidated		The Company
	2013 $’000	2012 $’000	2013 $’000	2012 $’000
KPMG Australia[1]
Audit or review of financial reports of the Company or Group entities	8,644	8,752	5,327	5,614
Audit-related services[2]	2,886	3,147	1,747	2,216
Non-audit services[3]	198	236	130	160
	11,728	12,135	7,204	7,990

Overseas related practices of KPMG Australia
Audit or review of financial reports of the Company or Group entities	5,093	4,955	1,143	1,483
Audit-related services[2]	993	1,166	471	571
Non-audit services[3]	365	95	222	60
	6,451	6,216	1,836	2,114
Total compensation of auditors	18,179	18,351	9,040	10,104

1	Inclusive of goods and services tax.
2	For the Group, comprises prudential and regulatory services of $2.908 million (2012: $3.067 million), comfort letters $0.508 million (2012: $0.930 million) and other $0.463 million (2012: $0.316 million). For the Company, comprises prudential and regulatory services of $1.541 million (2012: $1.979 million), comfort letters of $0.374 million (2012: $0.688 million) and other $0.303 million (2012: $0.120 million).
3	The nature of the non-audit services include reviews of compliance with legal and regulatory requirements, benchmarking reviews and accounting advice. Further details are provided in the Directors’ Report.

Group Policy allows KPMG Australia or any of its related practices to provide assurance and other audit-related services that, while outside the scope of the statutory audit, are consistent with the role of external auditor. These include regulatory and prudential reviews requested by the Company’s regulators such as APRA. Any other services that are not audit or audit-related services are non-audit services. Group Policy allows certain non-audit services to be provided where the service would not contravene auditor independence requirements. KPMG Australia or any of its related practices may not provide services that are perceived to be in conflict with the role of the external auditor. These include consulting advice and subcontracting of operational activities normally undertaken by management, and engagements where the auditor may ultimately be required to express an opinion on its own work.

NOTES TO THE FINANCIAL STATEMENTS     93

6: Income Tax Expense

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Income tax recognised in the income statement
Tax expense/(income) comprises:
Current tax expense/(income)	2,662	2,523	1,911	1,690
Adjustments recognised in the current year in relation to the current tax of prior years	2	2	2	(3)
Deferred tax expense/(income) relating to the origination and reversal of temporary differences	76	(198)	(143)	(72)
Total income tax expense charged in the income statement	2,740	2,327	1,770	1,615
Reconciliation of the prima facie income tax expense on pre-tax profit with the income tax expense charged in the Income statement
Profit before income tax	9,022	7,994	7,116	6,490
Prima facie income tax expense at 30%	2,707	2,398	2,135	1,947
Tax effect of permanent differences:
Overseas tax rate differential	(41)	(48)	4	(9)
Rebateable and non-assessable dividends	(4)	(4)	(394)	(423)
Profit from associates	(144)	(118)	–	–
Gain on sale of investment in Sacombank	–	(3)	–	(3)
Write-down of investment in Saigon Securities Inc.	8	9	6	9
Offshore Banking Units	(6)	(12)	(6)	(12)
Foreign exchange translation of US hybrid loan capital	–	–	27	(16)
OnePath Australia – policyholder income and contributions tax	261	106	–	–
OnePath Australia – Tax Consolidation adjustment	(50)	–	–	–
Tax provisions no longer required	(4)	(70)	–	(60)
Interest on Convertible Instruments	58	68	58	68
Adjustment between members of the Australian tax-consolidated group	–	–	(24)	108
Other	(47)	(1)	(38)	9
	2,738	2,325	1,768	1,618
Income tax (over) provided in previous years	2	2	2	(3)
Total income tax expense charged in the income statement	2,740	2,327	1,770	1,615
Effective tax rate	30.4%	29.1%	24.9%	24.9%
Australia	2,125	1,823	1,626	1,511
Overseas	615	504	144	104

TAX CONSOLIDATION

The Company and all its wholly owned Australian resident entities are part of a tax-consolidated group under Australian taxation law. The Company is the head entity in the tax-consolidated group. Tax expense/income and deferred tax liabilities/assets arising from temporary differences of the members of the tax-consolidated group are recognised in the separate financial statements of the members of the tax-consolidated group on a ‘group allocation’ basis. Current tax liabilities and assets of the tax consolidated group are recognised by the Company (as head entity in the tax-consolidated group).

Due to the existence of a tax funding arrangement between the entities in the tax-consolidated group, amounts are recognised as payable to or receivable by the Company and each member of the tax-consolidated group in relation to the tax contribution amounts paid or payable between the Company and the other members of the tax-consolidated group in accordance with the arrangement.

Members of the tax-consolidated group have also entered into a tax sharing agreement that provides for the allocation of income tax liabilities between the entities should the head entity default on its income tax payment obligations.

TAXATION OF FINANCIAL ARRANGEMENTS ‘TOFA’

The Group adopted the new tax regime for financial arrangements (TOFA) in Australia effective from 1 October 2009. The regime aims to more closely align the tax and accounting recognition and measurement of the financial arrangements within scope and their related flows. Deferred tax balances for financial arrangements that existed on adoption at 1 October 2009 will reverse over a four year period.

7: Dividends

	Consolidated[1]		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Ordinary share dividends[2]
Interim dividend	2,003	1,769	2,003	1,769
Final dividend	2,150	2,002	2,150	2,002
Bonus option plan adjustment	(71)	(80)	(71)	(80)
Dividend on ordinary shares	4,082	3,691	4,082	3,691

1	Dividends paid to ordinary equity holders of the Company. Excludes dividends paid by subsidiaries of the Group to non-controlling equity holders (2013: $1 million; 2012: $2 million).
2	Dividends are not accrued and are recorded when paid.

A final dividend of 91 cents, fully franked for Australian tax purposes, is proposed to be paid on each eligible fully paid ordinary share on 16 December 2013 (2012: final dividend of 79 cents, paid 19 December 2012, fully franked for Australian tax purposes). It is proposed New Zealand imputation credits of NZ 10 cents per ordinary share will also be attached to the 2013 final dividend (2012: nil). The 2013 interim dividend of 73 cents, paid 1 July 2013, was fully franked for Australian tax purposes (2012: interim dividend of 66 cents, paid 2 July 2012, fully franked for Australian tax purposes).

New Zealand imputation credits of NZ 9 cents per ordinary share were attached to the 2013 interim dividend (2012: nil).

The tax rate applicable to the Australian franking credits attached to the 2013 interim dividend and to be attached to the proposed 2013 final dividend is 30% (2012: 30%).

Dividends paid in cash or satisfied by the issue of shares under the Dividend Reinvestment Plan during the years ended 30 September 2013 and 2012 were as follows:

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Paid in cash[1]	3,239	2,230	3,239	2,230
Satisfied by share issue[2]	843	1,461	843	1,461
	4,082	3,691	4,082	3,691

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Preference share dividend[3]
Euro Trust Securities[4]	6	11	–	–
Dividend on preference shares	6	11	–	–

1	Refers to cash paid to shareholders who did not elect to participate in the dividend reinvestment plan or the bonus option plan.
2	Includes shares issued to participating shareholders under the dividend reinvestment plan.
3	Dividends are not accrued and are recorded when paid.
4	Refer to note 29 for details.

DIVIDEND FRANKING ACCOUNT

The amount of Australian franking credits available to the Company for the subsequent financial year is $265 million (2012: $386 million) after adjusting for franking credits that will arise from the payment of tax on Australian profits for the 2013 financial year, $1,070 million of franking credits which will be utilised in franking the proposed 2013 final dividend and franking credits that may not be accessible by the Company at present.

RESTRICTIONS WHICH LIMIT THE PAYMENT OF DIVIDENDS

There are presently no significant restrictions on the payment of dividends from material controlled entities to the Company. Various capital adequacy, liquidity, foreign currency controls, statutory reserve and other prudential and legal requirements must be observed by certain controlled entities and the impact of these requirements on the payment of cash dividends is monitored.

There are presently no significant restrictions on the payment of dividends by the Company, although reductions in shareholders’ equity through the payment of cash dividends are monitored having regard to the following:

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There are regulatory and other legal requirements to maintain a specified level of capital. Further, APRA has advised that a bank under its supervision, including the Company, must obtain its written approval before paying dividends (i) on ordinary shares which exceed its after tax earnings after taking into account any payments on more senior capital instruments in the financial year to which they relate or (ii) where the Company’s Common Equity Tier 1 capital ratio falls within capital range buffers specified by APRA from time to time;

}

The Corporations Act 2001 (Cth) provides that the Company must not pay a dividend on any instrument unless (i) it has sufficient net assets for the payment, (ii) the payment is fair and reasonable to the Company’s shareholders as a whole, and (iii) the payment does not materially prejudice the Company’s ability to pay its creditors;

}

The terms of the Group’s Euro Trust Securities, US Trust Securities and ANZ Convertible Preference Shares also limit the payment of dividends on these securities in certain circumstances. Whilst the terms of the securities vary, generally the Company may not pay a dividend if to do so would result in the Company becoming, or likely to become, insolvent or breaching specified capital adequacy ratios, if the dividend would exceed its after tax prudential profits (as defined by APRA from time to time) or if APRA so directs; and

NOTES TO THE FINANCIAL STATEMENTS     95

7: Dividends (continued)

}

If any dividend, interest or redemption payments or other distributions are not paid on the scheduled payment date, or shares or other qualifying Tier 1 securities are not issued on the applicable conversion or redemption dates, on the Group’s Euro Trust Securities, US Trust Securities, ANZ Convertible Preference Shares or ANZ Capital Notes in accordance with their terms, the Group may be restricted from declaring or paying any dividends or other distributions on Tier 1 securities including ANZ ordinary shares and preference shares. This restriction is subject to a number of exceptions.

DIVIDEND REINVESTMENT PLAN

During the year ended 30 September 2013, 19,090,655 ordinary shares were issued at $23.64 per share and 13,535,178 ordinary shares at $28.96 per share to participating shareholders under the Dividend Reinvestment Plan (2012: 39,662,663 ordinary shares at $19.09 per share, and 34,448,302 ordinary shares at $20.44 per share). All eligible shareholders can elect to participate in the Dividend Reinvestment Plan.

Refer to note 29 for details of the on-market buyback of ordinary shares issued under the Dividend Reinvestment Plan and Bonus Option Plan in connection with the 2013 interim dividend.

For the 2013 final dividend, no discount will be applied when calculating the ‘Acquisition Price’ used in determining the number of ordinary shares to be provided under the Dividend Reinvestment Plan and Bonus Option Plan terms and conditions, and the ‘Pricing Period’ under the Dividend Reinvestment Plan and Bonus Option Plan terms and conditions will be the ten trading days commencing on 13 November 2013 (unless otherwise determined by the Directors and announced on the ASX). The Company intends to neutralise the impact of ordinary shares issued under the Dividend Reinvestment Plan and Bonus Option Plan in connection with the 2013 final dividend through an on-market buyback of ordinary shares in an amount equal to the value of those ordinary shares issued under the Dividend Reinvestment Plan and Bonus Option Plan.

BONUS OPTION PLAN

The amount paid in dividends during the year has been reduced as a result of certain eligible shareholders participating in the Bonus Option Plan and foregoing all or part of their right to dividends. These shareholders were issued ordinary shares under the Bonus Option Plan.

During the year ended 30 September 2013, 2,719,008 ordinary shares were issued under the Bonus Option Plan (2012: 4,090,494 ordinary shares).

8: Earnings per Ordinary Share

	Consolidated
	2013 $m	2012 $m
Basic earnings per share (cents)	231.3	213.4

Earnings reconciliation ($ millions)
Profit for the year	6,282	5,667
Less: profit attributable to non-controlling interests	10	6
Less: preference share dividend paid	6	11
Earnings used in calculating basic earnings per share	6,266	5,650
Weighted average number of ordinary shares (millions)[1]	2,709.4	2,647.4
Diluted earnings per share (cents)	224.4	205.6

Earnings reconciliation ($ millions)
Earnings used in calculating basic earnings per share	6,266	5,650
Add: US Trust Securities interest expense	31	30
Add: UK Stapled Securities interest expense	–	31
Add: ANZ Convertible Preference Shares interest expense	186	225
Add: ANZ Capital Notes interest expense	7	–
Earnings used in calculating diluted earnings per share	6,490	5,936

Weighted average number of ordinary shares (millions)[1]
Used in calculating basic earnings per share	2,709.4	2,647.4
Add: weighted average number of options/rights potentially convertible to ordinary shares	5.0	5.3
weighted average number of convertible US Trust Securities at current market prices	27.5	30.5
weighted average number of convertible UK Stapled Securities	–	24.6
weighted average number of ANZ Convertible Preference Shares	144.6	179.8
weighted average number of convertible ANZ Capital Notes	5.5	–
Used in calculating diluted earnings per share	2,892.0	2,887.6

1	Weighted average number of shares excludes 12.6 million shares held in OnePath (2012: 13.1 million) and 15.8 million shares in ANZEST Pty Ltd (2012: 15.7 million) for the Group employee share acquisition scheme.

The weighted average number of converted and lapsed options, weighted with reference to the date of conversion or lapse, and included in the calculation of diluted earnings per share is approximately 1.3 million (2012: approximately 0.5 million).

9: Liquid Assets

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Coins, notes and cash at bank	2,907	3,056	954	1,010
Money at call, bills receivable and remittances in transit	24,966	21,112	22,901	19,792
Other banks’ certificates of deposit	1,970	2,257	191	2,177
Securities purchased under agreements to resell in less than three months	9,894	10,153	9,792	9,803
Total liquid assets	39,737	36,578	33,838	32,782

10: Due from Other Financial Institutions

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Cash collateral	6,530	6,878	5,638	5,875
Other receivables from financial institutions	15,647	10,225	13,309	8,292
Total due from other financial institutions	22,177	17,103	18,947	14,167

11: Trading Securities

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Commonwealth Securities	3,445	2,168	3,198	2,073
Local, semi-government and other government securities	16,638	14,332	11,834	7,468
Other securities and equity securities	21,205	24,102	16,432	20,949
Total trading securities	41,288	40,602	31,464	30,490

12: Derivative Financial Instruments

Derivative financial instruments are contracts whose value is derived from one or more underlying variables or indices, require little or no initial net investment and are settled at a future date. Derivatives include contracts traded on registered exchanges and contracts agreed between counterparties. The use of derivatives and their sale to customers as risk management products is an integral part of the Group’s trading and sales activities. Derivatives are also used to manage the Group’s own exposure to fluctuations in foreign exchange and interest rates as part of its asset and liability management activities.

Derivative financial instruments are subject to market and credit risk, and these risks are managed in a manner consistent with the risks arising on other financial instruments.

TYPES OF DERIVATIVE FINANCIAL INSTRUMENTS

The Group transacts principally in foreign exchange, interest rate, commodity and credit derivative contracts. The principal types of derivative contracts include swaps, forwards, futures and options contracts and agreements.

Derivatives, except for those that are specifically designated as effective hedging instruments, are classified as held for trading. The held for trading classification includes two categories of derivative financial instruments: those held as trading positions and those used in the Group’s balance sheet risk management activities.

TRADING POSITIONS

Trading positions arise from both sales to customers and market making activities. Sales to customers include the structuring and marketing of derivative products which enable customers to manage their own risks. Market making activities consist of derivatives entered into principally for the purpose of generating profits from short-term fluctuations in prices or margins. Positions may be traded actively or held over a period of time to benefit from expected changes in market rates.

Gains or losses, including any current period interest, from the change in fair value of trading positions are recognised in the income statement as ‘other income’ in the period in which they occur.

NOTES TO THE FINANCIAL STATEMENTS     97

12: Derivative Financial Instruments (continued)

BALANCE SHEET RISK MANAGEMENT

The Group designates balance sheet risk management derivatives into hedging relationships in order to minimise income statement volatility. This volatility is created by differences in the timing of recognition of gains and losses between the derivative and the hedged item. Hedge accounting is not applied to all balance sheet risk management positions.

Gains or losses from the change in fair value of balance sheet risk management derivatives that form part of an effective hedging relationship are recognised in the income statement based on the hedging relationship. Any ineffectiveness is recognised in the income statement as ‘other income’ in the period in which it occurs.

Gains or losses, excluding any current period interest, from the change in fair value of balance sheet risk management positions that are not designated into hedging relationships are recognised in the income statement as ‘other income’ in the period in which they occur. Current period interest is included in interest income and expense.

The tables on the following pages provide an overview of the Group’s and the Company’s foreign exchange, interest rate, commodity and credit derivatives. They include all trading and balance sheet risk management contracts. Notional principal amounts measure the amount of the underlying physical or financial commodity and represent the volume of outstanding transactions. They are not a measure of the risk associated with a derivative. The derivative instruments become favourable (assets) or unfavourable (liabilities) as a result of fluctuations in market rates relative to the terms of the derivative. The aggregate notional amount of derivative financial instruments on hand, the extent to which instruments are favourable or unfavourable, and as a consequence the aggregate fair values of derivative financial assets and liabilities, can fluctuate significantly from time to time. The fair values of derivative instruments held and their notional principal amounts are set out below.

		Fair Value
										Total fair value
		Trading		Hedging						of derivatives
	Notional			Fair value		Cash flow		Net investment
	Principal
Consolidated at 30 September 2013	Amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	463,606	7,593	(7,514)	–	–	–	–	–	(25)	7,593	(7,539)
Swap agreements	377,385	10,276	(12,641)	76	(10)	–	–	–	(41)	10,352	(12,692)
Futures contracts	546	22	(23)	–	–	–	–	–	–	22	(23)
Options purchased	65,991	1,376	–	–	–	–	–	–	–	1,376	–
Options sold	78,352	–	(1,449)	–	–	–	–	–	–	–	(1,449)
	985,880	19,267	(21,627)	76	(10)	–	–	–	(66)	19,343	(21,703)
Commodity contracts
Derivative contracts	23,169	1,346	(1,232)	–	–	–	–	–	–	1,346	(1,232)
Interest rate contracts
Forward rate agreements	84,547	3	(5)	–	–	–	–	–	–	3	(5)
Swap agreements	2,076,377	21,249	(20,735)	1,272	(998)	838	(743)	–	–	23,359	(22,476)
Futures contracts	100,849	452	(459)	1	(39)	3	–	–	–	456	(498)
Options purchased	26,909	1,049	–	–	–	–	–	–	–	1,049	–
Options sold	35,282	–	(1,233)	–	–	–	–	–	–	–	(1,233)
	2,323,964	22,753	(22,432)	1,273	(1,037)	841	(743)	–	–	24,867	(24,212)
Credit default swaps
Structured credit derivatives purchased	4,811	136	–	–	–	–	–	–	–	136	–
Other credit derivatives purchased	14,332	122	(143)	–	–	–	–	–	–	122	(143)
Total credit derivatives purchased	19,143	258	(143)	–	–	–	–	–	–	258	(143)
Structured credit derivatives sold	4,811	–	(169)	–	–	–	–	–	–	–	(169)
Other credit derivatives sold	13,045	64	(50)	–	–	–	–	–	–	64	(50)
Total credit derivatives sold	17,856	64	(219)	–	–	–	–	–	–	64	(219)
	36,999	322	(362)	–	–	–	–	–	–	322	(362)
Total	3,370,012	43,688	(45,653)	1,349	(1,047)	841	(743)	–	(66)	45,878	(47,509)

12: Derivative Financial Instruments (continued)

		Fair Value
		Trading		Hedging						Total fair value of derivatives
	Notional			Fair value		Cash flow		Net investment
Consolidated at 30 September 2012	Principal Amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	390,756	4,112	(5,336)	–	–	–	–	35	–	4,147	(5,336)
Swap agreements	280,664	7,608	(11,681)	171	(4)	–	–	84	–	7,863	(11,685)
Futures contracts	954	99	(134)	–	–	–	–	–	–	99	(134)
Options purchased	66,348	1,228	–	–	–	–	–	–	–	1,228	–
Options sold	71,318	–	(1,091)	–	–	–	–	–	–	–	(1,091)
	810,040	13,047	(18,242)	171	(4)	–	–	119	–	13,337	(18,246)
Commodity contracts
Derivative contracts	34,820	1,600	(1,803)	–	–	–	–	–	–	1,600	(1,803)
Interest rate contracts
Forward rate agreements	240,576	24	(23)	–	–	–	–	–	–	24	(23)
Swap agreements	1,583,257	29,185	(29,035)	1,811	(788)	1,288	(922)	–	–	32,284	(30,745)
Futures contracts	113,974	148	(138)	–	(30)	9	(8)	–	–	157	(176)
Options purchased	26,040	963	–	–	–	–	–	–	–	963	–
Options sold	35,367	–	(1,116)	–	–	–	–	–	–	–	(1,116)
	1,999,214	30,320	(30,312)	1,811	(818)	1,297	(930)	–	–	33,428	(32,060)
Credit default swaps
Structured credit derivatives purchased	7,634	243	–	–	–	–	–	–	–	243	–
Other credit derivatives purchased	11,632	277	(62)	–	–	–	–	–	–	277	(62)
Total credit derivatives purchased	19,266	520	(62)	–	–	–	–	–	–	520	(62)
Structured credit derivatives sold	7,634	–	(346)	–	–	–	–	–	–	–	(346)
Other credit derivatives sold	10,870	44	(122)	–	–	–	–	–	–	44	(122)
Total credit derivatives sold	18,504	44	(468)	–	–	–	–	–	–	44	(468)
	37,770	564	(530)	–	–	–	–	–	–	564	(530)
Total	2,881,844	45,531	(50,887)	1,982	(822)	1,297	(930)	119	–	48,929	(52,639)

NOTES TO THE FINANCIAL STATEMENTS     99

12: Derivative Financial Instruments (continued)

		Fair Value
		Trading		Hedging						Total fair value of derivatives
	Notional			Fair value		Cash flow		Net investment
The Company at 30 September 2013	Principal Amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	438,555	7,391	(6,803)	–	–	–	–	–	–	7,391	(6,803)
Swap agreements	334,548	9,418	(10,977)	75	(10)	–	–	–	(41)	9,493	(11,028)
Futures contracts	499	22	(22)	–	–	–	–	–	–	22	(22)
Options purchased	65,510	1,370	–	–	–	–	–	–	–	1,370	–
Options sold	78,001	–	(1,427)	–	–	–	–	–	–	–	(1,427)
	917,113	18,201	(19,229)	75	(10)	–	–	–	(41)	18,276	(19,280)
Commodity contracts
Derivative contracts	22,662	1,339	(1,231)	–	–	–	–	–	–	1,339	(1,231)
Interest rate contracts
Forward rate agreements	72,112	3	(4)	–	–	–	–	–	–	3	(4)
Swap agreements	1,723,852	17,684	(17,655)	1,127	(930)	758	(654)	–	–	19,569	(19,239)
Futures contracts	78,728	451	(454)	1	(39)	3	–	–	–	455	(493)
Options purchased	25,879	1,047	–	–	–	–	–	–	–	1,047	–
Options sold	34,372	–	(1,218)	–	–	–	–	–	–	–	(1,218)
	1,934,943	19,185	(19,331)	1,128	(969)	761	(654)	–	–	21,074	(20,954)
Credit default swaps
Structured credit derivatives purchased	4,811	136	–	–	–	–	–	–	–	136	–
Other credit derivatives purchased	14,332	122	(143)	–	–	–	–	–	–	122	(143)
Total credit derivatives purchased	19,143	258	(143)	–	–	–	–	–	–	258	(143)
Structured credit derivatives sold	4,811	–	(169)	–	–	–	–	–	–	–	(169)
Other credit derivatives sold	13,045	64	(50)	–	–	–	–	–	–	64	(50)
Total credit derivatives sold	17,856	64	(219)	–	–	–	–	–	–	64	(219)
	36,999	322	(362)	–	–	–	–	–	–	322	(362)
Total	2,911,717	39,047	(40,153)	1,203	(979)	761	(654)	–	(41)	41,011	(41,827)

12: Derivative Financial Instruments (continued)

		Fair Value
		Trading		Hedging						Total fair value of derivatives
	Notional			Fair value		Cash flow		Net investment
The Company at 30 September 2012	Principal Amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	390,283	3,921	(4,603)	–	–	–	–	–	–	3,921	(4,603)
Swap agreements	236,951	7,511	(10,675)	169	(4)	–	–	84	–	7,764	(10,679)
Futures contracts	840	99	(134)	–	–	–	–	–	–	99	(134)
Options purchased	65,803	1,224	–	–	–	–	–	–	–	1,224	–
Options sold	70,877	–	(1,073)	–	–	–	–	–	–	–	(1,073)
	764,754	12,755	(16,485)	169	(4)	–	–	84	–	13,008	(16,489)
Commodity contracts
Derivative contracts	34,288	1,595	(1,801)	–	–	–	–	–	–	1,595	(1,801)
Interest rate contracts
Forward rate agreements	204,539	22	(21)	–	–	–	–	–	–	22	(21)
Swap agreements	1,247,578	24,240	(24,420)	1,624	(633)	1,096	(864)	–	–	26,960	(25,917)
Futures contracts	90,176	146	(135)	–	(30)	9	(8)	–	–	155	(173)
Options purchased	26,173	962	–	–	–	–	–	–	–	962	–
Options sold	35,822	–	(1,116)	–	–	–	–	–	–	–	(1,116)
	1,604,288	25,370	(25,692)	1,624	(663)	1,105	(872)	–	–	28,099	(27,227)
Credit default swaps
Structured credit derivatives purchased	7,634	243	–	–	–	–	–	–	–	243	–
Other credit derivatives purchased	11,632	277	(62)	–	–	–	–	–	–	277	(62)
Total credit derivatives purchased	19,266	520	(62)	–	–	–	–	–	–	520	(62)
Structured credit derivatives sold	7,634	–	(346)	–	–	–	–	–	–	–	(346)
Other credit derivatives sold	10,870	44	(122)	–	–	–	–	–	–	44	(122)
Total credit derivatives sold	18,504	44	(468)	–	–	–	–	–	–	44	(468)
	37,770	564	(530)	–	–	–	–	–	–	564	(530)
Total	2,441,100	40,284	(44,508)	1,793	(667)	1,105	(872)	84	–	43,266	(46,047)

NOTES TO THE FINANCIAL STATEMENTS     101

12: Derivative Financial Instruments (continued)

HEDGING RELATIONSHIPS

There are three types of hedging relationships: fair value hedges, cash flow hedges and hedges of a net investment in a foreign operation. Each type of hedging has specific requirements when accounting for the fair value changes in the hedging relationship. For details on the accounting treatment of each type of hedging relationship refer to note 1.

FAIR VALUE HEDGES

The risk being hedged in a fair value hedge is a change in the fair value of an asset or liability or unrecognised firm commitment that may affect the income statement. Changes in fair value might arise through changes in interest rates or foreign exchange rates. The Group’s fair value hedges consist principally of interest rate swaps and cross currency swaps that are used to protect against changes in the fair value of fixed-rate long-term financial instruments due to movements in market interest rates and exchange rates.

The application of fair value hedge accounting results in the fair value adjustment on the hedged item attributable to the hedged risk being recognised in the income statement at the same time the hedging instrument impacts the income statement. If a hedging relationship is terminated, the fair value adjustment to the hedged item continues to be recognised as part of the carrying amount of the item or group of items and is amortised to the income statement as a part of the effective yield over the period to maturity. Where the hedged item is derecognised from the Group’s balance sheet, the fair value adjustment is included in the income statement as ‘other income’ as a part of the gain or loss on disposal.

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Gain/(loss) arising from fair value hedges
Hedged item	534	91	476	63
Hedging Instrument	(532)	(103)	(466)	(68)

CASH FLOW HEDGES

The risk being hedged in a cash flow hedge is the potential variability in future cash flows that may affect the income statement. Variability in the future cash flows may result from changes in interest rates or exchange rates affecting recognised financial assets and liabilities and highly probable forecast transactions. The Group’s cash flow hedges consist principally of interest rate swaps, forward rate agreements and cross currency swaps that are used to protect against exposures to variability in future cash flows on non-trading assets and liabilities which bear interest at variable rates or which are expected to be refunded or reinvested in the future. The Group primarily applies cash flow hedge accounting to its variable rate loan assets, variable rate liabilities and short-term re-issuances of fixed rate customer and wholesale deposit liabilities. The amounts and timing of future cash flows, representing both principal and interest flows, are projected for each portfolio of financial assets and liabilities on the basis of their forecast repricing profile. This forms the basis for identifying gains and losses on the effective portions of derivatives designated as cash flow hedges.

The effective portion of changes in the fair value of derivatives qualifying and designated as cash flow hedges is deferred to the hedging reserve which forms part of shareholders’ equity. Amounts deferred in equity are recognised in the income statement in the period during which the hedged forecast transactions take place. The ineffective portion of a designated cash flow hedge relationship is recognised immediately in the income statement. The schedule below shows the movements in the hedging reserve:

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Opening	208	169	89	47
Item recorded in net interest income	–	17	24	27
Tax effect on items recorded in net interest income	–	(5)	(7)	(8)
Valuation gain taken to equity	(185)	39	(78)	32
Tax effect on net gain on cash flow hedges	52	(12)	23	(9)
Closing Balance	75	208	51	89

12: Derivative Financial Instruments (continued)

The table below shows the breakdown of the hedging reserve attributable to each type of cash flow hedging relationship:

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Variable rate assets	446	922	457	755
Variable rate liabilities	(184)	(330)	(192)	(307)
Re-issuances of short term fixed rate liabilities	(187)	(384)	(214)	(359)
Total hedging reserve	75	208	51	89

The mechanics of a cash flow hedge results in the gain (or loss) in the hedging reserve being released into the income statement at the same time that the corresponding loss (or gain) attributable to the hedged item impacts the income statement. It will not necessarily be released to the income statement uniformly over the period of the hedging relationship as the fair value of the derivative is driven by changes in market rates over the term of the instrument. As market rates do not always move uniformly across all time periods, a change in market rates may drive more value in one forecast period than another, which impacts when the hedging reserve balance is released to the income statement.

All underlying hedged cash flows are expected to be recognised in the income statement in the period in which they occur which is anticipated to take place over the next 0–10 years (2012: 0–10 years).

All gains and losses associated with the ineffective portion of the hedging derivatives are recognised immediately as ‘other income’ in the income statement. Ineffectiveness recognised in the income statement in respect of cash flow hedges amounted to a $1 million loss for the Group (2012: $3 million loss) and a $1 million loss for the Company (2012: $3 million loss).

HEDGES OF NET INVESTMENTS IN FOREIGN OPERATIONS

In a hedge of a net investment in a foreign operation, the risk being hedged is the exposure to exchange rate differences arising on consolidation of foreign operations with a functional currency other than the Australian Dollar. Hedging is undertaken using foreign exchange derivative contracts or by financing with borrowings in the same currency as the applicable foreign functional currency.

Ineffectiveness arising from hedges of net investments in foreign operations and recognised as ‘other income’ in the income statement amounted to nil (2012: nil).

NOTES TO THE FINANCIAL STATEMENTS     103

13: Available-for-sale Assets

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Listed
Other government securities	1,197	756	422	313
Other securities and equity securities	7,976	3,664	7,737	3,569
Total listed	9,173	4,420	8,159	3,882

Unlisted
Local and semi-government securities	9,468	7,311	8,366	6,131
Other government securities	5,402	5,323	3,893	4,871
Other securities and equity securities	4,092	3,508	3,405	2,957
Total unlisted	18,962	16,142	15,664	13,959
Total available-for-sale assets	28,135	20,562	23,823	17,841

During the year net gains recognised in the income statement in respect of available-for-sale assets amounted to nil for both the Group (2012: $281 million) and for the Company (2012: $206 million). In 2012, the net gains recognised included $301 million for the Group and $234 million for the Company on the sale on investments in Visa Inc. and Sacombank.

In addition, a loss of $3 million (2012: $35 million) for both Group and Company was recycled from equity (the Available-for-sale revaluation reserve) into the income statement on the impairment of assets previously reclassified from available-for-sale into loans and advances (refer note 16).

AVAILABLE-FOR-SALE BY MATURITIES AT 30 SEPTEMBER 2013

	Less than 3 months $m	Between 3 and 12 months $m	Between 1 and 5 years $m	Between 5 and 10 years $m	After 10 years $m	No maturity specified $m	Total fair value $m
Local and semi-government securities	1,018	819	2,201	3,741	1,689	–	9,468
Other government securities	3,604	1,342	1,566	78	9	–	6,599
Other securities and equity securities	446	1,376	6,948	602	2,632	64	12,068
Total available-for-sale assets	5,068	3,537	10,715	4,421	4,330	64	28,135

AVAILABLE-FOR-SALE BY MATURITIES AT 30 SEPTEMBER 2012

	Less than 3 months $m	Between 3 and 12 months $m	Between 1 and 5 years $m	Between 5 and 10 years $m	After 10 years $m	No maturity specified $m	Total fair value $m
Local and semi-government securities	1,325	464	1,406	2,880	1,236	–	7,311
Other government securities	4,896	808	369	–	6	–	6,079
Other securities and equity securities	421	1,022	2,443	296	2,858	132	7,172
Total available-for-sale assets	6,642	2,294	4,218	3,176	4,100	132	20,562

14: Net Loans and Advances

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Overdrafts	8,833	8,014	6,945	6,598
Credit card outstandings	11,247	10,741	9,213	9,222
Term loans – housing	253,277	230,706	206,711	192,912
Term loans – non-housing[1]	177,963	156,605	132,505	120,353
Hire purchase[1]	2,760	3,285	2,010	2,667
Lease receivables	1,858	1,885	1,395	1,363
Commercial bills	16,536	19,469	16,257	19,342
Other	488	861	125	243
Total gross loans and advances	472,962	431,566	375,161	352,700
Less: Provision for credit impairment (refer to note 16)	(4,354)	(4,538)	(3,242)	(3,407)
Less: Unearned income[1]	(1,067)	(1,241)	(723)	(952)
Add: Capitalised brokerage/mortgage origination fees	942	797	787	707
Add: Customer liability for acceptances	812	1,239	484	1,012
Adjustments to gross loans and advances	(3,667)	(3,743)	(2,694)	(2,640)
Net loans and advances	469,295	427,823	372,467	350,060

Lease receivables
a) Finance lease receivables
Gross finance lease receivables
Less than 1 year	531	438	350	226
1 to 5 years	433	647	320	507
Later than 5 years	365	286	202	129
Less: unearned future finance income on finance leases	(114)	(141)	(91)	(107)
Net investment in finance lease receivables	1,215	1,230	781	755
b) Operating lease receivables
Gross operating lease receivables
Less than 1 year	133	76	130	71
1 to 5 years	395	374	392	366
Later than 5 years	1	64	1	64
Total operating lease receivables	529	514	523	501
Net lease receivables	1,744	1,744	1,304	1,256

Present value of net investment in finance lease receivables
Less than 1 year	500	409	335	210
1 to 5 years	403	586	297	467
Later than 5 years	312	235	149	78
Total	1,215	1,230	781	755

Hire purchase receivables
Less than 1 year	907	1,079	641	867
1 to 5 years	1,838	2,191	1,354	1,785
Later than 5 years	15	15	15	15
Total	2,760	3,285	2,010	2,667

1	Comparative information has been restated to reflect the reclassification of chattel mortgages from hire purchase (2012: $7,100 million) and unearned income (2012: ($994 million)) to term loans – non-housing (2012: $6,106 million) for the Group and the Company (refer note 1).

NOTES TO THE FINANCIAL STATEMENTS     105

15: Impaired Financial Assets

Presented below is a summary of impaired financial assets that are measured on the balance sheet at amortised cost. For these items, impairment losses are recorded through the provision for credit impairment. This contrasts to financial assets carried on the balance sheet at fair value, for which any impairment loss is recognised as a component of the overall fair value.

Detailed information on impaired financial assets is provided in note 33 Financial Risk Management.

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Summary of impaired financial assets
Impaired loans	3,751	4,364	2,723	3,146
Restructured items[1]	341	525	284	377
Non-performing commitments and contingencies	172	307	149	287
Gross impaired financial assets	4,264	5,196	3,156	3,810
Individual provisions
Impaired loans	(1,440)	(1,729)	(1,046)	(1,242)
Non-performing commitments and contingencies	(27)	(44)	(10)	(27)
Net impaired financial assets	2,797	3,423	2,100	2,541

Accruing loans past due 90 days or more[2]
These amounts are not classified as impaired assets as they are either 90 days or more past due and well secured, or are portfolio managed facilities that can be held on an accrual basis for up to 180 days past due	1,818	1,713	1,576	1,455

1	Restructured items are facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of reduction of interest, principal or other payments legally due, or an extension in maturity materially beyond those typically offered to new facilities with similar risk.
2	Includes unsecured credit card and personal loans 90 days past due accounts which are retained on a performing basis for up to 180 days past due amounting to $151 million (2012: $127 million) for the Group and $106 million (2012: $104 million) for the Company.

16: Provision for Credit Impairment

	Consolidated		The Company
Provision movement analysis	2013 $m	2012 $m	2013 $m	2012 $m
New and increased provisions
Australia	1,304	1,730	1,304	1,628
New Zealand	310	376	15	16
Asia Pacific, Europe & America	275	187	157	154
	1,889	2,293	1,476	1,798
Write-backs	(487)	(537)	(255)	(333)
	1,402	1,756	1,221	1,465
Recoveries of amounts previously written off	(247)	(214)	(194)	(180)
Individual provision charge	1,155	1,542	1,027	1,285
Impairment on available-for-sale assets	3	35	3	35
Collective provision charge/(credit) to income statement	30	(379)	102	(335)
Charge to income statement	1,188	1,198	1,132	985

16: Provision for Credit Impairment (continued)

MOVEMENT IN PROVISION FOR CREDIT IMPAIRMENT BY FINANCIAL ASSET CLASS

	Liquid assets and due from other financial institutions		Net loans and advances		Other financial assets		Credit related commitments[1]		Total provisions
Consolidated	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
Collective provision
Balance at start of year	–	–	2,236	2,604	–	–	529	572	2,765	3,176
Adjustment for exchange rate fluctuations and transfers	–	–	63	(21)	–	–	29	(7)	92	(28)
Disposal	–	–	–	(4)	–	–	–	–	–	(4)
Charge/(credit) to income statement	–	–	(7)	(343)	–	–	37	(36)	30	(379)
Total collective provision	–	–	2,292	2,236	–	–	595	529	2,887	2,765
Individual provision
Balance at start of year	–	–	1,729	1,687	–	–	44	10	1,773	1,697
New and increased provisions	–	–	1,889	2,259	–	–	–	34	1,889	2,293
Adjustment for exchange rate fluctuations and transfers	–	–	62	(34)	–	–	(11)	–	51	(34)
Write-backs	–	–	(481)	(537)	–	–	(6)	–	(487)	(537)
Discount unwind	–	–	(102)	(143)	–	–	–	–	(102)	(143)
Bad debts written off	–	–	(1,657)	(1,503)	–	–	–	–	(1,657)	(1,503)
Total individual provision	–	–	1,440	1,729	–	–	27	44	1,467	1,773
Total provision for credit impairment	–	–	3,732	3,965	–	–	622	573	4,354	4,538

1	Comprises undrawn facilities and customer contingent liabilities.

The table below contains a detailed analysis of the movements in individual provision for net loans and advances.

	Australia[1]		International and Institutional Banking[1]		New Zealand[2]		Global Wealth		GTSO[2]		Total
Consolidated	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
Individual provision
Balance at start of year	716	679	650	585	348	396	15	12	–	15	1,729	1,687
New and increased provisions	1,132	1,066	447	891	294	362	4	9	12	(69)	1,889	2,259
Adjustment for exchange rate fluctuations and transfers	–	–	22	(100)	34	5	(1)	1	7	60	62	(34)
Write-backs	(229)	(227)	(70)	(144)	(180)	(159)	(2)	(4)	–	(3)	(481)	(537)
Discount unwind	(34)	(43)	(45)	(59)	(23)	(41)	–	–	–	–	(102)	(143)
Bad debts written off	(838)	(759)	(587)	(523)	(231)	(215)	(1)	(3)	–	(3)	(1,657)	(1,503)
Total individual provision	747	716	417	650	242	348	15	15	19	–	1,440	1,729

1	Corporate Banking Australia transferred from IIB to Australia Division, effective 1 October 2012. Comparatives have been restated accordingly.
2	Divisional transfers occurred in the 2013 year and comparatives were updated accordingly.

	Consolidated
	2013%	2012%
Ratios (as a percentage of total gross loans and advances)
Individual provision	0.31	0.41
Collective provision	0.61	0.64
Bad debts written off	0.35	0.35

NOTES TO THE FINANCIAL STATEMENTS     107

16: Provision for Credit Impairment (continued)

	Liquid assets and due
	from other financial		Net loans		Other financial		Credit related
	institutions		and advances		assets		commitments[1]		Total provisions
The Company	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
Collective provision
Balance at start of year	–	–	1,728	2,042	–	–	410	454	2,138	2,496
Adjustment for exchange rate fluctuations	–	–	(55)	(8)	–	–	1	(11)	(54)	(19)
Disposal	–	–	–	(4)	–	–	–	–	–	(4)
Charge/(credit) to income statement	–	–	56	(302)	–	–	46	(33)	102	(335)
Total collective provision	–	–	1,729	1,728	–	–	457	410	2,186	2,138
Individual provision
Balance at start of year	–	–	1,242	1,144	–	–	27	6	1,269	1,150
New and increased provisions	–	–	1,476	1,777	–	–	–	21	1,476	1,798
Adjustment for exchange rate fluctuations	–	–	(51)	(45)	–	–	(11)	–	(62)	(45)
Write-backs	–	–	(249)	(333)	–	–	(6)	–	(255)	(333)
Discount unwind	–	–	(75)	(91)	–	–	–	–	(75)	(91)
Bad debts written off	–	–	(1,297)	(1,210)	–	–	–	–	(1,297)	(1,210)
Total individual provision	–	–	1,046	1,242	–	–	10	27	1,056	1,269
Total provision for credit impairment	–	–	2,775	2,970	–	–	467	437	3,242	3,407

1	Comprises undrawn facilities and customer contingent liabilities.

	The Company
	2013%	2012%
Ratios (as a percentage of total gross loans and advances)
Individual provision	0.28	0.36
Collective provision	0.58	0.61
Bad debts written off	0.35	0.34

17: Shares in Controlled Entities and Associates

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Total shares in controlled entities[1]	–	–	14,955	11,516
Total shares in associates[2] (refer note 39)	4,123	3,520	841	897
Total shares in controlled entities and associates	4,123	3,520	15,796	12,413

1	The increase during the year related primarily to the acquisition of ANZ Wealth Australia Limited and its associated subsidiaries from ANZ Orchard Investments Pty Ltd, a wholly owned subsidiary of the Company; the creation of the ANZ Centre Trust and ANZ Centre Chattels Trust.
2	Investments in associates are accounted for using the equity method of accounting by the Group and are carried at cost by the Company.

ACQUISITION OR DISPOSAL OF CONTROLLED ENTITIES

There were no material controlled entities acquired or disposed of during the year ended 30 September 2013 or the year ended 30 September 2012.

18: Tax Assets

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Australia
Current tax asset	–	13	–	13
Deferred tax asset	530	520	815	610
	530	533	815	623
New Zealand
Current tax asset	1	20	–	–
Deferred tax asset	33	73	6	6
	34	93	6	6
Asia Pacific, Europe & America
Current tax asset	19	–	18	–
Deferred tax asset	158	192	115	152
	177	192	133	152
Total current and deferred tax assets	741	818	954	781
Total current tax assets	20	33	18	13
Total deferred tax assets	721	785	936	768

Deferred tax assets recognised in profit and loss
Collective provision for loans and advances	764	732	612	578
Individual provision for impaired loans and advances	359	454	279	333
Other provisions	318	310	223	188
Provision for employee entitlements	154	154	119	119
Policyholder tax assets	67	269	–	–
Other	323	349	134	156
	1,985	2,268	1,367	1,374
Deferred tax assets recognised directly in equity
Defined benefits obligation	16	37	7	14
Available-for-sale revaluation reserve	–	–	–	5
	16	37	7	19
Set-off of deferred tax assets pursuant to set-off provisions[1]	(1,280)	(1,520)	(438)	(625)
Net deferred tax assets	721	785	936	768

Unrecognised deferred tax assets

The following deferred tax assets will only be recognised if:

}    assessable income is derived of a nature and an amount sufficient to enable the benefit to be realised;

}    the conditions for deductibility imposed by tax legislation are complied with; and

}   no changes in tax legislation adversely affect the Group in realising the benefit.

Unused realised tax losses (on revenue account)	5	5	–	–
Unrealised losses on investments[2]	–	205	–	–
Total unrecognised deferred tax assets	5	210	–	–

1	Deferred tax assets and liabilities are set-off where they relate to income tax levied by the same taxation authority on either the same taxable entity or different taxable entities within the same taxable group.
2	Unrecognised deferred tax assets arose from unrealised losses on investments backing the superannuation business held in OnePath Life Limited. At 30 September 2013, the unrecognised deferred tax assets is nil (2012: $205 million) due to an improvement in the performance of the investments backing the superannuation business during the year.

NOTES TO THE FINANCIAL STATEMENTS     109

19: Goodwill and Other Intangible Assets

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Goodwill[1]
Gross carrying amount
Balances at start of the year	4,212	4,163	92	87
Additions through business combinations	–	11	–	10
Reclassifications[3]	–	7	–	–
Impairment/write off expense	–	(1)	–	–
Derecognised on disposal	(23)	–	(23)	–
Foreign currency exchange differences	310	32	8	(5)
Balance at end of year	4,499	4,212	77	92

Software
Balances at start of the year	1,762	1,572	1,613	1,402
Software Capitalisation during the period	780	786	710	720
Amortisation expense	(383)	(320)	(315)	(268)
Impairment expense/write-offs	(8)	(274)	(8)	(239)
Foreign currency exchange differences	19	(2)	7	(2)
Balance at end of year	2,170	1,762	2,007	1,613

Cost	4,258	3,502	3,866	3,180
Accumulated amortisation	(1,884)	(1,537)	(1,663)	(1,372)
Accumulated impairment	(204)	(203)	(196)	(195)
Carrying amount	2,170	1,762	2,007	1,613

Acquired Portfolio of Insurance and Investment Business
Balances at start of the year	928	1,013	–	–
Amortisation expense	(78)	(85)	–	–
Foreign currency exchange differences	6	–	–	–
Balance at end of year	856	928	–	–

Cost	1,187	1,179	–	–
Accumulated amortisation	(331)	(251)	–	–
Carrying amount	856	928	–	–

Other intangible assets
Balances at start of the year	180	216	47	55
Other additions	3	5	–	1
Reclassification[3]	–	(7)	–	–
Amortisation expense[2]	(21)	(24)	(8)	(8)
Impairment expense	(1)	(1)	(1)	–
Derecognised on disposal	–	(8)	–	–
Foreign currency exchange differences	4	(1)	2	(1)
Balance at end of year	165	180	40	47

Cost	272	260	74	74
Accumulated amortisation	(102)	(76)	(35)	(27)
Accumulated impairment	(5)	(4)	1	–
Carrying amount	165	180	40	47

Goodwill, software and other intangible assets
Net book value
Balances at start of the year	7,082	6,964	1,752	1,544
Balance at end of year	7,690	7,082	2,124	1,752

1	Excludes notional goodwill in equity accounted entities.
2	Comprises brand names $2 million (2012: $1 million), aligned advisor relationships $6 million (2012: $6 million), distribution agreements and management fee rights $3 million (2012: $8 million), credit card relationships $2 million (2012: $2 million) and other intangibles $8 million (2012: $7 million). The Company comprises distribution agreements and management fee rights $2 million (2012: $2 million), credit card relationships $2 million (2012: $2 million) and other intangibles $4 million (2012: $4 million).
3	Reclassification in 2012 of $7 million from other intangible assets to goodwill.

19: Goodwill and Other Intangible Assets (continued)

GOODWILL ALLOCATED TO CASH–GENERATING UNITS

The goodwill balance largely comprises the goodwill purchased on acquisition of NBNZ Holdings Limited in December 2003 (included in the New Zealand division) and ANZ Wealth Australia Limited (formerly OnePath Australia Limited) on 30 November 2009 (included in the Global Wealth division).

The recoverable amount of the CGU to which each goodwill component is allocated is estimated using a market multiple approach as representative of the fair value less cost to sell of each CGU. The price earnings multiples are based on observable multiples reflecting the businesses and markets in which each CGU operates. The earnings are based on the current forecast earnings of the divisions. The aggregate fair value less cost to sell across the Group is compared to the Group’s market capitalisation to validate the conclusion that goodwill is not impaired.

Key assumptions on which management has based its determination of fair value less cost to sell include assumptions as to the market multiples being reflective of the segment’s businesses, cost to sell estimates and the ability to achieve forecast earnings. Changes in assumptions upon which the valuation is based could materially impact the assessment of the recoverable amount of each CGU. As at 30 September 2013, the impairment testing performed did not result in any material impairment being identified.

20: Other Assets

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Accrued interest/prepaid discounts	1,300	1,433	890	1,087
Accrued commissions	134	144	98	100
Prepaid expenses	319	232	140	96
Insurance contract liabilities ceded	519	509	–	–
Outstanding premiums	315	273	–	–
Issued securities settlements	3,384	1,481	3,140	1,349
Operating leases residual value	378	331	378	321
Capitalised expenses	–	21	–	21
Others	1,225	1,199	600	773
Total other assets	7,574	5,623	5,246	3,747

21: Premises and Equipment

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Freehold and leasehold land and buildings
At cost	1,219	1,207	94	696
Depreciation	(315)	(281)	(49)	(88)
	904	926	45	608
Leasehold improvements
At cost	587	548	406	373
Amortisation	(394)	(353)	(262)	(232)
	193	195	144	141
Furniture and equipment
At cost	1,377	1,327	1,077	1,084
Depreciation	(880)	(811)	(639)	(633)
	497	516	438	451
Computer equipment
At cost	1,342	1,244	998	923
Depreciation	(951)	(895)	(693)	(667)
	391	349	305	256
Capital works in progress
At cost	179	128	51	78
Total premises and equipment	2,164	2,114	983	1,534

NOTES TO THE FINANCIAL STATEMENTS     111

21: Premises and Equipment (continued)

Reconciliations of the carrying amounts for each class of premises and equipment are set out below:

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Freehold and leasehold land and buildings
Carrying amount at beginning of year	926	936	608	625
Additions[1]	43	33	1	5
Disposals[2]	(42)	(6)	(558)	(2)
Depreciation	(36)	(35)	(9)	(19)
Foreign currency exchange difference	13	(2)	3	(1)
Carrying amount at end of year	904	926	45	608

Leasehold improvements
Carrying amount at beginning of year	195	193	141	102
Additions[1]	48	64	37	79
Disposals	(7)	(5)	(2)	(3)
Amortisation	(52)	(55)	(36)	(35)
Foreign currency exchange difference	9	(2)	4	(2)
Carrying amount at end of year	193	195	144	141

Furniture and equipment
Carrying amount at beginning of year	516	541	451	471
Additions[1]	84	83	248	73
Disposals[2]	(14)	(8)	(176)	(7)
Depreciation	(97)	(99)	(88)	(84)
Foreign currency exchange difference	8	(1)	3	(2)
Carrying amount at end of year	497	516	438	451

Computer equipment
Carrying amount at beginning of year	349	324	256	223
Additions[1]	161	137	129	108
Disposals[2]	(13)	(6)	(4)	(5)
Depreciation	(113)	(104)	(76)	(69)
Impairment	(3)	–	(3)	–
Foreign currency exchange difference	10	(2)	3	(1)
Carrying amount at end of year	391	349	305	256

Capital works in progress
Carrying amount at beginning of year	128	131	78	81
Net (transfers)/additions	51	(3)	(27)	(3)
Carrying amount at end of year	179	128	51	78
Total premises and equipment	2,164	2,114	983	1,534

1	Includes transfers.
2	On the 31st of December 2012, “the Company” transferred the ownership of all Land and Buildings, Furniture and Equipment and Computer Equipment relating to the premises known as “ANZ Centre” located at 833 Collins Street, Docklands into two fully owned Unit Trusts – ANZ Centre Trust and ANZ Centre Chattels Trust. Land and Buildings were transferred at market value of $545.1 million. Furniture and Equipment and Computer Equipment were transferred at their written down value of $167.4 million.

22: Due to Other Financial Institutions

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Deposits from central banks	13,223	13,185	13,221	13,026
Cash collateral	3,921	2,531	3,531	2,326
Other	19,162	14,822	17,397	13,042
Total due to other financial institutions	36,306	30,538	34,149	28,394

23: Deposits and Other Borrowings

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Certificates of deposit	58,276	56,838	56,453	55,326
Term Deposits	186,691	172,313	148,593	141,042
Other deposits bearing interest and other borrowings	166,659	142,753	138,378	122,794
Deposits not bearing interest	14,446	11,782	7,574	6,556
Commercial Paper	12,255	12,164	8,015	7,818
Borrowing corporations’ debt[1]	1,347	1,273	–	–
Total deposits and other borrowings	439,674	397,123	359,013	333,536

1	Included in this balance is debenture stock of $19 million (2012: $96 million) of Esanda Finance Corporation Limited (Esanda), together with accrued interest thereon, which is secured by a trust deed and collateral debentures, giving floating charges upon the undertaking and all the assets of the entity of $0.3 billion (2012: $0.4 billion) other than land and buildings. All controlled entities of Esanda have guaranteed the payment of principal, interest and other monies in relation to all debenture stock and unsecured notes issued by Esanda. The only loans pledged as collateral are those in Esanda and its subsidiaries. Effective from 18 March 2009, Esanda ceased to write new debentures and since September 2009 stopped writing new loans.

In addition, this balance also includes NZD 1.5 billion (2012: NZD 1.5 billion) of secured debenture stock of the consolidated subsidiary UDC Finance Limited (UDC) and the accrued interest thereon which are secured by a floating charge over all assets of UDC NZD 2.2 billion (2012: NZD 2.1 billion).

24: Income Tax Liabilities

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Australia
Current tax payable	811	660	811	660
Deferred tax liabilities	–	–	–	–
	811	660	811	660
New Zealand
Current tax payable	–	–	16	15
Deferred tax liabilities	–	–	–	–
	–	–	16	15
Asia Pacific, Europe & America
Current tax payable	161	121	55	51
Deferred tax liabilities	14	18	12	12
	175	139	67	63
Total current and deferred income tax liability	986	799	894	738
Total current tax payable	972	781	882	726
Total deferred income tax liabilities	14	18	12	12

Deferred tax liabilities recognised in profit and loss
Acquired portfolio of insurance and investment business	258	278	–	–
Insurance related deferred acquisition costs	108	99	–	–
Lease finance	227	230	39	59
Treasury instruments	–	149	–	148
Capitalised expenses	–	46	–	46
Other	581	570	373	345
	1,174	1,372	412	598

Deferred tax liabilities recognised directly in equity
Cash flow hedges	30	82	21	39
Foreign currency translation reserve	38	38	–	–
Available-for-sale revaluation reserve	52	46	17	–
	120	166	38	39
Set-off of deferred tax liabilities pursuant to set-off provision[1]	(1,280)	(1,520)	(438)	(625)
Net deferred tax liability	14	18	12	12

Unrecognised deferred tax liabilities
The following deferred tax liabilities have not been bought to account as liabilities:
Other unrealised taxable temporary differences[2]	216	163	38	23
Total unrecognised deferred tax liabilities	216	163	38	23

1	Deferred tax assets and liabilities are set-off where they relate to income tax levied by the same taxation authority on either the same taxable entity or different taxable entities within the same taxable group.
2	Represents additional potential foreign tax costs should all retained earnings in offshore branches and subsidiaries be repatriated.

NOTES TO THE FINANCIAL STATEMENTS     113

25: Payables and Other Liabilities

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Creditors	1,182	984	431	468
Accrued interest and unearned discounts	2,135	2,539	1,644	2,032
Defined benefits plan obligations	74	149	29	67
Accrued expenses	1,517	1,478	1,133	1,174
Security settlements	3,210	1,115	3,117	915
Liability for acceptances	812	1,239	484	1,012
Other liabilities	3,664	2,605	2,707	1,886
Total payables and other liabilities	12,594	10,109	9,545	7,554
26: Provisions
	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Employee entitlements[1]	533	533	403	404
Restructuring costs and surplus leased space[2]	57	140	38	51
Non-lending losses, frauds and forgeries	155	163	131	139
Other	483	365	253	151
Total provisions	1,228	1,201	825	745

Restructuring costs and surplus leased space[2]
Carrying amount at beginning of the year	140	135	51	78
Provisions made during the year	49	189	45	82
Payments made during the year	(116)	(157)	(41)	(86)
Transfer/release of provision	(16)	(27)	(17)	(23)
Carrying amount at the end of the year	57	140	38	51

Non-lending losses, frauds and forgeries
Carrying amount at beginning of the year	163	205	139	149
Provisions made during the year	23	29	12	17
Payments made during the year	(16)	(16)	(7)	(6)
Transfer/release of provision	(15)	(55)	(13)	(21)
Carrying amount at the end of the year	155	163	131	139

Other provisions[3]
Carrying amount at beginning of the year	365	368	151	153
Provisions made during the year	463	353	147	75
Payments made during the year	(336)	(305)	(31)	(30)
Transfer/release of provision	(9)	(51)	(14)	(47)
Carrying amount at the end of the year	483	365	253	151

1	The aggregate liability for employee entitlements largely comprises provisions for annual leave and long service leave.
2	Restructuring costs and surplus leased space provisions arise from activities related to material changes in the scope of business undertaken by the Group or the manner in which that business is undertaken and includes termination benefits. Costs relating to on-going activities are not provided for. Provision is made when the Group is demonstrably committed, it is probable that the costs will be incurred, though their timing is uncertain, and the costs can be reliably estimated.
3	Other provisions comprise various other provisions including loyalty programs, workers’ compensation, make-good provisions on leased premises and contingent liabilities recognised as part of a business combination.

27: Bonds and Notes

ANZ utilises a variety of established and flexible funding programmes issuing medium term notes featuring either senior or subordinated debt status (details of subordinated debt are presented in note 28: Loan Capital). All risks associated with originating term funding are closely managed. Refer to description of ANZ risk management practices in note 33 Financial Risk Management in relation to market risks such as interest rate and foreign currency risks, as well as liquidity risk.

The table below presents Bonds and Notes by currency of issue which broadly is representative of the investor base location.

		Consolidated		The Company
		2013 $m	2012 $m	2013 $m	2012 $m
Bonds and notes by currency
USD	United States dollars	33,094	27,035	28,645	20,718
GBP	Great British pounds	2,711	2,114	2,277	1,725
AUD	Australian dollars	7,329	6,054	6,572	5,691
NZD	New Zealand dollars	2,939	2,531	488	392
JPY	Japanese yen	6,681	9,532	6,356	9,167
EUR	Euro	10,443	9,109	7,545	7,256
HKD	Hong Kong dollars	1,285	1,422	1,201	1,310
CHF	Swiss francs	3,460	3,253	1,621	1,823
CAD	Canadian dollar	901	857	901	857
NOK	Norwegian krone	592	557	592	557
SGD	Singapore dollars	259	265	88	110
TRY	Turkish Lira	171	79	171	79
ZAR	South African rand	146	111	146	111
MXN	Mexico peso	190	–	190	–
CNH	Chinese yuan	175	179	175	179
Total bonds and notes		70,376	63,098	56,968	49,975

NOTES TO THE FINANCIAL STATEMENTS     115

28: Loan Capital

			Consolidated		The Company
			2013 $m	2012 $m	2013 $m	2012 $m
Additional Tier 1 capital (subordinated)
US Trust Securities			812	752	805	715
ANZ Convertible Preference Shares (ANZ CPS)[1]
ANZ CPS1			1,081	1,078	1,081	1,078
ANZ CPS2			1,963	1,958	1,963	1,958
ANZ CPS3			1,329	1,326	1,329	1,326
ANZ Capital Notes			1,106	–	1,106	–
			6,291	5,114	6,284	5,077
Tier 2 capital – perpetual subordinated notes
USD	300m	floating rate notes	322	287	322	287
NZD	835m	fixed rate notes[2]	743	666	–	–
			1,065	953	322	287
Tier 2 Capital – term subordinated notes
GBP	400m	fixed rate notes due 2018[4]	699	633	699	633
AUD	290m	fixed rate notes due 2017[4]	–	285	–	290
AUD	310m	floating rate notes due 2017[3]	–	297	–	310
AUD	365m	floating rate notes due 2018[3]	–	355	–	365
AUD	500m	floating rate notes due 2018[3]	–	500	–	500
EUR	750m	fixed rate notes due 2019	1,211	1,057	1,214	1,060
AUD	500m	floating rate notes due 2022[3]	500	500	500	500
AUD	1509m	floating rate notes due 2022[3]	1,496	1,505	1,500	1,509
USD	750m	fixed rate notes due 2022[3]	793	715	793	715
AUD	750m	floating rate notes due 2023[3]	749	–	750	–
			5,448	5,847	5,456	5,882
Total loan capital			12,804	11,914	12,062	11,246
Loan capital by currency
AUD	Australian dollars		8,224	7,804	8,229	7,836
NZD	New Zealand dollars		743	666	–	–
USD	United States dollars		1,927	1,754	1,920	1,717
GBP	Great British pounds		699	633	699	633
EUR	Euro		1,211	1,057	1,214	1,060
			12,804	11,914	12,062	11,246

1	Fully franked preference share dividends recognised as interest expense and paid during the year ended 30 September 2013:

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
ANZ CPS1	43	53	43	53
ANZ CPS2	86	105	86	105
ANZ CPS3	59	67	59	67

2	Rate reset on 18 April 2013 to the five year swap rate +2.00% until the next call date, 18 April 2018, whereupon, if not called, reverts to a floating rate at the three month FRA rate +3.00% and is callable on any interest payment date thereafter.
3	Callable five years prior to maturity.
4	Callable five years prior to maturity and reverts to floating rate if not called.

Loan capital is subordinated in right of payment to the claims of depositors and other creditors of the Company and its controlled entities which have issued the notes or preference shares.

As defined by APRA for capital adequacy purposes, the US Trust Securities, ANZ CPS and ANZ Capital Notes constitute Additional Tier 1 capital and all other subordinated notes constitute Tier 2 capital. The US Trust Securities, ANZ CPS and all outstanding Tier 2 subordinated notes have been granted transitional Basel 3 capital treatment by APRA. Transition will apply until the relevant security’s first call date, except in the case of the outstanding USD and NZD perpetual subordinated notes and ANZ CPS3 where the transition treatment will apply up until the earlier of the end of the transition period (1 January 2021) and the first call date when either a step-up event (i.e. an increase in credit margin) or a conversion to ANZ ordinary shares is to occur.

28: Loan Capital (continued)

US TRUST SECURITIES

On 27 November 2003, the Company issued 750,000 non-cumulative Trust Securities (‘US Trust Securities’) at USD1,000 each raising USD750 million. US Trust Securities comprise an interest paying unsecured note and a preference share, which are stapled together and issued by ANZ Capital Trust II (the ‘Trust’).

Dividends are not payable on the preference share while it is stapled to the note. Distributions on US Trust Securities are non-cumulative and are payable half yearly in arrears at a fixed rate of 5.36%. Distributions are subject to certain payment tests (i.e. APRA requirements and distributable profits being available) and are expected to be payable on 15 June and 15 December of each year. If distributions are not paid on the US Trust Securities, the Group may not pay dividends or distributions, or return capital, on ANZ ordinary shares or any other share capital or security ranking equal or junior to the preference share component (subject to certain exceptions).

ANZ has announced that it will redeem the US Trust Securities for cash on 16 December 2013. If the US Trust Securities are not redeemed, the investor is entitled to exchange the US Trust Security into a variable number of ANZ ordinary shares based on the average market price of ANZ ordinary shares less a 5% discount.

At any time at the Company’s discretion or upon the occurrence of certain other ‘conversion events’, the notes that are represented by the US Trust Securities will be automatically assigned to a subsidiary of the Company and the preference shares that are represented by the US Trust Securities will be distributed to investors on redemption of such US Trust Securities. The distributed preference shares will immediately become dividend paying and holders will receive non-cumulative dividends equivalent to the scheduled payments in respect of the US Trust Securities. If the US Trust Securities are not converted, redeemed or bought back prior to the 15 December 2053, they will be converted into preference shares, which in turn will be mandatorily converted into a variable number of ANZ ordinary shares (as described above).

The preference share forming part of the US Trust Securities confers protective voting rights that allow the holder to vote in the Company, in limited circumstances, such as a capital reduction, Company restructure involving a disposal of the whole of the Company’s business and undertaking, proposals affecting rights attached to the preference shares, and similar.

On winding up of the Company, the rights of US Trust Security holders will be determined by the preference share component of US Trust Security. The preference shares forming part of the US Trust Securities rank equally with each of the ANZ CPS, the ANZ Capital Notes and the preferences shares issued in connection with the Euro Trust Securities.

ANZ CONVERTIBLE PREFERENCE SHARES (ANZ CPS)

}	On 30 September 2008, the Company issued 10.8 million convertible preference shares (‘ANZ CPS1’) at $100 each, raising $1,081 million before issue costs.

}	On 17 December 2009, the Company issued 19.7 million convertible preference shares (‘ANZ CPS2’) at $100 each, raising $1,969 million before issue costs.

}	On 28 September 2011, the Company issued 13.4 million convertible preference shares (‘ANZ CPS3’) at $100 each raising $1,340 million before issue costs.

ANZ CPS are fully paid, mandatorily convertible preference shares. ANZ CPS are listed on the Australian Stock Exchange.

Dividends on ANZ CPS are non-cumulative and are payable quarterly in arrears in December, March, June and September (in the case of ANZ CPS1 and ANZ CPS2) and semi-annually in arrears in March and September (in the case of ANZ CPS3) in each year and will be franked in line with the franking applied to ANZ ordinary shares. The dividends will be based on a floating rate equal to the aggregate of the 90 day bank bill rate plus a 250 basis point margin (ANZ CPS1) or a 310 basis point margin (ANZ CPS2) and the 180 day bank bill rate plus 310 basis point margin (ANZ CPS3), multiplied by one minus the Australian Company tax rate. Should the dividend not be fully franked, the terms of the securities provide for a cash gross-up for the amount of the franking benefit not provided. Dividends are subject to the absolute discretion of the Board of Directors of the Company and certain payment tests (including APRA requirements and distributable profits being available). If dividends are not paid on ANZ CPS, the Group may not pay dividends or distributions, or return capital, on ANZ ordinary shares or (in the case of ANZ CPS1 and ANZ CPS2 only) any other share capital or security ranking equal or junior to the ANZ CPS for a specified period (subject to certain exceptions).

On 16 June 2014 (ANZ CPS1), 15 December 2016 (ANZ CPS2) or 1 September 2019 (ANZ CPS3) (each a ‘conversion date’), or an earlier date under certain circumstances, the relevant ANZ CPS will mandatorily convert into a variable number of ANZ ordinary shares based on the average market price of ANZ ordinary shares less a 2.5% discount (ANZ CPS1) or 1.0% discount (ANZ CPS2 and ANZ CPS3), subject to a maximum conversion number.

The mandatory conversion to ANZ ordinary shares is however deferred for a specified period if the conversion tests are not met.

In respect of ANZ CPS3 only, if a common equity capital trigger event occurs the ANZ CPS3 will immediately convert into ANZ ordinary shares, subject to a maximum conversion number. A common equity capital trigger event occurs if ANZ’s Common Equity Tier 1 capital ratio is equal to or less than 5.125%.

In respect of ANZ CPS3 only, on 1 September 2017 and each subsequent semi annual Dividend Payment Date, subject to receiving APRA’s prior approval and satisfying certain conditions, the Company has the right to redeem or convert into ANZ ordinary shares all or some ANZ CPS3 at its discretion on similar terms as mandatory conversion on a conversion date.

The ANZ CPS rank equally with each other, the ANZ Capital Notes and the preference shares issued in connection with the US Trust Securities and Euro Trust Securities. Except in limited circumstances, holders of ANZ CPS do not have any right to vote in general meetings of the Company.

ANZ CAPITAL NOTES

On 7 August 2013, the Company issued 11.2 million convertible notes at $100 each, raising $1,120 million before issue costs.

The ANZ Capital Notes are fully paid mandatorily convertible subordinated perpetual notes. The notes are listed on the Australian Stock Exchange.

Distributions on the notes are non-cumulative and payable semi-annual in arrears in March and September in each year and will be franked in line with the franking applied to ANZ ordinary shares. The distributions will be based on a floating rate equal to the aggregate of the 180 day bank bill rate plus a 340 basis point margin, multiplied by one minus the Australian Company tax rate. Should the distribution not be fully-franked, the terms of the notes provide for a cash gross-up for the amount of the franking benefit not provided. Distributions are subject to ANZ’s absolute discretion and certain payment conditions being satisfied (including APRA requirements). If distributions are not paid on the notes, ANZ may not pay dividends or distributions, or return capital, on ANZ ordinary shares for a specified period (subject to certain exceptions).

NOTES TO THE FINANCIAL STATEMENTS 117

28: Loan Capital (continued)

On 1 September 2023 (a conversion date), or an earlier date under certain circumstances, the notes will mandatorily convert into a variable number of ANZ ordinary shares based on the average market price of ordinary shares less a 1% discount, subject to a maximum conversion number. The mandatory conversion to ANZ ordinary shares is however deferred for a specified period if the conversion tests are not met.

If a common equity capital trigger event or a non-viability trigger event occurs the notes will immediately convert into ANZ ordinary shares, subject to a maximum conversion number. A common equity capital trigger event occurs if ANZ’s Common Equity Tier 1 capital ratio is equal to or less than 5.125%. A non-viability trigger event occurs if APRA notifies the Company that, without the conversion or write-off of certain securities or a public sector injection of capital (or equivalent support), it considers that the Company would become non-viable.

On 1 September 2021, subject to receiving APRA’s prior approval and satisfying certain conditions, the Company has the right to redeem or convert into ANZ ordinary shares all or some of the notes at its discretion on similar terms as mandatory conversion on a conversion date.

The notes rank equally with each of the ANZ CPS and the preference shares issued in connection with the US Trust Securities and Euro Trust Securities. Holders of the notes do not have any right to vote in general meetings of the Company.

29: Share Capital

	The Company
Numbers of issued shares	2013	2012
Ordinary shares each fully paid	2,743,655,310	2,717,356,961
Preference shares each fully paid	500,000	500,000
Total number of issued shares	2,744,155,310	2,717,856,961

ORDINARY SHARES

Ordinary shares have no par value and entitle holders to receive dividends payable to ordinary shareholders and to participate in the proceeds available to ordinary shareholders on winding up of the Company in proportion to the number of fully paid ordinary shares held.

On a show of hands every holder of fully paid ordinary shares present at a meeting in person or by proxy is entitled to one vote, and upon a poll one vote for each share held.

	The Company
Numbers of issued shares	2013	2012
Balance at start of the year	2,717,356,961	2,629,034,037
Bonus option plan[1]	2,719,008	4,090,494
Dividend reinvestment plan[1]	32,625,833	74,110,965
Group employee share acquisition scheme[2]	4,850,856	6,983,162
Group share option scheme[2]	1,354,856	3,138,303
Group share buyback[3]	(15,252,204)	–
Balance at end of year	2,743,655,310	2,717,356,961

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Ordinary share capital
Balance at start of the year	23,070	21,343	23,350	21,701
Dividend reinvestment plan[1]	843	1,461	843	1,461
Group employee share acquisition scheme[2,4]	116	128	116	128
OnePath Australia Treasury shares[5]	7	78	–	–
Group share option scheme[2]	30	60	30	60
Group share buyback[3]	(425)	–	(425)	–
Balance at end of year	23,641	23,070	23,914	23,350

1	Refer to note 7 for details of plan.
2	Refer to note 45 for details of plan.
3	Following the issue of 14,766,019 ordinary shares under the Dividend Reinvestment Plan and Bonus Option Plan for the 2013 interim dividend, the Company repurchased $425 million of ordinary shares via an on-market share buy-back resulting in 15,252,204 ordinary shares being cancelled. The Company intends to neutralise the impact of the ordinary shares issued under the Dividend Reinvestment Plan and Bonus Option Plan in connection with the 2013 final dividend through an on-market buyback of ordinary shares in an amount equal to the value of those ordinary shares issued under the Dividend Reinvestment Plan and Bonus Option Plan.
4	Includes on-market purchase of shares for settlement of amounts due under share-based compensation plans. In addition, 4,850,856 shares were issued during the year ended 30 September 2013 to the Group’s Employee Share Trust for settlement of amounts due under share-based compensation plans (2012: 6,983,162). As at 30 September 2013, there were 15,821,529 Treasury Shares outstanding (2012: 15,673,505).
5	OnePath Australia Limited (OPA) Treasury Shares include shares held in statutory funds as assets backing policyholder liabilities. OPA Treasury Shares outstanding as at 30 September 2013 were 12,573,976 (2012: 13,081,042).

29: Share Capital (continued)

NON-CONTROLLING INTERESTS

	Consolidated
	2013 $m	2012 $m
Share capital	43	40
Retained earnings	19	9
Total non-controlling interests	62	49

PREFERENCE SHARES

Euro Trust Securities

On 13 December 2004, the Company issued 500,000 Euro Floating Rate Non-cumulative Trust Securities (‘Euro Trust Securities’) at €1,000 each, raising $871 million net of issue costs. Euro Trust Securities comprise an interest paying unsecured note and a €1,000 preference share, which are stapled together and issued as a Euro Trust Security by ANZ Capital Trust III (the Trust).

Dividends are not payable on the preference shares while they are stapled to the note, except for the period after 15 December 2014 when the preference share will pay 100 basis points in addition to the distributions on the note. Distributions on Euro Trust Securities are non-cumulative and are payable quarterly in arrears. The distributions are based upon a floating rate equal to the three month EURIBOR rate plus a 66 basis point margin up until 15 December 2014, after which date the distribution rate is the three month EURIBOR rate plus a 166 basis point margin. At each payment date the three month EURIBOR rate is reset for the next quarter.

Distributions are subject to certain payment tests (i.e. APRA requirements and distributable profits being available). Distributions are expected to be payable on 15 March, 15 June, 15 September and 15 December of each year. If distributions are not paid on Euro Trust Securities, the Group may not pay dividends or distributions, or return capital on ANZ ordinary shares or any other share capital or security ranking equal or junior to the preference share component (subject to certain exceptions).

At any time at ANZ’s discretion or upon the occurrence of certain other ‘conversion events’, the notes that are represented by the relevant Euro Trust Securities will be automatically assigned to a branch of the Company and the preference shares that are represented by the relevant Euro Trust Securities will be distributed to investors in redemption of such Euro Trust Securities. The distributed preference shares will immediately become dividend paying and holders will receive non-cumulative dividends equivalent to the scheduled payments in respect of the Euro Trust Securities.

The preference share forming part of the Euro Trust Securities confers protective voting rights that allow the holder to vote in the Company, in limited circumstances, such as a capital reduction, Company restructure involving a disposal of the whole of the Company’s business and undertaking, proposals affecting rights attached to the preference shares, and similar.

On winding up of the Company, the rights of Euro Trust Security holders will be determined by the preference share component of the Euro Trust Security. These preference shares rank behind all depositors and creditors, but ahead of ordinary shareholders.

The preference shares forming each part of each Euro Trust Security rank equally with each of the ANZ CPS, the ANZ Capital Notes and the preferences shares issued in connection with the US Trust Securities.

Euro Trust Securities currently qualify as Additional Tier 1 Capital as defined by APRA for capital adequacy purposes. APRA has granted ANZ transitional Basel 3 capital treatment for the Euro Trust Securities until their first call date on 16 December 2014.

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Preference share balance at start of year
– Euro Trust Securities	871	871	871	871
Preference share balance at end of year
– Euro Trust Securities	871	871	871	871

NOTES TO THE FINANCIAL STATEMENTS     119

30: Reserves and Retained Earnings

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m

a) Foreign currency translation reserve
Balance at beginning of the year	(2,831)	(2,418)	(850)	(676)
Currency translation adjustments, net of hedges after tax	1,706	(413)	234	(174)
Total foreign currency translation reserve	(1,125)	(2,831)	(616)	(850)

b) Share option reserve[1]
Balance at beginning of the year	54	50	54	50
Share-based payments/(exercises)	3	6	3	6
Transfer of options/rights lapsed to retained earnings[2]	(2)	(2)	(2)	(2)
Total share option reserve	55	54	55	54

c) Available-for-sale revaluation reserve
Balance at beginning of the year	94	126	21	35
Gain/(loss) recognised after tax	(6)	193	14	110
Transferred to income statement	33	(225)	2	(124)
Total available-for-sale revaluation reserve	121	94	37	21

d) Hedging reserve
Balance at beginning of the year	208	169	89	47
Gains/(loss) recognised after tax	(133)	27	(55)	23
Transferred to income statement	–	12	17	19
Total hedging reserve	75	208	51	89

e) Transactions with non-controlling interests reserve
Balance at beginning of the year	(23)	(22)	–	–
Transactions with non-controlling interests[3]	(10)	(1)	–	–
Total transactions with non-controlling interests reserve	(33)	(23)	–	–
Total reserves	(907)	(2,498)	(473)	(686)

1    Further information about share-based payments to employees is disclosed in note 45.

2    The transfer of balances from the share option reserve to retained earnings represents items of a distributable nature.

3    The premium in excess of the book value paid to acquire an additional interest in a controlled entity from the non-controlling shareholder.

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Retained earnings
Balance at beginning of the year	19,728	17,787	13,508	12,351
Profit attributable to shareholders of the Company	6,272	5,661	5,346	4,875
Transfer of options/rights lapsed from share option reserve[1,2]	2	2	2	2
Actuarial gain/(loss) on defined benefit plans after tax[3]	14	(44)	(21)	(29)
Dividend income on Treasury shares	20	24	–	–
Ordinary share dividends paid	(4,082)	(3,691)	(4,082)	(3,691)
Preference share dividends paid	(6)	(11)	–	–
Retained earnings at end of year	21,948	19,728	14,753	13,508
Total reserves and retained earnings	21,041	17,230	14,280	12,822

1    Further information about share-based payments to employees is disclosed in note 45.

2    The transfer of balances from the share option reserve to retained earnings represents items of a distributable nature.

3    ANZ has taken the option available under AASB 119 to recognise actuarial gains/losses on defined benefit superannuation plans directly in retained profits (refer note 1 F(vii) and note 44).

A) FOREIGN CURRENCY TRANSLATION RESERVE

The translation reserve comprises exchange differences, net of hedges, arising on translation of the financial statements of foreign operations, as described in note 1 A(viii). When a foreign operation is sold, attributable exchange differences are recognised in the income statement.

B) SHARE OPTION RESERVE

The share option reserve arises on the grant of options, performance rights and deferred share rights to selected employees under the ANZ share option plan. Amounts are transferred out of the reserve and into share capital when the equity investments are exercised. Refer to note 1 C(iii).

C) AVAILABLE-FOR-SALE REVALUATION RESERVE

Changes in the fair value and exchange differences on the revaluation of available-for-sale financial assets are taken to the available-for-sale revaluation reserve. Where a revalued available-for-sale financial asset is sold, that portion of the reserve which relates to that financial asset, is realised and recognised in the income statement. Where the available-for-sale financial asset is impaired, that portion of the reserve which relates to that asset is recognised in the income statement. Refer to note 1 E(iii).

D) HEDGING RESERVE

The hedging reserve represents hedging gains and losses recognised on the effective portion of cash flow hedges. The cumulative deferred gain or loss on the hedge is recognised in the income statement when the hedged transaction impacts the income statement. Refer to note 1 E(ii).

120

31: Capital Management

ANZ pursues an active approach to capital management, which is designed to protect the interests of depositors, creditors and shareholders. This involves the on-going review and Board approval of the level and composition of ANZ’s capital base, assessed against the following key policy objectives:

}

regulatory compliance such that capital levels exceed APRA’s, ANZ’s primary prudential supervisor, minimum Prudential Capital Ratios (PCRs) both at Level 1 (the Company and specified subsidiaries) and Level 2 (ANZ consolidated under Australian prudential standards), along with US Federal Reserve’s minimum Level 2 requirements under ANZ’s Foreign Holding Company Licence in the United States of America;

}

capital levels are aligned with the risks in the business and to meet strategic and business development plans through ensuring that available capital exceeds the level of Economic Capital required to support the Ratings Agency ‘default frequency’ confidence level for a ‘AA’ credit rating category bank. Economic Capital is an internal estimate of capital levels required to support risk and unexpected losses above a desired target solvency level;

}	capital levels are commensurate with ANZ maintaining its preferred ‘AA’ credit rating category for senior long-term unsecured debt given its risk appetite outlined in its strategic plan; and

}	an appropriate balance between maximising shareholder returns and prudent capital management principles.

ANZ achieves these objectives through an Internal Capital Adequacy Assessment Process (ICAAP) whereby ANZ conducts detailed strategic and capital planning over a medium term time horizon.

Annually, ANZ conducts a detailed strategic planning process over a three year time horizon, the outcomes of which are embodied in the Strategic Plan. This process involves forecasting key economic variables which Divisions use to determine key financial data for their existing business. New strategic initiatives to be undertaken over the planning period and their financial impact are then determined. These processes are used for the following:

}

review capital ratios, targets, and levels of different classes of capital against ANZ’s risk profile and risk appetite outlined in the Strategic Plan. ANZ’s capital targets reflect the key policy objectives above, and the desire to ensure that under specific stressed economic scenarios that capital levels have sufficient capital to remain above both Economic Capital and Prudential Capital Ratio (PCR) requirements;

}

stress tests are performed under different economic conditions to ensure a comprehensive review of ANZ’s capital position both before and after mitigating actions. The stress tests determine the level of additional capital (i.e. the ‘stress capital buffer’) needed to absorb losses that may be experienced during an economic downturn; and

}

stress testing is integral to strengthening the predictive approach to risk management and is a key component in managing risks, asset writing strategies and business strategies. It creates greater understanding of the impacts on financial performance through modelling relationships and sensitivities between geographic, industry and Divisional exposures under a range of macro economic scenarios. ANZ has a dedicated stress testing team within Risk Management that models and reports to management and the Board’s Risk Committee on a range of scenarios and stress tests.

Results are subsequently used to:

}

recalibrate ANZ’s management targets for minimum and operating ranges for its respective classes of capital such that ANZ will have sufficient capital to remain above both Economic Capital and regulatory requirements; and

}	identify the level of organic capital generation and hence determine current and future capital issuance requirements for Level 1 and Level 2.

From these processes, a Capital Plan is developed and approved by the Board which identifies the capital issuance requirements, capital securities maturity profile, and options around capital products, timing and markets to execute the Capital Plan under differing market and economic conditions.

The Capital Plan is maintained and updated through a monthly review of forecast financial performance, economic conditions and development of business initiatives and strategies. The Board and senior management are provided with monthly updates of ANZ’s capital position. Any actions required to ensure ongoing prudent capital management are submitted to the Board for approval.

REGULATORY ENVIRONMENT

ANZ’s regulatory capital calculation is governed by APRA’s Prudential Standards which adopt a risk-based capital assessment framework based on the Basel 3 capital measurement standards. This risk-based approach requires eligible capital to be divided by total risk weighted assets (RWAs), with the resultant ratio being used as a measure of an Authorised Deposit-taking Institution’s (ADIs) capital adequacy. APRA determines PCRs for Common Equity Tier 1 (CET1), Tier 1 and Total Capital, with capital as the numerator and RWAs as the denominator.

To ensure that ADIs are adequately capitalised on both a stand-alone and group basis, APRA adopts a tiered approach to the measurement of an ADI’s capital adequacy by assessing the ADIs financial strength at three levels:

}	Level 1 – the ADI on a stand-alone basis (i.e. the Company and approved subsidiaries which are consolidated to form the ADIs’ Extended Licensed Entity);

}	Level 2 – the consolidated banking group (i.e. the consolidated financial group less certain subsidiaries and associates excluded under the prudential standards); and

}	Level 3 – the conglomerate group at the widest level.

ANZ is a Level 1 and Level 2 reporter, and measures capital adequacy monthly on a Level 1 and Level 2 basis, and is not yet required to report on a Level 3 basis.

Regulatory capital is divided into Tier 1, carrying the highest capital elements, and Tier 2, which has lower capital elements, but still adds to the overall strength of the ADI.

NOTES TO THE FINANCIAL STATEMENTS      121

31: Capital Management (continued)

Tier 1 capital is comprised of Common Equity Tier 1 capital less deductions and Additional Tier 1 capital instruments. Common Equity Tier 1 capital comprises shareholders’ equity adjusted for items which APRA does not allow as regulatory capital or classifies as lower forms of regulatory capital. Common Equity Tier 1 capital includes the following significant adjustments:

}	Additional Tier 1 capital instruments included within shareholders’ equity are excluded;

}	Reserves excluding the hedging reserve and reserves of insurance and funds management subsidiaries excluded for Level 2 purposes;

}

Retained earnings excluding retained earnings of insurance and funds management subsidiaries excluded for Level 2 purposes, but includes capitalised deferred fees forming part of loan yields that meet the criteria set out in the prudential standard;

}	Inclusion of qualifying treasury shares; and

}	Current year net of tax earnings less profits of insurance and funds management subsidiaries excluded for Level 2 purposes.

Additional Tier 1 capital instruments are high quality components of capital that provide a permanent and unrestricted commitment of funds, are available to absorb losses, are subordinated to the claims of depositors and senior creditors in the event of the winding up of the issuer and provide for fully discretionary capital distributions.

Deductions from the capital base comprise mainly deductions to the Common Equity Tier 1 component. These deductions are largely intangible assets, investments in insurance and funds management entities and associates, capitalised expenses (including loan and origination fees) and the amount of regulatory expected losses (EL) in excess of eligible provisions.

Tier 2 capital mainly comprises perpetual subordinated debt instruments and dated subordinated debt instruments which have a minimum term of five years at issue date.

Total Capital is the sum of Tier 1 capital and Tier 2 capital.

In addition to the prudential capital oversight that APRA conducts over the Company and the Group, the Company’s branch operations and major banking subsidiary operations are overseen by local regulators such as the Reserve Bank of New Zealand, the US Federal Reserve, the UK Prudential Regulation Authority, the Monetary Authority of Singapore, the Hong Kong Monetary Authority and the China Banking Regulatory Commission who may impose minimum capitalisation rates on those operations.

Throughout the financial year, the Company and the Group maintained compliance with the minimum Common Equity Tier 1, Tier 1 and Total Capital ratios set by APRA and the US Federal Reserve (as applicable) as well as applicable capitalisation rates set by regulators in countries where the Company operates branches and subsidiaries.

REGULATORY CHANGE

The Basel Committee on Banking Supervision has released a series of consultation papers (Basel 3) containing a number of proposals to strengthen the global capital and liquidity framework to improve the banking sector’s ability to absorb shocks arising from financial and economic stress.

Following the above, APRA’s released its new prudential capital standards in September 2012 detailing the implementation of the majority of Basel 3 capital reforms in Australia. ANZ has implemented APRA’s Basel 3 capital reforms from 1 January 2013, and is also well placed to meet the future implementation of the capital conservation measures included in the reforms, including the capital conservation buffer from 1 January 2016.

APRA is still to finalise capital standards on the Basel 3 reforms dealing with the leverage ratio, contingent capital and measures to address systematic and inter-connected risks.

APRA has announced that it will proceed with implementing Level 3 Conglomerates framework on 1 January 2015, with final Level 3 Prudential Standards on capital adequacy to be released by January 2014. The standards will regulate a bancassurance group such as ANZ as a single economic entity with minimum capital requirements and additional reporting on risk exposure levels. Based upon APRA’s draft prudential standards covering group governance and risk exposures in December 2012 and draft Level 3 capital adequacy standards released in May 2013, ANZ is not expecting any material impact on its operations.

122

31: Capital Management (continued)

CAPITAL ADEQUACY

The table below provides the composition of capital used for regulatory purposes and capital adequacy ratios.

	Basel 3 2013 $m	Basel 2 2012 $m
Qualifying capital

Tier 1
Shareholders’ equity and non-controlling interests	45,615	41,220
Prudential adjustments to shareholders equity	(932)	(3,857)
Gross Common Equity Tier 1 Capital	44,683	37,363
Deductions	(15,892)	(10,839)
Common Equity Tier 1 Capital	28,791	26,524
Additional Tier 1 capital	6,401	5,977
Tier 1 capital	35,192	32,501
Tier 2 capital	6,190	4,073
Total qualifying capital	41,382	36,574
Capital adequacy ratios
Common Equity Tier 1	8.5%	8.8%
Tier 1	10.4%	10.8%
Tier 2	1.8%	1.4%
Total	12.2%	12.2%
Risk Weighted Assets	339,265	300,119

REGULATORY ENVIRONMENT – INSURANCE AND FUNDS MANAGEMENT BUSINESS

Under APRA’s Prudential Standards, life insurance and funds management activities are de-consolidated for the purposes of calculating capital adequacy and excluded from the risk based capital adequacy framework for the ANZ Level 2 Group. Under APRA’s Basel 3 framework, investment in these controlled entities is deducted from CET 1 capital (previously, under Basel 2, only the intangible component of the investment in these controlled entities was deducted from Tier 1 capital with the balance of the investment deducted 50% from Tier 1 and 50% from Tier 2 capital). Additionally any profits from these activities included in ANZ’s results are excluded from the determination of CET 1 capital to the extent they have not been remitted to the Level 2 Group.

ANZ’s insurance companies in Australia are regulated by APRA on a stand-alone basis. Prudential Standards issued under the Life Insurance Act 1995 and Insurance Act 1973 determine the minimum capital requirements these companies are required to meet.

APRA reviewed its capital standards for life and general insurers, and introduced new prudential standards that came into effect on 1 January 2013. Life insurance companies in New Zealand are required to meet minimum capital requirements as determined by the Insurance (Prudential Supervision) Act.

Fund managers in Australia are subject to ‘Responsible Entity’ regulation by the Australian Securities and Investment Commission (ASIC). ASIC’s new financial requirements for Responsible Entities became effective from 1 November, 2012. The regulatory capital requirements vary depending on the type of Australian Financial Services Licence or Authorised Representatives’ Licence held.

APRA supervises approved trustees of superannuation funds and it introduced new financial requirements which became effective from 1 July 2013.

ANZ’s insurance and funds management companies held assets in excess of regulatory capital requirements at 30 September 2013.

NOTES TO THE FINANCIAL STATEMENTS     123

32: Assets Charged as Security for Liabilities and Collateral Accepted as Security for Assets

ASSETS CHARGED AS SECURITY FOR LIABILITIES1

The following assets are pledged as collateral:

}	Mandatory reserve deposits with local central banks in accordance with statutory requirements. These deposits are not available to finance the Group’s day to day operations.

}	Securities provided as collateral for repurchase transactions. These transactions are governed by standard industry agreements.

}

Debenture undertakings covering the assets of Esanda Finance Corporation Limited (Esanda), and its subsidiaries, and UDC Finance Limited (UDC). The debenture stock of Esanda, and its subsidiaries, and UDC is secured by a trust deed and collateral debentures, giving floating charges upon the undertakings and all the tangible assets of the entity, other than land and buildings (of Esanda only). All controlled entities of Esanda and UDC have guaranteed the payment of principal, interest and other monies in relation to all debenture stock and unsecured notes issued by Esanda and UDC respectively. The only loans pledged as collateral are those in Esanda, UDC and their subsidiaries.

}	Specified residential mortgages provided as security for notes and bonds issued to investors as part of our covered bond programs.

}	Collateral provided to central banks.

The carrying amounts of assets pledged as security are as follows:

	Consolidated				The Company
	Carrying Amount		Related Liability		Carrying Amount		Related Liability
	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
Regulatory deposits	2,106	1,478	n/a	n/a	990	514	n/a	n/a
Securities sold under arrangements to repurchase	1,547	536	1,540	528	1,347	289	1,341	286
Assets pledged as collateral under debenture undertakings	2,179	2,073	1,347	1,273	–	–	–	–
Covered bonds[1]	21,770	15,276	17,639	11,162	16,558	11,304	16,558	11,304
Other	277	165	145	58	258	164	132	58

1	The consolidated related liability represents covered bonds issued to external investors. The related liability for the Company represents the liability to the covered bond SPE.

COLLATERAL ACCEPTED AS SECURITY FOR ASSETS1

ANZ has received collateral as part of entering reverse repurchase agreements. These transactions are governed by standard industry agreements.

The fair value of collateral received and sold or repledged is as follows:

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Collateral received on standard repurchase agreement
Fair value of assets which can be sold	10,164	10,007	9,974	9,661
Amount of collateral that has been resold	3,073	3,246	3,073	2,903

1	The value of cash collateral for derivatives is included in notes 10 and 22. The terms and conditions of the collateral agreements are included in the standard Credit Support Annex that forms part of the International Swaps and Derivatives Association Master Agreement.

33: Financial Risk Management

STRATEGY IN USING FINANCIAL INSTRUMENTS

Financial instruments are fundamental to the Group’s business, constituting the core element of its operations. Accordingly, the risks associated with financial instruments are a significant component of the risks faced by the Group. Financial instruments create, modify or reduce the credit, market (including traded and non-traded interest rate and foreign currency related risks) and liquidity risks of the Group’s balance sheet. These risks, and the Group’s objectives, policies and processes for managing and measuring such risks are outlined below.

Credit Risk

Credit risk is the risk of financial loss resulting from the failure of ANZ’s customers and counterparties to honour or perform fully the terms of a loan or contract. The Group assumes credit risk in a wide range of lending and other activities in diverse markets and in many jurisdictions. Credit risks arise not only from traditional lending to customers, but also from inter-bank, treasury, international trade and capital market activities around the world.

The Group has an overall objective of sound growth for appropriate returns. The credit risk principles of the Group have been set by the Board and are implemented and monitored within a tiered structure of delegated authority designed to oversee multiple facets of credit risk, including business writing strategies, credit policies/controls, portfolio monitoring and risk concentrations.

Credit Risk Management Overview

The credit risk management framework ensures a consistent approach is applied across the Group in measuring, monitoring and managing the credit risk appetite set by the Board.

The Board is assisted and advised by the Board Risk Committee in discharging its duty to oversee credit risk. The Board Risk Committee sets the credit risk appetite and credit strategies, as well as approving credit transactions beyond the discretion of executive management.

Responsibility for the oversight and control of the credit risk framework (including the risk appetite) resides with the Credit and Market Risk Committee (CMRC), which is an executive management committee comprising senior risk, business and Group executives, chaired by the Chief Risk Officer (CRO).

Central to the Group’s management of credit risk is the existence of an independent credit risk management function that is staffed by risk specialists. Independence is achieved by having all credit risk staff ultimately report to the CRO, including where they are embedded in business units. The primary responsibility for prudent and profitable management of credit risk and customer relationships rests with the business units.

The authority to make credit decisions is delegated by the Board to the CEO who in turn delegates authority to the CRO. The CRO in turn delegates some of his credit discretion to individuals as part of a ‘cascade’ of authority from senior to the most junior credit officers. Individuals must be suitably skilled and accredited in order to be granted and retain a credit discretion. Credit discretions are reviewed on an annual basis, and may be varied based on the holder’s performance.

The Group has two main approaches to assessing credit risk arising from transactions:

}

the larger and more complex credit transactions are assessed on a judgemental credit basis. Rating models provide a consistent and structured assessment, with judgement required around the use of out-of-model factors. Credit approval for judgemental lending is typically on a dual approval basis, jointly by the business writer in the business unit and an independent credit officer; and

}

programmed credit assessment typically covers retail and some small business lending, and refers to the automated assessment of credit applications using a combination of scoring (application and behavioural), policy rules and external credit reporting information. Where an application does not meet the automated assessment criteria it will be referred out for manual assessment, with assessors considering the decision tool recommendation.

Central and divisional credit risk teams perform key roles in portfolio management such as the development and validation of credit risk measurement systems, loan asset quality reporting, stress testing, and the development of credit policies and requirements. Credit policies and requirements cover all aspects of the credit life cycle such as transaction structuring, risk grading, initial approval, ongoing management and problem debt management, as well as specialist policy topics.

The Group’s grading system is fundamental to the management of credit risk, seeking to measure the probability of default (PD), the exposure at default (EAD) and the loss in the event of default (LGD) for all transactions.

From an operational perspective, the Group’s credit grading system has two separate and distinct dimensions that:

}

measure the PD, which is expressed by a 27-grade Customer Credit Rating (CCR), reflecting the ability to service and repay debt. Within the programmed credit assessment sphere, the CCR is typically expressed as a score which maps back to the PD; and

}

measure the LGD, which is expressed by a Security Indicator (SI) ranging from A to G. The SI is calculated by reference to the percentage of the loan covered by security which can be realised in the event of default. The security-related SIs are supplemented with a range of other SIs to cover situations where ANZ’s LGD research indicates certain transaction characteristics have different recovery outcomes. Within the programmed credit assessment sphere, exposures are grouped into large homogenous pools – and the LGD is assigned at the pool level.

The development and regular validation of rating models is undertaken by specialist central risk teams. The outputs from these models drive many day-to-day credit decisions, such as origination, pricing, approval levels, regulatory capital adequacy, economic capital allocation and provisioning. The risk grading process includes monitoring of model-generated results to ensure appropriate judgement is exercised (such as overrides to take into account any out-of-model factors).

NOTES TO THE FINANCIAL STATEMENTS 125

33: Financial Risk Management (continued)

Collateral management

Collateral is used to mitigate credit risk, as the secondary source of repayment in case the counterparty cannot meet its contractual repayment obligations.

ANZ credit principles specify to only lend when the counterparty has the capacity and ability to repay, and the Group sets limits on the acceptable level of credit risk. Acceptance of credit risk is firstly based on the counterparty’s assessed capacity to meet contractual obligations (such as the scheduled repayment of principal and interest).

In certain cases, such as where the customer risk profile is considered very sound or by the nature of the product (for instance, small limit products such as credit cards), a transaction may not be supported by collateral. For some products, the collateral provided is fundamental to its structuring so is not strictly the secondary source of repayment. For example, lending secured by trade receivables is typically repaid by the collection of those receivables.

The most common types of collateral typically taken by ANZ include:

}	charges over cash deposits;

}	security over real estate including residential, commercial, industrial or rural property; and

}	other security includes charges over business assets, security over specific plant and equipment, charges over listed shares, bonds or securities and guarantees and pledges.

Credit policy requirements set out the acceptable types of collateral, as well as a process by which additional instruments and/or asset types can be considered for approval. ANZ’s credit risk modelling approach uses historical internal loss data and other relevant external data to assist in determining the discount that each type of collateral would be expected to incur in a forced sale. This discounted value is used in the determination of the SI for LGD purposes.

In the event of customer default, any loan security is usually held as mortgagee in possession while the Group is actively seeking to realise it. Therefore the Group does not usually hold any real estate or other assets acquired through the enforcement of security.

The Group generally uses Master Agreements with its counterparties for derivatives activities. Generally, International Swaps and Derivatives Association (ISDA) Master Agreements will be used. Under the ISDA Master Agreement, if a default of a counterparty occurs, all contracts with the counterparty are terminated. They are then settled on a net basis at market levels current at the time of default.

In addition to the terms noted above, ANZ’s preferred practice is to use a Credit Support Annex (CSA) to the ISDA Master Agreement. Under a CSA, open derivative positions with the counterparty are aggregated and cash collateral (or other forms of eligible collateral) is exchanged daily. The collateral is provided by the counterparty that is out of the money. Upon termination of the trade, payment is required only for the final daily mark-to-market movement rather than the mark-to-market movement since inception.

Concentrations of credit risk

Concentrations of credit risk arise when a number of customers are engaged in similar business activities or activities within the same geographic region, or when they have similar risk characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

The Group monitors its portfolios, to identify and assess risk concentrations. The Group’s strategy is to maintain well-diversified credit portfolios focused on achieving an acceptable risk-return balance. Credit risk portfolios are actively monitored and frequently reviewed to identify, assess and guard against unacceptable risk concentrations. Concentration analysis will typically include geography, industry, credit product and risk grade. The Group also applies single customer counterparty limits to protect against unacceptably large exposures to single name risk. These limits are established based on a combination of factors including the nature of counterparty, probability of default and collateral provided.

33: Financial Risk Management (continued)

Concentrations of credit risk analysis

Composition of financial instruments that give rise to credit risk by industry:

	Liquid assets and due from other financial institutions		Trading and AFS[1]		Derivatives		Loans and advances[2,6]		Other financial assets[3]		Credit related commitments[4]		Total[5,6]
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Australia
Agriculture, forestry fishing and mining	11	101	3	6	274	83	13,132	12,666	213	154	8,519	8,136	22,152	21,146
Business services	7	11	–	–	101	65	5,679	5,490	94	68	3,658	3,003	9,539	8,637
Construction	–	23	2	4	68	109	5,141	4,989	91	66	4,090	3,650	9,392	8,841
Electricity, gas and water supply	–	–	162	162	715	928	3,284	3,316	–	–	3,091	2,245	7,252	6,651
Entertainment, leisure and tourism	–	40	–	2	118	264	7,431	7,075	108	78	2,146	2,370	9,803	9,829
Financial, investment and insurance	14,527	9,131	19,305	18,853	27,558	30,680	9,878	8,986	138	101	5,920	4,051	77,326	71,802
Government and official institutions	–	32	20,930	16,642	155	281	653	484	5	3	329	312	22,072	17,754
Manufacturing	54	63	41	53	472	906	6,929	8,124	145	105	8,132	7,646	15,773	16,897
Personal lending	–	–	–	–	–	–	215,540	202,042	3,233	2,428	38,477	34,525	257,250	238,995
Property services	–	345	10	24	552	1,007	24,821	25,006	424	307	9,759	8,681	35,566	35,370
Retail trade	2	35	112	122	146	194	10,535	9,203	163	118	4,204	4,074	15,162	13,746
Transport and storage	8	5	66	104	411	669	6,592	6,413	97	70	3,206	3,208	10,380	10,469
Wholesale trade	281	264	3	6	448	207	5,684	6,429	102	74	5,738	5,739	12,256	12,719
Other	107	14	23	280	1,084	705	8,118	8,675	145	105	4,805	5,012	14,282	14,791
	14,997	10,064	40,657	36,258	32,102	36,098	323,417	308,898	4,958	3,677	102,074	92,652	518,205	487,647
New Zealand
Agriculture, forestry fishing and mining	13	19	26	–	29	59	16,365	14,555	82	75	1,590	1,491	18,105	16,199
Business services	9	10	–	–	6	9	835	1,154	4	6	414	428	1,268	1,607
Construction	–	–	–	–	–	2	921	812	5	4	447	491	1,373	1,309
Electricity, gas and water supply	17	10	27	23	322	463	665	748	3	4	1,321	1,251	2,355	2,499
Entertainment, leisure and tourism	–	–	–	–	24	33	919	931	5	5	259	306	1,207	1,275
Financial, investment and insurance	1,389	1,232	4,557	2,950	5,939	6,880	747	400	231	59	736	832	13,599	12,353
Government and official institutions	20	283	5,226	6,843	221	322	1,094	1,063	5	5	861	855	7,427	9,371
Manufacturing	48	34	–	5	61	78	2,595	2,327	13	12	1,437	1,632	4,154	4,088
Personal lending	–	–	–	–	–	–	53,978	45,304	270	234	9,099	6,973	63,347	52,511
Property services	12	5	–	–	15	32	7,065	6,056	35	31	990	899	8,117	7,023
Retail trade	91	22	–	5	36	34	1,529	1,416	8	7	627	807	2,291	2,291
Transport and storage	17	20	3	40	48	74	1,293	1,322	6	7	542	462	1,909	1,925
Wholesale trade	78	43	–	–	12	17	1,092	954	5	5	1,185	1,055	2,372	2,074
Other	–	–	41	26	55	18	601	689	3	4	891	415	1,591	1,152
	1,694	1,678	9,880	9,892	6,768	8,021	89,699	77,731	675	458	20,399	17,897	129,115	115,677

1	Available-for-sale assets.
2	Excludes individual and collective provisions for credit impairment held in respect of credit related commitments.
3	Mainly comprises trade dated assets and accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities.
5	Prior period restatement due to account reclassification.
6	Comparative information has been restated to reflect the reclassification of Chattel Mortgages (refer note 1).

NOTES TO THE FINANCIAL STATEMENTS     127

33: Financial Risk Management (continued)

Concentrations of credit risk analysis (continued):

Composition of financial instruments that give rise to credit risk by industry (continued):

	Liquid assets and due from other financial institutions		Trading and AFS[1] assets		Derivatives		Loans and advances[2,6]		Other financial assets[3]		Credit related commitments[4]		Total[6]
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Overseas Markets
Agriculture, forestry fishing and mining	–	7	–	–	308	48	2,850	1,590	45	36	5,530	4,002	8,733	5,683
Business services	3	1	–	–	4	2	919	492	30	24	2,953	2,155	3,909	2,674
Construction	1	1	–	–	14	10	610	457	11	9	2,826	2,662	3,462	3,139
Electricity, gas and water supply	–	–	36	29	121	127	2,054	1,603	–	–	2,316	1,687	4,527	3,446
Entertainment, leisure and tourism	–	–	–	–	9	5	1,057	825	22	18	424	258	1,512	1,106
Financial, investment and insurance	42,161	38,629	11,662	8,442	5,401	3,992	8,795	6,686	73	59	10,646	6,836	78,738	64,644
Government and official institutions	16	29	6,444	5,525	39	8	364	281	12	10	1,041	1,059	7,916	6,912
Manufacturing	32	11	81	220	371	269	14,198	11,404	347	279	26,598	18,804	41,627	30,987
Personal lending	1	–	–	–	–	–	9,143	6,469	183	147	7,821	6,444	17,148	13,060
Property services	–	–	84	–	159	111	4,238	3,312	103	83	1,877	1,349	6,461	4,855
Retail trade	1	1	8	13	32	22	1,172	934	30	24	1,253	690	2,496	1,684
Transport and storage	–	3	69	1	60	78	2,890	2,416	73	59	1,891	1,211	4,983	3,768
Wholesale trade	101	74	21	4	140	86	9,739	7,315	165	133	17,564	13,171	27,730	20,783
Other	–	127	422	709	350	52	2,629	2,392	149	120	1,989	2,861	5,539	6,261
	42,316	38,883	18,827	14,943	7,008	4,810	60,658	46,176	1,243	1,001	84,729	63,189	214,781	169,002
Consolidated –aggregate
Agriculture, forestry fishing and mining	24	127	29	6	611	190	32,347	28,811	340	265	15,639	13,629	48,990	43,028
Business services	19	22	–	–	111	76	7,433	7,136	128	98	7,025	5,586	14,716	12,918
Construction	1	24	2	4	82	121	6,672	6,258	107	79	7,363	6,803	14,227	13,289
Electricity, gas and water supply	17	10	225	214	1,158	1,518	6,003	5,667	3	4	6,728	5,183	14,134	12,596
Entertainment, leisure and tourism	–	40	–	2	151	302	9,407	8,831	135	101	2,829	2,934	12,522	12,210
Financial, investment and insurance	58,077	48,992	35,524	30,245	38,898	41,552	19,420	16,072	442	219	17,302	11,719	169,663	148,799
Government and official institutions	36	344	32,600	29,010	415	611	2,111	1,828	22	18	2,231	2,226	37,415	34,037
Manufacturing	134	108	122	278	904	1,253	23,722	21,855	505	396	36,167	28,082	61,554	51,972
Personal lending	1	–	–	–	–	–	278,661	253,815	3,686	2,809	55,397	47,942	337,745	304,566
Property services	12	350	94	24	726	1,150	36,124	34,374	562	421	12,626	10,929	50,144	47,248
Retail trade	94	58	120	140	214	250	13,236	11,553	201	149	6,084	5,571	19,949	17,721
Transport and storage	25	28	138	145	519	821	10,775	10,151	176	136	5,639	4,881	17,272	16,162
Wholesale trade	460	381	24	10	600	310	16,515	14,698	272	212	24,487	19,965	42,358	35,576
Other	107	141	486	1,015	1,489	775	11,348	11,756	297	229	7,685	8,288	21,412	22,204
Gross Total	59,007	50,625	69,364	61,093	45,878	48,929	473,774	432,805	6,876	5,136	207,202	173,738	862,101	772,326

Individual provision for credit impairment	–	–	–	–	–	–	(1,440)	(1,729)	–	–	(27)	(44)	(1,467)	(1,773)
Collective provision for credit impairment	–	–	–	–	–	–	(2,292)	(2,236)	–	–	(595)	(529)	(2,887)	(2,765)
	59,007	50,625	69,364	61,093	45,878	48,929	470,042	428,840	6,876	5,136	206,580	173,165	857,747	767,788
Income yet to mature	–	–	–	–	–	–	(1,067)	(1,241)	–	–	–	–	(1,067)	(1,241)
Capitalised brokerage/ mortgage origination fees	–	–	–	–	–	–	942	797	–	–	–	–	942	797
	59,007	50,625	69,364	61,093	45,878	48,929	469,917	428,396	6,876	5,136	206,580	173,165	857,622	767,344
Excluded from analysis above	2,907	3,056	59	71	–	–	–	–	–	–	–	–	2,966	3,127
Net Total	61,914	53,681	69,423	61,164	45,878	48,929	469,917	428,396	6,876	5,136	206,580	173,165	860,588	770,471

1	Available-for-sale assets.
2	Excludes individual and collective provisions for credit impairment held in respect of credit related commitments.
3	Mainly comprises trade dated assets and accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities.
5	Prior period restatement due to account reclassification.
6	Comparative information has been restated to reflect the reclassification of Chattel Mortgages (refer note 1).

33: Financial Risk Management (continued)

Concentrations of credit risk analysis (continued):

Composition of financial instruments that give rise to credit risk by industry (continued):

	Liquid assets and due from other financial institutions		Trading and AFS[1]		Derivatives		Loans and advances[2,6]		Other financial assets[3]		Credit related commitments[4]		Total[6]
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
The Company	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Australia
Agriculture, forestry fishing and mining	11	101	3	6	274	83	12,948	12,295	161	103	8,517	6,362	21,914	18,950
Business services	7	11	–	–	101	65	5,670	5,451	75	48	3,658	2,354	9,511	7,929
Construction	–	23	2	4	68	109	5,129	4,952	72	46	4,086	2,860	9,357	7,994
Electricity, gas and water supply	–	–	53	56	715	928	3,275	3,292	–	–	3,088	–	7,131	4,276
Entertainment, leisure and tourism	–	40	–	2	118	264	7,412	7,021	86	55	2,144	1,857	9,760	9,239
Financial, investment and insurance[5]	14,308	9,169	20,173	19,224	32,837	35,149	9,974	10,299	122	78	6,030	23,885	83,444	97,804
Government and official institutions	–	32	20,929	16,642	155	281	651	481	5	3	329	244	22,069	17,683
Manufacturing	53	63	41	53	472	906	6,905	8,059	116	74	8,132	5,991	15,719	15,146
Personal lending	–	–	–	–	–	–	214,958	200,586	2,669	1,710	38,437	27,056	256,064	229,352
Property services	–	345	10	24	552	1,007	24,768	24,826	339	217	9,749	6,828	35,418	33,247
Retail trade	2	35	112	122	146	194	10,519	9,135	130	83	4,204	3,192	15,113	12,761
Transport and storage	8	5	66	104	411	669	6,592	6,358	78	50	3,206	2,513	10,361	9,699
Wholesale trade	276	264	3	6	448	207	5,684	6,383	81	52	5,738	4,497	12,230	11,409
Other	107	14	23	280	1,084	705	8,059	8,665	117	75	4,746	4,996	14,136	14,735
	14,772	10,102	41,415	36,523	37,381	40,567	322,544	307,803	4,051	2,594	102,064	92,635	522,227	490,224

New Zealand
Agriculture, forestry fishing and mining	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Business services	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Construction	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Electricity, gas and water supply	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Entertainment, leisure and tourism	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Financial, investment and insurance[5]	–	–	–	–	11	10	–	–	–	–	–	–	11	10
Government and official institutions	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Manufacturing	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Personal lending	–	–	–	–	–	–	8,252	7,518	–	–	48	82	8,300	7,600
Property services	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Retail trade	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Transport and storage	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Wholesale trade	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Other	–	–	–	–	–	–	–	–	–	–	–	–	–	–
	–	–	–	–	11	10	8,252	7,518	–	–	48	82	8,311	7,610

1	Available-for-sale assets.
2	Excludes individual and collective provisions for credit impairment held in respect of credit related commitments.
3	Mainly comprises trade dated assets and accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities.
5	Includes amounts due from other Group entities.
6	Comparative information has been restated to reflect the reclassification of Chattel Mortgages (refer note 1).

NOTES TO THE FINANCIAL STATEMENTS     129

33: Financial Risk Management (continued)

Concentrations of credit risk analysis (continued):

Composition of financial instruments that give rise to credit risk by industry (continued):

	Liquid assets and due from other financial institutions		Trading and AFS[1] assets		Derivatives		Loans and advances[2,6]		Other financial assets[3]		Credit related commitments[4]		Total[6]
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
The Company	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Overseas Markets
Agriculture, forestry fishing and mining	–	2	–	–	173	25	2,363	988	17	18	4,335	3,655	6,888	4,688
Business services	2	–	–	–	2	1	778	422	13	14	2,361	2,040	3,156	2,477
Construction	1	–	–	–	7	5	414	296	4	4	2,737	2,560	3,163	2,865
Electricity, gas and water supply	–	–	–	27	56	69	1,759	1,493	–	–	1,743	–	3,558	1,589
Entertainment, leisure and tourism	–	–	–	–	5	3	815	598	11	12	307	180	1,138	793
Financial, investment and insurance[5]	36,952	35,720	9,765	6,671	2,804	2,269	7,875	6,466	47	49	7,859	6,731	65,302	57,906
Government and official institutions	12	25	3,608	4,332	22	5	222	255	8	8	963	1,053	4,835	5,678
Manufacturing	8	3	7	204	158	113	8,385	9,149	196	207	21,024	16,021	29,778	25,697
Personal lending	–	–	–	–	–	–	5,708	5,300	93	98	3,647	5,672	9,448	11,070
Property services	–	–	76	–	83	79	3,559	2,938	65	68	1,441	1,165	5,224	4,250
Retail trade	1	1	–	–	17	11	627	563	13	14	691	454	1,349	1,043
Transport and storage	–	3	62	1	32	40	2,291	1,940	36	38	1,461	1,191	3,882	3,213
Wholesale trade	81	46	–	–	63	41	7,885	6,117	93	98	14,247	11,780	22,369	18,082
Other	2	37	310	507	197	28	2,168	1,866	81	85	1,543	2,861	4,301	5,384
	37,059	35,837	13,828	11,742	3,619	2,689	44,849	38,391	677	713	64,359	55,363	164,391	144,735
The Company –aggregate
Agriculture, forestry fishing and mining	11	103	3	6	447	108	15,311	13,283	178	121	12,852	10,017	28,802	23,638
Business services	9	11	–	–	103	66	6,448	5,873	88	62	6,019	4,394	12,667	10,406
Construction	1	23	2	4	75	114	5,543	5,248	76	50	6,823	5,420	12,520	10,859
Electricity, gas and water supply	–	–	53	83	771	997	5,034	4,785	–	–	4,831	–	10,689	5,865
Entertainment, leisure and tourism	–	40	–	2	123	267	8,227	7,619	97	67	2,451	2,037	10,898	10,032
Financial, investment and insurance[5]	51,260	44,889	29,938	25,895	35,652	37,428	17,849	16,765	169	127	13,889	30,616	148,757	155,720
Government and official institutions	12	57	24,537	20,974	177	286	873	736	13	11	1,292	1,297	26,904	23,361
Manufacturing	61	66	48	257	630	1,019	15,290	17,208	312	281	29,156	22,012	45,497	40,843
Personal lending	–	–	–	–	–	–	228,918	213,404	2,762	1,808	42,132	32,810	273,812	248,022
Property services	–	345	86	24	635	1,086	28,327	27,764	404	285	11,190	7,993	40,642	37,497
Retail trade	3	36	112	122	163	205	11,146	9,698	143	97	4,895	3,646	16,462	13,804
Transport and storage	8	8	128	105	443	709	8,883	8,298	114	88	4,667	3,704	14,243	12,912
Wholesale trade	357	310	3	6	511	248	13,569	12,500	174	150	19,985	16,277	34,599	29,491
Other	109	51	333	787	1,281	733	10,227	10,531	198	160	6,289	7,857	18,437	20,119
Gross Total	51,831	45,939	55,243	48,265	41,011	43,266	375,645	353,712	4,728	3,307	166,471	148,080	694,929	642,569

Individual provision for credit impairment	–	–	–	–	–	–	(1,046)	(1,242)	–	–	(10)	(27)	(1,056)	(1,269)
Collective provision for credit impairment	–	–	–	–	–	–	(1,729)	(1,728)	–	–	(457)	(410)	(2,186)	(2,138)
	51,831	45,939	55,243	48,265	41,011	43,266	372,870	350,742	4,728	3,307	166,004	147,643	691,687	639,162
Income yet to mature	–	–	–	–	–	–	(723)	(952)	–	–	–	–	(723)	(952)
Capitalised brokerage/ mortgage origination fees	–	–	–	–	–	–	787	707	–	–	–	–	787	707
	51,831	45,939	55,243	48,265	41,011	43,266	372,934	350,497	4,728	3,307	166,004	147,643	691,751	638,917
Excluded from analysis above	954	1,010	44	66	–	–	–	–	–	–	–	–	998	1,076
Net total	52,785	46,949	55,287	48,331	41,011	43,266	372,934	350,497	4,728	3,307	166,004	147,643	692,749	639,993

1	Available-for-sale assets.
2	Excludes individual and collective provisions for credit impairment held in respect of credit related commitments.
3	Mainly comprises trade dated assets and accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities.
5	Includes amounts due from other Group entities.
6	Comparative information has been restated to reflect the reclassification of Chattel Mortgages (refer note 1).

33: Financial Risk Management (continued)

Credit quality

Maximum exposure to credit risk

For financial assets recognised on the balance sheet, the maximum exposure to credit risk is the carrying amount. In certain circumstances, there may be differences between the carrying amounts reported on the balance sheet and the amounts reported in the tables below. Principally, these differences arise in respect of financial assets that are subject to risks other than credit risk, such as equity investments which are primarily subject to market risk, or bank notes and coins. For contingent exposures, the maximum exposure to credit risk is the maximum amount the Group would have to pay if the instrument is called upon. For undrawn facilities, the maximum exposure to credit risk is the full amount of the committed facilities.

The following tables present the maximum exposure to credit risk of on-balance sheet and off-balance sheet financial assets before taking account of any collateral held or other credit enhancements.

	Reported on				Maximum exposure
	Balance Sheet		Exclude[1]		to credit risk
Consolidated	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
On-balance sheet positions
Liquid assets	39,737	36,578	2,907	3,056	36,830	33,522
Due from other financial institutions	22,177	17,103	–	–	22,177	17,103
Trading securities	41,288	40,602	–	–	41,288	40,602
Derivative financial instruments[2]	45,878	48,929	–	–	45,878	48,929
Available-for-sale assets	28,135	20,562	59	71	28,076	20,491

Net loans and advances[3]
– Australia[4]	271,619	253,892	–	–	271,619	253,892
– International and Institutional Banking[4]	110,075	98,302	–	–	110,075	98,302
– New Zealand[4]	81,414	70,268	–	–	81,414	70,268
– Global Wealth	6,187	5,361	–	–	6,187	5,361
Other financial assets[5,6]	6,876	5,136	–	–	6,876	5,136
On-balance sheet sub total	653,386	596,733	2,966	3,127	650,420	593,606
Off-balance sheet positions
Undrawn facilities	170,670	141,355	–	–	170,670	141,355
Contingent facilities	36,532	32,383	–	–	36,532	32,383
Off-balance sheet sub total	207,202	173,738	–	–	207,202	173,738
Total	860,588	770,471	2,966	3,127	857,622	767,344

	Reported on				Maximum exposure
	balance Sheet		Exclude[1]		to credit risk
The Company	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
On-balance sheet positions
Liquid assets	33,838	32,782	954	1,010	32,884	31,772
Due from other financial institutions	18,947	14,167	–	–	18,947	14,167
Trading securities	31,464	30,490	–	–	31,464	30,490
Derivative financial instruments[2]	41,011	43,266	–	–	41,011	43,266
Available-for-sale assets	23,823	17,841	44	66	23,779	17,775
Net loans and advances[3]	372,467	350,060	–	–	372,467	350,060
Other financial assets[6]	4,728	3,307	–	–	4,728	3,307
On-balance sheet sub total	526,278	491,913	998	1,076	525,280	490,837
Off-balance sheet positions
Undrawn facilities	134,622	118,461	–	–	134,622	118,461
Contingent facilities	31,849	29,619	–	–	31,849	29,619
Off-balance sheet sub total	166,471	148,080	–	–	166,471	148,080
Total	692,749	639,993	998	1,076	691,751	638,917

1	Includes bank notes and coins and cash at bank within liquid assets and equity instruments within available-for-sale financial assets.
2	Derivative financial instruments are net of credit valuation adjustments.
3	Includes individual and collective provisions for credit impairment held in respect of credit related commitments.
4	Includes impact of divisional reclassification.
5	Prior period restatement due to account reclassification.
6	Mainly comprises trade dated assets and accrued interest.

NOTES TO THE FINANCIAL STATEMENTS     131

33: Financial Risk Management (continued)

Distribution of financial assets by credit quality

The Group has a comprehensive rating system that is used to quantify credit risk. The use of masterscales ensures consistency across exposure types at the Group, providing a consistent framework for reporting and analysis.

All customers with whom ANZ has a credit relationship including guarantors, are assigned a Customer Credit Rating (CCR) or score at origination either by programmed credit assessment or by judgemental assessment. In addition, the CCR or score is reviewed on an ongoing basis to ensure it accurately reflects the credit risk of the customer and the prevailing economic conditions.

The Group’s risk grade profile therefore changes dynamically through new lending, repayment and/or existing counterparty movements in either risk or volume.

Restructured items

Restructured items are facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of reduction of interest, principal or other payments legally due or an expansion in maturity materially beyond those typically offered to new facilities with similar risk.

	Neither past
	due nor		Past due but not						Maximum exposure
	impaired		impaired		Restructured		Impaired		to credit risk
Consolidated	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
Liquid assets	36,830	33,522	–	–	–	–	–	–	36,830	33,522
Due from other financial institutions	22,177	17,103	–	–	–	–	–	–	22,177	17,103
Trading securities	41,288	40,602	–	–	–	–	–	–	41,288	40,602
Derivative financial instruments[1]	45,786	48,784	–	–	25	29	67	116	45,878	48,929
Available-for-sale assets	28,076	20,491	–	–	–	–	–	–	28,076	20,491

Net loans and advances[2]
– Australia[3]	261,250	244,196	9,447	8,550	3	39	919	1,107	271,619	253,892
– International and Institutional Banking[3]	108,450	96,499	443	623	300	309	882	871	110,075	98,302
– New Zealand[3]	79,136	67,621	1,770	1,863	13	148	495	636	81,414	70,268
– Global Wealth	6,069	5,241	103	99	–	–	15	21	6,187	5,361
Other financial assets[4,5]	6,876	5,136	–	–	–	–	–	–	6,876	5,136
Credit related commitments[6]	207,124	173,591	–	–	–	–	78	147	207,202	173,738
Total	843,062	752,786	11,763	11,135	341	525	2,456	2,898	857,622	767,344

	Neither past
	due nor		Past due but not						Maximum exposure
	impaired		impaired		Restructured		Impaired		to credit risk
The Company	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
Liquid assets	32,884	31,772	–	–	–	–	–	–	32,884	31,772
Due from other financial institutions	18,947	14,167	–	–	–	–	–	–	18,947	14,167
Trading securities	31,464	30,490	–	–	–	–	–	–	31,464	30,490
Derivative financial instruments[1]	40,919	43,122	–	–	25	29	67	115	41,011	43,266
Available-for-sale assets	23,779	17,775	–	–	–	–	–	–	23,779	17,775
Net loans and advances[2]	360,814	338,717	9,717	9,091	259	348	1,677	1,904	372,467	350,060
Other financial assets[4]	4,728	3,307	–	–	–	–	–	–	4,728	3,307
Credit related commitments[6]	166,399	147,935	–	–	–	–	72	145	166,471	148,080
Total	679,934	627,285	9,717	9,091	284	377	1,816	2,164	691,751	638,917

1	Derivative assets, considered impaired, are net of credit valuation adjustments.
2	Includes individual and collective provisions for credit impairment held in respect of credit related commitments.
3	Includes impact of divisional reclassification.
4	Mainly comprises trade dated assets and accrued interest.
5	Prior period restatement due to account reclassification.
6	Comprises undrawn facilities and customer contingent liabilities.

33: Financial Risk Management (continued)

Credit quality of financial assets neither past due nor impaired

The credit quality of financial assets is managed by the Group using internal CCRs based on their current probability of default. The Group’s masterscales are mapped to external rating agency scales, to enable wider comparisons.

Internal rating
Strong credit profile

Customers that have demonstrated superior stability in their operating and financial performance over the long-term, and whose debt servicing capacity is not significantly vulnerable to foreseeable events. This rating broadly corresponds to ratings ‘Aaa’ to ‘Baa3’ and ‘AAA’ to ‘BBB-’ of Moody’s and Standard & Poor’s respectively.

Satisfactory risk

Customers that have consistently demonstrated sound operational and financial stability over the medium to long-term, even though some may be susceptible to cyclical trends or variability in earnings. This rating broadly corresponds to ratings ‘Ba2’ to ‘Ba3’ and ‘BB’ to ‘BB-’ of Moody’s and Standard & Poor’s respectively.

Sub-standard but not past due or impaired

Customers that have demonstrated some operational and financial instability, with variability and uncertainty in profitability and liquidity projected to continue over the short and possibly medium term. This rating broadly corresponds to ratings ‘B1’ to ‘Caa’ and ‘B+’ to ‘CCC’ of Moody’s and Standard & Poor’s respectively.

					Sub-standard
					but not past		Neither past due nor
	Strong credit profile		Satisfactory risk		due or impaired		impaired total
Consolidated	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
Liquid assets	36,704	32,790	112	664	14	68	36,830	33,522
Due from other financial institutions	21,206	16,296	967	792	4	15	22,177	17,103
Trading securities	41,288	40,503	–	99	–	–	41,288	40,602
Derivative financial instruments	44,531	46,577	1,104	1,962	151	245	45,786	48,784
Available-for-sale assets	26,781	19,065	1,280	1,420	15	6	28,076	20,491
Net loans and advances[1]
– Australia[2]	194,152	181,060	54,603	51,990	12,495	11,146	261,250	244,196
– International and Institutional Banking[2]	84,070	73,172	21,429	20,105	2,951	3,222	108,450	96,499
– New Zealand[2]	54,512	43,532	22,381	21,262	2,243	2,827	79,136	67,621
– Global Wealth	3,378	2,464	2,667	2,701	24	76	6,069	5,241
Other financial assets[3,4]	6,536	4,742	289	334	51	60	6,876	5,136
Credit related commitments[5]	175,609	142,037	29,275	29,535	2,240	2,019	207,124	173,591
Total	688,767	602,238	134,107	130,864	20,188	19,684	843,062	752,786

					Sub-standard
					but not past		Neither past due nor
	Strong credit profile		Satisfactory risk		due or impaired		impaired total
The Company	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
Liquid assets	32,820	31,107	43	609	21	56	32,884	31,772
Due from other financial institutions	18,526	13,806	421	357	–	4	18,947	14,167
Trading securities	31,464	30,460	–	30	–	–	31,464	30,490
Derivative financial instruments	39,763	41,090	1,011	1,837	145	195	40,919	43,122
Available-for-sale assets	23,707	17,707	63	62	9	6	23,779	17,775
Net loans and advances[1]	272,401	253,522	73,628	71,334	14,785	13,861	360,814	338,717
Other financial assets[3]	4,510	3,032	182	230	36	45	4,728	3,307
Credit related commitments[5]	143,669	125,774	20,939	20,500	1,791	1,661	166,399	147,935
Total	566,860	516,498	96,287	94,959	16,787	15,828	679,934	627,285

1	Includes individual and collective provisions for credit impairment held in respect of credit related commitments.
2	Includes impact of divisional reclassification.
3	Mainly comprises trade dated assets and accrued interest.
4	Prior period restatement due to account reclassification.
5	Comprises undrawn commitments and customer contingent liabilities.

NOTES TO THE FINANCIAL STATEMENTS     133

33: Financial Risk Management (continued)

Ageing analysis of financial assets that are past due but not impaired

Ageing analysis of past due loans is used by the Group to measure and manage emerging credit risks. Financial assets that are past due but not impaired include those which are assessed, approved and managed on a portfolio basis within a centralised environment (for example credit cards and personal loans) that can be held on a productive basis until they are 180 days past due, as well as those which are managed on an individual basis.

A large portion of retail credit exposures, such as residential mortgages, are generally well secured. That is, the value of associated security is sufficient to cover amounts outstanding.

	Consolidated						The Company
As at 30 Sep 13	1-5 days $m	6-29 days $m	30-59 days $m	60-89 days $m	>90 days $m	Total $m	1-5 days $m	6-29 days $m	30-59 days $m	60-89 days $m	>90 days $m	Total $m
Liquid assets	–	–	–	–	–	–	–	–	–	–	–	–
Due from other financial institutions	–	–	–	–	–	–	–	–	–	–	–	–
Trading securities	–	–	–	–	–	–	–	–	–	–	–	–
Derivative financial instruments	–	–	–	–	–	–	–	–	–	–	–	–
Available-for-sale assets	–	–	–	–	–	–	–	–	–	–	–	–
Net loans and advances[1]	3,096	4,416	1,506	927	1,818	11,763	2,240	3,798	1,313	790	1,576	9,717
– Australia	2,231	3,622	1,295	745	1,554	9,447	–	–	–	–	–	–
– International and Institutional Banking	–	299	1	88	55	443	–	–	–	–	–	–
– New Zealand	852	435	209	83	191	1,770	–	–	–	–	–	–
– Global Wealth	13	60	1	11	18	103	–	–	–	–	–	–
Other financial assets[2]	–	–	–	–	–	–	–	–	–	–	–	–
Credit related commitments[3]	–	–	–	–	–	–	–	–	–	–	–	–
Total	3,096	4,416	1,506	927	1,818	11,763	2,240	3,798	1,313	790	1,576	9,717

	Consolidated						The Company
As at 30 Sep 12	1-5 days $m	6-29 days $m	30-59 days $m	60-89 days $m	>90 days $m	Total $m	1-5 days $m	6-29 days $m	30-59 days $m	60-89 days $m	>90 days $m	Total $m
Liquid assets	–	–	–	–	–	–	–	–	–	–	–	–
Due from other financial institutions	–	–	–	–	–	–	–	–	–	–	–	–
Trading securities	–	–	–	–	–	–	–	–	–	–	–	–
Derivative financial instruments	–	–	–	–	–	–	–	–	–	–	–	–
Available-for-sale assets	–	–	–	–	–	–	–	–	–	–	–	–
Net loans and advances[1]	2,285	4,926	1,478	733	1,713	11,135	1,544	4,197	1,289	606	1,455	9,091
– Australia[4]	1,454	3,823	1,263	561	1,449	8,550	–	–	–	–	–	–
– International and Institutional Banking[4]	46	409	4	80	84	623	–	–	–	–	–	–
– New Zealand	772	619	208	84	180	1,863	–	–	–	–	–	–
– Global Wealth	13	75	3	8	–	99	–	–	–	–	–	–
Other financial assets[2]	–	–	–	–	–	–	–	–	–	–	–	–
Credit related commitments[3]	–	–	–	–	–	–	–	–	–	–	–	–
Unknown	–	–	–	–	–	–	–	–	–	–	–	–
Total	2,285	4,926	1,478	733	1,713	11,135	1,544	4,197	1,289	606	1,455	9,091

1	Includes individual and collective provisions for credit impairment held in respect of credit related commitments.
2	Mainly comprises trade dated assets and accrued interest.
3	Comprises undrawn commitments and customer contingent liabilities.
4	Prior period restatement includes impact of divisional reclassification.

33: Financial Risk Management (continued)

Estimated value of collateral for all financial assets

	Financial effect of collateral		Maximum exposure to credit risk		Unsecured portion of credit exposure
Consolidated	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
Liquid assets	9,640	9,103	36,830	33,522	27,190	24,419
Due from other financial institutions	–	–	22,177	17,103	22,177	17,103
Trading securities	1,037	705	41,288	40,602	40,251	39,897
Derivative financial instruments	3,921	2,531	45,878	48,929	41,957	46,398
Available-for-sale assets	330	210	28,076	20,491	27,746	20,281
Net loans and advances[1]
– Australia[2]	242,647	225,934	271,619	253,892	28,972	27,958
– International and Institutional Banking[2]	38,803	39,091	110,075	98,302	71,272	59,211
– New Zealand[2]	76,328	66,047	81,414	70,268	5,086	4,221
– Global Wealth	5,587	5,088	6,187	5,361	600	273
Other financial assets[3,4]	1,188	1,263	6,876	5,136	5,688	3,873
Credit related commitments[5]	35,938	35,604	207,202	173,738	171,264	138,134
Total	415,419	385,576	857,622	767,344	442,203	381,768

	Financial effect of collateral		Maximum exposure to credit risk		Unsecured portion of credit exposure
The Company	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
Liquid assets	9,292	8,619	32,884	31,772	23,592	23,153
Due from other financial institutions	–	–	18,947	14,167	18,947	14,167
Trading securities	671	346	31,464	30,490	30,793	30,144
Derivative financial instruments	3,531	2,326	41,011	43,266	37,480	40,940
Available-for-sale assets	222	102	23,779	17,775	23,557	17,673
Net loans and advances[1]	296,307	270,895	372,467	350,060	76,160	79,165
Other financial assets[3]	843	1,008	4,728	3,307	3,885	2,299
Credit related commitments[5]	29,394	29,744	166,471	148,080	137,077	118,336
Total	340,260	313,040	691,751	638,917	351,491	325,877

1	Includes individual and collective provisions for credit impairment held in respect of credit related commitments.
2	Includes impact of divisional reclassification.
3	Mainly comprises trade dated assets and accrued interest.
4	Prior period restatement due to account reclassification.
5	Comprises undrawn commitments and customer contingent liabilities.

NOTES TO THE FINANCIAL STATEMENTS     135

33: Financial Risk Management (continued)

Financial assets that are individually impaired

	Consolidated				The Company
	Impaired assets		Individual provision balance		Impaired assets		Individual provision balance
	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
Australia
Liquid assets	–	–	–	–	–	–	–	–
Due from other financial institutions	–	–	–	–	–	–	–	–
Trading securities	–	–	–	–	–	–	–	–
Derivative financial instruments	67	111	–	–	67	111	–	–
Available-for-sale assets	–	–	–	–	–	–	–	–
Loans and advances	2,353	2,838	934	1,100	2,260	2,664	896	1,009
Other financial assets[1]	–	–	–	–	–	–	–	–
Credit related commitments[2]	82	173	10	27	82	172	10	27
Subtotal	2,502	3,122	944	1,127	2,409	2,947	906	1,036
New Zealand
Liquid assets	–	–	–	–	–	–	–	–
Due from other financial institutions	–	–	–	–	–	–	–	–
Trading securities	–	–	–	–	–	–	–	–
Derivative financial instruments	–	–	–	–	–	–	–	–
Available-for-sale assets	–	–	–	–	–	–	–	–
Loans and advances	814	991	244	351	30	31	8	9
Other financial assets[1]	–	–	–	–	–	–	–	–
Credit related commitments[2]	23	18	17	17	–	–	–	–
Subtotal	837	1,009	261	368	30	31	8	9
Overseas
Liquid assets	–	–	–	–	–	–	–	–
Due from other financial institutions	–	–	–	–	–	–	–	–
Trading securities	–	–	–	–	–	–	–	–
Derivative financial instruments	–	5	–	–	–	4	–	–
Available-for-sale assets	–	–	–	–	–	–	–	–
Loans and advances	584	535	262	277	433	451	142	224
Other financial assets[1]	–	–	–	–	–	–	–	–
Credit related commitments[2]	–	–	–	–	–	–	–	–
Subtotal	584	540	262	277	433	455	142	224
Aggregate
Liquid assets	–	–	–	–	–	–	–	–
Due from other financial institutions	–	–	–	–	–	–	–	–
Trading securities	–	–	–	–	–	–	–	–
Derivative financial instruments	67	116	–	–	67	115	–	–
Available-for-sale assets	–	–	–	–	–	–	–	–
Loans and advances	3,751	4,364	1,440	1,729	2,723	3,146	1,046	1,242
Other financial assets[1]	–	–	–	–	–	–	–	–
Credit related commitments[2]	105	191	27	44	82	172	10	27
Total	3,923	4,671	1,467	1,773	2,872	3,433	1,056	1,269

1	Mainly comprises trade dated assets and accrued interest.
2	Comprises undrawn commitments and customer contingent liabilities.

33: Financial Risk Management (continued)

Market risk (excludes insurance and funds management)

Market risk is the risk to the Group’s earnings arising from changes in interest rates, currency exchange rates, credit spreads, or from fluctuations in bond, commodity or equity prices.

Market risk arises when changes in market rates, prices and volatilities lead to a decline in the value of assets and liabilities, including financial derivatives. Market risk is generated through both trading and banking book activities.

ANZ conducts trading operations in interest rates, foreign exchange, commodities, securities and equities.

ANZ has a detailed risk management and control framework to support its trading and balance sheet activities. The framework incorporates a risk measurement approach to quantify the magnitude of market risk within trading and balance sheet portfolios. This approach and related analysis identifies the range of possible outcomes that can be expected over a given period of time, establishes the relative likelihood of those outcomes and allocates an appropriate amount of capital to support these activities.

Group-wide responsibility for the strategies and policies relating to the management of market risk lies with the Board Risk Committee. Responsibility for day to day management of both market risks and compliance with market risk policy is delegated by the Risk Committee to the Credit and Market Risk Committee (CMRC) and the Group Asset & Liability Committee (GALCO). The CMRC, chaired by the Chief Risk Officer, is responsible for the oversight of market risk. All committees receive regular reporting on the range of trading and balance sheet market risks that ANZ incurs.

Within overall strategies and policies, the control of market risk at the Group level is the joint responsibility of Business Units and Risk Management, with the delegation of market risk limits from the Board and CMRC allocated to both Risk Management and the Business Units.

The management of Risk Management is supported by a comprehensive limit and policy framework to control the amount of risk that the Group will accept. Market risk limits are allocated at various levels and are reported and monitored by Market Risk on a daily basis. The detailed limit framework allocates individual limits to manage and control asset classes (e.g. interest rates, equities), risk factors (e.g. interest rates, volatilities) and profit and loss limits (to monitor and manage the performance of the trading portfolios).

Market risk management and control responsibilities

To facilitate the management, measurement and reporting of market risk, ANZ has grouped market risk into two broad categories:

a) Traded market risk

This is the risk of loss from changes in the value of financial instruments due to movements in price factors for both physical and derivative trading positions. Trading positions arise from transactions where ANZ acts as principal with customers, financial exchanges or interbank counterparties.

The principal risk categories monitored are:

}	Currency risk is the potential loss arising from the decline in the value of a financial instrument due to changes in foreign exchange rates or their implied volatilities.

}	Interest rate risk is the potential loss arising from the change in the value of a financial instrument due to changes in market interest rates or their implied volatilities.

}	Credit spread risk is the potential loss arising from a change in value of an instrument due to a movement of its margin or spread relative to a benchmark.

}	Commodity risk is the potential loss arising from the decline in the value of a financial instrument due to changes in commodity prices or their implied volatilities.

}	Equity risk is the potential loss arising from the decline in the value of a financial instrument due to changes in stock prices or their implied volatilities.

b) Non-traded market risk (or balance sheet risk)

This comprises the management of non-traded interest rate risk, liquidity, and the risk to the Australian dollar denominated value of the Group’s capital and earnings as a result of foreign exchange rate movements.

Some instruments do not fall into either category that also expose ANZ to market risk. These include equity securities classified as available-for-sale financial assets.

Value at Risk (VaR) measure

A key measure of market risk is Value at Risk (VaR). VaR is a statistical estimate of the possible daily loss and is based on historical market movements.

ANZ measures VaR at a 99% confidence interval. This means that there is a 99% chance that the loss will not exceed the VaR estimate on any given day.

The Group’s standard VaR approach for both traded and non-traded risk is historical simulation. The Group calculates VaR using historical changes in market rates, prices and volatilities over the previous 500 business days. Traded and non-traded VaR is calculated using a one-day holding period.

It should be noted that because VaR is driven by actual historical observations, it is not an estimate of the maximum loss that the Group could experience from an extreme market event. As a result of this limitation, the Group utilises a number of other risk measures (e.g. stress testing) and risk sensitivity limits to measure and manage market risk.

NOTES TO THE FINANCIAL STATEMENTS 137

33: Financial Risk Management (continued)

Traded Market Risk

Below are the aggregate Value at Risk (VaR) exposures at a 99% confidence level covering both physical and derivatives trading positions for the Bank’s principal trading centres.

	30 September 2013				30 September 2012
Consolidated	As at $m	High for year $m	Low for year $m	Average for year $m	As at $m	High for year $m	Low for year $m	Average for year $m
Value at risk at 99% confidence
Foreign exchange	3.0	12.6	2.3	5.2	3.5	10.0	3.5	5.9
Interest rate	3.9	11.6	2.8	5.8	4.5	8.1	2.8	5.4
Credit	4.2	8.6	2.8	4.2	4.0	7.5	2.6	4.7
Commodity	1.6	4.2	1.2	2.3	1.8	4.8	1.5	3.3
Equity	1.4	3.4	0.6	1.6	1.2	4.0	0.7	1.6
Diversification benefit	(8.5)	n/a	n/a	(10.4)	(6.9)	n/a	n/a	(11.6)
	5.6	13.6	4.9	8.7	8.1	13.6	5.7	9.3

	30 September 2013				30 September 2012
The Company	As at $m	High for year $m	Low for year $m	Average for year $m	As at $m	High for year $m	Low for year $m	Average for year $m
Value at risk at 99% confidence
Foreign exchange	3.0	11.5	2.3	5.2	3.5	9.9	3.5	5.9
Interest rate	3.7	12.8	2.6	5.8	4.0	7.5	2.3	4.6
Credit	3.8	8.6	2.7	4.1	4.0	7.5	2.6	4.6
Commodity	1.6	4.2	1.2	2.3	1.8	4.8	1.5	3.3
Equity	1.4	3.4	0.6	1.6	1.2	4.0	0.7	1.6
Diversification benefit	(8.6)	n/a	n/a	(10.4)	(6.7)	n/a	n/a	(11.1)
	4.9	12.9	4.7	8.6	7.8	13.3	5.4	8.9

VaR is calculated separately for foreign exchange, interest rate, credit, commodity and equities and for the Group. The diversification benefit reflects the historical correlation between these products. Electricity commodities risk is measured under the standard approach for regulatory purposes.

To supplement the VaR methodology, ANZ applies a wide range of stress tests, both on individual portfolios and at a Group level. ANZ ‘s stress-testing regime provides senior management with an assessment of the financial impact of identified extreme events on market risk exposures of ANZ. Standard stress tests are applied on a daily basis and measure the potential loss arising from applying extreme market movements to individual and groups of individual price factors. Extraordinary stress tests are applied monthly and measure the potential loss arising as a result of scenarios generated from major financial market events.

33: Financial Risk Management (continued)

Non-traded Market Risk (Balance Sheet Risk)

The principal objectives of balance sheet management are to maintain acceptable levels of interest rate and liquidity risk to mitigate the negative impact of movements in interest rates on the earnings and market value of the Group’s banking book, while ensuring the Group maintains sufficient liquidity to meet its obligations as they fall due.

Interest rate risk

The objective of balance sheet interest rate risk management is to secure stable and optimal net interest income over both the short (next 12 months) and long-term. Non-traded interest rate risk relates to the potential adverse impact of changes in market interest rates on the Group’s future net interest income. This risk arises from two principal sources: mismatches between the repricing dates of interest bearing assets and liabilities; and the investment of capital and other non-interest bearing liabilities in interest bearing assets. Interest rate risk is reported using various techniques including: VaR and scenario analysis (to a 1% shock).

a) VaR non-traded interest rate risk

The repricing assumptions used to determine the VaR and 1% rate shock have been independently validated. Below are aggregate VaR figures covering non-traded interest rate risk.

	2013				2012
Consolidated	As at $m	High for year $m	Low for year $m	Average for year $m	As at $m	High for year $m	Low for year $m	Average for year $m
Value at risk at 99% confidence
Australia	66.3	71.8	25.5	49.3	25.9	28.5	13.7	20.4
New Zealand	12.6	17.9	10.0	13.2	11.2	14.6	10.3	12.3
Asia Pacific, Europe & America	9.7	11.1	4.2	6.3	5.5	6.0	4.5	5.2
Diversification benefit	(11.4)	n/a	n/a	(16.1)	(14.9)	n/a	n/a	(15.3)
	77.2	79.6	27.3	52.7	27.7	29.4	15.7	22.6

	2013				2012
The Company	As at $m	High for year $m	Low for year $m	Average for year $m	As at $m	High for year $m	Low for year $m	Average for year $m
Value at risk at 99% confidence
Australia	66.3	71.8	25.5	49.3	25.9	28.5	13.7	20.4
New Zealand	0.2	0.6	0.1	0.3	0.1	0.2	0.1	0.1
Asia Pacific, Europe & America	9.2	10.3	3.0	5.3	4.5	5.1	3.9	4.5
Diversification benefit	(1.8)	n/a	n/a	(3.3)	(3.8)	n/a	n/a	(4.7)
	73.9	76.3	26.5	51.6	26.7	28.9	12.9	20.3
VaR is calculated separately for the Australia, New Zealand and APEA geographies, as well as for the Group.

To supplement the VaR methodology, ANZ applies a wide range of stress tests, both on individual portfolios and at Group level. ANZ’s stress testing regime provides senior management with an assessment of the financial impact of identified extreme events on market risk exposures of ANZ.

b) Scenario Analysis – a 1% shock on the next 12 months’ net interest income

A 1% overnight parallel positive shift in the yield curve is modelled to determine the potential impact on net interest income over the succeeding 12 months. This is a standard risk measure which assumes the parallel shift is reflected in all wholesale and customer rates.

The figures in the table below indicate the outcome of this risk measure for the current and previous financial years – expressed as a percentage of reported net interest income. The sign indicates the nature of the rate sensitivity with a positive number signifying that a rate increase is positive for net interest income over the next 12 months.

	Consolidated		The Company
	2013	2012	2013	2012
Impact of 1% rate shock
As at period end	1.00%	1.55%	1.16%	1.92%
Maximum exposure	1.72%	2.45%	2.04%	2.99%
Minimum exposure	1.00%	1.26%	1.16%	1.47%
Average exposure (in absolute terms)	1.29%	1.95%	1.55%	2.36%

The extent of mismatching between the repricing characteristics and timing of interest bearing assets and liabilities at any point has implications for future net interest income. On a global basis, the Group quantifies the potential variation in future net interest income as a result of these repricing mismatches.

NOTES TO THE FINANCIAL STATEMENTS     139

33: Financial Risk Management (continued)

Interest rate risk (continued)

The repricing gaps themselves are constructed based on contractual repricing information. However, for those assets and liabilities where the contractual term to repricing is not considered to be reflective of the actual interest rate sensitivity (for example, products priced at the Group’s discretion), a profile based on historically observed and/or anticipated rate sensitivity is used. This treatment excludes the effect of basis risk between customer pricing and wholesale market pricing.

Equity securities classified as available-for-sale

The portfolio of financial assets, classified as available-for-sale for measurement and financial reporting purposes, also contains equity investment holdings which predominantly comprise investments held for longer term strategic intentions. These equity investments are also subject to market risk which is not captured by the VaR measures for traded and non-traded market risks. Regular reviews are performed to substantiate valuation of the investments within the portfolio and the equity investments are regularly reviewed by management for impairment. The fair value of the equity securities can fluctuate.

The table below outlines the composition of the equity holdings.

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Other equity holdings	59	71	44	66
Impact on equity of 10% variation in value	6	7	4	7

Foreign currency risk – structural exposures

The investment of capital in foreign operations, such as branches, subsidiaries or associates with functional currencies other than the Australian dollar, exposes the Group to the risk of changes in foreign exchange rates.

The main operating (or functional) currencies of Group entities are the Australian dollar, the New Zealand dollar and the US dollar, with a number of overseas undertakings operating in various other currencies. The Group presents its consolidated financial statements in Australian dollars, as the Australian dollar is the dominant currency. The Group’s consolidated balance sheet is therefore affected by exchange differences between the Australian dollar and functional currencies of foreign operations. Variations in the value of these overseas operations arising as a result of exchange differences are reflected in the foreign currency translation reserve in equity.

The Group routinely monitors this risk and conducts hedging, where it is expected to add shareholder value, in accordance with approved policies. The Group’s exposures to structural foreign currency risks are managed with the primary objective of ensuring, where practical, that the consolidated capital ratios are neutral to the effect of changes in exchange rates.

Selective hedges were in place during the 2013 and 2012 financial years. For details on the hedging instruments used and effectiveness of hedges of net investments in foreign operations, refer to note 12 to these financial statements. The Group’s economic hedges against New Zealand Dollar and US Dollar revenue streams are included within ‘Trading derivatives’ at note 12.

Liquidity Risk (Excludes Insurance and Funds Management)

Liquidity risk is the risk that the Group is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt, or that the Group has insufficient capacity to fund increases in assets. The timing mismatch of cash flows and the related liquidity risk is inherent in all banking operations and is closely monitored by the Group. The Group maintains a portfolio of liquid assets to manage potential stresses in funding sources. The minimum level of liquidity portfolio assets to hold is based on a range of ANZ specific and general market liquidity stress scenarios such that potential cash flow obligations can be met over the short to medium term.

The Group’s liquidity and funding risks are governed by a set of principles which are approved by the ANZ Board Risk Committee. The core objective of the overall framework is to ensure that the Group has sufficient liquidity to meet obligations as they fall due, without incurring unacceptable losses. In response to the impact of the global financial crisis, the framework has been reviewed and updated. The following key components underpin the overall framework:

}	Maintaining the ability to meet all payment obligations in the immediate term;

}

Ensuring that the Group has the ability to meet ‘survival horizons’ under a range of ANZ specific and general market liquidity stress scenarios, at the site and Group-wide level, to meet cash flow obligations over the short to medium term;

}	Maintaining strength in the Group’s balance sheet structure to ensure long term resilience in the liquidity and funding risk profile;

}	Limiting the potential earnings at risk implications associated with unexpected increases in funding costs or the liquidation of assets under stress;

}	Ensuring the liquidity management framework is compatible with local regulatory requirements;

}	Preparation of daily liquidity reports and scenario analysis, quantifying the Group’s positions;

}	Targeting a diversified funding base, avoiding undue concentrations by investor type, maturity, market source and currency;

}	Holding a portfolio of high quality liquid assets to protect against adverse funding conditions and to support day-to-day operations; and

}	Establishing detailed contingency plans to cover different liquidity crisis events.

Management of liquidity and funding risks are overseen by the Group Asset and Liability Committee (GALCO).

33: Financial Risk Management (continued)

Scenario modelling

A key component of the Group’s liquidity management framework is scenario modelling. APRA requires ADIs to assess liquidity under different scenarios, including the ‘going-concern’ and ‘name-crisis’.

‘Going-concern’: reflects the normal behaviour of cash flows in the ordinary course of business. APRA requires that the Group must be able to meet all commitments and obligations under a going concern scenario, within the ADIs normal funding capacity (‘available to fund’ limit), over at least the following 30 calendar days. In estimating the funding requirement, the Group models expected cashflows by reference to historical behaviour and contractual maturity data.

‘Name-crisis’: refers to a potential name-specific liquidity crisis which models the behaviour of cash flows where there is a problem (real or perceived) which may include, but is not limited to, operational issues, doubts about the solvency of the Group or adverse rating changes. Under this scenario the Group may have significant difficulty rolling over or replacing funding. Under a name crisis, APRA requires the Group to be cashflow positive over a five business day period.

‘Survival horizons’: The Global financial crisis has highlighted the importance of differentiating between stressed and normal market conditions in a name-specific crisis, and the different behaviour that offshore and domestic wholesale funding markets can exhibit during market stress events. As a result, the Group has enhanced its liquidity risk scenario modelling, to supplement APRA’s statutory requirements.

The Group has linked its liquidity risk appetite to defined liquidity ‘survival horizons’ (i.e. the time period under which ANZ must maintain a positive cashflow position under a specific scenario or stress). Under these scenarios, customer and/or wholesale balance sheet asset/liability flows are stressed. The following stressed scenarios are modelled:

}	Extreme Short Term Crisis Scenario (ESTC): A name-specific stress during a period of market stress.
}	Short Term Crisis Scenario (NSTC): A name-specific stress during a period of normal markets conditions.

}	Global Funding Market Disruption (GFMD): Stressed global wholesale funding markets leading to a closure of domestic and offshore markets.

}	Offshore Funding Market Disruption (OFMD): Stressed global wholesale funding markets leading to a closure of offshore markets only.

Each of ANZ’s operations is responsible for ensuring its compliance with all scenarios that are required to be modelled. Additionally, we measure, monitor and manage all modelled liquidity scenarios on an aggregated Group-wide level.

Liquidity Portfolio Management

The Group holds a diversified portfolio of cash and high credit quality securities that may be sold or pledged to provide same-day liquidity. This portfolio helps protect the Group’s liquidity position by providing cash in a severely stressed environment. All assets held in the prime portfolio are securities eligible for repurchase under agreements with the applicable central bank (i.e. ‘repo eligible’).

The liquidity portfolio is well diversified by counterparty, currency and tenor. Under the liquidity policy framework, securities purchased for ANZ’s liquidity portfolio must be of a similar or better credit quality to ANZ’s external long-term or short-term credit ratings and continue to be repo eligible.

Supplementing the prime liquid asset portfolio, the Group holds additional liquidity;

}	central bank deposits with the US Federal Reserve, Bank of England, Bank of Japan and European Central Bank of $21.2 billion,

}	Australian Commonwealth and State Government securities of $6.9 billion and gold & precious metals of $2.9 billion, and,

}	cash and other securities to satisfy local country regulatory liquidity requirements which are not included in the liquid assets below.

Eligible securities

Prime liquidity portfolio (market values1)	2013 $m	2012 $m
Australia	27,787	24,050
New Zealand	11,095	10,990
United States	2,067	1,367
United Kingdom	5,129	3,260
Singapore	3,106	4,491
Hong Kong	596	608
Japan	1,359	1,340
Prime Liquidity Portfolio (excluding Internal RMBS)	51,139	46,106
Internal RMBS (Australia)	35,677	34,871
Internal RMBS (New Zealand)	3,738	2,981
Total Prime Portfolio	90,554	83,958
Other Eligible Securities	31,013	30,605
Total	121,567	114,563

1	Market value is post the repo discount applied by the applicable central bank

NOTES TO THE FINANCIAL STATEMENTS     141

33: Financial Risk Management (continued)

Liquidity Crisis Contingency Planning

The Group maintains APRA-endorsed liquidity crisis contingency plans defining an approach for analysing and responding to a liquidity threatening event at a country and Group-wide level. To align with the enhanced liquidity scenario analysis framework, crisis management strategies are assessed against the Group’s crisis stress scenarios.

The framework is compliant with APRA’s key liquidity contingency crisis planning requirements and guidelines and includes:

}	The establishment of crisis severity/stress levels;

}	Clearly assigned crisis roles and responsibilities;

}	Early warning signals indicative of an approaching crisis, and mechanisms to monitor and report these signals;

}	Crisis Declaration Assessment processes, and related escalation triggers set against early warning signals;

}	Outlined action plans, and courses of action for altering asset and liability behaviour;

}	Procedures for crisis management reporting, and making up cash-flow shortfalls;

}	Guidelines determining the priority of customer relationships in the event of liquidity problems; and

}	Assigned responsibilities for internal and external communications.

Regulatory change

The Basel 3 Liquidity changes include the introduction of two new liquidity ratios to measure liquidity risk (the Liquidity Coverage Ratio (LCR) and the Net Stable Funding Ratio (NSFR)). A component of the liquidity required under the proposed standards will likely be met via the previously announced Committed Liquidity Facility from the Reserve Bank of Australian (RBA), however the size and availability of the facility has not yet been agreed with APRA and the RBA. While ANZ has an existing stress scenario framework and structural liquidity risk metrics and limits in place, the requirements proposed are in general more challenging. These changes may impact the future composition and size of ANZ’s liquidity portfolio, the size and composition of the Bank’s funding base and consequently could affect future profitability. The Basel Committee on Banking Supervision released revised LCR details in January 2013 which included the re-calibration of certain balance sheet ‘run-off factors’. APRA released a second draft Prudential Standard on its requirements in May 2013 which largely adopted the recalibrated Basel runoff factors. ANZ is expecting a final Prudential Standard from APRA before the end of the 2013 calendar year as well as draft standards on Basel 3 Liquidity implementation from some offshore regulators from late 2013 onwards.

Group Funding

ANZ manages its funding profile using a range of funding metrics and balance sheet disciplines. This approach is designed to ensure that an appropriate proportion of the Group’s assets are funded by stable funding sources including core customer deposits, longer-dated wholesale funding (with a remaining term exceeding one year) and equity.

The Group’s global wholesale funding strategy is designed to deliver a sustainable portfolio of wholesale funds that balances cost efficiency against prudent diversification and duration.

Funding plans and performance relative to those plans are reported regularly to senior management via the Group Asset and Liability Committee (GALCO). These plans address customer balance sheet growth and changes in wholesale funding including, targeted funding volumes, markets, investors, tenors and currencies for senior, subordinated and hybrid transactions. Plans are supplemented with a monthly forecasting process which reviews the funding position to-date in light of market conditions and balance sheet requirements.

Funding plans are generated through the three-year strategic planning process. Asset and deposit plans are submitted at the business segment level with the wholesale funding requirements then derived at the geographic level. To the extent that asset growth exceeds funding generated from customer deposits, additional wholesale funds are sourced.

Short-term wholesale funding requirements, with a contractual maturity of less than one year, are managed through Group Treasury and local Markets operations. Long-term wholesale funding is managed and executed through Group Treasury operations in Australia and New Zealand.

Funding Position 2013

ANZ targets a diversified funding base, avoiding undue concentrations by investor type, maturity, market source and currency.

$23.7 billion of term wholesale debt (with a remaining term greater than one year as at September 30, 2013) was issued during the financial year ended 30 September 2013. In addition, $1.1 billion of ANZ Capital Notes and $0.4 billion of ANZ Wealth bonds were issued.

}	Access to all major global wholesale funding markets remained available to ANZ during 2013.

}	All wholesale funding needs were comfortably met.

}	The weighted average tenor of new term debt was 4.3 years (4.6 years in 2012).

}

The weighted average cost of new term debt issuance decreased in FY13 as a result of improved market conditions. Although average portfolio costs remain substantially above pre-crisis levels, they have started to decrease from these elevated levels during 2013.

142

33: Financial Risk Management (continued)

The following tables show the Group’s funding composition:

	Consolidated
Funding composition	2013 $m	2012 $m
Customer deposits and other liabilities[1]
Australia[2]	152,403	140,810
International & Institutional Banking[2]	163,151	142,651
New Zealand	46,494	39,622
Global Wealth	11,569	9,449
Group Centre	(4,788)	(4,656)
Total customer deposits	368,829	327,876
Other[3]	13,158	9,841
Total customer deposits and other liabilities (funding)	381,987	337,717
Wholesale funding[4,5]
Bonds and notes[6]	69,570	62,693
Loan capital	12,804	11,914
Certificates of deposit (wholesale)	58,276	56,838
Commercial paper	12,255	12,164
Due to other financial institutions	36,306	30,538
Other wholesale borrowings[7]	2,507	4,585
Total wholesale funding	191,718	178,732
Shareholders equity	44,744	40,349
Total funding maturity
Short term wholesale funding (excl. Central Banks)	12%	11%
Central Bank Deposits	3%	3%
Long term wholesale funding
– less than 1 year residual maturity	3%	5%
– greater than 1 year residual maturity[5]	12%	12%
Total customer deposits and other liabilities (funding)	62%	61%
Shareholders’ equity and hybrid debt	8%	8%
Total funding and shareholders’ equity	100%	100%

1	Includes term deposits, other deposits and an adjustment to the Group Centre to eliminate ANZ Wealth investments in ANZ deposit products.
2	Includes impact of divisional reclassification.
3	Includes interest accruals, payables and other liabilities, provisions and net tax provisions, excluding other liabilities in ANZ Wealth.
4	Long term wholesale funding amounts are stated at original hedged exchange rates. Movements due to currency fluctuations in actual amounts borrowed are classified as short term wholesale funding.
5	Liability for acceptances have been removed as they do not provide net funding.
6	Excludes term debt issued externally by ANZ Wealth.
7	Includes net derivative balances, special purpose vehicles, other borrowings and Euro Trust Securities (preference shares).

NOTES TO THE FINANCIAL STATEMENTS     143

33: Financial Risk Management (continued)

Contractual maturity analysis of the Group’s liabilities

The table below analyses the Group and Company’s contractual liabilities, within relevant maturity groupings based on the earliest date on which the Group or Company may be required to pay. The amounts represent principal and interest cash flows and hence may differ compared to the amounts reported on the balance sheet.

It should be noted that this is not how the Group manages its liquidity risk. The management of this risk is detailed above.

Contractual maturity analysis of financial liabilities at 30 September:

Consolidated at 30 September 2013	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified[2] $m	Total $m
Due to other financial institutions	34,154	2,161	8	–	–	36,323
Deposits and other borrowings
Certificates of deposit	34,310	10,361	15,492	–	–	60,163
Term deposits	137,218	47,934	4,601	111	–	189,864
Other deposits interest bearing	166,587	–	–	–	–	166,587
Deposits not bearing interest	14,446	–	–	–	–	14,446
Commercial paper	6,021	6,246	–	–	–	12,267
Borrowing corporations’ debt	372	687	351	–	–	1,410
Other borrowing	315	–	–	–	–	315
Liability for acceptances	812	–	–	–	–	812
Bonds and notes[3]	3,116	10,624	51,256	10,858	–	75,854
Loan capital[3,4]	1,570	1,525	7,334	3,993	1,065	15,487
Policy liabilities	31,703	–	–	–	685	32,388
External unit holder liabilities (life insurance funds)	3,511	–	–	–	–	3,511
Derivative liabilities (trading)[5]	39,557					39,557

Derivative assets and liabilities (balance sheet management)
– funding
Receive leg (-ve is an inflow)	(17,475)	(28,736)	(79,312)	(23,167)	–	(148,690)
Pay leg	18,469	30,560	81,302	23,474	–	153,805
– other balance sheet management
Receive leg (-ve is an inflow)	(9,127)	(11,791)	(14,640)	(5,645)	–	(41,203)
Pay leg	9,258	11,924	14,656	5,593	–	41,431
Consolidated at 30 September 2012	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified[2] $m	Total $m
Due to other financial institutions	29,345	1,177	36	–	–	30,558
Deposits and other borrowings
Certificates of deposit	30,058	13,462	15,072	–	–	58,592
Term deposits	126,137	43,676	5,918	108	–	175,839
Other deposits interest bearing	142,527	–	–	–	–	142,527
Deposits not bearing interest	11,782	–	–	–	–	11,782
Commercial paper	7,373	4,795	–	–	–	12,168
Borrowing corporations’ debt	353	715	269	–	–	1,337
Other borrowing	246	–	–	–	–	246
Liability for acceptances	1,239	–	–	–	–	1,239
Bonds and notes[3]	5,708	11,133	41,813	8,770	–	67,424
Loan capital[3,4]	722	2,028	7,768	2,552	953	14,023
Policy liabilities	28,763	–	–	–	774	29,537
External unit holder liabilities (life insurance funds)	3,949	–	–	–	–	3,949
Derivative liabilities (trading)[5]	39,725	–	–	–	–	39,725

Derivative assets and liabilities (balance sheet management)
– funding
Receive leg (-ve is an inflow)	(23,932)	(35,200)	(69,846)	(18,033)	–	(147,011)
Pay leg	25,714	36,402	75,419	19,073	–	156,608
– other balance sheet management
Receive leg (-ve is an inflow)	(5,570)	(6,471)	(11,254)	(3,475)	–	(26,770)
Pay leg	5,593	6,663	11,009	3,263	–	26,528

1	Includes at call instruments.
2	Includes perpetual investments brought in at face value only.
3	Any callable wholesale debt instruments have been included at their next call date.
4	Includes instruments that may be settled in cash or in equity, at the option of the Company.
5	The full mark-to-market of derivative liabilities held for trading purposes has been included in the ‘less than 3 months’ category.

33: Financial Risk Management (continued)

The Company at 30 September 2013	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified[2] $m	Total $m
Due to other financial institutions	31,996	2,160	8	–	–	34,164
Deposits and other borrowings
Certificates of deposit	32,486	10,331	15,522	–	–	58,339
Term deposits	117,209	31,056	2,301	101	–	150,667
Other deposits interest bearing	138,372	–	–	–	–	138,372
Deposits not bearing interest	7,574	–	–	–	–	7,574
Commercial paper	3,926	4,097	–	–	–	8,023
Other borrowing	208	–	–	–	–	208
Liability for acceptances	484	–	–	–	–	484
Bonds and notes[3]	1,613	9,982	40,337	9,541	–	61,473
Loan capital[3,4]	1,552	1,504	7,334	3,993	322	14,705
Derivative liabilities (trading)[5]	35,890					35,890

Derivative assets and liabilities (balance sheet management)
– funding
Receive leg (-ve is an inflow)	(10,426)	(19,887)	(64,244)	(21,332)	–	(115,889)
Pay leg	11,234	21,073	65,310	21,643	–	119,260
– other balance sheet management
Receive leg (-ve is an inflow)	(7,760)	(9,343)	(10,091)	(4,983)	–	(32,177)
Pay leg	7,857	9,464	10,161	4,948	–	32,430

The Company at 30 September 2012	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified[2] $m	Total $m
Due to other financial institutions	27,198	1,173	36	–	–	28,407
Deposits and other borrowings
Certificates of deposit	28,685	13,322	15,072	–	–	57,079
Term deposits	109,924	30,023	3,587	106	–	143,640
Other deposits interest bearing	122,614	–	–	–	–	122,614
Deposits not bearing interest	6,556	–	–	–	–	6,556
Commercial paper	5,272	2,549	–	–	–	7,821
Other borrowing	197	–	–	–	–	197
Liability for acceptances	1,012	–	–	–	–	1,012
Bonds and notes[3]	3,883	8,841	33,466	7,047	–	53,237
Loan capital[3,4]	669	2,010	7,803	2,552	287	13,321
Derivative liabilities (trading)[5]	36,070	–	–	–	–	36,070

Derivative assets and liabilities (balance sheet management)
– funding
Receive leg (-ve is an inflow)	(16,166)	(21,771)	(53,558)	(15,506)	–	(107,001)
Pay leg	17,511	23,142	57,983	16,523	–	115,159
– other balance sheet management
Receive leg (-ve is an inflow)	(5,028)	(4,816)	(9,030)	(3,197)	–	(22,071)
Pay leg	4,992	4,962	8,703	2,988	–	21,645

1	Includes at call instruments.
2	Includes perpetual investments brought in at face value only.
3	Any callable wholesale debt instruments have been included at their next call date.
4	Includes instruments that may be settled in cash or in equity, at the option of the Company.
5	The full mark-to-market of derivative liabilities held for trading purposes has been included in the ‘less than 3 months’ category.

NOTES TO THE FINANCIAL STATEMENTS     145

33: Financial Risk Management (continued)

Credit related contingencies

Undrawn facilities and issued guarantees comprise the nominal principal amounts of commitments, contingencies and other undrawn facilities and represents the maximum liquidity at risk position should all facilities extended be drawn.

The majority of undrawn facilities are subject to customers maintaining specific credit and other requirements or conditions. Many of these facilities are expected to be partially used, whereas others may never be required to be drawn upon. As such, the total of the nominal principal amounts is not necessarily representative of future liquidity risks or future cash requirements.

The tables below analyse the Group’s and Company’s undrawn facilities and issued guarantees into relevant maturity groupings based on the earliest date on which ANZ may be required to pay.

	Consolidated			The Company
30 September 2013	Less than 1 year $m	More than 1 year $m	Total $m	Less than 1 year $m	More than 1 year $m	Total $m
Undrawn facilities	170,670	–	170,670	134,622	–	134,622
Issued guarantees	36,532	–	36,532	31,849	–	31,849

	Consolidated			The Company
30 September 2012	Less than 1 year $m	More than 1 year $m	Total $m	Less than 1 year $m	More than 1 year $m	Total $m
Undrawn facilities	141,355	–	141,355	118,461	–	118,461
Issued guarantees	32,383	–	32,383	29,619	–	29,619

Life insurance risk

Although not a significant contributor to the Group’s balance sheet, the Group’s insurance businesses give rise to unique risks which are managed separately from the Group’s banking businesses. The nature of these risks and the manner in which they are managed is set out in note 48.

Operational risk management

Within ANZ, operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal risk, and the risk of reputational loss or damage arising from inadequate or failed internal processes, people and systems, but excludes strategic risk.

The ANZ Board has delegated its powers to the Risk Committee to approve the ANZ Operational Risk Framework which is in accordance with Australian Prudential Standard APS 115 Capital Adequacy: Advanced Measurement Approaches to Operational Risk. Operational Risk Executive Committee (OREC) is the primary senior executive management forum responsible for the oversight of operational risk and the compliance risk control environment. OREC supports the Risk Committee in relation to the carrying out of its role in connection with operational risk and compliance.

OREC monitors the state of operational risk and compliance management and will instigate any necessary corrective actions. Key responsibilities of OREC include:

}	Ensuring the execution of ANZ’s Operational Risk Measurement and Management Framework and Compliance Framework

}	Ensuring the execution of Board approved Operational Risk and Compliance Policies

}	Monitor and approve the treatment plans for Extreme rated risks

}	Review material (actual, potential and near miss) operational risk and compliance events

Membership of OREC comprises senior executives and the committee is chaired by the Chief Risk Officer.

ANZ’s Operational Risk Measurement and Management Framework (ORMMF) outlines the approach to managing operational risk. It specifically covers the minimum requirements that divisions/ business units must undertake to identify, assess, measure, monitor, control and manage operational risk in accordance to the Board approved risk appetite. ANZ does not expect to eliminate all risks, but to ensure that the residual risk exposure is managed as low as reasonably practical based on a sound risk/reward analysis in the context of an international financial institution. ANZ’s ORMMF is supported by specific policies and procedures with the effectiveness of the framework assessed through a series of governance and assurance reviews. This is supported by an independent review programme by Internal Audit.

Divisional Risk Committees and Business Unit Risk Forums manage and maintain oversight of operational and compliance risks supported by thresholds for escalation and monitoring which is used to inform and support senior management strategic business decision making. Day to day management of operational and compliance risk is the accountability of every employee. Business Units undertake operational risk activities as part of this accountability. Divisional risk personnel provide oversight of operational risk undertaken in the Business Units.

Group Operational Risk is responsible for exercising governance over operational risk through the management of the operational risk frameworks, policy development, framework assurance, operational risk measurement and capital allocations and reporting of operational risk issues to executive committees.

146

33: Financial Risk Management (continued)

Group Compliance has global oversight responsibility for the ANZ Compliance Framework, and each division has responsibility for embedding the framework into its business operations, identifying applicable regulatory compliance obligations, and escalating when breaches occur. The Compliance Framework fosters an integrated approach where staff are responsible and accountable for compliance, either within their job role, or within their area of influence.

The integration of the Operational Risk Measurement and Management and Compliance Frameworks, supported by common policies, procedures and tools allows for a simple and consistent way to identify, assess, measure and monitor risks across ANZ.

In line with industry practice, ANZ obtains insurance cover from third party and captive providers to cover those operational risks where cost-effective premiums can be obtained. In conducting their business, business units are advised to act as if uninsured and not to use insurance as a guaranteed mitigation for operational risk. Business disruption is a critical risk to a bank’s ability to operate, so ANZ has comprehensive business continuity, recovery and crisis management plans. The intention of the business continuity and recovery plans is to ensure critical business functions can be maintained, or restored in a timely fashion, in the event of material disruptions arising from internal or external events.

Group Operational Risk is responsible for maintaining ANZ’s Advanced Measurement Approach (AMA) for operational risk. Operational risk capital is held to protect depositors and shareholders of the bank from rare and severe unexpected losses. ANZ maintains and calculates operational risk capital (including regulatory and economic capital), on at least a six monthly basis. The capital is calculated using scaled external loss data, internal loss data and scenarios as a direct input and risk registers as an indirect input.

34: Fair Value of Financial Assets and Financial Liabilities

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction. The determination of the fair value of financial instruments is fundamental to the financial reporting framework as all financial instruments are recognised initially at fair value and, with the exception of those financial instruments carried at amortised cost, are remeasured at fair value in subsequent periods.

The fair value of a financial instrument on initial recognition is normally the transaction price, however, in certain circumstances the initial fair value may be based on other observable current market transactions in the same instrument, without modification or repackaging, or on a valuation technique whose variables include only data from observable markets.

Subsequent to initial recognition, the fair value of financial instruments measured at fair value is based on quoted market prices, where available. In cases where quoted market prices are not available, fair value is determined using market accepted valuation techniques that employ observable market data. In limited cases where observable market data is not available, the input is estimated based on other observable market data, historical trends and other factors that may be relevant.

(i)	FAIR VALUES OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES

A significant number of financial instruments are carried at fair value in the balance sheet. Below is a comparison of the carrying amounts, as reported on the balance sheet, and fair values of all financial assets and liabilities. The fair value disclosure does not cover those instruments that are not considered financial instruments from an accounting perspective such as income tax and intangible assets. In management’s view, the aggregate fair value amounts do not represent the underlying value of the Group.

In the tables below, financial instruments have been allocated based on their accounting treatment. The significant accounting policies in note 1 describe how the categories of financial assets and financial liabilities are measured and how income and expenses, including fair value gains and losses, are recognised.

Financial asset classes have been allocated into the following groups: amortised cost; financial assets at fair value through profit or loss; derivatives in effective hedging relationships; and available-for-sale financial assets. Similarly, each class of financial liability has been allocated into three groups: amortised cost; derivatives in effective hedging relationships; and financial liabilities at fair value through profit and loss.

The fair values are based on relevant information available as at the respective balance sheet dates and have not been updated to reflect changes in market condition after the balance sheet date.

Liquid assets and due from/to other financial institutions

The carrying values of these financial instruments where there has been no significant change in credit risk is considered to approximate their net fair values as they are short-term in nature, defined as those which reprice or mature in 90 days or less, or are receivable on demand.

Trading Securities

Trading securities are carried at fair value. Fair value is based on quoted market prices, broker or dealer price quotations, or modelled valuations using prices for securities with similar credit risk, maturity and yield characteristics.

Derivative financial instruments

Derivative financial instruments are carried at fair value. Exchange traded derivative financial instruments are valued using quoted prices. Over-the-counter derivative financial instruments are valued using accepted valuation models (including discounted cash flow models) based on current market yields for similar types of instruments adjusted to account for funding risk inherent in the derivative financial instrument, the maturity of each instrument and an adjustment reflecting the credit worthiness of the counterparty.

NOTES TO THE FINANCIAL STATEMENTS 147

34: Fair Value of Financial Assets and Financial Liabilities (continued)

Available-for-sale assets

Available-for-sale assets are carried at fair value. Fair value is based on quoted market prices or broker or dealer price quotations. If this information is not available, fair value is estimated using quoted market prices for securities with similar credit, maturity and yield characteristics, or market accepted valuation models as appropriate (including discounted cash flow models) based on current market yields for similar types of instruments and the maturity of each instrument.

Net loans and advances

The carrying value of loans and advances includes deferred fees and expenses, and is net of provision for credit impairment and unearned income.

Fair value has been determined through discounting future cash flows. For fixed rate loans and advances, the discount rate applied incorporates changes in wholesale market rates, the Group’s cost of wholesale funding and the customer margin. For floating rate loans, only changes in wholesale market rates and the Group’s cost of wholesale funding are incorporated in the discount rate. For variable rate loans where the Group sets the applicable rate at its discretion, the fair value is set equal to the carrying value.

Investments relating to insurance business

Investments backing policy liabilities are carried at fair value. Fair value is based on quoted market prices, broker or dealer price quotations where available. Where substantial trading markets do not exist for a specific financial instrument modelled valuations are used to estimate their approximate fair values.

Other financial assets

Included in this category are accrued interest and fees receivable. The carrying values of accrued interest and fees receivable are considered to approximate their net fair values as they are short-term in nature or are receivable on demand.

Financial assets

	Carrying amount							Fair value
	At amortised cost	At fair value through profit or loss			Hedging	Available-for- sale assets	Total	Total
Consolidated 30 September 2013	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m	$m
Liquid assets	39,737	–	–	–	–	–	39,737	39,737
Due from other financial institutions	22,177	–	–	–	–	–	22,177	22,177
Trading securities	–	–	41,288	41,288	–	–	41,288	41,288
Derivative financial instruments[1]	–	–	43,688	43,688	2,190	–	45,878	45,878
Available-for-sale assets	–	–	–	–	–	28,135	28,135	28,135
Net loans and advances[2]	469,159	136	–	136	–	–	469,295	469,818
Regulatory deposits	2,106	–	–	–	–	–	2,106	2,106
Investments relating to insurance business	–	32,083	–	32,083	–	–	32,083	32,083
Other financial assets	6,876	–	–	–	–	–	6,876	6,876
	540,055	32,219	84,976	117,195	2,190	28,135	687,575	688,098

	Carrying amount							Fair value
	At amortised cost	At fair value through profit or loss			Hedging	Available-for- sale assets	Total	Total
Consolidated 30 September 2012	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m	$m
Liquid assets	36,578	–	–	–	–	–	36,578	36,578
Due from other financial institutions	17,103	–	–	–	–	–	17,103	17,103
Trading securities	–	–	40,602	40,602	–	–	40,602	40,602
Derivative financial instruments[1]	–	–	45,531	45,531	3,398	–	48,929	48,929
Available-for-sale assets	–	–	–	–	–	20,562	20,562	20,562
Net loans and advances[2]	427,719	104	–	104	–	–	427,823	428,483
Regulatory deposits	1,478	–	–	–	–	–	1,478	1,478
Investments relating to insurance business	–	29,895	–	29,895	–	–	29,895	29,895
Other financial assets	5,136	–	–	–	–	–	5,136	5,136
	488,014	29,999	86,133	116,132	3,398	20,562	628,106	628,679

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial assets within loans and advances. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.

34: Fair Value of Financial Assets and Financial Liabilities (continued)

Financial assets (continued)

	Carrying amount							Fair value
	At amortised cost	At fair value through profit or loss			Hedging	Available-for- sale assets	Total	Total
The Company 30 September 2013	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m	$m
Liquid assets	33,838	–	–	–	–	–	33,838	33,838
Due from other financial institutions	18,947	–	–	–	–	–	18,947	18,947
Trading securities	–	–	31,464	31,464	–	–	31,464	31,464
Derivative financial instruments[1]	–	–	39,047	39,047	1,964	–	41,011	41,011
Available-for-sale assets	–	–	–	–	–	23,823	23,823	23,823
Net loans and advances[2]	372,373	94	–	94	–	–	372,467	372,963
Regulatory deposits	990	–	–	–	–	–	990	990
Due from controlled entities	71,354	–	–	–	–	–	71,354	71,354
Other financial assets	4,728	–	–	–	–	–	4,728	4,728
	502,230	94	70,511	70,605	1,964	23,823	598,622	599,118

	Carrying amount							Fair value
	At amortised cost	At fair value through profit or loss			Hedging	Available-for- sale assets	Total	Total
The Company 30 September 2012	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m	$m
Liquid assets	32,782	–	–	–	–	–	32,782	32,782
Due from other financial institutions	14,167	–	–	–	–	–	14,167	14,167
Trading securities	–	–	30,490	30,490	–	–	30,490	30,490
Derivative financial instruments[1]	–	–	40,284	40,284	2,982	–	43,266	43,266
Available-for-sale assets	–	–	–	–	–	17,841	17,841	17,841
Net loans and advances[2]	349,995	65	–	65	–	–	350,060	350,572
Regulatory deposits	514	–	–	–	–	–	514	514
Due from controlled entities	63,660	–	–	–	–	–	63,660	63,660
Other financial assets	3,307	–	–	–	–	–	3,307	3,307
	464,425	65	70,774	70,839	2,982	17,841	556,087	556,599

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial assets within loans and advances. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.

NOTES TO THE FINANCIAL STATEMENTS     149

34: Fair Value of Financial Assets and Financial Liabilities (continued)

Deposits and other borrowings

For interest bearing fixed maturity deposits and other borrowings and acceptances with quoted market prices, market borrowing rates of interest for debt with a similar maturity are used to discount contractual cash flows. The fair value of a deposit liability without a specified maturity or at call is deemed to be the amount payable on demand at the reporting date. The fair value is not adjusted for any value expected to be derived from retaining the deposit for a future period of time.

Certain deposits and other borrowings have been designated at fair value through profit or loss and are carried at fair value.

Bonds and Notes and Loan Capital

The aggregate fair value of bonds and notes and loan capital is calculated based on quoted market prices or observable inputs where applicable. For those debt issues where quoted market prices were not available, a discounted cash flow model using a yield curve appropriate for the remaining term to maturity of the debt instrument is used.

Certain bonds and notes and loan capital have been designated at fair value through profit or loss and are carried at fair value. The fair value is based on a discounted cash flow model based on current market yields for similar types of instruments and the maturity of each instrument. The fair value includes the effects of the appropriate credit spreads applicable to ANZ for that instrument.

External Unit Holder Liabilities (Life Insurance Funds)

The carrying amount represents the external unit holder’s share of net assets which are carried at fair value in the fund.

Policy liabilities

Life investment contract liabilities are carried at fair value.

Payables and other financial liabilities

This category includes accrued interest and fees payable for which the carrying amount is considered to approximate the fair value.

Commitments and contingencies

Adjustments to fair value for commitments and contingencies that are not financial instruments recognised in the balance sheet, are not included in this note.

Financial liabilities

	Carrying amount						Fair value
	At amortised cost	At fair value through profit or loss			Hedging	Total	Total
Consolidated 30 September 2013	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m
Due to other financial institutions	36,306	–	–	–	–	36,306	36,306
Derivative financial instruments[1]	–	–	45,653	45,653	1,856	47,509	47,509
Deposits and other borrowings	435,434	4,240	–	4,240	–	439,674	439,912
Bonds and notes[2]	64,776	5,600	–	5,600	–	70,376	71,235
Loan capital[2]	12,104	700	–	700	–	12,804	12,973
Policy liabilities[3]	685	31,703	–	31,703	–	32,388	32,388
External unit holder liabilities (life insurance funds)	–	3,511	–	3,511	–	3,511	3,511
Payables and other liabilities	12,518	–	–	–	–	12,518	12,518
	561,823	45,754	45,653	91,407	1,856	655,086	656,352

	Carrying amount						Fair value
	At amortised cost	At fair value through profit or loss			Hedging	Total	Total
Consolidated 30 September 2012	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m
Due to other financial institutions	30,538	–	–	–	–	30,538	30,538
Derivative financial instruments[1]	–	–	50,887	50,887	1,752	52,639	52,639
Deposits and other borrowings	392,777	4,346	–	4,346	–	397,123	397,571
Bonds and notes[2]	56,633	6,465	–	6,465	–	63,098	63,780
Loan capital[2]	11,281	633	–	633	–	11,914	11,869
Policy liabilities[3]	774	28,763	–	28,763	–	29,537	29,537
External unit holder liabilities (life insurance funds)	–	3,949	–	3,949	–	3,949	3,949
Payables and other liabilities	9,958	–	–	–	–	9,958	9,958
	501,961	44,156	50,887	95,043	1,752	598,756	599,841

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial liabilities within bonds and notes and loan capital. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.
3	Includes life insurance contract liabilities of $685 million (2012: $774 million) measured in accordance with AASB 1038 Life insurance contract liabilities and life investment contract liabilities of $31,703 million (2012: $28,763 million) which have been designated at fair value through profit or loss in terms under AASB 139. None of the fair value is attributable to changes in the credit risk of the life investment contract liabilities.

34: Fair Value of Financial Assets and Financial Liabilities (continued)

Financial liabilities (continued)

	Carrying amount						Fair value
	At amortised cost	At fair value through profit or loss			Hedging	Total	Total
The Company 30 September 2013	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m
Due to other financial institutions	34,149	–	–	–	–	34,149	34,149
Derivative financial instruments[1]	–	–	40,153	40,153	1,674	41,827	41,827
Deposits and other borrowings	359,013	–	–	–	–	359,013	359,199
Due to controlled entities	64,649	–	–	–	–	64,649	64,649
Bonds and notes[2]	51,368	5,600	–	5,600	–	56,968	57,631
Loan capital[2]	11,362	700	–	700	–	12,062	12,262
Payables and other liabilities	9,517	–	–	–	–	9,517	9,517
	530,058	6,300	40,153	46,453	1,674	578,185	579,234

	Carrying amount						Fair value
	At amortised cost	At fair value through profit or loss			Hedging	Total	Total
The Company 30 September 2012	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m
Due to other financial institutions	28,394	–	–	–	–	28,394	28,394
Derivative financial instruments[1]	–	–	44,508	44,508	1,539	46,047	46,047
Deposits and other borrowings	333,536	–	–	–	–	333,536	333,917
Due to controlled entities	57,729	–	–	–	–	57,729	57,729
Bonds and notes[2]	43,510	6,465	–	6,465	–	49,975	50,476
Loan capital[2]	10,613	633	–	633	–	11,246	11,230
Payables and other liabilities	7,485	–	–	–	–	7,485	7,485
	481,267	7,098	44,508	51,606	1,539	534,412	535,278

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial liabilities within bonds and notes and loan capital. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.
3	Includes life insurance contract liabilities of $685 million (2012: $774 million) measured in accordance with AASB 1038 Life insurance contract liabilities and life investment contract liabilities of $31,703 million (2012: $28,763 million) which have been designated at fair value through profit or loss in terms under AASB 139. None of the fair value is attributable to changes in the credit risk of the life investment contract liabilities.

(ii)	VALUATION METHODOLOGY

A significant number of financial instruments are carried on balance sheet at fair value.

The best evidence of fair value is a quoted price in an active market. Accordingly, wherever possible fair value is based on the quoted market price of the financial instrument.

In the event that there is no quoted market price for the instrument, fair value is based on present value estimates or other market accepted valuation techniques. The valuation models incorporate the impact of bid/ask spreads, counterparty credit spreads, funding costs and other factors that would influence the fair value determined by a market participant.

The majority of valuation techniques employ only observable market data. However, for certain financial instruments the valuation technique may employ some data (valuation inputs or components) which is not readily observable in the current market. In these cases valuation inputs (or components of the overall value) are derived and extrapolated from other relevant market data and tested against historic transactions and observed market trends. Valuations using one or more non–observable data inputs require professional judgement.

ANZ has a control framework that ensures that the fair value is either determined or validated by a function independent of the party that undertakes the transaction.

Where quoted market prices are used, independent price determination or validation is obtained. For fair values determined using a valuation model, the control framework may include, as applicable, independent development or validation of: (i) valuation models; (ii) any inputs to those models; and (iii) any adjustments required outside of the valuation model, and, where possible, independent validation of model outputs.

The tables below provide an analysis of the methodology used for valuing financial assets and financial liabilities carried at fair value. The fair value of the financial instrument has been allocated in full to the category in a fair value hierarchy which most appropriately reflects the determination of the fair value. This allocation is based on the categorisation of the lowest level input or component into a valuation model that is significant to the reported fair value of the financial instrument. The significance of an input is assessed against the reported fair value of the financial instrument and considers various factors specific to the financial instrument.

NOTES TO THE FINANCIAL STATEMENTS 151

34: Fair Value of Financial Assets and Financial Liabilities (continued)

The allocation into the fair value hierarchy is determined as follows:

}

Level 1 – Financial instruments that have been valued by reference to unadjusted quoted prices in active markets for identical financial assets or liabilities. This category includes financial instruments valued using quoted yields where available for specific debt securities.

}

Level 2 – Financial instruments that have been valued through valuation techniques incorporating inputs other than quoted prices within Level 1 that are observable for the financial asset or liability, either directly or indirectly.

}

Level 3 – Financial instruments that have been valued using valuation techniques which incorporate significant inputs for the financial asset or liability that are not based on observable market data (unobservable inputs).

The methods used in valuing different classes of financial assets or liabilities are described in section (i) on pages 147 to 151. There have been no substantial changes in the valuation techniques applied to different classes of financial instruments since the previous year. The Group continuously monitors the relevance of inputs used and calibrates its valuation models where there is evidence that changes are required to ensure that the resulting valuations remain appropriate.

			Valuation techniques
	Quoted market price		Using observable inputs		With significant non–observable inputs		Total
Consolidated	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
Financial assets
Trading securities[1]	37,645	36,797	3,643	3,804	–	1	41,288	40,602
Derivative financial instruments	826	678	44,852	47,916	200	335	45,878	48,929
Available–for–sale financial assets	23,900	16,098	4,199	4,433	36	31	28,135	20,562
Investments relating to insurance business[2]	21,029	20,909	10,949	8,673	105	313	32,083	29,895
Loans and advances (designated at fair value)	–	–	136	104	–	–	136	104
	83,400	74,482	63,779	64,930	341	680	147,520	140,092

Financial liabilities
Trading securities	2,505	1,742	56	12	–	–	2,561	1,754
Derivative financial instruments	803	750	46,269	51,414	437	475	47,509	52,639
Deposits and other borrowings (designated at fair value)	–	–	4,240	4,346	–	–	4,240	4,346
Bonds and notes (designated at fair value)	–	–	5,600	6,465	–	–	5,600	6,465
Life investment contract liabilities	–	–	31,703	28,763	–	–	31,703	28,763
External unit holder liabilities (life insurance funds)	–	–	3,511	3,949	–	–	3,511	3,949
Loan capital (designated at fair value)	–	–	700	633	–	–	700	633
Total	3,308	2,492	92,079	95,582	437	475	95,824	98,549

			Valuation techniques
	Quoted market price		Using observable inputs		With significant non–observable inputs		Total
The Company	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
Financial assets
Trading securities	27,939	26,855	3,525	3,634	–	1	31,464	30,490
Derivative financial instruments	826	676	39,985	42,255	200	335	41,011	43,266
Available-for-sale financial assets	20,905	14,901	2,889	2,914	29	26	23,823	17,841
Loans and advances (designated at fair value)	–	–	94	65	–	–	94	65
	49,670	42,432	46,493	48,868	229	362	96,392	91,662

Financial liabilities
Trading securities	1,919	1,244	56	12	–	–	1,975	1,256
Derivative financial instruments	803	746	40,587	44,826	437	475	41,827	46,047
Bonds and notes (designated at fair value)	–	–	5,600	6,465	–	–	5,600	6,465
Loan capital (designated at fair value)	–	–	700	633	–	–	700	633
	2,722	1,990	46,943	51,936	437	475	50,102	54,401

1	$3.7 billion (Company: nil) of trading securities which were categorised as Level 2 in 2012 have been restated to Level 1 for the 2012 year as they are valued using quoted yields.
2	$5.9 billion (Company: nil) of Investments relating to insurance business which were categorised as Level 2 in 2012 have been restated to Level 1 for the 2012 year as they are valued using quoted prices or yields.

34: Fair Value of Financial Assets and Financial Liabilities (continued)

(iii)	ADDITIONAL INFORMATION FOR FINANCIAL INSTRUMENTS CARRIED AT FAIR VALUE WHERE THE VALUATION INCORPORATES NON-OBSERVABLE MARKET DATA

Changes In Fair Value

The following table presents the composition of financial instruments measured at fair value with significant non-observable inputs.

	Financial assets								Financial liabilities
	Trading securities		Derivatives		Available-for-sale		Investments relating to insurance business		Derivatives
Consolidated	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
Asset backed securities	–	1	–	–	2	2	2	–	–	–
Illiquid corporate bonds	–	–	–	–	11	9	–	–	–	–
Structured credit products	–	–	137	243	–	–	–	94	(169)	(346)
Managed funds (suspended)	–	–	–	–	–	–	31	133	–	–
Alternative assets	–	–	–	–	23	20	72	86	–	–
Other derivatives	–	–	63	92	–	–	–	–	(268)	(129)
Total	–	1	200	335	36	31	105	313	(437)	(475)

The Company
Asset backed securities	–	1	–	–	–	–	n/a	n/a	–	–
Illiquid corporate bonds	–	–	–	–	9	6	n/a	n/a	–	–
Structured credit products	–	–	137	243	–	–	n/a	n/a	(169)	(346)
Alternative assets	–	–	–	–	20	20	n/a	n/a	–	–
Other derivatives	–	–	63	92	–	–	n/a	n/a	(268)	(129)
Total	–	1	200	335	29	26	n/a	n/a	(437)	(475)

Asset backed securities and illiquid corporate bonds comprise illiquid bonds where the effect on fair value of issuer credit cannot be directly or indirectly observed in the market.

Structured credit products categorised as derivatives comprise the structured credit intermediation trades that the Group entered into from 2004 to 2007 whereby it sold protection using credit default swaps over certain structures, and mitigated risk by purchasing protection via credit default swaps from US financial guarantors over the same structures. These trades are valued using complex models with certain inputs relating to the reference assets and derivative counterparties not being observable in the market.

Structured credit products categorised as investments relating to insurance business comprise collateralised debt and loan obligations where there is a lack of active trading and limited observable market data.

Managed funds (suspended) are comprised of fixed income and mortgage investments in managed funds that are illiquid and are not currently redeemable.

Alternative assets are largely comprised of various investments in unlisted equity securities. No active market exists for these securities and the valuation model incorporates significant unobservable inputs.

Other derivatives predominantly comprise interest rate swaptions containing multi-callable features. Modelling uncertainties and complexities are inherent in the valuation model which result in a significant range of possible valuation outcomes for these financial assets and liabilities.

NOTES TO THE FINANCIAL STATEMENTS     153

34: Fair Value of Financial Assets and Financial Liabilities (continued)

The following table details movements in the balance of Level 3 financial assets and liabilities. Derivatives are categorised on a portfolio basis and classified as either financial assets or financial liabilities based on whether the closing balance is an unrealised gain or loss. This could be different to the opening balance.

	Financial assets								Financial liabilities
	Trading securities		Derivatives		Available-for-sale		Insurance investments		Derivatives
Consolidated	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
Opening balance	1	62	335	609	31	519	313	359	(475)	(789)
New purchases and issues	–	–	–	5	3	–	11	29	–	(1)
Disposals (sales) and cash settlements	–	(60)	(79)	–	(3)	–	(183)	(79)	57	–
Transfers:
Transfers into the category	–	–	16	84	4	24	–	–	(7)	(128)
Transfers out of the category	(1)	–	–	(4)	–	(508)	–	–	–	1
Fair value gain/(loss) recorded in the income statement	–	(1)	(72)	(359)	–	(4)	(36)	4	(12)	442
Fair value gain (loss) recognised in equity	–	–	–	–	1	–	–	–	–	–
Closing balance	–	1	200	335	36	31	105	313	(437)	(475)

The Company
Opening balance	1	62	335	609	26	372	n/a	n/a	(475)	(789)
New purchases and issues	–	–	–	5	–	–	n/a	n/a	–	(1)
Disposals (sales) and cash settlements	–	(60)	(79)	–	(2)	–	n/a	n/a	57	–
Transfers:
Transfers into the category	–	–	16	84	4	20	n/a	n/a	(7)	(128)
Transfers out of the category	(1)	–	–	(4)	–	(366)	n/a	n/a	–	1
Fair value gain/(loss) recorded in the income statement	–	(1)	(72)	(359)	–	–	n/a	n/a	(12)	442
Fair value gain (loss) recognised in equity	–	–	–	–	1	–	n/a	n/a	–	–
Closing balance	–	1	200	335	29	26	n/a	n/a	(437)	(475)

Transfers out of Level 3 relate principally to certain assets and liabilities where the valuation model has been altered to include only observable inputs.

Transfers in to Level 3 predominantly comprise reverse mortgage swaps where certain valuation parameters became unobservable during the year.

Sensitivity to data inputs

Where valuation techniques use assumptions due to significant data inputs not being directly observed in the market place, changing these assumptions changes the resultant estimate of fair value. The Group’s exposure to financial instruments whose valuations incorporate significant unobservable inputs is limited to a small number of financial instruments which comprise an insignificant component to total assets and liabilities measured at fair value. In these circumstances, changes in the assumptions generally have minimal impact on the income statement and net assets of ANZ. An exception to this is the ‘back-to-back’ structured credit intermediation trades which although do not have a significant impact on the current year’s sensitivity analysis due to the benign current market environment, could have a larger impact should market conditions change. This is as a result of their significant exposure to market risk and/or credit risk.

Principal inputs used in the determination of fair value of financial instruments included in this group include counterparty credit spreads, market-quoted CDS prices, recovery rates, default probabilities, correlation curves and other inputs, some of which may not be directly observable in the market. For both the Group and the Company, the potential effect of changing prevailing assumptions to reasonably possible alternative assumptions for valuing these financial instruments could result in an increase of $10 million (2012: $27 million) or a decrease of $7 million (2012: $18 million) in net derivative financial instruments as at 30 September 2013. The ranges of reasonably possible alternative assumptions are established by application of professional judgement and analysis of the data available to support each assumption.

Deferred fair value gains and losses

Where the fair value of a financial instrument is determined using non-observable data that has a significant impact on the valuation of the instrument, any difference between the transaction price and the amount determined based on the valuation technique arising on initial recognition of the financial instrument (day one gain or loss) is deferred on the balance sheet. Subsequently, the day one gain or loss is recognised in the income statement only to the extent that it arises from a change in factors (including time) that a market participant would consider in setting the price for the instrument.

The aggregate amount of day one gain/(loss) not recognised in the income statement on the initial recognition of the financial instrument, because the difference between the transaction price and the modelled valuation price was not fully supported by inputs that were observable, amounted to $4 million (2012: $4 million). $1 million (2012: $3 million) in unrecognised gains was added during the year with $1 million (2012: $1 million) being recognised in the income statement during the year through the amortisation process.

(iv)	ADDITIONAL INFORMATION FOR FINANCIAL INSTRUMENTS DESIGNATED AT FAIR VALUE THROUGH PROFIT OR LOSS

Financial assets designated at fair value through profit or loss

The category, loans and advances, includes certain loans designated at fair value through profit or loss in order to eliminate an accounting mismatch which would arise if the asset were otherwise carried at amortised cost. This mismatch arises as the derivative financial instruments, which were acquired to mitigate interest rate risk of the loans and advances, are measured at fair value through profit or loss. By designating the economically hedged loans, the movements in the fair value attributable to changes in interest rate risk will also be recognised in the income statement in the same periods.

At balance date, the credit exposure of the Group on these assets was $136 million (2012: $104 million) and for the Company was $94 million (2012: $65 million). For the Group and Company $66 million (2012: $66 million) of this exposure was mitigated by collateral held.

154

34: Fair Value of Financial Assets and Financial Liabilities (continued)

The cumulative change in fair value attributable to change in credit risk was, for the Group, a reduction to the assets of $2 million (2012: $4 million). For the Company the cumulative change to the assets was $nil (2012: $nil). The amount recognised in the income statement attributable to changes in credit risk for the Group was a gain of $2 million (2012: $1 million loss) and for the Company $nil (2012: $nil).

The change in fair value of the designated financial assets attributable to changes in credit risk has been calculated by determining the change in credit rating and credit spread implicit in the loans and advances issued by entities with similar credit characteristics.

Financial liabilities designated at fair value through profit or loss

Parts of loan capital, bonds and notes and deposits and other borrowings have been designated as financial liabilities at fair value through profit or loss in order to eliminate an accounting mismatch which would arise if the liabilities were otherwise carried at amortised cost. This mismatch arises as the derivatives acquired to mitigate interest rate risk within the financial liabilities are measured at fair value through profit or loss.

Life investment contracts are designated at fair value through profit or loss in accordance with AASB 1038.

External unitholder liabilities, which are not included in the table below, represent the external unitholder share of the ‘Investments relating to insurance business’ which are designated at fair value through the profit or loss.

The table below compares the carrying amount of financial liabilities carried at full fair value, to the contractual amount payable at maturity and fair value gains and losses recognised during the period on liabilities carried at full fair value that are attributable to changes in ANZ’s own credit rating.

	Life investment		Deposits and other
	contract liabilities		borrowings		Bonds and notes		Loan capital
Consolidated	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
Carrying Amount	31,703	28,763	4,240	4,346	5,600	6,465	700	633
Amount by which the consideration payable at maturity is greater/(less) than carrying amount	–	–	–	(3)	(158)	(123)	(5)	(12)
Cumulative change in liability value attributable to own credit risk:
- opening cumulative (gain)/loss	–	–	–	–	(60)	(151)	(4)	(32)
- gain (loss) recognised during the year	–	–	–	–	47	91	16	28
- closing cumulative (gain)/loss	–	–	–	–	(13)	(60)	12	(4)

			Deposits and other
			borrowings		Bonds and notes		Loan capital
The Company			2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
Carrying Amount			–	–	5,600	6,465	700	633
Amount by which the consideration payable at maturity is greater/(less) than carrying amount			–	–	(158)	(123)	(5)	(12)
Cumulative change in liability value attributable to own credit risk:
- opening cumulative (gain)/loss			–	–	(60)	(151)	(4)	(32)
- gain (loss) recognised during the year			–	–	47	91	16	28
- closing cumulative (gain)/loss			–	–	(13)	(60)	12	(4)
For each of loan capital, bonds and notes and deposits and other borrowings, the change in fair value attributable to changes in credit risk has been determined as the amount of change in fair value that is not attributable to changes in market conditions that give rise to market risks (benchmark interest rate and foreign exchange rates).

35: Maturity Analysis of Assets and Liabilities

The following is an analysis, by remaining contractual maturities at balance date, of selected asset and liability accounts and represents the actual obligation date expected for the asset or liability to be recovered or settled within one year, and greater than one year.

	2013				2012
Consolidated	Due within one year $m	Greater than one year $m	No maturity specified $m	Total $m	Due within one year $m	Greater than one year $m	No maturity specified $m	Total $m
Due from other financial institutions	22,096	81	–	22,177	17,037	66	–	17,103
Available-for-sale assets	8,605	19,466	64	28,135	8,936	11,494	132	20,562
Net loans and advances	110,778	358,517	–	469,295	101,577	326,246	–	427,823
Investments relating to insurance business	3,336	6,548	22,199	32,083	3,938	6,168	19,789	29,895
Due to other financial institutions	36,298	8	–	36,306	30,502	36	–	30,538
Deposits and other borrowings	420,965	18,709	–	439,674	377,113	20,010	–	397,123
Bonds and notes	10,222	60,154	–	70,376	15,005	48,093	–	63,098
Policy liabilities	31,703	–	685	32,388	28,763	–	774	29,537
External unit holder liabilities (life insurance funds)	3,511	–	–	3,511	3,949	–	–	3,949
Loan capital	1,893	9,846	1,065	12,804	–	10,961	953	11,914

NOTES TO THE FINANCIAL STATEMENTS     155

36: Segment Analysis

(i)	DESCRIPTION OF SEGMENTS

The Group operates on a divisional structure with Australia, IIB, New Zealand and Global Wealth being the major operating divisions. The IIB and Global Wealth divisions are co-ordinated globally.

The segments and product and services categories as reported below are consistent with internal reporting provided to the chief operating decision maker, being the Chief Executive Officer.

The primary sources of external revenue across all divisions are interest income, fee income and trading income. The Australia and New Zealand divisions derive revenue from products and services from retail banking and commercial banking. IIB derives its revenue from retail banking, and institutional and commercial products and services. Global Wealth derives revenue from wealth products and private banking. GTSO (including Group Centre) provides support to all divisions, including risk management, financial management, strategy and marketing, human resources and corporate affairs.

Effective 1 October 2012, Corporate Banking Australia transferred to Australia Division from IIB and comparatives have been restated accordingly.

(ii)	OPERATING SEGMENTS

Transactions between business units across segments within ANZ are conducted on an arms length basis.

Year ended 30 September 2013 ($m)	Australia	International and Institutional Banking	New Zealand	Global Wealth	GTSO	Other items[1]	Group Total
External interest income	16,424	7,384	4,452	317	50	–	28,627
External interest expense	(5,726)	(2,670)	(2,137)	(406)	(4,916)	(14)	(15,869)
Adjustment for intersegment interest	(4,020)	(1,048)	(455)	214	5,309	–	–
Net interest income	6,678	3,666	1,860	125	443	(14)	12,758
Other external operating income	1,186	2,421	347	1,385	(215)	82	5,206
Share net profit/(loss) of equity accounted investments	3	477	1	–	1	–	482
Segment revenue	7,867	6,564	2,208	1,510	229	68	18,446
Other external expenses	(2,088)	(2,395)	(997)	(807)	(1,949)	–	(8,236)
Net intersegment expenses	(863)	(575)	45	(137)	1,530	–	–
Operating expenses	(2,951)	(2,970)	(952)	(944)	(419)	–	(8,236)
Profit before income tax and provision for credit impairment	4,916	3,594	1,256	566	(190)	68	10,210
Provision for credit impairment	(820)	(317)	(37)	(4)	(19)	9	(1,188)
Segment result before tax	4,096	3,277	1,219	562	(209)	77	9,022
Income tax expense	(1,223)	(837)	(338)	(93)	54	(303)	(2,740)
Non-controlling interests	–	(10)	–	–	–	–	(10)
Profit after income tax attributed to shareholders of the company	2,873	2,430	881	469	(155)	(226)	6,272
Non-cash expenses						–
Depreciation and amortisation	(114)	(210)	(76)	(33)	(246)	(2)	(681)
Equity-settled share based payment expenses	(23)	(120)	(18)	(14)	(23)	(2)	(200)
Provision for credit impairment	(820)	(317)	(37)	(4)	(19)	9	(1,188)
Financial position
Goodwill	–	1,122	1,763	1,614	–	–	4,499
Shares in associates	9	4,017	3	9	85	–	4,123
Total external assets	274,533	296,524	85,229	49,010	(2,113)	(192)	702,991
Total external liabilities	165,903	254,702	64,565	51,237	121,040	(71)	657,376

1	In evaluating the performance of the operating segments, certain items are removed from the operating segment results, where they are not considered integral to the ongoing performance of the segment and are evaluated separately. These items are set out in part (iii) of this note (refer pages 208 to 209 for further analysis).

36: Segment Analysis (continued)

Year ended 30 September 2012 ($m)	Australia	International and Institutional Banking	New Zealand	Global Wealth	GTSO	Other items[1]	Group Total
External interest income	17,825	7,980	4,286	325	122	–	30,538
External interest expense	(6,643)	(3,146)	(1,857)	(416)	(6,365)	(1)	(18,428)
Adjustment for intersegment interest	(5,019)	(1,167)	(649)	213	6,621	1	–
Net interest income	6,163	3,667	1,780	122	378	–	12,110
Other external operating income	1,195	2,361	315	1,318	154	(137)	5,206
Share net profit/(loss) of equity accounted investments	(2)	399	–	–	(2)	–	395
Segment revenue	7,356	6,427	2,095	1,440	530	(137)	17,711
Other external expenses	(2,207)	(2,540)	(1,082)	(828)	(1,861)	–	(8,518)
Net intersegment expenses	(795)	(529)	21	(139)	1,441	–	(1)
Operating expenses	(3,002)	(3,069)	(1,061)	(967)	(420)	–	(8,519)
Profit before income tax and provision for credit impairment	4,354	3,358	1,034	473	110	(137)	9,192
Provision for credit impairment	(642)	(451)	(148)	(4)	(13)	60	(1,198)
Segment result before tax	3,712	2,907	886	469	97	(77)	7,994
Income tax expense	(1,114)	(790)	(244)	(123)	36	(92)	(2,327)
Non-controlling interests	–	(6)	–	–	–	–	(6)
Profit after income tax attributed to shareholders of the company	2,598	2,111	642	346	133	(169)	5,661
Non-cash expenses
Depreciation and amortisation	(115)	(181)	(60)	(38)	(223)	4	(613)
Equity-settled share based payment expenses	(27)	(104)	(16)	(12)	(29)	(1)	(189)
Provision for credit impairment	(642)	(451)	(148)	(4)	(12)	59	(1,198)
Financial position
Goodwill	–	1,014	1,604	1,594	–	–	4,212
Shares in associates	6	3,426	2	9	68	9	3,520
Total external assets	256,805	267,467	73,807	45,472	(1,256)	(168)	642,127
Total external liabilities	158,289	228,333	57,917	46,245	110,252	(129)	600,907

1	In evaluating the performance of the operating segments, the results are adjusted for certain items where they are not considered integral to the ongoing performance of the segment and are evaluated separately. These items are set out in part (iii) of this note (refer pages 208 to 209 for further analysis). From 1 October 2012, the Group revised its methodology for determining non-core items. 30 September 2012 information has been restated on a consistent basis.

(iii)	OTHER ITEMS

The table below sets out the profit after tax impact of other items.

		Profit after tax
Item	Related segment	2013 $m	2012 $m
Treasury shares adjustment	Australia	(84)	(96)
Revaluation of policy liabilities	Australia and New Zealand	(46)	41
Economic hedging – fair value (gains)/losses	Australia, IIB and New Zealand	13	(229)
Revenue and net investment hedges (gains)/losses	GTSO	(159)	53
Structured credit intermediation trades	IIB	50	62
Total		(226)	(169)

NOTES TO THE FINANCIAL STATEMENTS     157

36: Segment Analysis (continued)

(iv)	EXTERNAL SEGMENT REVENUE BY PRODUCTS AND SERVICES

The table below sets out revenue from external customers for groups of similar products and services.

	Revenue
	2013 $m	2012 $m
Retail	6,602	6,120
Commercial	4,204	4,037
Wealth	1,510	1,440
Institutional	5,302	5,232
Partnerships	403	347
Other	425	535
	18,446	17,711

(v)	GEOGRAPHICAL INFORMATION

The following table sets out revenue and non-current assets1 based on the geographical locations in which the Group operates.

	Australia		APEA		New Zealand		Total
Consolidated	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
Total external revenue[1]	12,447	12,117	3,180	2,801	2,819	2,793	18,446	17,711
Non-current assets[2]	307,162	288,171	33,640	21,162	66,073	54,562	406,875	363,895

1	Includes net interest income.
2	Non-current assets referred to are assets that are expected to be recovered more than 12 months after balance date. They do not include financial instruments, deferred tax assets, post-employment benefits assets or rights under insurance contracts.

37: Notes to the Cash Flow Statements

A)	RECONCILIATION OF NET PROFIT AFTER INCOME TAX TO NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Operating profit after income tax attributable to shareholders of the Company	6,272	5,661	5,346	4,875
Adjustment to reconcile operating profit after income tax to net cash provided by/(used in) operating activities
Provision for credit impairment	1,188	1,198	1,132	985
Depreciation and amortisation	781	723	533	483
(Profit)/loss on sale of businesses	(20)	(4)	(11)	(20)
(Profit)/loss on sale of premises and equipment	2	23	(1)	17
(Profit)/loss on sale of available-for-sale assets	–	(225)	–	(164)
Impairment on available-for-sale assets transferred to profit and loss	3	44	3	35
Net derivatives/foreign exchange adjustment	5,814	3,568	5,664	2,384
Equity settled share-based payments expense[1]	119	134	90	134
Other non-cash movements	(303)	(27)	(8)	289

Net (increase)/decrease in operating assets
Trading securities	768	(4,589)	(736)	(2,275)
Liquid assets	(72)	435	860	419
Due from other banks	674	(4,256)	746	(3,886)
Loans and advances	(28,952)	(32,748)	(24,295)	(28,592)
Investments backing policy liabilities[2]	(3,402)	(1,537)	–	–
Net intra-group loans and advances	–	–	(3,734)	(283)
Interest receivable	133	(110)	197	(88)
Accrued income	(25)	25	(59)	4
Net tax assets	246	(525)	(273)	(839)

Net (decrease)/increase in operating liabilities
Deposits and other borrowings[2]	27,184	32,630	23,668	30,834
Due to other financial institutions	3,033	4,184	4,283	4,836
Change in policy liabilities	3,669	2,449	–	–
Payables and other liabilities	969	209	929	441
Interest payable	(464)	(399)	(464)	(179)
Accrued expenses	(17)	(455)	(74)	(368)
Provisions including employee entitlements	6	(47)	81	(53)
Total adjustments	11,334	700	8,531	4,114
Net cash provided by/(used in) operating activities	17,606	6,361	13,877	8,989

1	The equity settled share-based payments expense is net of on-market share purchases of $81 million (2012: $55 million) in the Group and the Company used to satisfy the obligation. Comparatives have been restated.
2	During the year the Group reclassified certain transactions undertaken by the Wealth business in relation to investments in securities issued by entities within the Group in order to better reflect the nature of the cash flows for the Group (2012: $1,032 million).

NOTES TO THE FINANCIAL STATEMENTS     159

37: Notes to the Cash Flow Statements (continued)

B)	RECONCILIATION OF CASH AND CASH EQUIVALENTS

Cash at the end of the period as shown in the statement of cash flows is reflected in the related items in the balance sheet as follows:

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Liquid assets	38,552	35,583	33,646	31,787
Due from other financial institutions	10,471	5,867	9,069	4,481
Cash and cash equivalents in the statement of cash flows	49,023	41,450	42,715	36,268

C) ACQUISITIONS AND DISPOSALS
	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Cash (inflows)/outflows from acquisitions and investments (net of cash acquired)
Purchases of controlled entities and businesses	1	11	–	10
Investments in controlled entities	–	–	483	327
Purchases of interest in associates	1	–	1	–
	2	11	484	337
Cash inflows from disposals (net of cash disposed)
Disposals of controlled entities	56	–	–	–
Disposals of associates	25	18	25	36
	81	18	25	36

D) NON-CASH FINANCING ACTIVITIES
Share capital issues
Dividends satisfied by share issue	843	1,461	843	1,461
Dividends satisfied by bonus share issue	71	80	71	80
	914	1,541	914	1,541

E)	FINANCING ARRANGEMENTS

There were no financing arrangements in place in 2013 or 2012.

38: Controlled Entities

	Incorporated in	Nature of business
Ultimate parent of the Group Australia and New Zealand Banking Group Limited	Australia	Banking
All controlled entities are 100% owned unless otherwise noted.
The material controlled entities of the Group are:
ANZ Bank (Lao) Limited[3]	Laos	Banking
ANZ Bank (Taiwan) Limited[1]	Taiwan	Banking
ANZ Bank (Vietnam) Limited[1]	Vietnam	Banking
ANZ Capel Court Limited	Australia	Securitisation Manager
ANZ Capital Hedging Pty Ltd	Australia	Hedging
ANZ Commodity Trading Pty Ltd	Australia	Finance
ANZcover Insurance Pty Ltd	Australia	Captive-Insurance
ANZ Trustees Limited	Australia	Trustee/Nominee
ANZ Funds Pty Ltd	Australia	Holding Company
ANZ Bank (Europe) Limited[1]	United Kingdom	Banking
ANZ Bank (Kiribati) Limited[1,2]	Kiribati	Banking
ANZ Bank (Samoa) Limited[1]	Samoa	Banking
ANZcover Insurance Pte Ltd[1]	Singapore	Captive-Insurance
ANZ Holdings (New Zealand) Limited[1]	New Zealand	Holding Company
ANZ Bank New Zealand Limited[1]	New Zealand	Banking
ANZ Investment Services (New Zealand) Limited[1]	New Zealand	Funds Management
ANZ New Zealand (Int’l) Limited[1]	New Zealand	Finance
ANZNZ Covered Bond Trust[1]	New Zealand	Finance
ANZ Wealth New Zealand Limited[1] (formerly OnePath Holdings (NZ) Limited)	New Zealand	Holding Company
OnePath Insurance Holdings (NZ) Limited[1]	New Zealand	Holding Company
OnePath Life (NZ) Limited[1]	New Zealand	Insurance
Arawata Holdings Limited[1]	New Zealand	Property Holding Company
Private Nominees Limited[1]	New Zealand	Nominee
UDC Finance Limited[1]	New Zealand	Finance
ANZ International (Hong Kong) Limited[1]	Hong Kong	Holding Company
ANZ Asia Limited[1]	Hong Kong	Banking
ANZ Bank (Vanuatu) Limited[4]	Vanuatu	Banking
ANZ International Private Limited[1]	Singapore	Holding Company
ANZ Singapore Limited[1]	Singapore	Merchant Banking
ANZ Royal Bank (Cambodia) Limited[1,2]	Cambodia	Banking
Votraint No. 1103 Pty Ltd	Australia	Investment
ANZ Lenders Mortgage Insurance Pty Ltd	Australia	Mortgage Insurance
ANZ Residential Covered Bond Trust	Australia	Finance
ANZ Wealth Australia Limited	Australia	Holding Company
OnePath Custodians Pty Limited	Australia	Trustee
OnePath Funds Management Limited	Australia	Funds Management
OnePath General Insurance Pty Limited	Australia	Insurance
OnePath Life Australia Holdings Pty Limited	Australia	Holding Company
OnePath Life Limited	Australia	Insurance
Australia and New Zealand Banking Group (PNG) Limited[1]	Papua New Guinea	Banking
Australia and New Zealand Bank (China) Company Limited[1]	China	Banking
Chongqing Liangping ANZ Rural Bank Company Limited[1]	China	Banking
Citizens Bancorp	Guam	Holding Company
ANZ Guam Inc.[5]	Guam	Banking
Esanda Finance Corporation Limited	Australia	General Finance
ETRADE Australia Limited	Australia	Holding Company
ETRADE Australia Securities Limited	Australia	Online Stockbroking
PT Bank ANZ Indonesia[1,2]	Indonesia	Banking

1	Audited by overseas KPMG firms.
2	Non-controlling interests hold ordinary shares or units in the controlled entities listed above as follows: ANZ Bank (Kiribati) Limited – 150,000 $1 ordinary shares (25%) (2012: 150,000 $1 ordinary shares (25%)); PT Bank ANZ Indonesia – 16,500 IDR 1 million shares (1%) (2012: 16,500 IDR 1 million shares (1%)); ANZ Royal Bank (Cambodia) Limited – 319,500 USD100 ordinary shares (45%) (2012: 319,500 USD100 ordinary shares (45%)).
3	Audited by Ernst & Young.
4	Audited by Hawkes Law.
5	Audited by Deloitte Guam.

NOTES TO THE FINANCIAL STATEMENTS     161

39: Associates

Significant associates of the Group are as follows:

	Date became an associate	Ownership interest held	Voting interest	Incorporated in	Carrying value 2013 $m	Carrying value 2012 $m	Fair value[1] $m	Reporting date	Principal activity
AMMB Holdings Berhad	May 2007	24%	24%	Malaysia	1,282	1,143	1,753	31 March	Banking
PT Bank Pan Indonesia[2]	April 2001	39%	39%	Indonesia	692	668	542	31 December	Banking
Shanghai Rural Commercial Bank	September 2007	20%	20%	Peoples Republic of China	1,261	959	n/a	31 December	Banking
Bank of Tianjin[3]	June 2006	18%	18%	Peoples Republic of China	601	448	n/a	31 December	Banking
Saigon Securities Inc.[2,3,4]	July 2008	18%	18%	Vietnam	54	74	52	31 December	Stockbroking
Metrobank Card Corporation	October 2003	40%	40%	Philippines	58	50	n/a	31 December	Cards Issuing
Other associates					175	178
Total carrying value of associates					4,123	3,520

1	Applicable to those investments in associates where there are published price quotations. Fair value is based on a price per share and does not include any adjustments for holding size.
2	A value-in-use estimation supports the carrying value of this investment.
3	Significant influence is established via representation on the Board of Directors.
4	During the 2013 year the investment in Saigon Securities Inc. was written down by $26 million (2012: $31 million).

	2013 $m	2012 $m
Aggregated assets of significant associates (100%)	192,480	140,610
Aggregated liabilities of significant associates (100%)	177,542	128,245
Aggregated revenues of significant associates (100%)	9,806	8,244
Aggregated profits of significant associates (100%)	2,013	1,761

	Consolidated
	2013 $m	2012 $m
Results of associates
Share of associates profit before income tax	637	542
Share of income tax expense	(160)	(135)
Share of associates net profit – as disclosed by associates	477	407
Adjustments[1]	5	(12)
Share of associates net profit accounted for using the equity method	482	395

1	The results differ from the published results of these entities due to the application of IFRS, Group Policies and acquisition adjustments.

40: Transfers of Financial Assets

The Group enters into transactions in the normal course of business by which it transfers financial assets directly to third parties or to special purpose entities (SPEs). These transfers may give rise to the full or partial derecognition of those financial assets.

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Full derecognition occurs when the Group transfers its contractual right to receive cash flows from the financial assets, or retains the right but assumes an obligation to pass on the cash flows from the asset, and transfers substantially all the risks and rewards of ownership. These risks include credit, interest rate, currency, prepayment and other price risks.

}

Partial derecognition occurs when the Group sells or otherwise transfers financial assets in such a way that some, but not substantially all, of the risks and rewards of ownership are transferred but control is retained. These financial assets continue to be recognised on the balance sheet to the extent of the Group’s continuing involvement.

Group-originated financial assets that do not qualify for derecognition typically relate to repurchase agreements and loans that have been transferred under arrangements by which the Group retains a continuing involvement in the transferred assets. Continuing involvement may entail retaining the rights to future cash flows arising from the assets after investors have received their contractual terms, providing subordinated interests, liquidity support, continuing to service the underlying asset and entering into derivative transactions with the SPEs. In such instances, the Group continues to be exposed to risks associated with these transactions.

SECURITISATIONS

Net loans and advances include residential mortgages securitised under the Group’s securitisation programs which are assigned to bankruptcy remote SPEs to provide security for obligations payable on the notes issued by the SPEs. This includes mortgages that are held for potential repurchase agreement (REPO) with central banks. The noteholders have full recourse to the pool of residential mortgages which have been securitised. The Company cannot otherwise pledge or dispose of the transferred assets.

As holder of the securitised notes the Company retains the credit risk associated with the securitised mortgages. In addition, the Company is entitled to any residual income of the SPEs and, where the SPEs include interest rate and foreign currency derivatives that have not been externalised, the interest rate and foreign currency risk are held in the Company. The Company is therefore deemed to have retained the majority of the risks and rewards of the residential mortgages and as such continues to recognise the mortgages as financial assets. The obligations to repay this amount to the SPE is recognised as a financial liability of the Company. As the Group has control over the SPEs’ activities, they are consolidated by the Group.

COVERED BONDS

The Group operates various global covered bond programs to raise funding in the primary market. Net loans and advances include residential mortgages assigned to bankruptcy remote SPEs associated with these covered bond programs to provide security for the obligations payable on the covered bonds issued by the Group. The covered bond holders have dual recourse to the issuer and the cover pool of assets. The issuer cannot otherwise pledge or dispose of the transferred assets, however, it may repurchase and substitute assets as long as the required cover is maintained.

The Company, as an issuer of covered bonds is required to maintain the cover pool at a level sufficient to cover the bond obligations. Therefore, the majority of the credit risk associated with the underlying mortgages within the cover pool is retained by the Company. In addition, the Company is entitled to any residual income of the covered bond SPE and where the SPE includes interest rate and foreign currency derivatives that have not been externalised, the interest rate and foreign currency risk are held in the Company. The Company is therefore deemed to have retained the majority of the risks and rewards of the residential mortgages and as such continues to recognise the mortgages as financial assets. The obligation to repay this amount to the SPE is recognised as a financial liability of the Company. As the Group has control over the SPE’s activities, they are consolidated by the Group. The external covered bonds issued are included within Bonds and Notes.

REPURCHASE AGREEMENTS

Securities sold subject to repurchase agreements are considered transferred assets that do not qualify for derecognition when substantially all the risks and rewards of ownership remain with the Group. An associated liability is recognised for the consideration received from the counterparty.

The table below sets out the balance of assets transferred that do not qualify for derecognition, along with the associated liabilities.

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Securitisations[1,2]
Current carrying amount of assets transferred	–	–	41,718	41,789
Carrying amount of associated liabilities	–	–	41,718	41,789
Covered bonds[1]
Current carrying amount of assets transferred	–	–	16,558	11,304
Carrying amount of associated liabilities[3]	–	–	16,558	11,304

Repurchase agreements
Current carrying amount of assets transferred	1,547	536	1,347	289
Carrying amount of associated liabilities	1,540	528	1,341	286

1	The consolidated balances are nil as the Company balances relate to transfers to internal special purpose vehicles. The total covered bonds issued by the Group to external investors at 30 September 2013 was $17,639 million (2012: $11,162 million), secured by $21,770 million (2012: $15,276 million) of specified residential mortgages.
2	The securitisation noteholders have recourse only to the pool of residential mortgages which have been securitised. The carrying value of securitised assets and the associated liabilities approximate their fair value value.
3	The associated liability represents the Company’s liability to the covered bond SPE. Covered bonds issued by the Company to external investors at 30 September 2013 was $14,146 million (2012: $8,798 million).

NOTES TO THE FINANCIAL STATEMENTS     163

41: Fiduciary Activities

The Group conducts various fiduciary activities as follows:

INVESTMENT FIDUCIARY ACTIVITIES FOR TRUSTS

The Group conducts investment fiduciary activities for trusts, including deceased estates. These trusts have not been consolidated as the Group does not have direct or indirect control.

Where the Company or its controlled entities incur liabilities in respect of these operations as trustee, where the primary obligation is incurred in an agency capacity as trustee of the trust rather than on the Group’s own account, a right of indemnity exists against the assets of the applicable funds or trusts. As these assets are sufficient to cover the liabilities and it is therefore not probable that the Company or its controlled entities will be required to settle the liabilities, the liabilities are not included in the financial statements.

The aggregate amounts of funds concerned are as follows:

	2013 $m	2012 $m
Trusteeships	4,875	3,958

FUNDS MANAGEMENT ACTIVITIES

Funds management activities are conducted through Group controlled entities ANZ Wealth Australia Limited and ANZ Wealth New Zealand Limited and certain other subsidiaries of the Group. Funds under management in these entities are included in these consolidated financial statements where they are controlled by the Group.

The aggregate funds under management which are not included in these consolidated financial statements are as follows:

	2013 $m	2012 $m
ANZ Wealth Australia Limited	8,331	7,079
ANZ Wealth New Zealand Limited	7,335	5,845
Other controlled entities – New Zealand	7,751	6,673
Other controlled entities – Australia	10	22
	23,427	19,619

42: Commitments

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Property capital expenditure
Contracts for outstanding capital expenditure	77	78	54	70
Total capital expenditure commitments for property	77	78	54	70
Lease rentals
Land and buildings	1,633	1,561	1,918	1,313
Furniture and equipment	201	177	185	161
Total lease rental commitments	1,834	1,738	2,103	1,474
Not later than 1 year	423	400	375	330
Later than one year but not later than 5 years	945	887	981	767
Later than 5 years	466	451	747	377
Total lease rental commitments	1,834	1,738	2,103	1,474

43: Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets

CREDIT RELATED COMMITMENTS, GUARANTEES AND CONTINGENT LIABILITIES

Credit related commitments

Facilities provided

	Consolidated		The Company
	Contract amount 2013 $m	Contract amount 2012 $m	Contract amount 2013 $m	Contract amount 2012 $m
Undrawn facilities	170,670	141,355	134,622	118,461
Australia	85,091	77,137	85,081	77,119
New Zealand	18,754	16,822	–	–
Overseas markets	66,825	47,396	49,541	41,342
Total	170,670	141,355	134,622	118,461

Guarantees and contingent liabilities

Details of the estimated maximum amount of guarantees and contingent liabilities that may become payable are disclosed on the following pages. These guarantees and contingent liabilities relate to transactions that the Group has entered into as principal.

Documentary letters of credit involve the issue of letters of credit guaranteeing payment in favour of an exporter secured against an underlying shipment of goods or backed by a confirmatory letter of credit from another bank.

Performance related contingencies are liabilities that oblige the Group to make payments to a third party should the customer fail to fulfil the non-monetary terms of the contract.

To reflect the risk associated with these transactions, they are subjected to the same credit origination, portfolio management and collateral requirements for customers that apply for loans. The contract amount represents the maximum potential amount that could be lost if the counterparty fails to meet its financial obligations. As the facilities may expire without being drawn upon, the notional amounts do not necessarily reflect future cash requirements.

	Consolidated		The Company
	Contract amount 2013 $m	Contract amount 2012 $m	Contract amount 2013 $m	Contract amount 2012 $m
Financial guarantees	8,223	6,711	6,713	5,812
Standby letters of credit	4,437	2,450	3,873	2,156
Documentary letter of credit	3,197	3,201	2,312	2,689
Performance related contingencies	19,960	19,440	18,242	18,330
Other	715	581	709	632
Total	36,532	32,383	31,849	29,619

Australia	16,983	15,516	16,983	15,516
New Zealand	1,645	1,075	–	–
Asia Pacific, Europe & America	17,904	15,792	14,866	14,103
Total	36,532	32,383	31,849	29,619

OTHER BANK RELATED CONTINGENT LIABILITIES

GENERAL

There are outstanding court proceedings, claims and possible claims against the Group, the aggregate amount of which cannot readily be quantified. Appropriate legal advice has been obtained and, in the light of such advice, provisions as deemed necessary have been made. In some instances we have not disclosed the estimated financial impact as this may prejudice the interests of the Group.

i) Exception fees class action

Litigation funder IMF (Australia) Ltd commenced a class action against ANZ in 2010, followed by a second similar class action in March 2013. The separate actions are claimed to be on behalf of more than 40,000 ANZ customers for more than $50 million in fees claimed to have been charged to those customers. The second of the class actions is scheduled for trial commencing 2 December 2013. ANZ is defending it. In June 2013, litigation funder Litigation Lending Services (NZ) commenced a representative action against ANZ for certain fees charged to New Zealand customers since 2007. There is a risk that further claims could emerge in Australia, New Zealand or elsewhere.

ii) Security recovery actions

Various claims have been made or are anticipated, arising from security recovery actions taken to resolve impaired assets over recent years. ANZ will defend these claims and any future claims.

iii) Contingent tax liability

The Australian Taxation Office (ATO) is reviewing the taxation treatment of certain transactions undertaken by the Group in the course of normal business activities.

Risk reviews and audits are also being undertaken by revenue authorities in other jurisdictions, as part of normal revenue authority activity in those countries.

The Group has assessed these and other taxation claims arising in Australia and elsewhere, including seeking independent advice where appropriate, and considers that it holds appropriate provisions.

NOTES TO THE FINANCIAL STATEMENTS 165

43: Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets (continued)

iv) Interbank Deposit Agreement

ANZ has entered into an Interbank Deposit Agreement with the major banks in the payment system. This agreement is a payment system support facility certified by APRA, where the terms are such that if any bank is experiencing liquidity problems, the other participants are required to deposit equal amounts of up to $2 billion for a period of 30 days. At the end of 30 days the deposit holder has the option to repay the deposit in cash or by way of assignment of mortgages to the value of the deposit.

v) Clearing and settlement obligations

In accordance with the clearing and settlement arrangements set out:

}

in the Australian Payments Clearing Association Limited’s Regulations for the Australian Paper Clearing System, the Bulk Electronic Clearing System, the Consumer Electronic Clearing System and the High Value Clearing System (HVCS), the Company has a commitment to comply with rules which could result in a bilateral exposure and loss in the event of a failure to settle by a member institution; and

}

in the Austraclear System Regulations (Austraclear) and the CLS Bank International Rules, the Company has a commitment to participate in loss-sharing arrangements in the event of a failure to settle by a member institution.

For HVCS and Austraclear, the obligation arises only in limited circumstances.

vi)	Deed of Cross Guarantee in respect of certain controlled entities

Pursuant to class order 98/1418 (as amended) dated 13 August 1998, relief was granted to a number of wholly owned controlled entities from the Corporations Act 2001 requirements for preparation, audit, and lodgement of individual financial statements in Australia. The results of these companies are included in the consolidated Group results.

The entities to which relief was granted are:

}	ANZ Properties (Australia) Pty Ltd[1]

}	ANZ Capital Hedging Pty Ltd[1]

}	ANZ Orchard Investments Pty Ltd[2]

}	ANZ Securities (Holdings) Limited[3]

}	ANZ Commodity Trading Pty Ltd[4]

}	ANZ Funds Pty Ltd[1]

}	Votraint No. 1103 Pty Ltd[2]

}	ANZ Nominees Limited[5]

1	Relief originally granted on 21 August 2001.
2	Relief originally granted on 13 August 2002.
3	Relief originally granted on 9 September 2003.
4	Relief originally granted on 2 September 2008.
5	Relief originally granted on 11 February 2009.

It is a condition of the class order that the Company and each of the above controlled entities enter into a Deed of Cross Guarantee. A Deed of Cross Guarantee or subsequent Assumption Deeds under the class order were executed by them and lodged with the Australian Securities and Investments Commission. The Deed of Cross Guarantee is dated 1 March 2006. The effect of the Deed is that the Company guarantees to each creditor payment in full of any debt in the event of winding up any of the controlled entities under certain provisions of the Corporations Act 2001. If a winding up occurs in any other case, the Company will only be liable in the event that after six months any creditor has not been paid in full. The controlled entities have also given similar guarantees in the event that the Company is wound up.

43: Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets (continued)

The consolidated statement of comprehensive income and consolidated balance sheet of the Company and its wholly owned controlled entities which have entered into the Deed of Cross Guarantee in the relevant financial years are:

	Consolidated
	2013 $m	2012 $m
Profit before tax	7,196	6,497
Income tax expense	(1,784)	(1,549)
Profit after income tax	5,412	4,948
Foreign exchange differences taken to equity, net of tax	310	(275)
Change in fair value of available-for-sale financial assets, net of tax	15	(15)
Change in fair value of cash flow hedges, net of tax	(37)	39
Actuarial gains/(loss) on defined benefit plans, net of tax	(19)	(28)
Other comprehensive income, net of tax	269	(279)
Total comprehensive income	5,681	4,669
Retained profits at start of year	15,145	13,914
Profit after income tax	5,412	4,948
Ordinary share dividends provided for or paid	(4,082)	(3,691)
Transfer from reserves	1	2
Actuarial gains/(loss) on defined benefit plans after tax	(19)	(28)
Retained profits at end of year	16,457	15,145
Assets
Liquid assets	33,838	32,782
Available-for-sale assets/investment securities	23,823	17,841
Net loans and advances	371,983	349,048
Other assets	180,992	171,362
Premises and equipment	1,034	1,573
Total assets	611,670	572,606
Liabilities
Deposits and other borrowings	359,013	333,536
Income tax liability	932	804
Payables and other liabilities	211,835	200,479
Provisions	825	745
Total liabilities	572,605	535,564
Net assets	39,065	37,042
Shareholders’ equity[1]	39,065	37,042

1	Shareholders’ equity excludes retained profits and reserves of controlled entities within the class order.

vii) Sale of Grindlays businesses

On 31 July 2000, ANZ completed the sale to Standard Chartered Bank (SCB) of ANZ Grindlays Bank Limited and the private banking business of ANZ in the United Kingdom and Jersey, together with ANZ Grindlays (Jersey) Holdings Limited and its subsidiaries, for USD1.3 billion in cash. ANZ provided warranties and certain indemnities relating to those businesses and, where it was anticipated that payments would be likely under the warranties or indemnities, made provisions to cover the anticipated liability. The issues below have not impacted adversely the reported results. All settlements, penalties and costs have been covered within existing provisions.

Foreign Exchange Regulation Act (India)

In 1991 certain amounts were transferred from non-convertible Indian Rupee accounts maintained with Grindlays in India. These transactions may not have complied with the provisions of the Foreign Exchange Regulation Act, 1973. Grindlays, on its own initiative, brought these transactions to the attention of the Reserve Bank of India. The Indian authorities served notices on Grindlays and certain of its officers in India and civil penalties have been imposed which are the subject of appeals. Criminal prosecutions are pending and will be defended. The amounts in issue are not material.

Tax Indemnity

ANZ provided an indemnity relating to tax liabilities of Grindlays (and its subsidiaries) and the Jersey Sub-Group to the extent to which such liabilities were not provided for in the Grindlays accounts as at 31 July 2000. Claims have been made under this indemnity, with no material impact on the Group expected.

CONTINGENT ASSETS

National Housing Bank

ANZ is pursuing recovery of the proceeds of certain disputed cheques which were credited to the account of a former Grindlays customer in the early 1990s.

The disputed cheques were drawn on the National Housing Bank (NHB) in India. Proceedings between Grindlays and NHB concerning the proceeds of the cheques were resolved in early 2002.

Recovery is now being pursued from the estate of the Grindlays customer who received the cheque proceeds. Any amounts recovered are to be shared between ANZ and NHB.

NOTES TO THE FINANCIAL STATEMENTS 167

44: Superannuation and Other Post Employment Benefit Schemes

DESCRIPTION OF THE GROUP’S POST EMPLOYMENT BENEFIT SCHEMES

The Group has established a number of pension, superannuation and post-retirement medical benefit schemes throughout the world. The Group may be obliged to contribute to the schemes as a consequence of legislation and provisions of trust deeds. Legal enforceability is dependent on the terms of the legislation and trust deeds.

The major schemes are:

Contribution levels
Country	Scheme	Scheme type	Employee/participant	Employer
Australia	ANZ Australian Staff	Defined contribution scheme Section C3 or	Optional[8]	Balance of cost[10]

	Superannuation Scheme[1,2]	Defined contribution scheme Section A or	Optional	9.25% of salary[11]

		Defined benefit scheme Pension Section[4]	Nil	Balance of cost[12]
New Zealand	ANZ National Bank Staff	Defined benefit scheme[5] or	Nil	Balance of cost[13]

	Superannuation Scheme[1,2]	Defined contribution scheme	Minimum of 2.5% of salary	7.5% of salary[14]

	National Bank Staff Superannuation Fund[1,2]	Defined benefit scheme[6] or	5.0% of salary	Balance of cost[15]

		Defined contribution scheme[7]	Minimum of 2.0% of salary	11.5% of salary[16]
United Kingdom	ANZ UK Staff Pension Scheme[1]	Defined benefit scheme[7]	5.0% of salary[9]	Balance of cost[17]

Balance of cost: the Group’s contribution is assessed by the actuary after taking account of members’ contributions and the value of the schemes’ assets.

1	These schemes provide for pension benefits.
2	These schemes provide for lump sum benefits.
3	Closed to new members in 1997.
4	Closed to new members. Operates to make pension payments to retired members or their dependants.
5	Closed to new members on 31 March 1990. Operates to make pension payments to retired members of that section of the scheme or their dependants.
6	Closed to new members on 1 October 1991.
7	Closed to new members on 1 October 2004.
8	Optional but with minimum of 1% of salary.
9	From 1 October 2003, all member contributions are at a rate of 5% of salary.
10	As determined by the Trustee on the recommendation of the actuary – currently 9.25% (2012: 9%) of members’ salaries.
11	2012: 9% of salary.
12	As determined by the Trustee on the recommendation of the actuary – $4.7 million p.a. (2012: $4.7 million p.a.).
13	As recommended by the actuary – currently nil (2012: nil).
14	2012: 7.5% of salary.
15	As recommended by the actuary – currently 24.8% (2012: 24.8%) of members’ salaries and net additional contributions of NZD 5 million p.a.
16	2012: 11.5% of salary.
17	As agreed by the Trustee and Group after taking the advice of the actuary – currently 26% (2012: 26%) of pensionable salaries and additional quarterly contributions of GBP 7.5 million until September 2016.

44: Superannuation and Other Post Employment Benefit Schemes (continued)

FUNDING AND CONTRIBUTION INFORMATION FOR THE DEFINED BENEFIT SECTIONS OF THE SCHEMES

The funding and contribution information for the defined benefit sections of the schemes, as extracted from the schemes’ most recent financial reports, is set out below.

In this financial report, the net (liability)/asset arising from the defined benefit obligation recognised in the balance sheet has been determined in accordance with AASB 119. However, the excess or deficit of the net market value of assets over accrued benefits shown below has been determined in accordance with AAS 25 Financial Reporting by Superannuation Plans. The excess or deficit for funding purposes shown below differs from the net (liability)/asset in the balance sheet because AAS 25 prescribes a different measurement date and basis to those used for AASB 119 purposes.

2013 Schemes	Accrued benefits[1] $m	Net market value of assets held by scheme $m	Excess/(deficit) of net market value of assets over accrued benefits $m
ANZ Australian Staff Superannuation Scheme Pension Section[2]	26	18	(8)
ANZ UK Staff Pension Scheme[2]	1,097	929	(168)
ANZ UK Health Benefits Scheme[5]	7	–	(7)
ANZ National Bank Staff Superannuation Scheme[3]	4	4	–
National Bank Staff Superannuation Fund[4]	328	298	(30)
Other[5,6]	42	33	(9)
Total	1,504	1,282	(222)

1    Determined in accordance with AAS 25, which prescribes a different measurement date and basis to those applied in this financial report under AASB 119. Under AASB 119, the discount rates used are based on prevailing government and corporate bonds at the reporting date (30 September 2013), rather than the expected return on scheme assets as at the most recent actuarial valuation date (set out below) as prescribed by AAS 25.

2    Amounts were determined at 31 December 2012.

3    Amounts were determined at 31 December 2010.

4    Amounts were determined at 31 March 2012.

5    Amounts were determined at 30 September 2013.

6    Other includes the defined benefit arrangement in Japan, Philippines and Taiwan.

2012 Schemes	Accrued benefits[1] $m	Net market value of assets held by scheme $m	Excess/(deficit) of net market value of assets over accrued benefits $m
ANZ Australian Staff Superannuation Scheme Pension Section[2]	26	15	(11)
ANZ UK Staff Pension Scheme[2]	1,028	749	(279)
ANZ UK Health Benefits Scheme[5]	7	–	(7)
ANZ National Bank Staff Superannuation Scheme[3]	4	4	–
National Bank Staff Superannuation Fund[4]	294	267	(27)
Other[5,6]	38	28	(10)
Total	1,397	1,063	(334)

1	Determined in accordance with AAS 25, which prescribes a different measurement date and basis to those applied in this financial report under AASB 119. Under AASB 119, the discount rates used are based on prevailing government and corporate bond rates at the reporting date (30 September 2012), rather than the expected return on scheme assets as at the most recent actuarial valuation date (set out below) as prescribed by AAS 25.
2	Amounts were measured at 31 December 2011.
3	Amounts were measured at 31 December 2010.
4	Amounts were measured at 31 March 2012.
5	Amounts were measured at 30 September 2012.
6	Other includes the defined benefit arrangements in Japan, Philippines and Taiwan.

Employer contributions to the defined benefit sections are based on recommendations by the schemes’ actuaries. Funding recommendations are made by the actuaries based on assumptions of various matters such as future investment performance, interest rates, salary increases, mortality rates and turnover levels. The funding methods adopted by the actuaries are intended to ensure that the benefit entitlements of employees are fully funded by the time they become payable.

The Group expects to make contributions of $67 million (2012: $61 million) to the defined benefit sections of the schemes during the next financial year.

NOTES TO THE FINANCIAL STATEMENTS     169

44: Superannuation and Other Post Employment Benefit Schemes (continued)

The current contribution recommendations for the major defined sections of the schemes are described below.

ANZ AUSTRALIAN STAFF SUPERANNUATION SCHEME PENSION SECTION

The Pension Section of the ANZ Australian Staff Superannuation Scheme is closed to new members. An interim actuarial valuation, conducted by consulting actuaries Russell Employee Benefits as at 31 December 2012, showed a deficit of $8 million and the actuary recommended that the Group make contributions to the Pension Section of $4.7 million p.a. for the two years to 31 December 2014. The next full actuarial valuation is due to be conducted as at 31 December 2013.

The following economic assumptions were used in formulating the actuary’s funding recommendations:

Rate of investment return	6.5% p.a.
Pension indexation rate	2.5% p.a.

The Group has no present liability under the Scheme’s Trust Deed to commence contributions or fund the deficit.

ANZ UK STAFF PENSION SCHEME

An actuarial valuation, conducted by consulting actuaries Towers Watson as at 31 December 2012, showed a deficit of GBP 97 million ($168 million at 30 September 2013 exchange rates).

Following the actuarial valuation as at 31 December 2012, the Group agreed to make regular contributions at the rate of 26% of pensionable salaries. These contributions are sufficient to cover the cost of accruing benefits. To address the deficit, the Group agreed to continue to pay additional quarterly contributions of GBP 7.5 million. These contributions will be reviewed following the next actuarial valuation which is scheduled to be undertaken as at 31 December 2015.

The following economic assumptions were used for the interim actuarial valuation as at 31 December 2012:

Rate of investment return on existing assets
– to 31 December 2018	4.1% p.a.
– to 31 December 2033	2.8% p.a.
Rate of investment return for determining ongoing contributions	6.0% p.a.
Salary increases	3.4% p.a.
Pension increases	2.9% p.a.
In deferment increases	2.2% p.a.

The Group has no present liability under the Scheme’s Trust Deed to fund the deficit measured under AAS 25. A contingent liability may arise in the event that the Scheme was wound up. If this were to happen, the Trustee would be able to pursue the Group for additional contributions under the UK Employer Debt Regulations. The Group intends to continue the Scheme on an on-going basis.

NATIONAL BANK STAFF SUPERANNUATION FUND

A full actuarial valuation of the National Bank Staff Superannuation Fund, conducted by consulting actuaries AON Consulting NZ, as at 31 March 2012 showed a deficit of NZD 34 million ($30 million at 30 September 2013 exchange rates). The actuary recommended that the Group make contributions of 24.8% of salaries plus a lump sum contribution of NZD 5 million p.a. (net of employer superannuation contribution tax) in respect of members of the defined benefit section.

The following economic assumptions were used in formulating the actuary’s funding recommendations:

Rate of investment return (net of income tax)	5.0% p.a.
Salary increases	3.0% p.a.
Pension increases	2.5% p.a.

The Group has no present liability under the Fund’s Trust Deed to fund the deficit measured under AAS 25. A contingent liability may arise in the event that the Fund was wound up. Under the Fund’s Trust Deed, if the Fund were wound up, the Group is required to pay the Trustees of the Fund an amount sufficient to ensure members do not suffer a reduction in benefits to which they would otherwise be entitled. The Group intends to continue the Fund on an on-going basis.

The basis of calculation under AASB119 is detailed in note 1 F(vii).

44: Superannuation and Other Post Employment Benefit Schemes (continued)

The following tables summarise the components of the expense recognised in the income statement and the amounts recognised in the balance sheet under AASB 119 for the defined benefit sections of the schemes:

	Consolidated		The Company
	2013 $m	2012 $m	2013 $m	2012 $m
Amount recognised in income in respect of defined benefit schemes
Current service cost	8	7	4	5
Interest cost	44	48	38	42
Expected return on assets	(46)	(44)	(40)	(39)
Adjustment for contributions tax	1	2	–	–
Total included in personnel expenses	7	13	2	8
Amounts recognised in the balance sheet in respect of defined benefit schemes
Present value of funded defined benefit obligation	(1,256)	(1,109)	(1,054)	(913)
Fair value of scheme assets	1,182	960	1,025	846
Net liability arising from defined benefit obligation	(74)	(149)	(29)	(67)
Amounts recognised in the balance sheet
Payables and other liabilities	(74)	(149)	(29)	(67)
Net liability arising from defined benefit obligation	(74)	(149)	(29)	(67)
Amounts recognised in equity in respect of defined benefit schemes
Actuarial (gains)/losses incurred during the year and recognised directly in retained earnings	(28)	54	19	35
Cumulative actuarial (gains)/losses recognised directly in retained earnings	270	298	227	208

The Group has a legal liability to fund deficits in the schemes, but no legal right to use any surplus in the schemes to further its own interests. The Group has no present liability to settle deficits with an immediate contribution.

Movements in the present value of the defined benefit obligation in the relevant period
Opening defined benefit obligation	1,109	1,033	913	857
Current service cost	8	7	4	5
Interest cost	44	48	38	42
Contributions from scheme participants	–	1	–	–
Actuarial (gains)/losses	24	105	66	79
Exchange difference on foreign schemes	129	(24)	107	(25)
Benefits paid	(58)	(61)	(44)	(45)
Transfer of Taiwan liabilities to subsidiary[1]	–	–	(30)	–
Closing defined benefit obligation	1,256	1,109	1,054	913
Movements in the fair value of the scheme assets in the relevant period
Opening fair value of scheme assets	960	885	846	775
Expected return on scheme assets	46	44	40	39
Actuarial gains/(losses)	52	51	47	44
Exchange difference on foreign schemes	115	(21)	99	(22)
Contributions from the employer	67	61	59	55
Contributions from scheme participants	–	1	–	–
Benefits paid	(58)	(61)	(44)	(45)
Transfer of Taiwan assets to subsidiary[1]	–	–	(22)	–
Closing fair value of scheme assets[2]	1,182	960	1,025	846
Actual return on scheme assets	98	95	87	83

1	During 2013, the assets and liabilities of the Taiwan defined benefit scheme were transferred from the Taiwan branch of the Company to a subsidiary of the Company. There was no gain or loss on transfer. As a result of this transfer, the assets and liabilities of the Taiwan defined benefit scheme are no longer included in the Company balances.
2	Scheme assets include the following financial instruments issued by the Group: cash and short-term debt instruments $1.8 million (September 2012: $1.4 million), fixed interest securities $0.7 million (September 2012: $0.6 million) and equities nil (September 2012: nil).

	Consolidated		The Company
	Fair value of scheme assets		Fair value of scheme assets
	2013%	2012%	2013%	2012%
Analysis of the scheme assets
Equities	40	38	38	36
Debt securities	46	43	48	44
Property	6	7	7	8
Other assets	8	12	7	12
Total assets	100	100	100	100

NOTES TO THE FINANCIAL STATEMENTS     171

44: Superannuation and Other Post Employment Benefit Schemes (continued)

	2013%	2012%
Key actuarial assumptions used (expressed as weighted averages)
Discount rate
ANZ Australian Staff Superannuation Scheme – Pension Section	4.00	2.75
ANZ UK Staff Pension Scheme	4.30	4.40
ANZ UK Health Benefits Scheme	4.30	4.40
ANZ National Bank Staff Superannuation Scheme	4.60	3.50
National Bank Staff Superannuation Fund	4.60	3.50
Expected rate of return on scheme assets
ANZ Australian Staff Superannuation Scheme – Pension Section	6.50	6.50
ANZ UK Staff Pension Scheme	4.70	4.70
ANZ UK Health Benefits Scheme	n/a	n/a
ANZ National Bank Staff Superannuation Scheme	4.50	4.50
National Bank Staff Superannuation Fund	5.00	5.00
Future salary increases
ANZ UK Staff Pension Scheme	3.80	4.50
National Bank Staff Superannuation Fund	3.00	3.00
Future pension increases
ANZ Australian Staff Superannuation Scheme – Pension Section	2.50	2.50
ANZ UK Staff Pension Scheme
– In payment	3.30	2.70
– In deferment	2.40	2.00
ANZ National Bank Staff Superannuation Scheme	2.50	2.50
National Bank Staff Superannuation Fund	2.50	2.50
Future medical cost trend – short-term
ANZ UK Health Benefits Scheme	6.10	6.60
Future medical cost trend – long-term
ANZ UK Health Benefits Scheme	6.10	6.60

To determine the expected returns of each of the asset classes held by the relevant scheme, the actuaries assessed historical return trends and market expectations for the asset class returns applicable for the period over which the obligation is to be settled. The overall expected rate of return on assets for each scheme was then determined as the weighted average of the expected returns for the classes of assets held by the relevant scheme.

Assumed medical cost trend rates do not have a material effect on the amounts recognised as income or included in the balance sheet.

	Consolidated					The Company
	2013 $m	2012 $m	2011 $m	2010 $m	2009 $m	2013 $m	2012 $m	2011 $m	2010 $m	2009 $m
History of experience adjustments
Defined benefits obligation	(1,256)	(1,109)	(1,033)	(1,059)	(1,095)	(1,054)	(913)	(857)	(928)	(938)
Fair value of scheme assets	1,182	960	885	873	849	1,025	846	775	761	738
Surplus/(deficit)	(74)	(149)	(148)	(186)	(246)	(29)	(67)	(82)	(167)	(200)
Experience adjustments on scheme liabilities	15	1	(11)	(2)	7	10	2	(10)	1	7
Experience adjustments on scheme assets	52	51	(25)	36	(49)	47	45	(21)	26	(32)

45: Employee Share and Option Plans

ANZ operates a number of employee share and option schemes under the ANZ Employee Share Acquisition Plan and the ANZ Share Option Plan.

ANZ EMPLOYEE SHARE ACQUISITION PLAN

ANZ Employee Share Acquisition Plan (ESAP) schemes that existed during the 2012 and 2013 years were the Employee Share Offer, the Deferred Share Plan and the Employee Share Save Scheme (ESSS). Note the ESSS is an employee salary sacrifice plan and is not captured as a share based payment expense.

Employee Share Offer

Each permanent employee (excluding senior executives) who has had continuous service for one year is eligible to participate in the Employee Share Offer enabling the grant of up to $1,000 of ANZ shares in each financial year, subject to approval of the Board. At a date approved by the Board, the shares will be granted to all eligible employees using the one week weighted average price of ANZ shares traded on the ASX in the week leading up to and including the date of grant.

In Australia and three overseas locations (Cook Islands, Kiribati and Solomon Islands), ANZ ordinary shares are granted to eligible employees for nil consideration and vest immediately when granted, as there is no forfeiture provision. It is a requirement, however, that shares are held in trust for three years from the date of grant, after which time they may remain in trust, be transferred to the employee’s name or sold. Dividends received on the shares are automatically reinvested into the Dividend Reinvestment Plan.

In New Zealand shares are granted to eligible employees upon payment of NZD one cent per share.

Shares granted in New Zealand and the remaining overseas locations under this plan vest subject to the satisfaction of a three year service period, after which time they may, remain in trust, be transferred into the employee’s name or sold. Unvested shares are forfeited in the event of resignation or dismissal for serious misconduct. Dividends are either received as cash or reinvested into the Dividend Reinvestment Plan.

During the 2013 year, 1,450,558 shares with an issue price of $24.44 were granted under the plan to employees on 6 December 2012 (2012 year: 1,822,760 shares with an issue price of $20.21 were granted on 5 December 2011).

Deferred Share Plan

A Short Term Incentive (STI) mandatory deferral program was implemented from 2009, with equity deferral relating to half of all STI amounts above a specified threshold. Prior to 2011, STI deferred equity could be taken as 100% shares or 50% shares and 50% options. From 2011, all STI deferred equity is taken as 100% shares.

Selected employees may also be granted Long Term Incentive (LTI) deferred shares which vest to the employee three years from the date of grant. Ordinary shares granted under this LTI plan may be held in trust beyond the deferral period.

In exceptional circumstances, deferred shares are granted to certain employees upon commencement with ANZ to compensate for remuneration forgone from their previous employer. The vesting period generally aligns with the remaining vesting period of remuneration forgone, and therefore varies between grants. Retention deferred shares may also be granted occasionally to high performing employees who are regarded as a significant retention risk to ANZ.

Unless the Board decides otherwise, unvested STI, LTI or other deferred shares are forfeited on resignation, termination on notice or dismissal for serious misconduct.

The employee receives dividends on deferred shares while those shares are held in trust (cash or Dividend Reinvestment Plan).

Deferred share rights may be granted instead of deferred shares in some countries to accommodate offshore taxation regulations (refer to Deferred Share Rights section).

The issue price for deferred shares is based on the volume weighted average price of the shares traded on the ASX in the week leading up to and including the date of grant.

During the 2013 year, 6,233,626 deferred shares with a weighted average grant price of $25.00 were granted under the deferred share plan (2012 year: 7,001,566 shares with a weighted average grant price of $21.19 were granted).

In accordance with the clawback provisions detailed in Section 6.3, Other Remuneration Elements of the 2013 Remuneration Report, Board discretion was exercised during 2013 resulting in 5,691 shares granted in 2013 being clawed back under the deferred share plan.

Share Valuations

The fair value of shares granted in the 2013 year under the Employee Share Offer and the Deferred Share Plan, measured as at the date of grant of the shares, is $190.6 million based on 7,684,184 shares at a volume weighted average price of $24.81 (2012 year: fair value of shares granted was $185.4 million based on 8,824,326 shares at a weighted average price of $21.01). The volume weighted average share price of all ANZ shares sold on the ASX on the date of grant is used to calculate the fair value of shares. No dividends are incorporated into the measurement of the fair value of shares.

ANZ SHARE OPTION PLAN

Selected employees may be granted options/rights, which entitle them to acquire ordinary fully paid shares in ANZ at a price fixed at the time the options/rights are granted. Voting and dividend rights will be attached to the ordinary shares allocated on exercise of the options/rights.

Each option/right entitles the holder to one ordinary share subject to the terms and conditions imposed on grant. The exercise price of the options, determined in accordance with the rules of the plan, is generally based on the weighted average price of the shares traded on the ASX in the week leading up to and including the date of grant. For rights, the exercise price is nil.

NOTES TO THE FINANCIAL STATEMENTS     173

45: Employee Share and Option Plans (continued)

The option plan rules set out the entitlements a holder of options/rights has prior to exercise in the event of a bonus issue, pro-rata new issue or reorganisation of ANZ’s share capital. In summary:

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if ANZ has issued bonus shares during the life of an option and prior to the exercise of the option, then when the option is exercised the option holder is also entitled to be issued such number of bonus shares as the holder would have been entitled to if the option holder had held the underlying shares at the time of the bonus issue;

}

if ANZ makes a pro-rata offer of securities during the life of an option and prior to the exercise of the option, the exercise price of the option will be adjusted in the manner set out in the ASX Listing Rules; and

}

in respect of rights, if there is a bonus issue or reorganisation of ANZ’s share capital, the number of rights or the number of underlying shares may be adjusted so that there is no advantage or disadvantage to the holder.

Holders otherwise have no other entitlements to participate in any new issue of ANZ securities prior to exercise of their options/rights. Holders also have no right to participate in a share issue of a body corporate other than ANZ (e.g. a subsidiary).

ANZ Share Option Plan schemes expensed in the 2012 and 2013 years are as follows:

Current Option Plans

Performance Rights Plan (excluding CEO Performance Rights)

Performance rights are granted to selected employees as part of ANZ’s LTI program. Performance rights provide the right to acquire ANZ shares at nil cost, subject to a three year vesting period and a Total Shareholder Return (TSR) performance hurdle. Further details in relation to performance rights are detailed in Section 6.2.2, Long Term Incentives (LTI) in the 2013 Remuneration Report.

For equity grants made after 1 November 2012, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion.

The provisions that apply in the case of cessation of employment are detailed in Section 8.3, Disclosed Executives in the 2013 Remuneration Report.

During the 2013 year, 641,728 performance rights (excluding CEO performance rights) were granted (2012: 586,925).

CEO Performance Rights

At the 2012 Annual General Meeting shareholders approved an LTI grant to the CEO equivalent to 100% of his 2012 fixed pay, being $3.15 million. This equated to a total of 328,810 performance rights being allocated, which will be subject to testing against a TSR hurdle after three years, i.e. December 2015.

For equity grants made after 1 November 2012, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion.

At the 2010 and 2011 Annual General Meetings shareholders approved LTI grants to the CEO equivalent to 100% of his fixed pay, being $3.15 million. This equated to a total of 253,164 (2010) and 326,424 (2011) performance rights being allocated, which will be subject to testing against a TSR hurdle after three years, i.e. December 2013 and 2014 respectively.

At the 2007 Annual General Meeting shareholders approved an LTI grant consisting of three tranches of performance rights, each to a maximum value of $3 million. The performance periods for each tranche began on the date of grant of 19 December 2007 and ended on the third, fourth and fifth anniversaries respectively (i.e. only one performance measurement for each tranche). The first of these tranches was tested in December 2010 and 258,620 performance rights vested and were exercised in 2011. The second tranche was tested in December 2011 and 259,740 performance rights vested and were exercised in 2012. The third tranche was tested in December 2012 and 260,642 performance rights vested and were exercised in 2013.

The provisions that apply in the case of cessation of employment are detailed in Section 8.2, Chief Executive Officer (CEO) in the 2013 Remuneration Report.

Deferred Share Rights (no performance hurdles)

Deferred share rights provide the right to acquire ANZ shares at nil cost after a specified vesting period. The fair value of rights is adjusted for the absence of dividends during the restriction period. Treatment of rights in respect of cessation relates to the purpose of the grant (refer to Deferred Share Plan section above).

For deferred share rights grants made after 1 November 2012, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion.

During the 2013 year 1,133,780 deferred share rights (no performance hurdles) were granted (2012: 1,013,185).

Legacy Option Plans

The following legacy option plans are no longer being offered, but were expensed in the 2012 and 2013 years.

CEO Options

At the 2008 Annual General Meeting, shareholders approved a special grant to the CEO of 700,000 options, granted on 18 December 2008. At grant the options were independently valued with a fair value of $2.27 each (total value of $1.589 million) and an option exercise price of $14.18 per share. Upon exercise, each option entitled the CEO to one ordinary ANZ share. The options vested on 18 December 2011 and were exercised during 2012.

45: Employee Share and Option Plans (continued)

Deferred Options (no performance hurdles)

Under the STI deferral program half of all amounts above a specified threshold are provided as deferred equity. Previously deferred equity could be taken as 100% shares or 50% shares and 50% options. From 2011, all deferred equity is taken as 100% shares (refer to Deferred Share Plan section above).

Options, deferred share rights and performance rights on issue

As at 8 November 2013, there were 15 holders of 192,424 options on issue, 1,836 holders of 2,142,901 deferred share rights on issue and 13 holders of 2,485,640 performance rights on issue.

Option Movements

Details of options/rights over unissued ANZ shares and their related weighted average exercise prices as at the beginning and end of 2013 and movements during 2013 follow:

	Opening balance 1 October 2012	Options/rights granted	Options/rights forfeited	Options/rights expired	Options/rights exercised	Closing balance 30 September 2013
	5,941,291	2,104,318	(295,701)	(185,617)	(2,693,773)	4,870,518
Weighted average exercise price	$6.53	$0.00	$0.35	$23.48	$10.81	$1.07

The weighted average closing share price during the year ended 30 September 2013 was $27.68 (2012: $21.88).

The weighted average remaining contractual life of options/rights outstanding at 30 September 2013 was 2.9 years (2012: 2.5 years).

The weighted average exercise price of all exercisable options/rights outstanding at 30 September 2013 was $17.53 (2011: $20.93).

A total of 297,018 exercisable options/rights were outstanding at 30 September 2013 (2012: 1,629,751).

Details of options/rights over unissued ANZ shares and their related weighted average exercise prices as at the beginning and end of 2012 and movements during 2012 are set out below:

	Opening balance 1 October 2011	Options/rights granted	Options/rights forfeited	Options/rights expired	Options/rights exercised	Closing balance 30 September 2012
	8,961,579	1,926,534	(192,972)	(474,499)	(4,279,351)	5,941,291
Weighted average exercise price	$12.44	$0.00	$9.63	$21.37	$14.18	$6.53

No options/rights over ordinary shares have been granted since the end of 2013 up to the signing of the Directors’ Report on 8 November 2013.

Details of shares issued as a result of the exercise of options/rights during 2013 are as follows:

Exercise price $	No. of shares issued	Proceeds received $	Exercise price $	No. of shares issued	Proceeds received $
0.00	46,061	–	0.00	10,610	–
0.00	3,968	–	0.00	612	–
0.00	186	–	0.00	1,536	–
0.00	5,861	–	23.49	631,388	14,831,304
0.00	12,820	–	17.18	245,093	4,210,698
0.00	144	–	17.18	90,483	1,554,498
0.00	404	–	17.18	90,479	1,554,429
0.00	38,462	–	17.18	4,076	70,026
0.00	174,762	–	17.18	1,185	20,358
0.00	3,701	–	17.18	1,184	20,341
0.00	1,102	–	22.80	17,071	389,219
0.00	11,277	–	22.80	656	14,957
0.00	67,967	–	22.80	8,792	200,458
0.00	3,841	–	22.80	17,070	389,196
0.00	1,625	–	22.80	656	14,957
0.00	2,799	–	22.80	8,791	200,435
0.00	17,037	–	23.71	113,492	2,690,895
0.00	30,850	–	23.71	4,251	100,791
0.00	80,146	–	23.71	1,225	29,045
0.00	2,929	–	23.71	113,489	2,690,824
0.00	22,039	–	23.71	4,250	100,768
0.00	18,547	–	23.71	1,225	29,045
0.00	13,989	–	0.00	260,642	–
0.00	11,524	–	0.00	225,963	–
0.00	713	–	0.00	41,084	–
0.00	57	–	0.00	57,726	–
0.00	788	–	0.00	163,850	–
0.00	3,295	–

NOTES TO THE FINANCIAL STATEMENTS     175

45: Employee Share and Option Plans (continued)

Details of shares issued as a result of the exercise of options/rights during 2012 are as follows:

Exercise price $	No. of shares issued	Proceeds received $	Exercise price $	No. of shares issued	Proceeds received $
0.00	3,486	–	0.00	259,740	–
0.00	13,491	–	0.00	268,268	–
0.00	19	–	0.00	90,520	–
0.00	59	–	0.00	25,748	–
0.00	63	–	0.00	399	–
0.00	249,166	–	14.18	700,000	9,926,000
0.00	3,945	–	17.18	314,660	5,405,859
0.00	1,224	–	17.18	124,835	2,144,665
0.00	17,474	–	17.18	124,832	2,144,614
0.00	78,287	–	17.18	13,841	237,788
0.00	20,677	–	17.18	380	6,528
0.00	8,576	–	17.18	760	13,057
0.00	3,259	–	20.68	218,637	4,521,413
0.00	1,860	–	20.68	785,411	16,242,299
0.00	2,916	–	22.80	35,823	816,764
0.00	10,741	–	22.80	2,388	54,446
0.00	65,994	–	22.80	35,822	816,742
0.00	3,658	–	22.80	2,388	54,446
0.00	8,329	–	23.49	778,526	18,287,576
0.00	3,149	–

Details of shares issued as a result of the exercise of options/rights since the end of 2013 up to the signing of the Directors’ Report on 8 November 2013 are as follows:

Exercise price $	No. of shares issued	Proceeds received $	Exercise price $	No. of shares issued	Proceeds received $
0.00	2,773	–	0.00	96	–
0.00	262	–	0.00	57	–
0.00	491	–	17.18	15,804	271,513
0.00	3,115	–	22.80	7,430	169,404
0.00	2,319	–	22.80	7,430	169,404
0.00	1,026	–	23.71	1,444	34,237
0.00	48	–	23.71	1,444	34,237

45: Employee Share and Option Plans (continued)

In determining the fair value below, the standard market techniques for valuation, including Monte Carlo and/or Black Scholes pricing models, were applied in accordance with the requirements of AASB 2 Share-based payments. The models take into account early exercise of vested equity, non-transferability and market based performance hurdles (if any). The significant assumptions used to measure the fair value of instruments granted during 2013 are contained in the table below:

Type of equity	Grant date	Number of options/rights	Exercise price ($)	Equity fair value ($)	Share closing price at grant ($)	ANZ expected volatility[1] (%)	Equity term (years)	Vesting period (years)	Expected life (years)	Expected dividend yield (%)	Risk free interest rate (%)
STI deferred share rights	12-Nov-12	54,511	0.00	24.45	24.45	n/a	2.4	0.4	0.4	n/a	n/a
	12-Nov-12	240,751	0.00	23.07	24.45	22.5	3	1	1	6.00	2.82
	12-Nov-12	255,250	0.00	21.76	24.45	22.5	4	2	2	6.00	2.66
	12-Nov-12	28,694	0.00	20.53	24.45	22.5	5	3	3	6.00	2.58
LTI deferred share rights	12-Nov-12	415,056	0.00	20.53	24.45	22.5	5	3	3	6.00	2.58
LTI performance rights	12-Nov-12	641,728	0.00	10.16	24.45	22.5	5	3	3	6.00	2.58
	19-Dec-12	328,810	0.00	9.58	24.64	22.5	5	3	3	6.00	2.77
Other deferred share rights	6-Dec-12	72,059	0.00	20.80	24.72	22.5	3	3	3	6.00	2.63
	27-Feb-13	12,941	0.00	26.87	28.28	20.0	3	1	1	5.25	2.62
	27-Feb-13	13,623	0.00	25.53	28.28	20.0	4	2	2	5.25	2.63
	20-Aug-13	9,795	0.00	28.78	29.56	20.0	2.5	0.5	0.5	5.25	2.38
	20-Aug-13	2,392	0.00	28.09	29.56	20.0	3	1	1	5.25	2.38
	20-Aug-13	7,935	0.00	27.34	29.56	20.0	3.5	1.5	1.5	5.25	2.47
	20-Aug-13	2,518	0.00	26.68	29.56	20.0	4	2	2	5.25	2.47
	20-Aug-13	8,735	0.00	25.98	29.56	20.0	4.5	2.5	2.5	5.25	2.73
	20-Aug-13	1,830	0.00	25.35	29.56	20.0	5	3	3	5.25	2.73
	12-Nov-12	3,732	0.00	23.07	24.45	22.5	3	1	1	6.00	2.82
	12-Nov-12	3,958	0.00	21.76	24.45	22.5	4	2	2	6.00	2.66
The significant assumptions used to measure the fair value of instruments granted during 2012 are contained in the table below:

Type of equity	Grant date	Number of options/rights	Exercise price ($)	Equity fair value ($)	Share closing price at grant ($)	ANZ expected volatility[1] (%)	Equity term (years)	Vesting period (years)	Expected life (years)	Expected dividend yield (%)	Risk free interest rate (%)
STI deferred share rights	14-Nov-11	51,241	20.66	0.00	20.66	25	2.4	0.4	0.4	6.50	4.48
	14-Nov-11	143,711	19.40	0.00	20.66	25	3	1	1	6.50	3.70
	14-Nov-11	153,099	18.21	0.00	20.66	25	4	2	2	6.50	3.65
	14-Nov-11	21,968	17.10	0.00	20.66	25	5	3	3	6.50	3.53
LTI deferred share rights	14-Nov-11	510,804	17.10	0.00	20.66	25	5	3	3	6.50	3.53
LTI performance rights	14-Nov-11	586,925	9.03	0.00	20.66	25	5	3	3	6.50	3.53
	16-Dec-11	326,424	9.65	0.00	20.93	25	5	3	3	7.00	3.06
Deferred share rights	14-Nov-11	11,524	19.09	0.00	20.66	25	3.3	1.3	1.3	6.50	3.70
	14-Nov-11	13,989	18.80	0.00	20.66	25	3.5	1.5	1.5	6.50	3.65
	14-Nov-11	12,081	18.21	0.00	20.66	25	4	2	2	6.50	3.65
	14-Nov-11	12,269	17.93	0.00	20.66	25	4.3	2.3	2.3	6.50	3.65
	5-Dec-11	13,211	17.42	0.00	21.05	n/a	3	3	3	6.30	n/a
	27–Feb–12	788	20.73	0.00	22.08	n/a	3	1	1	6.30	n/a
	27–Feb–12	839	19.46	0.00	22.08	n/a	4	2	2	6.30	n/a
	8–Jun–12	3,295	20.73	0.00	21.56	25	2.8	0.8	0.8	5.20	2.70
	8–Jun–12	3,301	19.21	0.00	21.56	25	3.7	1.7	1.7	6.90	2.41
	8–Jun–12	2,172	17.63	0.00	21.56	n/a	4.8	2.8	2.8	7.50	2.31
	23–Jul–12	10,610	21.91	0.00	22.82	25	2.7	0.7	0.7	6.50	3.43
	23–Jul–12	11,455	21.43	0.00	22.82	25	3	1	1	6.50	2.40
	23–Jul–12	7,491	20.62	0.00	22.82	25	3.6	1.6	1.6	6.50	2.28
	23–Jul–12	12,822	20.12	0.00	22.82	25	4	2	2	6.50	2.28
	23–Jul–12	5,928	19.31	0.00	22.82	25	4.7	2.7	2.7	6.50	2.17
	23–Jul–12	10,587	18.89	0.00	22.82	25	5	3	3	6.50	2.17

1	Expected volatility represents a measure of the amount by which ANZ’s share price is expected to fluctuate over the life of the options/rights. The measure of volatility used in the model is the annualised standard deviation of the continuously compounded rates of return on the historical share price over a defined period of time preceding the date of grant. This historical average annualised volatility is then used to estimate a reasonable expected volatility over the expected life of the options/rights.

NOTES TO THE FINANCIAL STATEMENTS     177

46: Key Management Personnel Disclosures

SECTION A: KEY MANAGEMENT PERSONNEL COMPENSATION

The Key Management Personnel (KMP) compensation included in the personnel disclosure expenses is as follows:

	2013			2012
	Non- Executives $	Executives $	Total $	Non- Executives $	Executives $	Total $
Short-term benefits	2,978,821	18,762,491	21,741,312	2,742,072	19,288,020	22,030,092
Post-employment benefits	138,812	478,022	616,834	119,704	528,821	648,525
Long-term benefits	–	147,506	147,506	–	279,271	279,271
Termination benefits	–	127,038	127,038	–	1,171,226	1,171,226
Share-based payments	–	11,407,910	11,407,910	–	14,335,722	14,335,722
	3,117,633	30,922,967	34,040,600	2,861,776	35,603,060	38,464,836

SECTION B: KEY MANAGEMENT PERSONNEL LOAN TRANSACTIONS

Loans made to directors of the Company and other KMP of the Group are made in the ordinary course of business on normal commercial terms and conditions no more favourable than those given to other employees or customers, including the term of the loan, security required and the interest rate.

Details of loans outstanding at the reporting date to directors of the Company and other KMP of the Group including their related parties, where the individual’s aggregate loan balance exceeded $100,000 at any time during the year, are as follows:

	Opening balance 1 October $	Closing balance 30 September $	Interest paid and payable in the reporting period $	Highest balance in the reporting period $
Directors
Executive Director 2013
M Smith	1,000,000	1,000,000	49,900	1,000,000
Executive Director 2012
M Smith	18,380,409	1,000,000	81,957	18,380,409

Non–Executive Directors 2013
A Watkins	3,600,000	3,600,000	192,890	3,600,000
Non–Executive Directors 2012
P Hay	661,793	–	12,746	674,539
A Watkins	3,320,081	3,600,000	233,540	3,600,146

Other key management personnel 2013
G Hodges	5,150,773	5,094,023	289,143	5,564,383
A Thursby[1]	2,859,500	1,650,000	80,685	2,859,500
D Hisco	2,000,000	2,039,869	116,352	2,963,156
S Elliott	3,200,000	2,000,000	117,880	3,200,000
N Williams	–	1,581,874	48,826	1,658,411
Other key management personnel 2012
G Hodges	5,202,380	5,150,773	311,475	5,671,775
A Thursby	2,984,500	2,859,500	161,276	2,984,500
C Page[2]	511,605	739,500	5,115	739,777
D Hisco	2,000,000	2,000,000	84,031	2,000,000
S Elliott	–	3,200,000	79,362	3,900,000
N Williams[3]	729,218	–	22,115	864,755

Details regarding the aggregate of loans made, guaranteed or secured by any entity in the Group to each group of Directors and other KMP, including their related parties, are as follows:

	Opening balance 1 October[2] $	Closing balance 30 September $	Interest paid and payable in the reporting period $	Number in Group at 30 September[4]
Directors
2013	4,600,000	4,600,000	242,790	2
2012	22,362,283	4,600,000	328,243	3

Other key management personnel
2013	13,210,273	12,365,766	652,866	5
2012	11,427,703	13,949,773	663,374	6

1	The closing balance represents the balance on cessation as a KMP on 30 June 2013.
2	The closing balance represents the balance on cessation as a KMP on 16 December 2011. This amount is not included in the opening balance of all loans exceeding $100,000 as at 1 October 2012 of $13,210,273.
3	The opening balance represents the balance on appointment as a KMP on 17 December 2011.
4	Number in the Group includes directors and other KMP with loan balances greater than $100,000 at any time during the year.

46: Key Management Personnel Disclosures (continued)

SECTION C: KEY MANAGEMENT PERSONNEL EQUITY INSTRUMENT HOLDINGS

i) Options, deferred share rights and performance rights

Details of options, deferred share rights and performance rights held directly, indirectly or beneficially by each KMP, including their related parties, are provided below:

Name	Type of options/rights	Opening balance at 1 October	Granted during the year as remuneration[1]	Exercised during the year	Resulting from any other change during the year	Closing balance at 30 September[2]	Vested and exercisable at 30 September[3]
Executive Director 2013
M Smith	LTI performance rights	840,230	328,810	(260,642)	–	908,398	–
Executive Director 2012
M Smith	Special options	700,000	–	(700,000)	–	–	–
	LTI performance rights	773,546	326,424	(259,740)	–	840,230	–
Other Key Management Personnel 2013
P Chronican	LTI performance rights	184,055	63,976	(57,726)	–	190,305	–
S Elliott	STI deferred options	149,090	–	(149,090)	–	–	–
	LTI performance rights	159,052	118,110	(41,084)	–	236,078	–
A Géczy[4]	–	–	–	–	–	–	–
D Hisco	LTI performance rights	121,681	49,212	(32,867)	–	138,026	–
	STI deferred share rights	48,293	35,720	(27,975)	–	56,038	–
G Hodges	LTI performance rights	138,260	49,212	(41,084)	–	146,388	–
	STI deferred share rights	5,663	–	(5,663)	–	–	–
J Phillips	LTI performance rights	129,971	49,212	(36,976)	–	142,207	–
N Williams	LTI deferred share rights	–	29,225	–	–	29,225	–
A Thursby[5]	STI deferred options	164,509	–	(164,509)	–	–	–
	LTI performance rights	168,698	118,110	(45,193)	(241,615)	–	–

Other Key Management Personnel 2012
P Chronican	LTI performance rights	112,073	71,982	–	–	184,055	–
S Elliott	STI deferred options	149,090	–	–	–	149,090	79,852
	LTI performance rights	87,070	71,982	–	–	159,052	–
D Hisco	Hurdled options	10,530	–	(10,003)	(527)	–	–
	LTI performance rights	66,311	55,370	–	–	121,681	–
	STI deferred share rights	17,383	39,390	(8,480)	–	48,293	–
G Hodges	Hurdled options	8,400	–	(5,400)	(3,000)	–	–
	LTI performance rights	132,940	55,370	(50,050)	–	138,260	–
	STI deferred share rights	5,663	–	–	–	5,663	5,663
J Phillips[6]	LTI performance rights	129,971	–	–	–	129,971	–
N Williams[7]	–	–	–	–	–	–	–
A Thursby	STI deferred options	164,509	–	–	–	164,509	164,509
	LTI performance rights	146,234	77,519	(55,055)	–	168,698	–
P Marriott[8]	Hurdled options	67,600	–	(64,220)	(3,380)	–	–
	STI deferred options	48,385	–	(48,385)	–	–	–
	LTI performance rights	132,940	55,370	(50,050)	(41,265)	96,995	38,310
C Page[9]	LTI performance rights	72,959	–	(38,038)	(10,671)	24,250	24,250

1	Details of options/rights granted as remuneration during 2013 are provided in tables 4 and 5 of the 2013 Remuneration Report. Details of options/rights granted as remuneration during 2012 are provided in tables 4 and 5 of the 2012 Remuneration Report.
2	There was no change in the balance as at report sign-off date.
3	No options/rights were vested and unexerciseable as at 30 September 2013, or at cessation date for those who ceased being a KMP in 2013 (2012: nil).
4	Opening balance is based on holdings at the date of appointment as a KMP on 16 September 2013.
5	Closing balance is based on holdings at the date of cessation as a KMP on 30 June 2013.
6	Opening balance is based on holdings at the date of appointment as a KMP on 1 March 2012.
7	Opening balance is based on holdings at the date of appointment as a KMP on 17 December 2011.
8	Closing balance is based on holdings at the date of cessation as a KMP on 31 August 2012.
9	Closing balance is based on holdings at the date of cessation as a KMP on 16 December 2011.

NOTES TO THE FINANCIAL STATEMENTS      179

46: Key Management Personnel Disclosures (continued)

ii) Shares

Details of shares held directly, indirectly or beneficially by each KMP, including their related parties, are provided below:

Name	Type	Opening balance at 1 October	Shares granted during the year as remuneration[1]	Received during the year on exercise of options or rights	Resulting from any other change during the year[2]	Closing balance at 30 September[3,4]
Non-Executive Directors 2013
J Morschel	Directors’ Share Plan	7,860	–	–	–	7,860
	Ordinary shares	15,742	–	–	–	15,742
	CPS2	1,000	–	–	–	1,000
	Capital Notes	–	–	–	1,000	1,000
G Clark	Directors’ Share Plan	5,479	–	–	–	5,479
	Ordinary shares	10,000	–	–	2,000	12,000
P Dwyer	Ordinary shares	4,000	–	–	1,500	5,500
P Hay	Directors’ Share Plan	3,209	–	–	191	3,400
	Ordinary shares	9,290	–	–	3,374	12,664
H Lee	Directors’ Share Plan	1,888	–	–	112	2,000
	Ordinary shares	8,000	–	–	–	8,000
G Liebelt[5]	Ordinary Shares	9,748	–	–	–	9,748
	CPS1	2,500	–	–	–	2,500
	Capital Notes	–	–	–	1,500	1,500
I Macfarlane	Ordinary shares	17,616	–	–	–	17,616
	CPS2	500	–	–	–	500
	CPS3	1,000	–	–	–	1,000
	Capital Notes	–	–	–	1,000	1,000
D Meiklejohn	Ordinary shares	16,198	–	–	–	16,198
A Watkins	Ordinary Shares	19,461	–	–	650	20,111
	Capital Notes	–	–	–	300	300
Non-Executive Directors 2012
J Morschel	Directors’ Share Plan	7,860	–	–	–	7,860
	Ordinary shares	11,042	–	–	4,700	15,742
	CPS2	–	–	–	1,000	1,000
G Clark	Directors’ Share Plan	5,479	–	–	–	5,479
	Ordinary shares	10,000	–	–	–	10,000
P Dwyer[6]	Ordinary shares	–	–	–	4,000	4,000
P Hay[7]	Directors’ Share Plan	2,990	–	–	219	3,209
	Ordinary shares	8,653	–	–	637	9,290
H Lee	Directors’ Share Plan	1,759	–	–	129	1,888
	Ordinary shares	8,000	–	–	–	8,000
I Macfarlane	Ordinary shares	17,616	–	–	–	17,616
	CPS2	500	–	–	–	500
	CPS3	1,000	–	–	–	1,000
D Meiklejohn	Ordinary shares	16,198	–	–	–	16,198
A Watkins	Directors’ Share Plan	3,419	–	–	(3,419)	–
	Ordinary shares	16,042	–	–	3,419	19,461
Executive Director 2013
M Smith	Deferred shares	129,780	72,668	–	(90,294)	112,154
	Ordinary shares	1,042,590	–	260,642	(2,184)	1,301,048
Executive Director 2012
M Smith	Deferred shares	150,600	73,459	–	(94,279)	129,780
	Ordinary shares	679,698	–	959,740	(596,848)	1,042,590

1	Details of shares granted as remuneration during 2013 are provided in table 4 of the 2013 Remuneration Report. Details of shares granted as remuneration during 2012 are provided in table 4 of the 2012 Remuneration Report.
2	Shares resulting from any other change during the year include the net result of any shares purchased, sold or acquired under the Dividend Reinvestment Plan.
3	The following shares (included in the holdings above) were held on behalf of the KMP (i.e. indirect beneficially held shares) as at 30 September 2013 (and for former KMPs as at cessation date): J Morschel – 18,560 (2012: 17,560); G Clark – 17,479 (2012: 15,479); P Dwyer – 5,500 (2012: 4,000); P Hay – 15,752 (2012: 12,204); H Lee – 2,000 (2012: 1,888); G Liebelt – 13,748; I Macfarlane – 20,116 (2012: 19,116); D Meiklejohn – 13,698 (2012: 13,698); A Watkins – 20,411 (2012: 19,461); M Smith – 112,154 (2012: 129,780).
4	There was no change in the balance as at report sign-off date except for G Clark whose Director’s Share Plan balance at report sign-off date was nil and whose Ordinary shares balance at report sign-off date was 17,479 and P Dwyer whose ordinary shares balance at report sign-off date was 7,500.
5	Opening balance is based on holdings at the date of appointment as a KMP on 1 July 2013.
6	Opening balance is based on holdings at the date of appointment as a KMP on 1 April 2012.
7	Shareholdings for P Hay excludes 19,855 shares which are held indirectly where P Hay has no beneficial interest.

46: Key Management Personnel Disclosures (continued)

ii) Shares (continued)

Name	Type	Opening balance at 1 October	Shares granted during the year as remuneration[1]	Received during the year on exercise of options or rights	Resulting from any other change during the year[2]	Closing balance at 30 September[3,4]
Other Key Management Personnel 2013
P Chronican	Deferred shares	49,741	30,278	–	(30,367)	49,652
	Ordinary shares	25,399	–	57,726	33,154	116,279
	CPS2	1,499	–	–	–	1,499
S Elliott	Deferred shares	32,280	40,371	–	(18,959)	53,692
	Ordinary shares	1,116	–	190,174	(189,844)	1,446
A Géczy[5]	–	–	–	–	–	–
D Hisco	Deferred shares	34,587	–	–	–	34,587
	Ordinary shares	10,000	–	60,842	(50,842)	20,000
G Hodges	Deferred shares	148,271	22,204	–	5,142	175,617
	Ordinary shares	89,785	–	46,747	–	136,532
J Phillips	Deferred shares	71,761	22,204	–	(59,797)	34,168
	Ordinary shares	–	–	36,976	(27,243)	9,733
N Williams	Deferred shares	114,811	23,213	–	(54,211)	83,813
A Thursby[6]	Deferred shares	206,902	40,371	–	(247,273)	–
	Ordinary shares	–	–	209,702	(209,702)	–
Other Key Management Personnel 2012
P Chronican	Deferred shares	26,051	33,175	–	(9,485)	49,741
	Ordinary shares	6,000	–	–	19,399	25,399
	CPS2	1,499	–	–	–	1,499
S Elliott	Deferred shares	44,177	19,146	–	(31,043)	32,280
	Ordinary shares	–	–	–	1,116	1,116
D Hisco	Deferred shares	47,364	–	–	(12,777)	34,587
	Ordinary shares	9,023	–	18,483	(17,506)	10,000
G Hodges	Deferred shares	120,181	23,696	–	4,394	148,271
	Ordinary shares	109,735	–	55,450	(75,400)	89,785
J Phillips[7]	Deferred shares	70,471	–	–	1,290	71,761
N Williams[8]	Deferred shares	113,307	–	–	1,504	114,811
A Thursby	Deferred shares	278,230	33,175	–	(104,503)	206,902
	Ordinary shares	–	–	55,055	(55,055)	–
P Marriott[9]	Deferred shares	156,072	29,383	–	(28,634)	156,821
	Ordinary shares	480,052	–	162,655	(253,529)	389,178
	CPS3	5,000	–	–	–	5,000
C Page[10]	Deferred shares	59,075	30,805	–	(25,235)	64,645
	Ordinary shares	12,129	–	38,038	(24,028)	26,139
	CPS3	2,500	–	–	–	2,500

1	Details of shares granted as remuneration during 2013 are provided in table 5 of the 2013 Remuneration Report. Details of shares granted as remuneration during 2012 are provided in table 5 of the 2012 Remuneration Report.
2	Shares resulting from any other change during the year include the net result of any shares purchased, forfeited, sold or acquired under the Dividend Reinvestment Plan.
3	The following shares (included in the holdings above) were held on behalf of the KMP (i.e. indirect beneficially held shares) as at 30 September 2013 (and for former KMPs as at cessation date): P Chronican – 49,652 (2012: 49,741); S Elliott – 53,692 (2012: 32,280); A Géczy – nil; D Hisco – 49,587 (2012: 39,587); G Hodges – 218,352 (2012: 191,006); J Phillips – 34,168 (2012: 71,761); N Williams – 83,813 (2012: 114,811); A Thursby – nil (2012: 206,902); P Marriott – (2012: 156,821); C Page – (2012: 64,645).
4	There was no change in the balance as at report sign-off date.
5	Opening balance is based on holdings at the date of appointment as a KMP on 16 September 2013.
6	Closing balance is based on holdings at the date of cessation on 30 June 2013.
7	Opening balance is based on holdings at the date of appointment as a KMP on 1 March 2012.
8	Opening balance is based on holdings at the date of appointment as a KMP on 17 December 2011.
9	Closing balance is based on holdings at 31 August 2012.
10	Closing balance is based on holdings as at the date of cessation as a KMP on 16 December 2011. Due to cessation, 11,452 LTI deferred shares granted to C Page on 12 November 2010 were forfeited and processed by Computershare on 20 December 2011.

SECTION D: OTHER TRANSACTIONS OF KEY MANAGEMENT PERSONNEL AND THEIR RELATED PARTIES

All other transactions of the directors of the Company and other KMP of the Group and their related parties are conducted on normal commercial terms and conditions no more favourable than those given to other employees or customers, and are deemed trivial or domestic in nature.

NOTES TO THE FINANCIAL STATEMENTS     181

47: Transactions with Other Related Parties

ASSOCIATES

During the course of the financial year the Company and Group conducted transactions with associates on terms equivalent to those on an arm’s length basis as shown below:

	Consolidated		The Company
	2013 $000	2012 $000	2013 $000	2012 $000
Amounts receivable from associates[1]	96,627	126,944	95,654	122,984
Amounts payable to associates	78,265	70,918	2,661	3,105
Interest revenue[1]	992	2,035	869	1,704
Interest expense	1,870	1,844	–	–
Dividend revenue	113,874	74,804	45,828	20,110
Cost recovered from associates	1,548	1,930	356	328

1	Comparative information has been updated to reflect the inclusion of two additional loans to associates and the related interest revenue omitted from the prior year disclosures.

There have been no guarantees given or received. No outstanding amounts have been written down or recorded as allowances, as they are considered fully collectible.

SUBSIDIARIES

During the course of the financial year subsidiaries conducted transactions with each other and associates on terms equivalent to those on an arm’s length basis. As of 30 September 2013, all outstanding amounts are considered fully collectible.

48: Life Insurance Business

The Group conducts its life insurance business through OnePath Life Limited, OnePath Life (NZ) Limited and OnePath Insurance Services (NZ) Limited. This note is intended to provide disclosures in relation to the life businesses conducted through these controlled entities.

CAPITAL ADEQUACY OF LIFE INSURER

Australian life insurers are required to hold reserves in excess of policy liabilities to support capital requirements under the Life Act (LIA).

The life insurance business in New Zealand is not governed by the Life Act as these are foreign domiciled life insurance companies. These companies are however required to meet similar capital tests.

The summarised capital information below in respect of capital requirements under the Life Act has been extracted from the financial statements prepared by OnePath Life Limited. For detailed capital adequacy information on a statutory fund basis, users of this annual financial report should refer to the separate financial statements prepared by OnePath Life Limited.

OnePath Life Limited

	2013 $m	2012[1] $m
Capital Base	568	n/a
Prescribed Capital Amount (PCA)	294	n/a
Capital Adequacy Multiple (times)	1.93	n/a

1	APRA reviewed its capital standards for life and general insurers, and introduced new prudential standards that came into effect on 1 January 2013. Equivalent figures for 2012 are not available. In 2012 OnePath Life Limited reported under the previous Solvency standards. At 30 September 2012 it reported assets available for solvency reserves of $652 million and a Solvency Reserve of $339 million for a Solvency Reserve coverage of 1.92 times.

48: Life Insurance Business (continued)

LIFE INSURANCE BUSINESS PROFIT ANALYSIS

	Life insurance		Life investment
	contracts		contracts		Consolidated
	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
Net shareholder profit after income tax	186	259	152	115	338	374
Net shareholder profit after income tax is represented by:
Emergence of planned profit margins	181	178	109	77	290	255
Difference between actual and assumed experience	(51)	(29)	9	30	(42)	1
(Loss recognition)/reversal of previous losses on groups of related products	1	1	–	–	1	1
Investment earnings on retained profits and capital	55	88	34	8	89	96
Changes in assumptions	–	21	–	–	–	21
Net policyholder profit in statutory funds after income tax	15	18	–	–	15	18
Net policyholder profit in statutory funds after income tax is represented by:
Emergence of planned profits	13	10	–	–	13	10
Investment earnings on retained profits	2	8	–	–	2	8

INVESTMENTS RELATING TO INSURANCE BUSINESS

Consolidated

	2013 $m	2012 $m
Equity securities	10,901	9,383
Debt securities	8,870	9,226
Investments in managed investment schemes	11,378	9,195
Derivative financial assets	9	28
Other investments	925	2,063
Total investments backing policy liabilities designated at fair value through profit or loss[1]	32,083	29,895

1	This includes $3,511 million (2012: $3,949 million) in respect of investments relating to external unitholders. In addition, the investment balance has been reduced by $3,982 million (2012: $4,203 million) in respect of the elimination of intercompany balances, Treasury Shares and the re-allocation of policyholder tax balances.

Investments held in statutory funds can only be used to meet the liabilities and expenses of that fund, or to make profit distributions when solvency and capital adequacy requirements of the LIA and Insurance (Prudential Supervision) Act 2010 are met. Accordingly, with the exception of permitted profit distributions, the investments held in the statutory funds are not available for use by other parties of the Group.

INSURANCE POLICY LIABILITIES

a) Policy liabilities

Consolidated

	2013 $m	2012 $m
Life insurance contract liabilities
Best estimate liabilities
Value of future policy benefits	6,312	6,651
Value of future expenses	1,809	1,891
Value of future premium	(9,426)	(10,021)
Value of declared bonuses	13	15
Value of future profits
Policyholder bonus	31	21
Shareholder profit margin	1,379	1,663
Business valued by non-projection method	5	3
Total net life insurance contract liabilities	123	223
Unvested policyholder benefits	43	42
Liabilities ceded under reinsurance contracts[1] (refer note 20)	519	509
Total life insurance contract liabilities	685	774

Life investment contract liabilities[2,3]	31,703	28,763
Total policy liabilities	32,388	29,537

1	Liabilities ceded under insurance contracts are shown as ‘other assets’.
2	Designated at fair value through profit or loss.
3	Life investment contract liabilities that relate to the capital guaranteed element is $1,671 million (2012: $1,803 million). Life investment contract liabilities subject to investment performance guarantees is $1,064 million (2012: $1,108 million).

NOTES TO THE FINANCIAL STATEMENTS     183

48: Life Insurance Business (continued)

b) Reconciliation of movements in policy liabilities

	Life investment		Life insurance
	contracts		contracts		Consolidated
	2013 $m	2012 $m	2013 $m	2012 $m	2013 $m	2012 $m
Policy liabilities
Gross liability brought forward	28,763	26,619	774	884	29,537	27,503
Movements in policy liabilities reflected in the income statement	3,758	2,559	(89)	(110)	3,669	2,449
Deposit premium recognised as a change in life investment contract liabilities	3,947	3,920	–	–	3,947	3,920
Fees recognised as a change in life investment contract liabilities	(457)	(435)	–	–	(457)	(435)
Withdrawal recognised as a change in other life investment contract liabilities	(4,308)	(3,900)	–	–	(4,308)	(3,900)
Gross policy liabilities closing balance	31,703	28,763	685	774	32,388	29,537
Liabilities ceded under reinsurance[1]
Balance brought forward	–	–	509	427	509	427
Increase in reinsurance assets	–	–	10	82	10	82
Closing balance	–	–	519	509	519	509
Total policy liabilities net of reinsurance asset	31,703	28,763	166	265	31,869	29,028

1	Liabilities ceded under insurance contracts are shown as ‘other assets’.

c) Sensitivity analysis – Life investment contract liabilities

Market risk arises on the Group’s life insurance business in respect of life investment contracts where an element of the liability to the policyholder is guaranteed by the Group. The value of the guarantee is impacted by changes in underlying asset values and interest rates. As at September 2013, a 10% decline in equity markets would have decreased profit by $7 million (2012: $20 million) and a 10% increase would have increased profit by $nil (2012: $3 million). A 1% increase in interest rates at 30 September would have decreased profit by $1 million (2012: $14 million) and 1% decrease would have increased profit by $nil (2012: $3 million).

METHODS AND ASSUMPTIONS LIFE INSURANCE CONTRACTS

Significant actuarial methods

The effective date of the actuarial report on policy liabilities (which includes insurance contract liabilities and life investment contract liabilities) and solvency requirements is 30 September 2013.

In Australia, the actuarial report was prepared by Mr Nick Kulikov, FIAA, Appointed Actuary. The actuarial reports indicate Mr Kulikov is satisfied as to the accuracy of the data upon which policy liabilities have been determined.

The amount of policy liabilities has been determined in accordance with methods and assumptions disclosed in this financial report and the requirements of the LIA, which includes applicable standards of the APRA.

Policy liabilities have been calculated in accordance with Prudential Standard LPS 1.04 Valuation of Policy Liabilities issued by the APRA in accordance with the requirements of the LIA. For life insurance contracts the Standard requires the policy liabilities to be calculated in a way which allows for the systematic release of planned margins as services are provided to policyholders.

The profit carriers used to achieve the systematic release of planned margins are based on the product groups.

In New Zealand, the actuarial report was prepared by Mr Michael Bartram FIAA FNZSA, a fellow of the Institute of Actuaries of Australia and a fellow of the New Zealand Society of Actuaries. The amount of policy liabilities has been determined in accordance with Professional Standard 3: Determination of Life Insurance Policy Liabilities of the New Zealand Society of Actuaries. The actuarial reports indicate that Mr Bartram is satisfied as to the accuracy of the data upon which policy liabilities have been determined.

Critical assumptions

The valuation of the policy liabilities is dependant on a number of variables including interest rate, equity prices, future expenses, mortality, morbidity and inflation. The critical estimates and judgements used in determining the policy liabilities is set out in note 2 (vi) on page 90.

Sensitivity analysis – life insurance contracts

The Group conducts sensitivity analysis to quantify the exposure of the life insurance contracts to risk of changes in the key underlying variables such as interest rate, equity prices, mortality, morbidity and inflation. The valuations included in the reported results and the Group’s best estimate of future performance is calculated using certain assumptions about these variables. The movement in any key variable will impact the performance and net assets of the Group and as such represents a risk. The table below illustrates how changes in key assumptions would impact the reported profit, policy liabilities and equity at 30 September 2013.

184

48: Life Insurance Business (continued)

Variable	Impact of movement in underlying variable	Change in variable	Profit/(loss) net of reinsurance		Insurance contract liabilities net of reinsurance	Equity
		% change	$m		$m	$m
Market interest rates	A change in market interest rates affects the value placed on future cash flows. This changes profit and shareholder equity.	-1% +1%	26 (21)		(35 28)	26 (21)
Expense risk	An increase in the level or inflationary growth of expenses over assumed levels will decrease profit and shareholder equity.	-10% +10%	– –		– –	– –
Mortality risk	Greater mortality rates would lead to higher levels of claims occurring, increasing associated claims cost and therefore reducing profit and shareholder equity.	-10% +10%	(16 (61	) )	22 87	(16) (61)
Morbidity risk	The cost of health-related claims depends on both the incidence of policyholders becoming ill and the duration which they remain ill. Higher than expected incidence and duration would increase claim costs, reducing profit and shareholder equity.	-10% +10%	– (3)		– 4	– (3)
Discontinuance risk	An increase in discontinuance rates at earlier durations has a negative effect as it affects the ability to recover acquisition expenses and commissions.	-10% +10%	– (15)		– 15	– (15)

LIFE INSURANCE RISK

Insurance risk is the risk of loss due to unexpected changes in current and future insurance claim rates. In life insurance business, insurance risk arises primarily through mortality (death) and morbidity (illness) and injury and longevity risks.

Insurance risk exposure arises in insurance business as the risk that claims payments are greater than expected. In the life insurance business this arises primarily through mortality (death) or morbidity (illness or injury) risks being greater than expected.

Insurance risks are controlled through the use of underwriting procedures and reinsurance arrangements. Controls are also maintained over claims management practices to assist in the correct and timely payment of insurance claims. Regular monitoring of experience is conducted at a sufficiently detailed level in order to identify any deviation from expected claim levels.

Financial risks relating to the Group’s insurance business are generally monitored and controlled by selecting appropriate assets to back insurance and life investment contract liabilities. Wherever possible within regulatory constraints, the Group segregates policyholders funds from shareholders funds and sets investment mandates that are appropriate for each. The assets are regularly monitored by the Global Wealth Investment Risk Management Committee to ensure that there are no material asset and liability mismatching issues and other risks such as liquidity risk and credit risk are maintained within acceptable limits.

All financial assets within the life insurance statutory funds directly support either the Group’s life insurance contracts or life investment contracts. Market risk arises for the Group on contracts where the liabilities to policyholders are guaranteed. The Group manages this risk by the monthly monitoring and rebalancing of assets to policy liabilities. However, for some contracts the ability to match asset characteristics with policy obligations is constrained by a number of factors including regulatory constraints, the lack of suitable investments as well as by the nature of the policy liabilities themselves.

A market risk also arises from those life investment contracts where the benefits paid are directly impacted by the value of the underlying assets. The Group is exposed to the risk of future decreased asset management fees as a result of a decline in assets under management and operational risk associated with the possible failure to administer life investment contracts in accordance with the product terms and conditions.

Risk strategy

In compliance with contractual and regulatory requirements, a strategy is in place to monitor that the risks underwritten satisfy policyholders’ risk and reward objectives whilst not adversely affecting the Group’s ability to pay benefits and claims when due. The strategy involves the identification of risks by type, impact and likelihood, the implementation of processes and controls to mitigate the risks, and continuous monitoring and improvement of the procedures in place to minimise the chance of an adverse compliance or operational risk event occurring. Included in this strategy are the processes and controls over underwriting, claims management and product pricing. Capital management is also a key aspect of the Group’s risk management strategy.

Allocation of capital

The Group’s insurance businesses are subject to regulatory capital requirements which prescribe the amount of capital to be held depending on the contract liability.

Solvency margin requirements established by APRA are in place to reinforce safeguards for policyholders’ interest, which are primarily the ability to meet future claims payments in respect of existing policies.

Methods to limit or transfer insurance risk exposures

Reinsurance – Reinsurance treaties are analysed using a number of analytical modelling tools to assess the impact on the Group’s exposure to risk with the objective of achieving the desired choice of type of reinsurance and retention levels.

Underwriting procedures – Strategic underwriting decisions are put into effect using the underwriting procedures detailed in the Group’s underwriting manual. Such procedures include limits to delegated authorities and signing powers.

Claims management – Strict claims management procedures are in place to assist in the timely and correct payment of claims in accordance with policy conditions.

NOTES TO THE FINANCIAL STATEMENTS 185

49: Exchange Rates

The exchange rates used in the translation of the results and the assets and liabilities of major overseas branches and controlled entities are:

	2013		2012
	Closing	Average	Closing	Average
Chinese Yuan	5.6976	6.1395	6.5848	6.5150
Euro	0.6896	0.7565	0.8092	0.7914
Great British Pound	0.5760	0.6360	0.6437	0.6522
Indian Rupee	58.5306	56.1479	55.1714	53.9494
Indonesian Rupiah	10,860.1	9,861.4	10,022.6	9,476.4
Malaysian Ringgit	3.0334	3.0925	3.2077	3.1998
New Zealand Dollar	1.1237	1.2132	1.2529	1.2883
Papua New Guinea Kina	2.2385	2.1472	2.1773	2.1657
United States Dollar	0.9312	0.9929	1.0462	1.0278

50: Events Since the End of the Financial Year

There have been no material events since the end of the financial year.

Directors’ Declaration

The Directors of Australia and New Zealand Banking Group Limited declare that:

a)	in the Directors’ opinion, the financial statements and notes of the Company and the consolidated entity are in accordance with the Corporations Act 2001, including:

i)	section 296, that they comply with the Australian Accounting Standards and any further requirements of the Corporations Regulations 2001; and

ii)	section 297, that they give a true and fair view of the financial position of the Company and of the consolidated entity as at 30 September 2013 and of their performance for the year ended on that date;

b)	the notes to the financial statements of the Company and the consolidated entity include a statement that the financial statements and notes of the Company and the consolidated entity comply with International Financial Reporting Standards;

c)	the Directors have been given the declarations required by section 295A of the Corporations Act 2001;

d)	in the Directors’ opinion, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable; and

e)	the Company and certain of its wholly owned controlled entities (listed in note 43) have executed a Deed of Cross Guarantee enabling them to take advantage of the accounting and audit relief offered by class order 98/1418 (as amended), issued by the Australian Securities and Investments Commission. The nature of the Deed of Cross Guarantee is to guarantee to each creditor payment in full of any debt in accordance with the terms of the Deed of Cross Guarantee. At the date of this declaration, there are reasonable grounds to believe that the Company and its controlled entities which executed the Deed of Cross Guarantee are able, as an economic entity, to meet any obligations or liabilities to which they are, or may become, subject by virtue of the Deed of Cross Guarantee.

Signed in accordance with a resolution of the Directors.

John Morschel	Michael R P Smith
Chairman	Director
8 November 2013

Responsibility statement of the Directors in accordance with the Disclosure and Transparency Rule 4.1.12 (3)(b) of the United Kingdom Financial Conduct Authority

The Directors of Australia and New Zealand Banking Group Limited confirm to the best of their knowledge that:

The Group’s Annual Report includes:

i)	a fair review of the development and performance of the business and the position of the Group and the undertakings included in the consolidation taken as a whole; together with

ii)	a description of the principal risks and uncertainties faced by the Group.

Signed in accordance with a resolution of the Directors.

John Morschel	Michael R P Smith
Chairman	Director
8 November 2013

DIRECTORS’ DECLARATION     187

REPORT ON THE FINANCIAL REPORT

We have audited the accompanying financial report of Australia and New Zealand Banking Group Limited (the Company), which comprises the balance sheets as at 30 September 2013, and income statements, statements of comprehensive income, statements of changes in equity and statements of cash flow for the year ended on that date, notes 1 to 50 comprising a summary of significant accounting policies and other explanatory information and the directors’ declaration of the Company and the Group comprising the Company and the entities it controlled at the year’s end or from time to time during the financial year.

DIRECTORS’ RESPONSIBILITY FOR THE FINANCIAL REPORT

The directors of the Company are responsible for the preparation of the financial report that gives a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001 and for such internal control as the directors determine is necessary to enable the preparation of the financial report that is free from material misstatement whether due to fraud or error. In note 1(A)(i), the directors also state, in accordance with Australian Accounting Standard AASB 101 Presentation of Financial Statements, that the financial statements comply with International Financial Reporting Standards.

AUDITOR’S RESPONSIBILITY

Our responsibility is to express an opinion on the financial report based on our audit. We conducted our audit in accordance with Australian Auditing Standards. These Auditing Standards require that we comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report.

The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the financial report that gives a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial report.

We performed the procedures to assess whether in all material respects the financial report presents fairly, in accordance with the Corporations Act 2001 and Australian Accounting Standards, a true and fair view which is consistent with our understanding of the Company’s and the Group’s financial position and of their performance.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

INDEPENDENCE

In conducting our audit, we have complied with the independence requirements of the Corporations Act 2001.

AUDITOR’S OPINION

In our opinion:

(a)	the financial report of Australia and New Zealand Banking Group Limited is in accordance with the Corporations Act 2001, including:

(i)	giving a true and fair view of the Company’s and the Group’s financial position as at 30 September 2013 and of their performance for the year ended on that date; and

(ii)	complying with Australian Accounting Standards and the Corporations Regulations 2001.

(b)	the financial report also complies with International Financial Reporting Standards as disclosed in note 1(A)(i).

REPORT ON THE REMUNERATION REPORT

We have audited the remuneration report included in pages 28 to 50 of the directors’ report for the year ended 30 September 2013. The directors of the Company are responsible for the preparation and presentation of the remuneration report in accordance with Section 300A of the Corporations Act 2001. Our responsibility is to express an opinion on the remuneration report, based on our audit conducted in accordance with Australian Auditing Standards

AUDITOR’S OPINION

In our opinion, the remuneration report of Australia and New Zealand Banking Group Limited for the year ended 30 September 2013, complies with Section 300A of the Corporations Act 2001.

KPMG	Andrew Yates
Partner
Melbourne
8 November 2013

KPMG, an Australian partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

Liability limited by a scheme approved under Professional Standards Legislation.

188

		2013 $m	2012 $m	2011 $m	2010 $m	2009 $m
	Financial performance[1]
	Net interest income[2]	12,772	12,110	11,500	10,862	9,890
	Other operating income[2]	5,606	5,738	5,385	4,920	4,477
	Operating expenses	(8,236)	(8,519)	(8,023)	(6,971)	(6,068)
	Profit before credit impairment and income tax	10,142	9,329	8,862	8,811	8,299
	Provision for credit impairment	(1,197)	(1,258)	(1,220)	(1,820)	(3,056)
	Income tax expense	(2,437)	(2,235)	(2,167)	(1,960)	(1,469)
	Non-controlling interests	(10)	(6)	(8)	(6)	(2)
	Cash/underlying profit[1]	6,498	5,830	5,467	5,025	3,772
	Adjustments to arrive at statutory profit[1]	(226)	(169)	(112)	(524)	(829)
	Profit attributable to shareholders of the Company	6,272	5,661	5,355	4,501	2,943
	Financial position
	Assets[2,3]	702,991	642,127	604,213	531,703	476,987
	Net assets	45,615	41,220	37,954	34,155	32,429
	Common Equity Tier 1[4]	8.5%	8.0%	8.5%	8.0%	9.0%
	Common Equity Tier 1 – Internationally Harmonised Basel 3[5]	10.8%	10.0%	n/a	n/a	n/a
	Return on average ordinary equity[6]	14.9%	14.6%	15.3%	13.9%	10.3%
	Return on average assets[2,3]	0.9%	0.9%	0.9%	0.9%	0.6%
	Cost to income ratio (cash/underlying)[1]	44.8%	47.7%	47.5%	44.2%	42.2%
	Shareholder value – ordinary shares
	Total return to shareholders (share price movement plus dividends)	31.5%	35.4%	-12.6%	1.9%	40.3%
	Market capitalisation	84,450	67,255	51,319	60,614	61,085
	Dividend	164 cents	145 cents	140 cents	126 cents	102 cents
Franked portion	– interim	100%	100%	100%	100%	100%
	– final	100%	100%	100%	100%	100%

Share price	– high	$32.09	$25.12	$25.96	$26.23	$24.99
	– low	$23.42	$18.60	$17.63	$19.95	$11.83
	– closing	$30.78	$24.75	$19.52	$23.68	$24.39
	Share information
	(per fully paid ordinary share)
	Earnings per share	231.3c	213.4c	208.2c	178.9c	131.0c
	Dividend payout ratio	71.8%	69.4%	68.6%	71.6%	82.3%
	Net tangible assets per ordinary share[7]	$13.48	$12.22	$11.44	$10.38	$11.02
	No. of fully paid ordinary shares issued (millions)	2,743.7	2,717.4	2,629.0	2,559.7	2,504.5
	Dividend Reinvestment Plan (DRP) issue price
	– interim	$28.96	$20.44	$21.69	$21.32	$15.16
	– final	–	$23.64	$19.09	$22.60	$21.75
	Other information
	Points of representation[8]	1,274	1,337	1,381	1,394	1,352
	No. of employees (full time equivalents)	47,512	48,239	50,297	47,099	37,687
	No. of shareholders[9]	468,343	438,958	442,943	411,692	396,181

1	Since 1 October 2012, the Group has used Cash Profit as a measure of the result of the ongoing business activities of the Group enabling shareholders to assess Group and divisional performance against prior periods and against peer institutions. For 2013 and 2012 statutory profit has been adjusted for non-core items to arrive at Cash Profit. For 2009 – 2011 statutory profit has been adjusted for non-core items to arrive at Underlying Profit, which like Cash Profit, is a measure of the ongoing business performance of the Group but used somewhat different criteria for the adjusting items. Neither Cash Profit nor Underlying Profit are audited; however, the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each period presented.
2	The reporting treatment of derivative related collateral posted/received and the associated interest income/expense changed in 2012 and 2011 comparatives were restated. The 2009 and 2010 comparative information has not been restated.
3	The 2010 year onwards includes assets resulting from the acquisition of ANZ Wealth Australia, OnePath NZ, Landmark Financial Services and certain assets from the Royal Bank of Scotland.
4	Calculated in accordance with APRA Basel 3 requirements for 2013 and 2012. Comparatives for 2009 – 2011 are calculated on an APRA Basel 2 basis.
5	ANZs interpretation of the regulations documented in the Basel Committee publications: ‘Basel III: A global regulatory framework for more resilient banks and banking systems’ (June 2011) and ‘International Convergence of Capital Measurement and Capital Standards’ (June 2006).
6	Average ordinary equity excludes non-controlling interests and preference shares.
7	Equals shareholders’ equity less preference share capital, goodwill, software and other intangible assets divided by the number of ordinary shares.
8	Includes branches, offices, representative offices and agencies.
9	Excludes employees whose only ANZ shares are held in trust under ANZ employee share schemes.

1. Introduction

The Group’s activities are subject to risks that can adversely impact its business, operations and financial condition. The risks and uncertainties described below are not the only ones that the Group may face. Additional risks and uncertainties that the Group is unaware of, or that the Group currently deems to be immaterial, may also become important factors that affect it. If any of the listed or unlisted risks actually occur, the Group’s business, operations, financial condition, or reputation could be materially and adversely affected, with the result that the trading price of the Group’s equity or debt securities could decline, and investors could lose all or part of their investment.

2.	Changes in general business and economic conditions, including disruption in regional or global credit and capital markets, may adversely affect the Group’s business, operations and financial condition

The Group’s financial performance is primarily influenced by the economic conditions and the level of business activity in the major countries and regions in which it operates or trades, i.e. Australia, New Zealand, the Asia Pacific region, Europe and the United States of America. The Group’s business, operations, and financial condition can be negatively affected by changes to these economic and business conditions.

The economic and business conditions that prevail in the Group’s major operating and trading markets are affected by domestic and international economic events, political events and natural disasters, and by movements and events that occur in global financial markets.

The global financial crisis saw a sudden and prolonged dislocation in credit and equity capital markets, a contraction in global economic activity and the creation of many challenges for financial services institutions worldwide to some extent in many regions. Sovereign risk and its potential impact on financial institutions in Europe and globally subsequently emerged as a significant risk to the growth prospects of the various regional economies and the global economy. The impact of the global financial crisis and its aftermath (such as heightened sovereign risk) continue to affect regional and global economic activity, confidence and capital markets. Prudential authorities have implemented increased regulation to mitigate the risk of such events recurring, although there can be no assurance that such regulations will be effective.

The economic effects of the global financial crisis and the European sovereign debt crisis have been widespread and far-reaching with unfavourable ongoing impacts on retail spending, personal and business credit growth, housing credit, and business and consumer confidence. While some of these economic factors have since improved, lasting impacts from the global financial crisis and subsequent volatility in financial markets and the European sovereign debt crisis suggest ongoing vulnerability and potential adjustment of consumer and business behaviour.

A sovereign debt crisis could have serious implications for the European Union and the Euro which, depending on the circumstances in which it takes place and the countries and currencies affected, could adversely impact the Group’s business operations and financial condition. Likewise, if one or more European countries re-introduce national currencies, and the Euro de-stabilises, the Group’s business operations could be disrupted by currency fluctuations and difficulties in hedging against such fluctuations. The New Zealand economy is also vulnerable to more volatile markets and deteriorating funding conditions. Economic conditions in Australia, New Zealand, and some Asia Pacific countries remain difficult for many businesses.

Should the difficult economic conditions described above persist or worsen, asset values in the housing, commercial or rural property markets could decline, unemployment could rise and corporate and personal incomes could suffer. Also, deterioration in global markets, including equity, property, currency and other asset markets, could impact the Group’s customers and the security the Group holds against loans and other credit exposures, which may impact its ability to recover some loans and other credit exposures.

All or any of the negative economic and business impacts described above could cause a reduction in demand for the Group’s products and services and/or an increase in loan and other credit defaults and bad debts, which could adversely affect the Group’s business, operations, and financial condition.

The Group’s financial performance could also be adversely affected if it were unable to adapt cost structures, products, pricing or activities in response to a drop in demand or lower than expected revenues. Similarly, higher than expected costs (including credit and funding costs) could be incurred because of adverse changes in the economy, general business conditions or the operating environment in the countries in which it operates.

Other economic and financial factors or events which may adversely affect the Group’s performance and results, include, but are not limited to, the level of and volatility in foreign exchange rates and interest rates, changes in inflation and money supply, fluctuations in both debt and equity capital markets, declining commodity prices due to, for example, reduced demand in Asia, especially North Asia/China, and decreasing consumer and business confidence.

Geopolitical instability, such as threats of, potential for, or actual conflict, occurring around the world, such as the ongoing unrest and conflicts in North Korea, Syria, Egypt, Afghanistan and elsewhere, may also adversely affect global financial markets, general economic and business conditions and the Group’s ability to continue operating or trading in a country, which in turn may adversely affect the Group’s business, operations, and financial condition.

Natural disasters such as (but not restricted to) cyclones, floods and earthquakes, and the economic and financial market implications of such disasters on domestic and global conditions can adversely impact the Group’s ability to continue operating or trading in the country or countries directly or indirectly affected, which in turn may adversely affect the Group’s business, operations and financial condition. For more specific risks in relation to earthquakes and the Christchurch earthquakes, refer to the risk factor entitled “The Group may be exposed to the impact of future climate change, geological events, plant and animal diseases, and other extrinsic events which may adversely affect its business, operations and financial condition”.

PRINCIPAL RISKS AND UNCERTAINTIES 191

3.	Changes in exchange rates may adversely affect the Group’s business, operations and financial condition

The previous appreciation in and continuing high level of the value of the Australian and New Zealand dollars relative to other currencies has adversely affected, and could continue to have an adverse effect on, certain portions of the Australian and New Zealand economies, including some agricultural exports, tourism, manufacturing, retailing subject to internet competition, and import-competing producers. The relationship between exchange rates and commodity prices is volatile. Since April 2013, the Australian dollar has depreciated against the US dollar and New Zealand dollar. A depreciation in the Australian or New Zealand dollars relative to other currencies would increase the debt service obligations in Australia or New Zealand dollar terms of unhedged exposures. Appreciation of the Australian dollar against the New Zealand dollar, United States dollar and other currencies has a potential negative earnings translation effect on non-hedged exposures, and future appreciation could have a greater negative impact on the Group’s results from its other non-Australian businesses, particularly its New Zealand and Asian businesses, which are largely based on non-Australian dollar revenues. The Group has put in place hedges to partially mitigate the impact of currency changes, but notwithstanding this there can be no assurance that the Group’s hedges will be sufficient or effective, and any further appreciation could have an adverse impact upon the Group’s earnings.

4.	Competition may adversely affect the Group’s business, operations and financial condition, especially in Australia, New Zealand and the Asian markets in which it operates

The markets in which the Group operates are highly competitive and could become even more so, particularly in those countries that are considered to provide higher growth prospects (such as those in the Asian region) and segments that are in the greatest demand (for example, customer deposits in Australia and New Zealand). Factors that contribute to competition risk include industry regulation, mergers and acquisitions, changes in customers’ needs and preferences, entry of new participants, development of new distribution and service methods, increased diversification of products by competitors, and regulatory changes in the rules governing the operations of banks and non-bank competitors. For example, changes in the financial services sector in Australia and New Zealand have made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic payments systems, mortgages, and credit cards. In addition, it is possible that existing companies from outside of the traditional financial services sector may seek to obtain banking licences to directly compete with the Group by offering products and services provided by banks. In addition, banks organised in jurisdictions outside Australia and New Zealand are subject to different levels of regulation and consequently some may have lower cost structures. Increasing competition for customers could also potentially lead to a compression in the Group’s net interest margins, or increased advertising and related expenses to attract and retain customers.

Additionally, the Australian Government announced in late 2010 a set of measures with the stated purpose of promoting a competitive and sustainable banking system in Australia. The reforms consisted of a variety of actions, including but not limited to, a ban on exit fees for new home loans, implementation of easier switching processes for deposits and mortgages customers, empowerment of the ACCC to investigate and prosecute anti-competitive price signalling, changes in the way fees and interest are charged on credit cards and reforms which allow Australian banks, credit unions and building societies to issue covered bonds. While many of these reforms have been implemented since 2011, and have the potential to change the competitive position of all banks in Australia, the Group has adapted to these reforms and has maintained its competitive position. Nevertheless any regulatory or behavioural change that occurs in response to these reforms could have the effect of limiting or reducing the Group’s revenue earned from its banking products or operations. These regulatory changes could also result in higher operating costs. A reduction or limitation in revenue or an increase in operating costs could adversely affect the Group’s profitability.

The effect of competitive market conditions, especially in the Group’s main markets and products, may lead to erosion in the Group’s market share or margins, and adversely affect the Group’s business, operations, and financial condition.

5.	Changes in monetary policies may adversely affect the Group’s business, operations and financial condition

Central monetary authorities (including the Reserve Bank of Australia (RBA) and the Reserve Bank of New Zealand (RBNZ), the United States Federal Reserve and the monetary authorities in the Asian jurisdictions in which ANZ carries out business) set official interest rates or take other measures to affect the demand for money and credit in their relevant jurisdictions. Also, in some Asian jurisdictions currency policy is used to influence general business conditions and the demand for money and credit. These policies can significantly affect the Group’s cost of funds for lending and investing and the return that the Group will earn on those loans and investments. Both these factors impact the Group’s net interest margin and can affect the value of financial instruments it holds, such as debt securities and hedging instruments. The policies of the central monetary authorities can also affect the Group’s borrowers, potentially increasing the risk that they may fail to repay loans. Changes in such policies are difficult to predict.

6.	Sovereign risk may destabilise global financial markets adversely affecting all participants, including the Group

Sovereign risk, or the risk that foreign governments will default on their debt obligations, increase borrowings as and when required or be unable to refinance their debts as they fall due or nationalise participants in their economy, has emerged as a risk to many economies. This risk is particularly relevant to a number of European countries though it is not limited to these places and includes the United States. Should one sovereign default, there could be a cascading effect to other markets and countries, the consequences of which, while difficult to predict, may be similar to or worse than those currently being experienced or which were experienced during the global financial crisis. Such an event could destabilise global financial markets adversely affecting all participants, including the Group.

192

7.	The Group is exposed to liquidity and funding risk, which may adversely affect its business, operations and financial condition

Liquidity risk is the risk that the Group is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt, or that the Group has insufficient capacity to fund increases in assets. Liquidity risk is inherent in all banking operations due to the timing mismatch between cash inflows and cash outflows.

Reduced liquidity could lead to an increase in the cost of the Group’s borrowings and possibly constrain the volume of new lending, which could adversely affect the Group’s profitability. A significant deterioration in investor confidence in the Group could materially impact the Group’s cost of borrowing, and the Group’s ongoing operations and funding.

The Group raises funding from a variety of sources including customer deposits and wholesale funding in Australia and offshore markets to meet its funding obligations and to maintain or grow its business generally. In times of systemic liquidity stress, in the event of damage to market confidence in the Group or in the event that funding inside or outside of Australia is not available or constrained, the Group’s ability to access sources of funding and liquidity may be constrained and it will be exposed to liquidity risk. In any such cases, ANZ may be forced to seek alternative funding. The availability of such alternative funding, and the terms on which it may be available, will depend on a variety of factors, including prevailing market conditions and ANZ’s credit ratings. Even if available, the cost of these alternatives may be more expensive or on unfavourable terms.

Since the advent of the global financial crisis, developments in the United States mortgage industry and in the United States and European markets more generally, including recent European and United States sovereign debt concerns, have adversely affected the liquidity in global capital markets and increased funding costs. Future deterioration in market conditions may limit the Group’s ability to replace maturing liabilities and access funding in a timely and cost-effective manner necessary to fund and grow its business.

8.	The Group is exposed to the risk that its credit ratings could change, which could adversely affect its ability to raise capital and wholesale funding

ANZ’s credit ratings have a significant impact on both its access to, and cost of, capital and wholesale funding. Credit ratings are not a recommendation by the relevant rating agency to invest in securities offered by ANZ. Credit ratings may be withdrawn, subject to qualifiers, revised or suspended by the relevant credit rating agency at any time and the methodologies by which they are determined may be revised. A downgrade or potential downgrade to ANZ’s credit rating may reduce access to capital and wholesale debt markets, potentially leading to an increase in funding costs, as well as affecting the willingness of counterparties to transact with it.

In addition, the ratings of individual securities (including, but not limited to, certain Tier 1 capital and Tier 2 capital securities and covered bonds) issued by ANZ (and banks globally) could be impacted from time to time by changes in the ratings methodologies used by rating agencies. On 5 September 2013, Moody’s Investors Service downgraded the subordinated debt ratings of eight Australian banks including ANZ. Ratings agencies may also revise their methodologies in response to legal or regulatory changes or other market developments.

9.	The Group may experience challenges in managing its capital base, which could give rise to greater volatility in capital ratios

The Group’s capital base is critical to the management of its businesses and access to funding. The Group is required by regulators including, but not limited to, APRA, RBNZ, the United Kingdom Prudential Regulation Authority and Financial Conduct Authority, United States regulators and regulators in various Asia Pacific jurisdictions (such as the Hong Kong Monetary Authority, and the Monetary Authority of Singapore) where the Group has operations, to maintain adequate regulatory capital.

Under current regulatory requirements, risk-weighted assets and expected loan losses increase as a counterparty’s risk grade worsens. These additional regulatory capital requirements compound any reduction in capital resulting from lower profits in times of stress. As a result, greater volatility in capital ratios may arise and may require the Group to raise additional capital. There can be no certainty that any additional capital required would be available or could be raised on reasonable terms.

The Group’s capital ratios may be affected by a number of factors, such as lower earnings (including lower dividends from its deconsolidated subsidiaries including its insurance and funds management businesses and associates), increased asset growth, changes in the value of the Australian dollar against other currencies in which the Group operates (particularly the New Zealand dollar and United States dollar) that impacts risk weighted assets or the foreign currency translation reserve and changes in business strategy (including acquisitions and investments or an increase in capital intensive businesses).

APRA’s new Prudential Standards implementing Basel 3 are now in effect, and other regulators in jurisdictions where ANZ operates have either implemented or are in the process of implementing regulations, including Basel 3, which seek to strengthen, among other things, the liquidity and capital requirements of banks, funds management entities, and insurance entities, though there can be no assurance that these regulations will have their intended effect. These regulations, together with any risks arising from any regulatory changes, are described below in the risk factor entitled “Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect the Group’s business, operations or financial condition”.

PRINCIPAL RISKS AND UNCERTAINTIES 193

10.	The Group is exposed to credit risk, which may adversely affect its business, operations and financial condition

As a financial institution, the Group is exposed to the risks associated with extending credit to other parties. Less favourable business or economic conditions, whether generally or in a specific industry sector or geographic region, or natural disasters, could cause customers or counterparties to fail to meet their obligations in accordance with agreed terms. For example, our customers and counterparties in the natural resources sector could be adversely impacted in the event of a prolonged slowdown in the Chinese economy. Also, our customers and counterparties in the agriculture, tourism and manufacturing industries have been and may continue to be adversely impacted by the sustained strength of the Australian and New Zealand dollar relative to other currencies. The Group holds provisions for credit impairment. The amount of these provisions is determined by assessing the extent of impairment inherent within the current lending portfolio, based on current information. This process, which is critical to the Group’s financial condition and results, requires difficult, subjective and complex judgments, including forecasts of how current and future economic conditions might impair the ability of borrowers to repay their loans. However, if the information upon which the assessment is made proves to be inaccurate or if the Group fails to analyse the information correctly, the provisions made for credit impairment may be insufficient, which could have a material adverse effect on the Group’s business, operations and financial condition.

In addition, in assessing whether to extend credit or enter into other transactions with customers, the Group relies on information provided by or on behalf of customers, including financial statements and other financial information. The Group may also rely on representations of customers as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. The Group’s financial performance could be negatively impacted to the extent that it relies on information that is inaccurate or materially misleading.

11.	An increase in the failure of third parties to honour their commitments in connection with the Group’s trading, lending, derivatives and other activities may adversely affect its business, operations and financial condition

The Group is exposed to the potential risk of credit-related losses that can occur as a result of a counterparty being unable or unwilling to honour its contractual obligations. As with any financial services organisation, the Group assumes counterparty risk in connection with its lending, trading, derivatives and other businesses where it relies on the ability of a third party to satisfy its financial obligations to the Group on a timely basis. The Group is also subject to the risk that its rights against third parties may not be enforceable in certain circumstances.

The risk of credit-related losses may also be increased by a number of factors, including deterioration in the financial condition of the economy, a sustained high level of unemployment, a deterioration of the financial condition of the Group’s counterparties, a reduction in the value of assets the Group holds as collateral, and a reduction in the market value of the counterparty instruments and obligations it holds.

For example, the Group is directly and indirectly exposed to the Australian mining sector and mining-related contractors and industries. Should commodity prices materially decrease due to, for example, reduced demand in Asia, especially North Asia/China, and/or mining activity, demand for resources, or corporate investment in the mining sector suffer material decreases from historical levels, the amount of new lending the Group is able to write may be adversely affected, and the weakening of the sector could be of sufficient magnitude to lead to an increase in lending losses from this sector.

Credit losses can and have resulted in financial services organisations realising significant losses and in some cases failing altogether. Should material unexpected credit losses occur to the Group’s credit exposures, it could have an adverse effect on the Group’s business, operations and financial condition.

12.	Weakening of the real estate markets in Australia, New Zealand or other markets where it does business may adversely affect the Group’s business, operations and financial condition

Residential, commercial and rural property lending, together with property finance, including real estate development and investment property finance, constitute important businesses to the Group.

A decrease in property valuations in Australia, New Zealand or other markets where it does business could decrease the amount of new lending the Group is able to write and/or increase the losses that the Group may experience from existing loans, which, in either case, could materially and adversely impact the Group’s financial condition and results of operations. A significant slowdown in the Australian and New Zealand housing markets or in other markets where it does business could adversely affect the Group’s business, operations and financial conditions.

13.	The Group is exposed to market risk which may adversely affect its business, operations and financial condition

The Group is subject to market risk, which is the risk to the Group’s earnings arising from changes in interest rates, foreign exchange rates, credit spreads, equity prices and indices, prices of commodities, debt securities and other financial contracts, including derivatives. Losses arising from these risks may have a material adverse effect on the Group. As the Group conducts business in several different currencies, its businesses may be affected by a change in currency exchange rates. Additionally, the Group’s annual and interim reports are prepared and stated in Australian dollars, any appreciation in the Australian dollar against other currencies in which the Group earns revenues (particularly to the New Zealand dollar and United States dollar) may adversely affect the reported earnings.

The profitability of the Group’s funds management and insurance businesses is also affected by changes in investment markets and weaknesses in global securities markets.

194

14.	The Group is exposed to the risks associated with credit intermediation and financial guarantors which may adversely affect its business, operations and financial condition

The Group entered into a series of structured credit intermediation trades from 2004 to 2007. The Group sold protection using credit default swaps over these structures and then, to mitigate risk, purchased protection via credit default swaps over the same structures from eight United States financial guarantors. The underlying structures involve credit default swaps (CDSs) over synthetic collateralised debt obligations (CDOs), portfolios of external collateralised loan obligations (CLOs) or specific bonds/floating rate notes (FRNs).

Being derivatives, both the sold protection and purchased protection are marked-to-market. Prior to the commencement of the global financial crisis, movements in valuations of these positions were not significant and the credit valuation adjustment (CVA) charge on the protection bought from the non-collateralised financial guarantors was minimal.

During and after the global financial crisis, the market value of the structured credit transactions increased and the financial guarantors were downgraded. The combined impact of this was to increase the CVA charge on the purchased protection from financial guarantors. Volatility in the market value and hence CVA will continue to persist given the volatility in credit spreads and USD/AUD rates.

Credit valuation adjustments are included as part of the Group’s profit and loss statement, and accordingly, increases in the CVA charge or volatility in that charge could adversely affect the Group’s profitability.

15.	The Group is exposed to operational risk, which may adversely affect its business, operations and financial condition

Operational Risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal risk, and the risk of reputational loss or damage arising from inadequate or failed internal processes, people and systems, but excludes strategic risk.

Loss from operational risk events could adversely affect the Group’s financial results. Such losses can include fines, penalties, loss or theft of funds or assets, legal costs, customer compensation, loss of shareholder value, reputation loss, loss of life or injury to people, and loss of property and/or information.

Operational risk is typically classified into the risk event type categories to measure and compare risks on a consistent basis. Examples of operational risk events according to category are as follows:

}	internal fraud: risk that fraudulent acts are planned, initiated or executed by employees (permanent, temporary or contractors) from inside ANZ e.g. a rogue trader.

}	external fraud: fraudulent acts or attempts which originate from outside ANZ e.g. valueless cheques, counterfeit credit cards, loan applications in false names, stolen identity etc.

}	employment practices & workplace safety: employee relations, diversity and discrimination, and health and safety risks to ANZ employees.

}	clients, products & business practices: risk of market manipulation, product defects, incorrect advice, money laundering and misuse of customer information;
}	business disruption (including systems failures): risk that ANZ’s banking operating systems are disrupted or fail. At ANZ, technology risks are key Operational Risks which fall under this category.

}	damage to physical assets: risk that a natural disaster or terrorist or vandalism attack damages ANZ’s buildings or property; and

}

execution, delivery & process management: risk that ANZ experiences losses as a result of data entry errors, accounting errors, vendor, supplier or outsource provider errors, or failed mandatory reporting.

Direct or indirect losses that occur as a result of operational failures, breakdowns, omissions or unplanned events could adversely affect the Group’s financial results.

16.	Disruption of information technology systems or failure to successfully implement new technology systems could significantly interrupt the Group’s business which may adversely affect its business, operations and financial condition

The Group is highly dependent on information systems and technology and there is a risk that these, or the services the Group uses or is dependent upon, might fail, including because of unauthorised access or use.

Most of the Group’s daily operations are computer-based and information technology systems are essential to maintaining effective communications with customers. The exposure to systems risks includes the complete or partial failure of information technology systems or data centre infrastructure, the inadequacy of internal and third-party information technology systems due to, among other things, failure to keep pace with industry developments and the capacity of the existing systems to effectively accommodate growth, prevent unauthorised access and integrate existing and future acquisitions and alliances.

To manage these risks, the Group has disaster recovery and information technology governance in place. However, any failure of these systems could result in business interruption, customer dissatisfaction and ultimately loss of customers, financial compensation, damage to reputation and/or a weakening of the Group’s competitive position, which could adversely impact the Group’s business and have a material adverse effect on the Group’s financial condition and operations.

In addition, the Group has an ongoing need to update and implement new information technology systems, in part to assist it to satisfy regulatory demands, ensure information security, enhance computer-based banking services for the Group’s customers and integrate the various segments of its business. The Group may not implement these projects effectively or execute them efficiently, which could lead to increased project costs, delays in the ability to comply with regulatory requirements, failure of the Group’s information security controls or a decrease in the Group’s ability to service its customers.

PRINCIPAL RISKS AND UNCERTAINTIES 195

17.	The Group is exposed to risks associated with information security, which may adversely affect its financial results and reputation

Information security means protecting information and information systems from unauthorised access, use, disclosure, disruption, modification, perusal, inspection, recording or destruction. As a bank, the Group handles a considerable amount of personal and confidential information about its customers and its own internal operations. The Group also uses third parties to process and manage information on its behalf. The Group employs a team of information security subject matter experts who are responsible for the development and implementation of the Group’s Information Security Policy. The Group is conscious that threats to information security are continuously evolving and as such the Group conducts regular internal and external reviews to ensure new threats are identified, evolving risks are mitigated, policies and procedures are updated, and good practice is maintained. However, there is a risk that information may be inadvertently or inappropriately accessed or distributed or illegally accessed or stolen. Any unauthorised use of confidential information could potentially result in breaches of privacy laws, regulatory sanctions, legal action, and claims for compensation or erosion to the Group’s competitive market position, which could adversely affect the Group’s financial position and reputation.

18.	The Group is exposed to reputation risk, which may adversely impact its business, operations and financial condition

Damage to the Group’s reputation may have wide-ranging impacts, including adverse effects on the Group’s profitability, capacity and cost of sourcing funding, and availability of new business opportunities.

Reputation risk may arise as a result of an external event or the Group’s own actions, and adversely affect perceptions about the Group held by the public (including the Group’s customers), shareholders, investors, regulators or rating agencies. The impact of a risk event on the Group’s reputation may exceed any direct cost of the risk event itself and may adversely impact the Group’s business, operations and financial condition.

19.	The unexpected loss of key staff or inadequate management of human resources may adversely affect the Group’s business, operations and financial condition

The Group’s ability to attract and retain suitably qualified and skilled employees is an important factor in achieving its strategic objectives. The Chief Executive Officer and the management team of the Chief Executive Officer have skills and reputation that are critical to setting the strategic direction, successful management and growth of the Group, and whose unexpected loss due to resignation, retirement, death or illness may adversely affect its operations and financial condition. The Group may in the future have difficulty retaining or attracting highly qualified people for important roles, which could adversely affect its business, operations and financial condition.

20.	The Group may be exposed to the impact of future climate change, geological events, plant and animal diseases, and other extrinsic events which may adversely affect its business, operations and financial condition

ANZ and its customers are exposed to climate related events (including climate change). These events include severe storms, drought, fires, cyclones, hurricanes, floods and rising sea levels. ANZ and its customers may also be exposed to other events such as geological events (volcanic or seismic activity, tsunamis); plant and animal diseases or a pandemic. Examples include earthquakes in New Zealand and floods in Australia and the Philippines.

Depending on their severity, events such as these may temporarily interrupt or restrict the provision of some local or Group services, and may also adversely affect the Group’s financial condition or collateral position in relation to credit facilities extended to customers.

21.	Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect the Group’s business, operations or financial condition

The Group is subject to laws, regulations, policies and codes of practice in Australia, New Zealand, the United Kingdom, the United States of America, Hong Kong, Singapore, Japan, China and other countries within the Asia Pacific region in which it has operations, trades or raises funds or in respect of which it has some other connection. In particular, the Group’s banking, funds management and insurance activities are subject to extensive regulation, mainly relating to its liquidity levels, capital, solvency, provisioning, and insurance policy terms and conditions.

Regulations vary from country to country but generally are designed to protect depositors, insured parties, customers with other banking products, and the banking and insurance system as a whole. Some of the jurisdictions in which the Group operates do not permit local deposits to be used to fund operations outside of that jurisdiction. In the event the Group experiences reduced liquidity, these deposits may not be available to fund the operations of the Group.

The Australian Government and its agencies, including APRA, the RBA and other financial industry regulatory bodies including the Australian Securities and Investments Commission (ASIC), and the Australian Competition and Consumer Commission (ACCC), have supervisory oversight of the Group. The New Zealand Government and its agencies, including the RBNZ, the Financial Markets Authority and the Commerce Commission, have supervisory oversight of the Group’s operations in New Zealand. To the extent that the Group has operations, trades or raises funds in, or has some other connection with, countries other than Australia or New Zealand, then such activities may be subject to the laws of, and regulation by agencies in, those countries. Such regulatory agencies include, by way of example, the United States Federal Reserve Board, the United States Department of Treasury, the United States Office of the Comptroller of the Currency, the United States Office of Foreign Assets Control, the United Kingdom Prudential Regulation Authority and the Financial Conduct Authority, the Monetary Authority of Singapore, the Hong Kong Monetary Authority, the China Banking Regulatory

Commission, the Kanto Local Finance Bureau of Japan, and other financial regulatory bodies in those countries and in other relevant countries. In addition, the Group’s expansion and growth in the Asia Pacific region gives rise to a requirement to comply with a number of different legal and regulatory regimes across that region.

A failure to comply with any standards, laws, regulations or policies in any of those jurisdictions could result in sanctions by these or other regulatory agencies, the exercise of any discretionary powers that the regulators hold or compensatory action by affected persons, which may in turn cause substantial damage to the Group’s reputation. To the extent that these regulatory requirements limit the Group’s operations or flexibility, they could adversely impact the Group’s profitability and prospects.

These regulatory and other governmental agencies (including revenue and tax authorities) frequently review banking and tax laws, regulations, codes of practice and policies. Changes to laws, regulations, codes of practice or policies, including changes in interpretation or implementation of laws, regulations, codes of practice or policies, could affect the Group in substantial and unpredictable ways and may even conflict with each other. These may include increasing required levels of bank liquidity and capital adequacy, limiting the types of financial services and products the Group can offer, and/or increasing the ability of non-banks to offer competing financial services or products, as well as changes to accounting standards, taxation laws and prudential regulatory requirements.

As a result of the global financial crisis, the Basel Committee released capital reform packages to strengthen the resilience of the banking and insurance sectors, including proposals to strengthen capital and liquidity requirements for the banking sector. APRA has released Prudential Standards implementing Basel 3 with effect from 1 January 2013. Other regulators in jurisdictions where the Group has a presence have also either implemented or are in the process of implementing Basel 3 and equivalent reforms. In addition, the United States has passed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act which significantly affects financial institutions and financial activities in the United States. There can be no assurance that any of the foregoing will be effective.

Uncertainty remains as to the final form that some of the proposed regulatory changes will take in certain jurisdictions outside Australia in which the Group operates (including the United Sates) and any such changes could adversely affect the Group’s business, operations and financial condition. The changes may lead the Group to, among other things, change its business mix, incur additional costs as a result of increased management attention, raise additional amounts of higher-quality capital (such as Ordinary Shares, Additional Tier 1 Capital or Tier 2 Capital instruments) or retain capital (through lower dividends), and hold significant levels of additional liquid assets and undertake further lengthening of the funding base.

22.	The Group may face increased tax reporting compliance costs

In March 2010, the United States enacted legislation (Foreign Account Tax Compliance Act - “FATCA”) that requires non-United States banks and other financial institutions to provide information on United States account holders to the United States Federal tax authority, the Internal Revenue Service (“IRS”). In addition, it is likely that future laws will be adopted by jurisdictions (including Australia and New Zealand), that enter into intergovernmental agreements (“IGAs”) with the United States in furtherance of FATCA and will require that such information be reported to a non-United States institution’s local revenue authority to forward to the IRS. If this information is not provided in a manner and form meeting the applicable requirements, a non-United States institution may be subjected to penalties and potentially a 30% withholding tax applied to certain amounts paid to it. No such withholding tax will be imposed on any payments derived from sources within the United States that are made prior to 1 July 2014, and no such withholding tax will be imposed on any payments derived from sources outside the United States that are made prior to 1 January 2017, at the earliest. Australia and New Zealand have not yet entered into IGAs as described above. ANZ Group is expected to make significant investments in order to comply with the requirements of FATCA or, if applicable, any local laws implementing an IGA.

23.	Unexpected changes to the Group’s license to operate in any jurisdiction may adversely affect its business, operations and financial condition

The Group is licensed to operate in the various countries, states and territories. Unexpected changes in the conditions of the licenses to operate by governments, administrations or regulatory agencies which prohibit or restrict the Group from trading in a manner that was previously permitted may adversely impact the Group’s operations and subsequent financial results.

PRINCIPAL RISKS AND UNCERTAINTIES 197

24.	The Group is exposed to insurance risk, which may adversely affect its business, operations and financial condition

Insurance risk is the risk of loss due to unexpected changes in current and future insurance claim rates. In life insurance business, insurance risk arises primarily through mortality (death) and morbidity (illness and injury) risks being greater than expected and, in the case of annuity business, should annuitants live longer than expected. For general insurance business, insurance risk arises mainly through weather-related incidents (including floods and bushfires) and other calamities, such as earthquakes, tsunamis and volcanic activities, as well as adverse variability in home, contents, motor, travel and other insurance claim amounts. For further details on climate and geological events see also the risk factor entitled “The Group may be exposed to the impact of future climate change, geological events, plant and animal diseases, and other extrinsic events which may adversely affect its business, operations and financial condition”. The Group has exposure to insurance risk in both life insurance and general insurance business, which may adversely affect its business, operations and financial condition.

In addition, the Group has various direct and indirect pension obligations towards its current and former staff. These obligations entail various risks which are similar to, among others, risks involving a capital investment. Risks, however, may also arise due to changes in tax or other legislation, and/or in judicial rulings, as well as inflation rates or interest rates. Any of these risks could have a material adverse effect on the Group’s business, operations and financial condition.

25.	The Group may experience reductions in the valuation of some of its assets, resulting in fair value adjustments that may have a material adverse effect on its earnings

Under Australian Accounting Standards, the Group recognises the following instruments at fair value with changes in fair value recognised in earnings:

}	derivative financial instruments, including in the case of fair value hedging, the fair value adjustment on the underlying hedged exposure;

}	financial instruments held for trading; and

}	assets and liabilities designated at fair value through profit and loss.

In addition, the Group recognised available-for-sale financial assets at fair value with changes in fair value recognised in equity unless the asset is impaired, in which case, the decline if fair value is recognised in earnings.

Generally, in order to establish the fair value of these instruments, the Group relies on quoted market prices or, where the market for a financial instrument is not sufficiently active, fair values are based on present value estimates or other accepted valuation techniques which incorporate the impact of factors that would influence the fair value as determined by a market participant. The fair value of these instruments is impacted by changes in market prices or valuation inputs which could have a material adverse effect on the Group’s earnings.

26.	Changes to accounting policies may adversely affect the Group’s business, operations and financial condition

The accounting policies and methods that the Group applies are fundamental to how it records and reports its financial position and results of operations. Management must exercise judgment in selecting and applying many of these accounting policies and methods so that they not only comply with generally accepted accounting principles but they also reflect the most appropriate manner in which to record and report on the financial position and results of operations. However, these accounting policies may be applied inaccurately, resulting in a misstatement of financial position and results of operations.

In some cases, management must select an accounting policy or method from two or more alternatives, any of which might comply with generally accepted accounting principles and be reasonable under the circumstances, yet might result in reporting materially different outcomes than would have been reported under another alternative.

27.	The Group may be exposed to the risk of impairment to non-lending related assets including investments in associates, capitalised software, goodwill and other intangible assets that may adversely affect its business, operations and financial condition

In certain circumstances the Group may be exposed to a reduction in the value of non-lending related assets.

As at 30 September 2013, the Group carried goodwill principally related to its investments in New Zealand and Australia, intangible assets principally relating to assets recognised on acquisition of subsidiaries, and capitalised software balances and investment in equity accounted associates.

The Group is required to assess the recoverability of the goodwill balances on at least an annual basis. For this purpose the Group uses either a discounted cash flow or a multiple of earnings calculation. Changes in the assumptions upon which the calculation is based, together with expected changes in future cash flows, could materially impact this assessment, resulting in the potential write-off of a part or all of the goodwill balances.

Capitalised software and other intangible assets (including Acquired portfolio of insurance and investment business and deferred acquisition costs) are assessed for indicators of impairment at least annually. In the event that an asset is no longer in use, or that the cash flows generated by the asset do not support the carrying value, impairment may be recorded, adversely impacting the Group’s financial condition.

Investments in associates are assessed for indicators of impairment at least annually. In the event that the equity accounted carrying value is above the recoverable value, impairment may be recorded, adversely impacting the Group’s financial condition.

28.	Litigation and contingent liabilities may adversely affect the Group’s business, operations and financial condition

From time to time, the Group may be subject to material litigation, regulatory actions, legal or arbitration proceedings and other contingent liabilities which, if they crystallise, may adversely affect the Group’s results. The Group’s material contingent liabilities are described in Note 43 to the audited annual consolidated financial statements for the year ended 30 September 2013. There is a risk that these contingent liabilities may be larger than anticipated or that additional litigation or other contingent liabilities may arise.

29.	The Group regularly considers acquisition and divestment opportunities, and there is a risk that ANZ may undertake an acquisition or divestment that could result in a material adverse effect on its business, operations and financial condition

The Group regularly examines a range of corporate opportunities, including material acquisitions and disposals, with a view to determining whether those opportunities will enhance the Group’s financial performance and position. Any corporate opportunity that is pursued could, for a variety of reasons, turn out to have a material adverse effect on the Group.

The successful implementation of the Group’s corporate strategy, including its strategy to expand in the Asia Pacific region, will depend on a range of factors including potential funding strategies, and challenges associated with integrating and adding value to acquired businesses, as well as new regulatory, market and other risks associated with increasing operations outside of Australia and New Zealand.

There can be no assurance that any acquisition would have the anticipated positive results, including results relating to the total cost of integration, the time required to complete the integration, the amount of longer-term cost savings, the overall performance of the combined entity, or an improved price for the Group’s securities. Integration of an acquired business can be complex and costly, sometimes including combining relevant accounting and data processing systems, and management controls, as well as managing relevant relationships with employees, customers, counterparties, suppliers and other business partners. Integration efforts could divert management attention and resources, which could adversely affect the Group’s operations or results. Additionally, there can be no assurance that employees, customers, counterparties, suppliers and other business partners of newly acquired businesses will remain as such post-acquisition, and the loss of employees, customers, counterparties, suppliers and other business partners could adversely affect the Group’s operations or results.

Acquisitions and disposals may also result in business disruptions that cause the Group to lose customers or cause customers to remove their business from the Group to competing financial institutions. It is possible that the integration process related to acquisitions could result in the disruption of the Group’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that could adversely affect the Group’s ability to maintain relationships with employees, customers, counterparties, suppliers and other business partners, which could adversely affect the Group’s ability to conduct its business successfully. The Group’s operating performance, risk profile or capital structure may also be affected by these corporate opportunities and there is a risk that any of the Group’s credit ratings may be placed on credit watch or downgraded if these opportunities are pursued.

30.	The Group may be exposed to risks pertaining to the provision of advice, recommendations or guidance about financial products and services in the course of its sales and marketing activities which may adversely affect the Group’s business and operations

Such risks can include:

}	the provision of unsuitable or inappropriate advice (commensurate with a customer’s objectives and appetite for risk),

}	the representation of, or disclosure about, a product or service which is inaccurate, or does not provide adequate information about risks and benefits to customers,

}

a failure to appropriately manage conflicts of interest within sales and /or promotion processes (including incentives and remuneration for staff engaged in promotion, sales and/or the provision of advice),

}	a failure to deliver product features and benefits in accordance with terms, disclosures, recommendations and/or advice.

Exposure to such risk may increase during periods of declining investment asset values (such as during a period of economic downturn or investment market volatility), leading to sub-optimal performance of investment products and/or portfolios that were not aligned with the customer’s objectives and risk appetite.

ANZ is regulated under various legislative mechanisms in the countries in which it operates that provide for consumer protection around advisory, marketing and sales practices. These may include, but are not limited to, appropriate management of conflicts of interest, appropriate accreditation standards for staff authorised to provide advice about financial products and services, disclosure standards, standards for ensuring adequate assessment of client/ product suitability, quality assurance activities, adequate record keeping, and procedures for the management of complaints and disputes.

Risks pertaining to advice about financial products and services may result in material litigation (and associated financial costs), regulatory actions, and/or reputational consequences.

PRINCIPAL RISKS AND UNCERTAINTIES 199

1: Capital Adequacy

		Basel 3 2013 $m	Basel 2 2012 $m
Qualifying capital
Tier 1
Shareholders’ equity and non-controlling interests		45,615	41,220
Prudential adjustments to shareholders’ equity	Table 1	(932)	(3,857)
Gross Common Equity Tier 1 Capital		44,683	37,363
Deductions	Table 2	(15,892)	(10,839)
Common Equity Tier 1 Capital		28,791	26,524
Additional Tier 1 capital	Table 3	6,401	5,977
Tier 1 capital		35,192	32,501
Tier 2 capital	Table 4	6,190	4,073
Total qualifying capital		41,382	36,574
Capital adequacy ratios
Common Equity Tier 1		8.5%	8.8%
Tier 1		10.4%	10.8%
Tier 2		1.8%	1.4%
Total		12.2%	12.2%
Risk Weighted Assets	Table 5	339,265	300,119

1: Capital Adequacy (continued)

	Basel 3 2013 $m	Basel 2 2012 $m
Table 1: Prudential adjustments to shareholders’ equity
Treasury Shares attributable to OnePath policy holders	272	280
Reclassification of preference share capital	(871)	(871)
Accumulated retained profits & reserves of insurance, funds management & securitisation entities	(583)	(1,660)
Deferred fee revenue including fees deferred as part of loan yields	381	415
Hedging reserve	n/a	(208)
Available-for-sale reserve attributable to deconsolidated subsidiaries	(90)	(94)
Dividend not provided for	n/a	(2,149)
Accrual for Dividend Reinvestment Plans	n/a	430
Other	(41)	–
Total	(932)	(3,857)

Table 2: Deductions from Common Equity Tier 1 capital
Unamortised goodwill & other intangibles (excluding OnePath Australia and New Zealand)	(3,970)	(3,052)
Intangible component of investments in OnePath Australia and New Zealand	(2,096)	(2,074)
Capitalised software	(2,102)	(1,702)
Capitalised expenses including loan and lease origination fees	(979)	(850)
Applicable deferred net tax assets	(1,102)	(301)
Expected losses in excess of eligible provisions	(376)	(542)
Investment in ANZ insurance and funds management subsidiaries	(453)	(327)
Investment in OnePath Australia and New Zealand	(1,059)	(721)
Investment in banking associates	(3,361)	(1,070)
Other deductions	(394)	(200)
Total	(15,892)	(10,839)

Table 3: Additional Tier 1 capital
Convertible Preference Shares
ANZ CPS1	1,081	1,078
ANZ CPS2	1,963	1,958
ANZ CPS3	1,329	1,326
ANZ Capital Notes	1,106	–
Preference Shares	871	871
Hybrid Securities	812	752
Regulatory adjustments and deductions	(78)	(8)
Transitional adjustments	(683)	n/a
Total	6,401	5,977

Table 4: Tier 2 capital
General reserve for impairment of financial assets	245	234
Perpetual subordinated notes	1,065	953
Subordinated Debt	5,448	5,847
Regulatory adjustments and deductions	(340)	(2,961)
Transitional adjustments	(228)	n/a
Total	6,190	4,073

SUPPLEMENTARY INFORMATION     201

1: Capital Adequacy (continued)

	Basel 3 2013 $m	Basel 2 2012 $m
Table 5: Risk Weighted Assets
On balance sheet	208,326	190,210
Commitments	47,809	42,807
Contingents	11,184	9,962
Derivatives	20,332	11,896
Total credit risk	287,651	254,875
Traded Market Risk	4,303	4,664
Total Interest Rate Risk RWA – IRRBB	18,287	12,455
Operational Risk RWA	29,024	28,125
Total Risk Weighted Assets	339,265	300,119

Table 6: Risk Weighted Assets
Subject to Advanced IRB approach
Corporate	121,586	111,796
Sovereign	4,360	4,088
Bank	16,270	11,077
Residential mortgage	47,559	42,959
Qualifying revolving retail (credit cards)	7,219	7,092
Other retail	24,328	21,277
Credit risk weighted assets subject to advanced approach	221,322	198,289
Credit Risk Specialised lending exposures subject to slotting criteria	27,640	27,628

Subject to Standardised approach
Corporate	19,285	18,168
Residential mortgage	1,922	1,812
Qualifying revolving retail (credit cards)	1,728	2,028
Other retail	985	1,165
Credit risk weighted assets subject to standardised approach	23,920	23,173
Credit Valuation Adjustment and Qualifying Central Counterparties	8,501	n/a

Credit risk weighted assets relating to securitisation exposures	2,724	1,170
Credit risk weighted assets relating to equity exposures	n/a	1,030
Other assets	3,544	3,585
Total credit risk weighted assets	287,651	254,875
The measurement of risk weighted assets is based on:

}

a credit risk-based approach whereby risk weightings are applied to balance sheet assets and to credit converted off-balance sheet exposures, categories of risk weights are assigned based upon the nature of the counterparty and the relative liquidity of the assets concerned;

}	the recognition of risk weighted assets attributable to market risk arising from trading positions and interest rate movements; and

}	a risk weighted asset equivalent of a charge for operational risk.

For calculation of minimum capital requirements under Pillar 1 (Capital Requirements) of the Basel 2 Accord implemented from January 2008, ANZ gained accreditation from APRA for use of Advanced Internal Ratings Based (AIRB) methodology for credit risk weighted assets and Advanced Measurement Approach (AMA) for operational risk weighted asset equivalent. Basel 3 reforms were introduced on 1 January 2013.

In addition to the disclosures in this section, ANZ provides capital information as required under APRA’s prudential standard APS 330: Public Disclosure Attachment A. This information is located in the Regulatory Disclosures section of ANZ’s website: shareholder.anz.com/pages/regulatory-disclosure.

1: Capital Adequacy (continued)

	Collective Provision		Regulatory Expected Loss
	2013 $m	2012 $m	2013 $m	2012 $m
Table 7: Collective provision and regulatory expected loss by division
Australia	1,123	1,073	2,393	2,309
International and Institutional Banking	1,310	1,224	1,037	1,270
New Zealand	399	413	763	814
Global Wealth	12	11	21	23
Group Centre	43	44	19	1
Cash collective provision and regulatory expected loss	2,887	2,765	4,233	4,417
Adjustments between statutory and cash	–	–	9	20
Collective provision and regulatory expected loss	2,887	2,765	4,242	4,437

	Basel 3 2013 $m	Basel 2 2012 $m
Table 8: Expected loss in excess of eligible provisions
Basel expected loss
Defaulted	1,854	2,168
Non-defaulted	2,388	2,269
	4,242	4,437

Less: Qualifying collective provision
Collective provision	(2,887)	(2,765)
Non-qualifying collective provision	346	334
Standardised collective provision	245	269
Deferred tax asset	n/a	625
	(2,296)	(1,537)

Less: Qualifying individual provision
Individual provision	(1,467)	(1,773)
Standardised individual provision	219	268
Collective provision on advanced defaulted	(322)	(312)
	(1,570)	(1,817)
Gross deduction	376	1,083
50/50 deduction	n/a	542

SUPPLEMENTARY INFORMATION     203

2: Average Balance Sheet and Related Interest

Averages used in the following tables are predominantly daily averages. Interest income figures are presented on a tax-equivalent basis. Impaired loans are included under the interest earning asset category, ‘loans and advances’. Intra-group interest earning assets and interest bearing liabilities are treated as external assets and liabilities for the geographic segments.

	2013			2012
	Average balance $m	Interest $m	Average rate %	Average balance $m	Interest $m	Average rate %
Interest earning assets

Due from other financial institutions
Australia	3,649	107	2.9%	3,283	125	3.8%
Asia Pacific, Europe & America	14,353	169	1.2%	12,461	188	1.5%
New Zealand	1,435	14	1.0%	1,509	16	1.1%

Regulatory deposits
Asia Pacific, Europe & America	1,014	8	0.8%	1,026	7	0.7%

Trading and available-for-sale assets
Australia	37,728	1,234	3.3%	33,568	1,372	4.1%
Asia Pacific, Europe & America	16,970	256	1.5%	15,022	265	1.8%
New Zealand	9,823	354	3.6%	8,877	353	4.0%

Net loans and advances
Australia	315,582	19,308	6.1%	302,063	21,400	7.1%
Asia Pacific, Europe & America	53,146	1,862	3.5%	41,905	1,766	4.2%
New Zealand	81,316	4,824	5.9%	73,994	4,572	6.2%

Other assets
Australia	8,566	257	3.0%	4,216	175	4.2%
Asia Pacific, Europe & America	29,340	121	0.4%	23,304	167	0.7%
New Zealand	2,417	113	4.7%	2,233	132	5.9%

Intragroup assets
Australia	2,554	433	17.0%	4,318	575	13.3%
Asia Pacific, Europe & America	8,121	(9)	-0.1%	7,293	(24)	-0.3%
	586,014	29,051		535,072	31,089
Intragroup elimination	(10,675)	(424)		(11,611)	(551)
	575,339	28,627	5.0%	523,461	30,538	5.8%

Non-interest earning assets

Derivatives
Australia	33,349			36,492
Asia Pacific, Europe & America	4,879			4,783
New Zealand	6,784			9,974

Premises and equipment	2,092			2,085

Insurance assets	30,840			29,973

Other assets	26,404			25,217

Provisions for credit impairment
Australia	(2,804)			(3,037)
Asia Pacific, Europe & America	(801)			(793)
New Zealand	(816)			(885)
	99,927			103,809
Total average assets	675,266			627,270

2: Average Balance Sheet and Related Interest (continued)

	2013			2012
	Average balance $m	Interest $m	Average rate %	Average balance $m	Interest $m	Average rate %
Interest bearing liabilities

Time deposits
Australia	135,747	5,313	3.9%	134,508	6,821	5.1%
Asia Pacific, Europe & America	75,059	666	0.9%	60,643	741	1.2%
New Zealand	29,633	1,158	3.9%	27,981	1,130	4.0%
Savings deposits
Australia	24,166	837	3.5%	21,779	862	4.0%
Asia Pacific, Europe & America	5,276	25	0.5%	4,280	24	0.6%
New Zealand	7,035	234	3.3%	3,757	119	3.2%
Other demand deposits
Australia	85,104	2,408	2.8%	77,581	2,845	3.7%
Asia Pacific, Europe & America	10,916	33	0.3%	9,817	29	0.3%
New Zealand	16,400	398	2.4%	15,135	391	2.6%
Due to other financial institutions
Australia	11,311	293	2.6%	7,308	260	3.6%
Asia Pacific, Europe & America	25,375	164	0.6%	21,624	181	0.8%
New Zealand	1,572	27	1.7%	1,851	32	1.7%
Commercial paper
Australia	10,306	311	3.0%	11,676	510	4.4%
New Zealand	4,212	128	3.0%	3,669	123	3.4%
Borrowing corporations’ debts
Australia	63	5	7.9%	220	14	6.4%
New Zealand	1,215	55	4.5%	1,124	55	4.9%
Loan capital, bonds and notes
Australia	64,749	2,873	4.4%	63,620	3,461	5.4%
Asia Pacific, Europe & America	2,240	31	1.4%	89	2	1.8%
New Zealand	13,839	653	4.7%	13,278	664	5.0%
Other liabilities[1]
Australia	1,803	170	n/a	2,060	206	n/a
Asia Pacific, Europe & America	1,797	37	n/a	1,394	53	n/a
New Zealand	286	50	n/a	200	(95)	n/a
Intragroup liabilities
New Zealand	10,675	424	4.0%	11,611	551	4.7%
	538,779	16,293		495,205	18,979
Intragroup elimination	(10,675)	(424)		(11,611)	(551)
	528,104	15,869	3.0%	483,594	18,428	3.8%

Non-interest bearing liabilities

Deposits
Australia	5,511			5,103
Asia Pacific, Europe & America	3,202			2,387
New Zealand	4,380			3,863
Derivatives
Australia	30,447			31,329
Asia Pacific, Europe & America	5,226			5,044
New Zealand	6,845			9,207

Insurance liabilities	30,625			28,386
External unit holder liabilities	3,839			4,779
Other liabilities	13,983			14,014
	104,058			104,112
Total average liabilities	632,162			587,706

1	Includes foreign exchange swap costs.

SUPPLEMENTARY INFORMATION     205

2: Average Balance Sheet and Related Interest (continued)

	2013 $m	2012 $m
Total average assets
Australia	443,975	425,515
Asia Pacific, Europe & America	136,502	113,341
New Zealand	105,464	100,025
Less intragroup elimination	(10,675)	(11,611)
	675,266	627,270
% of total average assets attributable to overseas activities	34.6%	32.9%

Average interest earning assets
Australia	368,079	347,448
Asia Pacific, Europe & America	122,944	101,011
New Zealand	94,991	86,613
Less intragroup elimination	(10,675)	(11,611)
	575,339	523,461

Total average liabilities
Australia	414,046	398,639
Asia Pacific, Europe & America	131,221	107,562
New Zealand	97,570	93,116
Less intragroup elimination	(10,675)	(11,611)
	632,162	587,706
% of total average assets attributable to overseas activities	34.5%	32.2%

Average interest bearing liabilities
Australia	333,249	318,752
Asia Pacific, Europe & America	120,663	97,847
New Zealand	84,867	78,606
Less intragroup elimination	(10,675)	(11,611)
	528,104	483,594

Total average shareholders’ equity[1]
Ordinary share capital, reserves and retained earnings	42,233	38,693
Preference share capital	871	871
	43,104	39,564
Total average liabilities and shareholders’ equity	675,266	627,270

1	Average shareholders equity includes OnePath Australia shares that are eliminated from the closing shareholders equity balance of $273 million (2012: $280 million).

3: Interest Spreads and Net Interest Average Margins

	2013 $m	2012 $m
Net interest income
Australia	9,131	8,668
Asia Pacific, Europe & America	1,450	1,339
New Zealand	2,177	2,103
	12,758	12,110

	%	%
Gross earnings rate[1]
Australia	5.80	6.81
Asia Pacific, Europe & America	1.96	2.35
New Zealand	5.58	5.86
Total Group	4.98	5.83
Interest spread and net interest average margin may be analysed as follows:

Australia
Net interest spread	2.14	2.10
Interest attributable to net non-interest bearing items	0.34	0.39
Net interest margin – Australia	2.48	2.49
Asia Pacific, Europe & America
Net interest spread	1.17	1.30
Interest attributable to net non-interest bearing items	0.01	0.03
Net interest margin – Asia Pacific, Europe & America	1.18	1.33
New Zealand
Net interest spread	1.90	2.08
Interest attributable to net non-interest bearing items	0.39	0.35
Net interest margin – New Zealand	2.29	2.43
Group
Net interest spread	1.98	2.02
Interest attributable to net non-interest bearing items	0.24	0.29
Net interest margin	2.22	2.31
Net interest margin (excluding Global Markets)	2.63	2.71

1	Average interest rate received on average interest earning assets.

SUPPLEMENTARY INFORMATION     207

4. Explanation of adjustments between statutory profit and cash profit

TREASURY SHARES ADJUSTMENT

ANZ shares held by the Group in the consolidated managed funds and life business are deemed to be Treasury shares for accounting purposes. Dividends and realised and unrealised gains and losses from these shares are reversed as these are not permitted to be recognised in income for statutory reporting purposes. In deriving cash profit, these earnings are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policy liabilities which are revalued in deriving income. Accordingly, an adjustment to statutory profit of $84 million gain after tax (2012: $96 million gain after tax), pre-tax $90 million gain (2012: $104 million gain) has been recognised.

REVALUATION OF POLICY LIABILITIES

When calculating policy liabilities, the projected future cash flows on insurance contracts are discounted to reflect the present value of the obligation, with the impact of changes in the market discount rate each period being reflected in the income statement. ANZ includes the impact on the remeasurement of the insurance contract attributable to changes in the market discount rates as an adjustment to cash profit to remove the volatility attributable to changes in market interest rates which reverts to zero over the life of the insurance contract.

ECONOMIC HEDGING AND REVENUE AND NET INVESTMENT HEDGES

The Group enters into economic hedges to manage its interest rate and foreign exchange risk. The application of AASB 139: Financial Instruments – Recognition and Measurement results in fair value gains and losses being recognised within the income statement. ANZ includes the mark-to-market adjustments as an adjustment to cash profit as the profit or loss resulting from the transactions will reverse over time to match with the profit or loss from the economically hedged item as part of cash profit. This includes gains and losses arising from:

}	approved classes of derivatives not designated in accounting hedge relationships but which are considered to be economic hedges, including hedges of NZD and USD revenue;

}	the use of the fair value option (principally arising from the valuation of the ‘own name’ credit spread on debt issues designated at fair value); and

}	ineffectiveness from designated accounting cash flow, fair value and net investment hedges.

In the table below, funding and lending related swaps are primarily cross currency interest rate swaps which are being used to convert the proceeds of foreign currency debt issuances into floating rate Australian dollar and New Zealand dollar debt. As these swaps do not qualify for hedge accounting, movements in the fair values are recorded in the Income Statement. The main drivers of these fair values are currency basis spreads and the Australian dollar and New Zealand dollar fluctuation against other major funding currencies. This category also includes economic hedges of select structured finance and specialised leasing transactions that do not qualify for hedge accounting. The main drivers of these fair value adjustments are Australian and New Zealand yield curves.

Gains in funding and lending related swaps were the result of a significant weakening in AUD across the major currencies, most notably USD and EUR in the second half of 2013 partially offsetting losses from contraction in currency basis spreads in the first half of 2013.

Losses arising from the use of the fair value option on own name debt hedged by derivatives are a result of a contraction of the Group’s credit spreads in the first half of 2013, with spreads stabilising in the second half of 2013.

The losses from revenue and net investment hedges for 2013 were principally attributable to the depreciation of the AUD against the USD in 2012.

	2013 $m		2012 $m
Impact on income statement
Timing differences where IFRS results in asymmetry between the hedge and hedged items
Funding and lending related swaps	(78)		194
Use of the fair value option on own debt hedged by derivatives	63		119
Revenue and net investment hedges	224		(75)
Ineffective portion of cash flow and fair value hedges	(8)		16
Profit/(loss) before tax	201		254
Profit/(loss) after tax	146		176

		As at
	2013 $m		2012 $m
Cumulative pre-tax timing differences relating to economic hedging
Timing differences where IFRS results in asymmetry between the hedge and hedged items (before tax)
Funding and lending related swaps	678		756
Use of the fair value option on own debt hedged by derivatives	(1)		(64)
Revenue and net investment hedges	179		(45)
Ineffective portion of cash flow and fair value hedges	(25)		(17)
	831		(630)

4. Explanation of adjustments between statutory profit and cash profit (continued)

CREDIT RISK ON IMPAIRED DERIVATIVES
(NIL PROFIT AFTER TAX IMPACT)

Reclassification of a charge to income for credit valuation adjustments on defaulted and impaired derivative exposures to provision for credit impairment of $9 million (2012: $60 million). The reclassification has been made to reflect the manner in which the defaulted and impaired derivatives are managed.

POLICYHOLDERS TAX GROSS UP
(NIL PROFIT AFTER TAX IMPACT)

For statutory reporting purposes policyholder income tax and other related taxes paid on behalf of policyholders are included in net income from wealth management and the Group’s income tax expense. The gross up of $371 million (2012: $151 million) has been excluded from the underlying results as it does not reflect the underlying performance of the business which is assessed on a net of policyholder tax basis.

STRUCTURED CREDIT INTERMEDIATION TRADES

ANZ entered into a series of structured credit intermediation trades from 2004 to 2007. The underlying structures involve credit default swaps (CDS) over synthetic collateralised debt obligations (CDOs), portfolios of external collateralised loan obligations (CLOs) or specific bonds/floating rate notes (FRNs). ANZ sold protection using credit default swaps over these structures and then to mitigate risk, purchased protection via credit default swaps over the same structures from eight US financial guarantors.

Being derivatives, both the sold protection and purchased protection are marked-to-market. Prior to the commencement of the global credit crisis, movements in valuations of these positions were not significant and largely offset each other in income. Following the onset of the credit crisis, the purchased protection has provided only a partial offset against movements in valuation of the sold protection because:

}	one of the counterparties to the purchased protection defaulted and many of the remaining counterparties were downgraded; and

}	a credit valuation adjustment is applied to the remaining counterparties to the purchased protection reflective of changes to their credit worthiness.

ANZ is actively monitoring this portfolio with a view to reducing the exposure via termination and restructuring of both the bought and sold protection if and when ANZ deems it cost effective relative to the perceived risk associated with a specific trade or counterparty. During the year ANZ terminated all bought CDSs with one financial guarantor along with the corresponding sold CDSs for a net profit of $7 million (including termination costs and release of the associated credit valuation adjustment (CVA)). The bought and sold protection trades are by nature largely offsetting, with notional amounts on the outstanding bought CDSs and outstanding sold CDSs at 30 September 2013 each amounting to USD 4.5 billion (2012: USD 8.0 billion).

The profit and loss impact of credit risk on structured credit derivatives remains volatile reflecting the impact of market movements in credit spreads and AUD/USD rates. The (gain)/loss on structured credit intermediation trades is included as an adjustment to cash profit as it relates to a legacy non-core business where the cumulative mark-to-market movements are expected to reverse to zero in future periods.

The (gain)/loss included in income for these transactions is set out below.

	2013 $m	2012 $m
Credit risk on intermediation trades
Profit before income tax	(63)	(73)
Income tax expense	13	11
Profit after income tax	(50)	(62)

	As at
	2013 $m	2012 $m
Financial impacts on credit intermediation trades
Mark-to-market exposure to financial guarantors	179	359
Cumulative costs relating to financial guarantors[1]
Credit valuation adjustment for outstanding transactions	42	116
Realised close out and hedge costs	333	322
Cumulative life to date charges	375	438

1	The cumulative costs in managing the positions include realised losses relating to restructuring of trades in order to reduce risks and realised losses on termination of sold protection trades. It also includes foreign exchange hedging losses.

SUPPLEMENTARY INFORMATION     209

Ordinary Shares

At 11 October 2013, the twenty largest holders of ordinary shares held 1,607,188,663 ordinary shares, equal to 58.58% of the total issued ordinary capital.

	Name	Number of shares	% of shares
1	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	507,116,677	18.48
2	J P MORGAN NOMINEES AUSTRALIA LIMITED	395,036,175	14.40
3	NATIONAL NOMINEES LIMITED	322,644,976	11.76
4	CITICORP NOMINEES PTY LIMITED	113,824,497	4.15
5	BNP PARIBAS NOMS PTY LTD <DRP>	63,540,677	2.32
6	CITICORP NOMINEES PTY LIMITED <COLONIAL FIRST STATE INV A/C>	42,063,789	1.53
7	JP MORGAN NOMINEES AUSTRALIA LIMITED <CASH INCOME A/C>	31,977,893	1.17
8	AMP LIFE LIMITED	23,179,585	0.84
9	RBC INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <PI POOLED A/C>	18,276,818	0.67
10	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED <NT-COMNWLTH SUPER CORP A/C>	13,577,446	0.49
11	ANZEST PTY LTD <DEFERRED SHARE PLAN A/C>	12,367,959	0.45
12	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	12,109,214	0.44
13	BNP PARIBAS NOMINEES PTY LTD <AGENCY LENDING DRP A/C>	10,010,830	0.37
14	ARGO INVESTMENTS LIMITED	9,073,698	0.33
15	AUSTRALIAN FOUNDATION INVESTMENT COMPANY LIMITED	8,487,710	0.31
16	ANZEST PTY LTD <DEA CONTROL A/C>	5,513,148	0.20
17	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	5,079,699	0.19
18	ANZEST PTY LTD <ESAP SHARE PLAN A/C>	4,678,899	0.17
19	QUESTOR FINANCIAL SERVICES LIMITED <TPS RF A/C>	4,426,108	0.16
20	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	4,202,865	0.15
Total		1,607,188,663	58.58

DISTRIBUTION OF SHAREHOLDINGS

At 11 October 2013 Range of shares	Number of holders	% of holders	Number of shares	% of shares
1 to 1,000	253,137	53.96	105,518,479	3.85
1,001 to 5,000	174,359	37.16	394,739,961	14.39
5,001 to 10,000	26,863	5.73	186,709,161	6.81
10,001 to 100,000	14,350	3.06	290,465,141	10.58
Over 100,000	445	0.09	1,766,230,221	64.37
Total	469,154	100.00	2,743,662,963	100.00

At 11 October 2013:

–	there were no persons with a substantial shareholding in the Company;

–	the average size of holdings of ordinary shares was 5,848 (2012: 6,195) shares; and

–	there were 8,907 holdings (2012: 9,505 holdings) of less than a marketable parcel (less than $500 in value or 16 shares based on the market price of $31.29 per share), which is less than 1.90% of the total holdings of ordinary shares.

VOTING RIGHTS OF ORDINARY SHARES

The Constitution provides for votes to be cast as follows:

i)	on show of hands, 1 vote for each shareholder; and

ii)	on a poll, 1 vote for each fully paid ordinary share.

A register of holders of ordinary shares is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

ANZ Convertible Preference Shares (ANZ CPS)

ANZ CPS1

On 30 September 2008 ANZ issued convertible preference shares (ANZ CPS1) which were offered pursuant to a prospectus dated 4 September 2008.

At 11 October 2013, the twenty largest holders of ANZ CPS1 held 2,269,433 securities, equal to 20.99% of the total issued securities.

	Name	Number of securities	% of securities
1	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	416,653	3.85
2	QUESTOR FINANCIAL SERVICES LIMITED <TPS RF A/C>	223,441	2.07
3	UCA CASH MANAGEMENT FUND LTD	213,903	1.98
4	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	191,530	1.77
5	J P MORGAN NOMINEES AUSTRALIA LIMITED	152,040	1.41
6	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	112,714	1.04
7	CITICORP NOMINEES PTY LIMITED <DPSL>	106,262	0.98
8	UBS NOMINEES PTY LTD	104,249	0.96
9	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	102,671	0.95
10	BOND STREET CUSTODIANS LIMITED <MPPMIM - V16636 A/C>	98,884	0.92
11	BNP PARIBAS NOMS PTY LTD <DRP>	79,664	0.74
12	NATIONAL NOMINEES LIMITED	67,999	0.63
13	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	62,939	0.58
14	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	58,247	0.54
15	RBC INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <NMSMT A/C>	53,237	0.49
16	BALLARD BAY PTY LTD <BALLARD BAY DISCRETIONARY AC>	50,000	0.46
17	JMB PTY LIMITED	50,000	0.46
18	SPINETTA PTY LTD	45,000	0.42
19	EASTCOTE PTY LTD <VAN LIESHOUT FAMILY A/C>	40,000	0.37
20	KOLL PTY LTD <NO 1 ACCOUNT>	40,000	0.37
Total		2,269,433	20.99

DISTRIBUTION OF ANZ CPS1 HOLDINGS

At 11 October 2013 Range of securities	Number of holders	% of holders	Number of securities	% of securities
1 to 1,000	15,762	92.11	4,796,913	44.37
1,001 to 5,000	1,226	7.16	2,452,559	22.68
5,001 to 10,000	67	0.39	523,850	4.85
10,001 to 100,000	49	0.29	1,415,339	13.09
Over 100,000	9	0.05	1,623,463	15.01
Total	17,113	100.00	10,812,124	100.00

At 11 October 2013: There were 5 holdings (2012: 5 holdings) of less than a marketable parcel (less than $500 in value or 5 securities based on the market price of $100.77 per security), which is less than 0.03% of the total holdings of ANZ CPS1.

VOTING RIGHTS OF ANZ CPS1

An ANZ CPS1 holder has the right to vote at a meeting of members of ANZ in the following circumstances and in no others:

i)	on any proposal to reduce ANZ’s share capital, other than a resolution to approve a redemption of the ANZ CPS1;

ii)	on a proposal that affects the rights attached to the ANZ CPS1;

iii)	on any resolution to approve the terms of a buy-back agreement, other than a resolution to approve a redemption of ANZ CPS1;

iv)	on a proposal to wind up ANZ;

v)	on a proposal for the disposal of the whole of ANZ’s property, business and undertaking;

vi)	on any matter during a winding up of ANZ; and

vii)	on any matter during a period in which a dividend remains unpaid.

On a resolution or proposal on which an ANZ CPS1 holder is entitled to vote, the ANZ CPS1 holder has:

i)	on a show of hands, one vote; and

ii)	on a poll, one vote for each ANZ CPS1 held.

A register of holders of ANZ CPS1 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

SHAREHOLDER INFORMATION 211

ANZ CPS2

On 17 December 2009 ANZ issued convertible preference shares (ANZ CPS2) which were offered pursuant to a prospectus dated 18 November 2009.

At 11 October 2013, the twenty largest holders of ANZ CPS2 held 3,475,960 securities, equal to 17.66% of the total issued securities.

	Name	Number of securities	% of securities
1	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	618,073	3.14
2	J P MORGAN NOMINEES AUSTRALIA LIMITED	420,943	2.14
3	QUESTOR FINANCIAL SERVICES LIMITED <TPS RF A/C>	335,099	1.70
4	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	264,405	1.34
5	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	257,893	1.31
6	NATIONAL NOMINEES LIMITED	225,429	1.15
7	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	212,164	1.08
8	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	148,955	0.76
9	RBC INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <NMSMT A/C>	140,642	0.71
10	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	101,670	0.52
11	JMB PTY LIMITED	100,600	0.51
12	RHI HOLDINGS PTY LTD <RONI HUBAY INVESTMENT A/C>	100,000	0.51
13	WINCHELADA PTY LIMITED	86,300	0.44
14	RANDAZZO C & G DEVELOPMENTS PTY LTD	78,500	0.40
15	CITICORP NOMINEES PTY LIMITED <COLONIAL FIRST STATE INV A/C>	71,000	0.36
16	CITICORP NOMINEES PTY LIMITED	70,930	0.36
17	PERSHING AUSTRALIA NOMINEES PTY LTD <IMPLEMENTED PORTFOLIOS A/C>	64,169	0.33
18	MR PHILIP WILLIAM DOYLE	60,000	0.30
19	W MITCHELL INVESTMENTS PTY LTD <W MITCHELL SUPER FUND>	60,000	0.30
20	AVANTEOS INVESTMENTS LIMITED <ENCIRCLE IMA A/C>	59,188	0.30
Total		3,475,960	17.66

DISTRIBUTION OF ANZ CPS2 HOLDINGS

At 11 October 2013 Range of securities	Number of holders	% of holders	Number of securities	% of securities
1 to 1,000	29,111	92.46	9,053,455	45.99
1,001 to 5,000	2,134	6.78	4,506,610	22.89
5,001 to 10,000	160	0.51	1,256,524	6.38
10,001 to 100,000	69	0.22	2,044,762	10.39
Over 100,000	11	0.03	2,825,873	14.35
Total	31,485	100.00	19,687,224	100.00

At 11 October 2013: There were 7 holdings (2012: 10 holdings) of less than a marketable parcel (less than $500 in value or 5 securities based on the market price of $102.42 per security), which is less than 0.03% of the total holdings of ANZ CPS2.

VOTING RIGHTS OF ANZ CPS2

An ANZ CPS2 holder has the right to vote at a meeting of members of ANZ in the following circumstances and in no others:

i)	on any proposal to reduce ANZ’s share capital, other than a resolution to approve a redemption of the ANZ CPS2;

ii)	on a proposal that affects the rights attached to the ANZ CPS2;

iii)	on any resolution to approve the terms of a buy-back agreement, other than a resolution to approve a redemption of ANZ CPS2;

iv)	on a proposal to wind up ANZ;

v)	on a proposal for the disposal of the whole of ANZ’s property, business and undertaking;

vi)	on any matter during a winding up of ANZ; and

vii)	on any matter during a period in which a dividend remains unpaid.

On a resolution or proposal on which an ANZ CPS2 holder is entitled to vote, the ANZ CPS2 holder has:

i)	on a show of hands, one vote; and

ii)	on a poll, one vote for each ANZ CPS2 held.

A register of holders of ANZ CPS2 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

ANZ CPS3

On 28 September 2011 ANZ issued convertible preference shares (ANZ CPS3) which were offered pursuant to a prospectus dated 31 August 2011.

At 11 October 2013, the twenty largest holders of ANZ CPS3 held 2,252,333 securities, equal to 16.81% of the total issued securities.

	Name	Number of securities	% of securities
1	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	623,497	4.65
2	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	213,535	1.60
3	RAKIO PTY LTD <PIEKARSKI GYMPIE A/C>	200,000	1.49
4	QUESTOR FINANCIAL SERVICES LIMITED <TPS RF A/C>	146,843	1.10
5	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	120,971	0.90
6	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	110,208	0.82
7	RBC INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <NMSMT A/C>	102,620	0.77
8	DIMBULU PTY LTD	85,000	0.64
9	MICHAEL COPPEL VENTURES P/L <MICHAEL COPPEL VENTURES A/C>	80,000	0.60
10	JMB PTY LIMITED	70,000	0.52
11	NATIONAL NOMINEES LIMITED	63,391	0.47
12	BNP PARIBAS NOMS PTY LTD <DRP>	53,415	0.40
13	EASTCOTE PTY LTD <VAN LIESHOUT FAMILY A/C>	50,000	0.37
14	MR TERRENCE E PEABODY + MRS MARY G PEABODY <SUPER FUND A/C>	50,000	0.37
15	RANDAZZO C & G DEVELOPMENTS PTY LTD	50,000	0.37
16	TANDOM PTY LTD	50,000	0.37
17	UCA CASH MANAGEMENT FUND LTD	50,000	0.37
18	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	47,257	0.35
19	SIR MOSES MONTEFIORE JEWISH HOME <INCOME A/C>	44,140	0.33
20	RBC INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <MULTIPORT A/C>	41,456	0.32
Total		2,252,333	16.81

DISTRIBUTION OF ANZ CPS3 HOLDINGS

At 11 October 2013 Range of securities	Number of holders	% of holders	Number of securities	% of securities
1 to 1,000	19,081	92.32	6,045,475	45.11
1,001 to 5,000	1,424	6.89	3,158,152	23.57
5,001 to 10,000	89	0.43	704,922	5.26
10,001 to 100,000	68	0.33	1,973,777	14.73
Over 100,000	7	0.03	1,517,674	11.33
Total	20,669	100.00	13,400,000	100.00

At 11 October 2013: There were no holdings (2012: 1) of less than a marketable parcel (less than $500 in value or 5 securities based on the market price of $101.9010 per security).

VOTING RIGHTS OF ANZ CPS3

An ANZ CPS3 holder has the right to vote at a meeting of members of ANZ in the following circumstances and in no others:

i)	on any proposal to reduce ANZ’s share capital, other than a resolution to approve a redemption of the ANZ CPS3;

ii)	on a proposal that affects the rights attached to the ANZ CPS3;

iii)	on any resolution to approve the terms of a buy-back agreement, other than a resolution to approve a redemption of ANZ CPS3;

iv)	on a proposal to wind up ANZ;

v)	on a proposal for the disposal of the whole of ANZ’s property, business and undertaking;

vi)	on any matter during a winding up of ANZ; and

vii)	on any matter during a period in which a dividend remains unpaid.

On a resolution or proposal on which an ANZ CPS3 holder is entitled to vote, the ANZ CPS3 holder has:

i)	on a show of hands, one vote; and

ii)	on a poll, one vote for each ANZ CPS3 held.

A register of holders of ANZ CPS3 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

SHAREHOLDER INFORMATION     213

ANZ Capital Notes

On 7 August 2013 ANZ issued convertible subordinated perpetual notes (ANZ Capital Notes) which were offered pursuant to a prospectus dated 10 July 2013.

At 11 October 2013 the twenty largest holders of ANZ Capital Notes held 1,735,908 securities, equal to 15.50% of the total issued securities.

	Name	Number of securities	% of securities
1	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	254,925	2.28
2	J P MORGAN NOMINEES AUSTRALIA LIMITED	156,530	1.40
3	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	138,314	1.23
4	CITICORP NOMINEES PTY LIMITED	129,070	1.15
5	BNP PARIBAS NOMS PTY LTD <DRP>	115,000	1.03
6	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	107,154	0.96
7	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	88,153	0.79
8	NATIONAL NOMINEES LIMITED	87,978	0.78
9	UCA CASH MANAGEMENT FUND LIMITED	78,903	0.70
10	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	76,973	0.69
11	PACIFIC DEVELOPMENT CORPORATION PTY LTD	70,000	0.62
12	RBC INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <NMSMT A/C>	54,970	0.49
13	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED – A/C 2	53,271	0.48
14	DIMBULU PTY LTD	50,000	0.45
15	RANDAZZO C & G DEVELOPMENTS PTY LTD	50,000	0.45
16	MS YANG YANG	50,000	0.45
17	SPINETTA PTY LTD	47,500	0.42
18	AUSTRALIAN MASTERS YIELD FUND NO 5 LIMITED	45,410	0.40
19	RBC INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <MULTIPORT A/C>	41,757	0.37
20	ADCO CONSTRUCTIONS PTY LTD	40,000	0.36
Total		1,735,908	15.50

DISTRIBUTION OF ANZ CAPITAL NOTES HOLDINGS

At 11 October 2013 Range of securities	Number of holders	% of holders	Number of securities	% of securities
1 to 1,000	14,301	90.60	4,972,094	44.39
1,001 to 5,000	1,335	8.46	3,064,067	27.36
5,001 to 10,000	89	0.56	730,820	6.53
10,001 to 100,000	53	0.34	1,532,026	13.68
Over 100,000	6	0.04	900,993	8.04
Total	15,784	100.00	11,200,000	100.00

At 11 October 2013: There were no holdings of less than a marketable parcel (less than $500 in value or 5 securities based on the market price of $102.56 per security).

VOTING RIGHTS OF ANZ CAPITAL NOTES

ANZ Capital Notes do not confer on holders a right to vote at any meeting of members of ANZ.

A register of holders of ANZ Capital Notes is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

US Trust Securities

On 27 November 2003, the Company issued 750,000 USD non-cumulative Trust Securities (‘US Trust Securities’). For more details on the US Trust Securities refer to page 117.

The US Trust Securities were issued in global form and are registered in the name of Cede & Co as the sole holder. The fully paid preference shares and the unsecured notes that form part of the US Trust Securities are registered in the name of The Bank of New York (Delaware) (as trustee of ANZ Capital Trust II) as the sole holder.

The preference shares forming part of the US Trust Securities confer voting rights in the Company in the following limited circumstances:

}	any proposal to reduce the Company’s share capital;

}	on a proposal that affects rights attached to the preference shares;

}	any resolution to approve the terms of a share buy-back agreement;

}	any proposal for the disposal of the whole of the Company’s property, business and undertaking;

}	on any proposal to wind up the Company and any matter during the Company’s winding up, and

}

on all matters on which the holders of ANZ ordinary shares are entitled to vote during a special voting period. A “special voting period” is a period from any dividend payment date where preference share dividends are not paid in full in respect of the immediately preceding semi-annual dividend period or the 24th business day after the failure of Samson Funding Limited to make an interest payment in full on the notes that form part of the US Trust Securities and the Company does not make the payment pursuant to the relevant guarantee or pay an optional dividend on the preference shares within a prescribed time period.

On a resolution or proposal on which a preference share holder is entitled to vote, the holder has on a poll one vote per preference share held.

Euro Trust Securities

On 13 December 2004, the Company issued 500,000 Euro Floating Rate Non-cumulative Trust Securities (‘Euro Trust Securities’). For more details on the Euro Trust Securities refer to page 119.

The Euro Trust Securities were issued in global form and are registered in the name of The Bank of New York Depositary (Nominees) Limited as the sole holder. The fully paid preference shares and unsecured notes that form part of the Euro Trust Securities are registered in the name of The Bank of New York (as trustee for ANZ Capital Trust III) as the sole holder.

The preference shares forming part of the Euro Trust Securities confer voting rights in the Company in the following limited circumstances:

}	any proposal to reduce the Company’s share capital, other than a resolution to approve a redemption or reduction of capital in connection with the preference shares;

}	on a proposal that affects rights attached to the preference shares;

}	any resolution to approve the terms of a share buy-back agreement, other than a resolution to approve a buy-back (other than an on market buy-back) of preference shares;

}	any proposal for the disposal of the whole of the Company’s property, business and undertaking;

}	on any proposal to wind up the Company and any matter during the Company’s winding-up; and

}

on all matters on which the holders of ANZ ordinary shares are entitled to vote during a special voting period. A “special voting period” is a period from any dividend payment date where preference share dividends are not paid in full in respect of the immediately preceding quarterly dividend period or the 24th business day after the failure of ANZ Jackson Funding plc to make an interest payment in full on the notes that form part of the Euro Trust Securities and the Company does not make the payment pursuant to the relevant guarantee or pay an optional dividend on the preference shares within a prescribed time period.

On a resolution or proposal on which a preference share holder is entitled to vote, the holder has on a show of hands one vote, and on a poll, one vote per preference share held.

SHAREHOLDER INFORMATION     215

Employee Shareholder Information

In order to comply with the requirements of the ANZ Employee Share Acquisition Plan Rules and the ANZ Share Option Plan Rules, shares or options must not be issued under these Plans if the aggregate number of shares and options that remain subject to the Rules of either Plan exceed 7% of the total number of ANZ shares of all classes on issue (including preference shares). At 30 September 2013 participants under the following plans/schemes held 1.17% (2012: 1.21%) of the total number of ANZ shares of all classes on issue:

}	ANZ Employee Share Acquisition Plan;

}	ANZ Employee Share Save Scheme;

}	ANZ Share Option Plan;

}	ANZ Directors’ Share Plan; and

}	ANZ Directors’ Retirement Benefit Plan.

Stock Exchange Listings

Australia and New Zealand Banking Group Limited’s ordinary shares are listed on the Australian Securities Exchange and the New Zealand Stock Exchange.

The Group’s other stock exchange listings include:

}

Australian Securities Exchange – ANZ Convertible Preference Shares (ANZ CPS1, CPS2 and CPS3) and ANZ Capital Notes [Australia and New Zealand Banking Group Limited]; senior (including covered bonds) and subordinated (including ANZ Subordinated Notes) debt [Australia and New Zealand Banking Group Limited];

}	Channel Islands Stock Exchange – Senior debt [ANZ Jackson Funding 4 Limited]; subordinated debt [ANZ Jackson Funding plc];

}

London Stock Exchange – Senior (including covered bonds) and subordinated debt [Australia and New Zealand Banking Group Limited]; senior (including covered bonds) debt [ANZ New Zealand (Int’l) Limited];

}	Luxembourg Stock Exchange – Subordinated debt [Australia and New Zealand Banking Group Limited]; non-cumulative Trust Securities (Euro Trust Securities) [ANZ Capital Trust III];

}	New Zealand Stock Exchange – Senior debt and perpetual callable subordinated notes [ANZ Bank New Zealand Limited]; and

}	SIX Swiss Exchange – Senior debt (including covered bonds) [Australia and New Zealand Banking Group Limited and ANZ New Zealand (Int’l) Limited].

For more information on the US Trust Securities, Euro Trust Securities, ANZ CPS and ANZ Capital Notes please refer to notes 28 and 29 to the Financial Statements.

American Depositary Receipts

The Group has American Depositary Receipts (ADRs) representing American Depositary Shares (ADSs) that are traded on the over-the-counter securities market “OTC Pink” electronic platform operated by OTC Markets Group Inc. in the United States under the ticker symbol: ANZBY and the CUSIP number: 052528304.

With effect from 23 July 2008, the ADR ratio changed from one ADS representing five ANZ ordinary shares to one ADS representing one ANZ ordinary share.

The Bank of New York Mellon Corporation (BNY Mellon) is the Depositary for the Company’s ADR program in the United States.

Holders of the Company’s ADRs should deal directly with BNY Mellon on all matters relating to their ADR holdings. Registered Depositary Receipt shareholders can sell shares, access account balances and transaction history, find answers to frequently asked questions and download commonly needed forms. To speak directly to a BNY Mellon representative, please call 1-888-BNY-ADRS (1-888-269-2377) if you are calling from within the United States. If you are calling from outside the United States, please call 201-680-6825. You may also send an e-mail inquiry to shrrelations@bnymellon.com or visit the website at www.bnymellon.com/shareowner.

AASs – Australian Accounting Standards.

AASB – Australian Accounting Standards Board.

ADIs – Authorised Deposit-taking Institutions.

AFS – Available-for-sale financial assets.

APRA – Australian Prudential Regulation Authority.

Australia division

The Australia division comprises Retail and Corporate and Commercial Banking businesses. Retail includes Mortgages, Consumer Cards and Unsecured Lending and Deposits. Corporate and Commercial includes Corporate Banking, Business Banking, Regional Business Banking, Small Business Banking and Esanda.

}	Retail

–	Retail Distribution delivers banking solutions to customers via the Australian branch network, ANZ Direct and specialist sales channels.

–

Retail Products is responsible for delivering a range of products including mortgages, credit cards, personal loans, transaction banking, savings accounts and deposits, using capabilities in product, analytics, customer research, segmentation, strategy and marketing. It also provides online and electronic payment solutions for businesses:

-	Mortgages provides housing finance to consumers in Australia for both owner occupied and investment purposes.

-	Cards and Payments provides consumer and commercial credit cards, personal loans and merchant services.

-	Deposits provides transaction banking, savings and investment products, such as term deposits and cash management accounts.

}	Corporate and Commercial Banking

–

Corporate Banking provides traditional relationship banking and sophisticated financial solutions to corporate businesses, including largely privately owned companies in the mid-market business segment.

–	Business Banking provides a full range of banking services, including risk management, to metropolitan based small to medium sized business clients with a turnover of up to A$125 million.

–	Regional Business Banking provides a full range of banking services to personal customers and to small business and agribusiness customers in rural and regional Australia.

–	Small Business Banking provides a full range of banking services for metropolitan-based small businesses in Australia with lending up to A$1 million.

–	Esanda provides motor vehicle and equipment finance and investment products.

Cash profit is a measure of profit which is prepared on a basis other than in accordance with accounting standards. Cash profit represents a measure of the result of the ongoing business activities of the Group, enabling shareholders to assess Group and Divisional performance against prior periods and against peer institutions. To calculate cash profit, the Group excludes items from statutory net profit as set out below. These items are calculated consistently period on period so as not to discriminate between positive and negative adjustments.

Gains and losses are adjusted where they are significant, or have the potential to be significant in any one period, and fall into one of three categories:

1.	non-core gains and losses included in earnings arising from changes in tax, legal, accounting legislation or other non-core items not associated with the ongoing operations of the Group;

2.	treasury shares, revaluation of policy liabilities, economic hedging impacts and similar accounting items that represent timing differences that will reverse through earnings in the future; and

3.	accounting reclassifications between individual line items that do not impact reported results, such as policyholder tax gross up.

The adjustments made in arriving at cash profit are included in statutory profit which is subject to audit within the context of the Group statutory audit opinion. Cash profit is not subject to audit by the external auditor however, the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each period presented.

Collective provision is the provision for credit losses that are inherent in the portfolio but not able to be individually identified. A collective provision may only be recognised when a loss event has already occurred. Losses expected as a result of future events, no matter how likely, are not recognised.

Covered Bonds are bonds issued by an ADI to external investors secured against a pool of the ADI’s assets (the cover pool) assigned to a bankruptcy remote special purpose entity. The primary assets forming the cover pool are mortgage loans. The mortgages remain on the issuer’s balance sheet. The covered bond holders have dual recourse to the issuer and the cover pool assets. The mortgages included in the cover pool cannot be otherwise pledged or disposed of but may be repurchased and substituted in order to maintain the credit quality of the pool. The Group issues covered bonds as part of its funding activities.

Credit equivalent represents the calculation of on-balance sheet equivalents for market related items.

Customer deposits represent term deposits, other deposits bearing interest, deposits not bearing interest and borrowing corporations debt excluding securitisation deposits.

GLOSSARY     217

Global Wealth

The Global Wealth division comprises Funds Management, Insurance and Private Banking which provides investment, superannuation, insurance products and services as well as Private Banking for customers across Australia, New Zealand and Asia

}

Global Private Banking specialises in assisting individuals and families to manage, grow and preserve their wealth. The businesses within Private Banking & Other Wealth include Private Bank, ANZ Trustees, E*Trade, Investment Lending, Super Concepts and Other Wealth.

}	Funds Banking Management and Insurance includes OnePath Group (in Australia and New Zealand), ANZ Financial Planning, ANZ General insurance, Lender’s Mortgage Insurance and Online Investment Account.

Global Technology, Services and Operations comprises Global Services & Operations, Group Technology and Group Centre. Group Centre includes Group Human Resources, Group Risk, Group Strategy, Group Corporate Affairs, Group Corporate Communications, Group Treasury, Global Internal Audit, Group Finance, Group Marketing, Innovation and Digital, Shareholder Functions and discontinued businesses.

IFRS – International Financial Reporting Standards.

Impaired assets are those financial assets where doubt exists as to whether the full contractual amount will be received in a timely manner, or where concessional terms have been provided because of the financial difficulties of the customer. Financial assets are impaired if there is objective evidence of impairment as a result of a loss event that occurred prior to the reporting date, and that loss event has had an impact, which can be reliably estimated, on the expected future cash flows of the individual asset or portfolio of assets.

Impaired commitments and contingencies comprise undrawn facilities and contingent facilities where the customer’s status is defined as impaired.

Impaired loans comprises drawn facilities where the customer’s status is defined as impaired.

Income includes external interest income, funds management and insurance income, share of associates’ profit and other external operating income.

Individual provision charge is the amount of expected credit losses on financial instruments assessed for impairment on an individual basis (as opposed to on a collective basis). It takes into account expected cash flow over the lives of those financial instruments.

International and Institutional Banking division

The International and Institutional Banking division comprises Global Institutional, Transaction Banking, Global Markets, Global Loans, Retail Asia Pacific and Asia Partnerships business units, together with Relationship & Infrastructure.

}

Global Institutional provides global financial services to government, corporate and institutional clients with a focus on solutions for clients with complex financial needs based on a deep understanding of their businesses and industries with particular expertise in natural resources, agriculture and infrastructure. Institutional delivers transaction banking, specialised lending and markets solutions in Australia, New Zealand, Asia Pacific, Europe and America. This includes:

–

Transaction Banking provides working capital solutions including deposit products, cash transaction banking management, trade finance, international payments, and clearing services principally to institutional and corporate customers.

–

Global Markets provides risk management services to corporate and institutional clients globally in relation to foreign exchange, interest rates, credit, commodities, debt capital markets, wealth solutions and equity derivatives. Global Markets provides origination, underwriting, structuring and risk management services, advice and sale of credit and derivative products globally. Global Markets also manages the Group’s interest rate risk position and liquidity portfolio.

–

Global Loans provides term loans, working capital facilities and specialist loan structuring. It provides specialist credit analysis, structuring, execution and ongoing monitoring of strategically significant customer transactions, including project and structured finance, debt structuring and acquisition finance, loan product structuring and management, structured asset and export finance.

}

Retail Asia Pacific provides retail and small business banking services to customers in the Asia Pacific region and also includes investment and insurance products and services for Asia Pacific customers.

}

Asia Partnerships which is a portfolio of strategic partnerships in Asia. This includes investments in Indonesia with PT Bank Pan Indonesia, in the Philippines with Metrobank Cards Corporation, in China with Bank of Tianjin and Shanghai Rural Commercial Bank, in Malaysia with AMMB Holdings Berhad and in Vietnam with Saigon Securities Incorporation.

}

Relationship & Infrastructure includes client relationship management teams for global institutional and financial institution and corporate customers in Australia and Asia, corporate advisory and central support functions. Relationship and infrastructure also includes businesses within IIB which are discontinued.

Net interest margin is net interest income as a percentage of average interest earning assets.

Net interest spread is the average interest rate received on interest earning assets less the average interest rate paid on interest bearing liabilities. Non-assessable interest income is grossed up to the equivalent before tax amount for the purpose of these calculations.

Net loans and advances include gross loans and advances and acceptances and capitalised brokerage/mortgage origination fees, less unearned income and provisions for credit impairment.

Net non-interest bearing items, which are referred to in the analysis of interest spread and net interest average margin, includes shareholders’ equity, impairment of loans and advances, deposits not bearing interest and other liabilities not bearing interest, offset by premises and equipment and other non-interest earning assets. Non-performing loans are included within interest bearing loans, advances and bills discounted.

Net tangible assets equals share capital and reserves attributable to shareholders of the Group less preference share capital and unamortised intangible assets (including goodwill and software).

New Zealand division

The New Zealand division comprises Retail and Commercial business units, and Operations and Support which includes the central support functions (including Treasury funding).

}	Retail

–	Includes Mortgages, Credits Cards and Unsecured Lending to personal customers in New Zealand.

}	Commercial

–

Commercial & Agri provides financial solutions through a relationship management model for medium-sized businesses, including agri-business, with a turnover of up to NZ$150 million. Asset Finance (including motor vehicle and equipment finance), operating leases and investment products are provided under the UDC brand.

–	Small Business Banking provides a full range of banking services to small enterprises, typically with turnover of less than NZ$5 million.

Operating expenses includes personnel expenses, premises expense and other operating expenses (excluding the provision for impairment of loans and advances charge).

Operating income includes net interest income, funds management and insurance income, share of associates’ profit and other operating income.

Regulatory deposits are mandatory reserve deposits lodged with local central banks in accordance with statutory requirements.

Return on asset ratio include net intra group assets.

Repo discount is a discount applicable on the repurchase by a central bank of an eligible security pursuant to a repurchase agreement.

Restructured items comprise facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of a reduction of interest, principal or other payments legally due, or an extension in maturity materially beyond those typically offered to new facilities with similar risk.

Segment revenue includes net interest income, share of associates’ profit and other operating income.

Sub-standard assets are customers that have demonstrated some operational and financial instability, with variability and uncertainty in profitability and liquidity projected to continue over the short and possibly medium term.

Total advances include gross loans and advances and acceptances less unearned income (for both as at and average volumes). Loans and advances classified as available-for-sale are excluded from total advances.

GLOSSARY     219

Assets Charged as Security for Liabilities and Collateral Accepted as Security for Assets	124

Associates	162

Available-for-sale Assets	104

Average Balance Sheet and Related Interest	204

Balance Sheet	74

Bonds and Notes	115

Capital Adequacy	200

Capital Management	121

Cash Flow Statement	75

Chairman’s Report	6

Chief Executive Officer’s Report	7

Commitments	164

Compensation of Auditors	93

Controlled Entities	161

Corporate Governance	51

Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets	165

Critical Estimates and Judgements Used in Applying Accounting Policies	89

Deposits and Other Borrowings	113

Derivative Financial Instruments	97

Directors’ Declaration and Responsibility Statement	187

Directors’ Report	8

Dividends	95

Due from Other Financial Institutions	97

Due to Other Financial Institutions	112

Earnings per Ordinary Share	96

Employee Share and Option Plans	173

Events Since the End of the Financial Year	186

Exchange Rates	186

Expenses	92

Fair Value of Financial Assets and Financial Liabilities	147

Fiduciary Activities	164

Financial Highlights	5

Financial Statements	72

Financial Risk Management	125

Five Year Summary	190

Glossary	217

Goodwill and Other Intangible Assets	110

Impaired Financial Assets	106

Income Statements	72

Income Tax Expense	94

Income Tax Liabilities	113

Income	91

Independent Auditor’s Report	188

Interest Spreads and Net Interest Average Margins	207

Key Management Personnel Disclosures	178

Life Insurance Business	182

Liquid Assets	97

Loan Capital	116

Maturity Analysis of Assets and Liabilities	155

Net Loans and Advances	105

Notes to the Cash Flow Statements	159

Notes to the Financial Statements	78

Operating and Financial Review	12

Other Assets	111

Payables and Other Liabilities	114

Premises and Equipment	111

Principal Risks and Uncertainties	191

Provision for Credit Impairment	106

Provisions	114

Remuneration Report	28

Reserves and Retained Earnings	120

Transfers of Financial Assets	163

Segment Analysis	156

Share Capital	118

Shareholder Information	210

Shares in Controlled Entities and Associates	108

Significant Accounting Policies	78

Statement of Changes in Equity	76

Statement of Comprehensive Income	73

Superannuation and Other Post Employment Benefit Schemes	168

Supplementary Information	200

Tax Assets	109

Trading Securities	97

Transactions with Other Related Parties	182

HANDY CONTACTS

REGISTERED OFFICE
ANZ Centre Melbourne
Level 9, 833 Collins Street
Docklands VIC 3008 Australia
Telephone +61 3 9273 5555
Facsimile +61 3 8542 5252
Company Secretary: John Priestley

INVESTOR RELATIONS
Level 10, 833 Collins Street
Docklands VIC 3008 Australia
Telephone +61 3 8654 7682
Facsimile +61 3 8654 8886
Email: investor.relations@anz.com
Website: shareholder.anz.com
Group General Manager Investor Relations: Jill Craig

CORPORATE AFFAIRS
Level 10, 833 Collins Street
Docklands VIC 3008 Australia
Telephone +61 3 8654 3276
Facsimile +61 3 8654 8886
Group General Manager Corporate Affairs: Gerard Brown

IMPORTANT DATES FOR SHAREHOLDERS*

Event	Date
Interim Results Announcement	1 May 2014
Interim Dividend Ex-Date	8 May 2014
Interim Dividend Record Date	14 May 2014
Interim Dividend Payment Date	1 July 2014
Annual Results Announcement	31 October 2014
Final Dividend Ex-Date	6 November 2014
Final Dividend Record Date	12 November 2014
Final Dividend Payment Date	16 December 2014
Annual General Meeting	18 December 2014

* If there are any changes to these dates, the Australian Securities Exchange will be notified accordingly.

SHARE REGISTRAR

AUSTRALIA
Computershare Investor Services Pty Ltd
GPO Box 2975 Melbourne
VIC 3001 Australia
Telephone 1800 11 33 99 (Within Australia)
+61 3 9415 4010 (International Callers)
Facsimile +61 3 9473 2500
anzshareregistry@computershare.com.au

NEW ZEALAND
Computershare Investor Services Limited
Private Bag 92119 Auckland 1142
New Zealand
Telephone 0800 174 007
Facsimile +64 9 488 8787

UNITED KINGDOM
Computershare Investor Services plc
The Pavilions
Bridgwater Road Bristol BS99 6ZZ
United Kingdom
Telephone +44 870 702 0000
Facsimile +44 870 703 6101

UNITED STATES
BNY Mellon Depositary Receipts
P.O. Box 43006
Providence, RI 02940-3006
Callers outside USA: 201-680-6825
Callers within USA (toll free): 1-888-269-2377
(1-888-BNY-ADRS)
Email: shrrelations@bnymellon.com
www.bnymellon.com/shareowner

OUR INTERNATIONAL PRESENCE

- Australia
- New Zealand
- Asia – Cambodia, China, Hong Kong, India, Indonesia, Japan, Korea, Laos, Malaysia, Myanmar, the Philippines, Singapore, Taiwan, Thailand, Vietnam
- Europe and United Kingdom
- Pacific – American Samoa, Cook Islands, Fiji, Guam, Kiribati, New Caledonia, Papua New Guinea, Samoa, Solomon Islands, Timor-Leste, Tonga, Vanuatu
- Middle East
- United States of America

Australia and New Zealand Banking Group Limited ABN 11 005 357 522